--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           FIRST INDIANA CORPORATION

             (Exact name of registrant as specified in its charter)

             INDIANA                               6035                             35-1692825
 (State or other jurisdiction of       (Primary standard industrial              (I.R.S. Employer
  incorporation or organization)       classification code number)             Identification No.)

                         135 NORTH PENNSYLVANIA STREET
                                   SUITE 2800
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 269-1200
          (Address, including zip code and telephone number, including area code, of principal executive offices)

                               ROBERT H. MCKINNEY
                                    CHAIRMAN
                           FIRST INDIANA CORPORATION
                         135 NORTH PENNSYLVANIA STREET
                                   SUITE 2800
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 269-1200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

          DAVID A. BUTCHER, ESQ.                           CLAUDIA V. SWHIER, ESQ.
        BOSE MCKINNEY & EVANS LLP                             BARNES & THORNBURG
135 NORTH PENNSYLVANIA STREET, SUITE 2700                  11 SOUTH MERIDIAN STREET
       INDIANAPOLIS, INDIANA 46204                       INDIANAPOLIS, INDIANA 46204
              (317) 684-5000                                    (317) 236-1313

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
           TO BE REGISTERED                REGISTERED (1)        PER UNIT (2)        OFFERING PRICE      REGISTRATION FEE
Common Stock, $.01 par value...........       3,716,733            $18.78125           $69,804,892            $18,429
Total..................................                                                                       $18,429

(1) This amount assumes that all shareholders of The Somerset Group, Inc. elect to receive shares of First Indiana Corporation stock in the merger. It also includes common stock issuable pursuant to Somerset stock options assumed by First Indiana Corporation in the merger.

(2) Estimated using June 19, 2000 data solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       [FIRST INDIANA CORPORATION LOGO]               [THE SOMERSET GROUP, INC. LOGO]

TO THE SHAREHOLDERS OF FIRST INDIANA CORPORATION AND THE SOMERSET GROUP, INC.:

    The boards of directors of First Indiana Corporation and The Somerset
Group, Inc. have unanimously approved an agreement to merge Somerset with and into First Indiana. Somerset currently owns approximately 22% of the outstanding common stock of First Indiana.

    If we complete the merger, each shareholder of Somerset will have the option of receiving 1.21 shares of First Indiana common stock per Somerset share, or $24.70 in cash per Somerset share, or a combination of each, for shares of Somerset stock owned as of the effective date of the merger. However, the number of shares that can be exchanged for cash will be limited to no more than 35% of Somerset's shares outstanding as of the effective date.

    First Indiana common stock is traded on the Nasdaq National Market System under the symbol "FISB." The closing price of First Indiana common stock on July
  , 2000, was $      per share.

    Somerset common stock is traded on the Nasdaq National Market System under
the symbol "SOMR." The closing price of Somerset common stock on July   , 2000,
was $      per share.

    This document gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. It is a joint proxy statement that both companies are using to solicit proxies for use at their special shareholder meetings. It is also a prospectus relating to First Indiana's issuance of up to 3,716,733 shares of common stock in connection with the merger. Before you make a decision on how to vote on the merger, you should consider the "Risk Factors" beginning on page 12 of the attached joint proxy statement and prospectus.

    We are enthusiastic about the merger and the strengths and capabilities we will have as a combined company. I join all of the other members of each company's board of directors in recommending that you vote in favor of the merger.

Robert H. McKinney
Chairman of First Indiana Corporation
and The Somerset Group, Inc.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            Joint proxy statement and prospectus dated July   , 2000
               and first mailed to shareholders on July   , 2000

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
      THE BOARDS OF DIRECTORS HAVE APPROVED THE MERGER OF THE SOMERSET
  GROUP, INC. INTO A SUBSIDIARY OF FIRST INDIANA CORPORATION AND RECOMMEND THAT SHAREHOLDERS VOTE IN FAVOR OF THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE A SIGNED PROXY IF YOU HAVE ALREADY SENT ONE IN. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY NOTIFYING US.

                           FIRST INDIANA CORPORATION

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

    A special meeting of the shareholders of First Indiana Corporation will be held at First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor,
Indianapolis, Indiana on August   , 2000 at 2:00 p.m., local time, to consider
and take action on the following matters:

    1. MERGER PROPOSAL. To consider and vote upon a proposal to approve the merger of The Somerset Group, Inc., an Indiana corporation and the owner of approximately 22% of the outstanding common stock of First Indiana, with and into First Indiana, and to approve the Agreement and Plan of Reorganization by and between First Indiana and Somerset dated as of April 19, 2000 (a copy of which is attached as Annex A to the accompanying joint proxy statement and prospectus).

    2. OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

    Only shareholders of record at the close of business on July   , 2000 are
entitled to notice of and to vote at this meeting and any adjournments of this meeting.

                                          By order of the Board of Directors
                                          David A. Butcher
                                          SECRETARY

                            THE SOMERSET GROUP, INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

    A special meeting of the shareholders of The Somerset Group, Inc. will be held at First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor,
Indianapolis, Indiana, on August   , 2000 at 9:00 a.m., local time, to consider
and take action on the following matters:

    1. MERGER PROPOSAL. To consider and vote upon a proposal to approve the merger of The Somerset Group, Inc. with and into First Indiana Corporation, an Indiana corporation of which Somerset owns approximately 22% of the outstanding common stock, and to approve the Agreement and Plan of Reorganization by and between First Indiana and Somerset dated as of April 19, 2000 (a copy of which is attached as Annex A to the accompanying joint proxy statement and prospectus).

    2. OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

    Only shareholders of record at the close of business on July   , 2000 are
entitled to notice of and to vote at this meeting and any adjournments of this meeting.

                                          By order of the Board of Directors
                                          Sharon J. Sanford
                                          SECRETARY

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1

SUMMARY.....................................................    5
  First Indiana and Somerset................................    5
  Relationship Between First Indiana and Somerset...........    5
  The Somerset Shareholder Meeting..........................    5
  The First Indiana Shareholder Meeting.....................    6
  Recommendation of the Somerset Special Committee and the
    Somerset Board of Directors.............................    6
  Recommendation of the First Indiana Special Committee and
    the First Indiana Board of Directors....................    6
  The Merger................................................    6
  Voting Agreements.........................................    7
  Summary Historical Consolidated Financial Data of First
    Indiana.................................................    8
  Summary Historical Consolidated Financial Data of
    Somerset................................................    9
  Summary Pro Forma Condensed Consolidated Financial Data...   10
  Comparative Per Share Data................................   11

RISK FACTORS................................................   12

FIRST INDIANA AND SOMERSET..................................   15

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS.............   15

RELATIONSHIP BETWEEN FIRST INDIANA AND SOMERSET.............   15

THE SOMERSET SPECIAL MEETING................................   16
  Time and Place; Purpose...................................   16
  Proxies and Solicitation of Proxies.......................   16
  Record Date and Voting Rights.............................   16
  Vote Required for Approval................................   17
  Voting Agreements.........................................   17

THE FIRST INDIANA SPECIAL MEETING...........................   17
  Time and Place; Purpose...................................   17
  Proxies and Solicitation of Proxies.......................   17
  Record Date and Voting Rights.............................   18
  Vote Required for Approval................................   18

THE MERGER AND THE MERGER AGREEMENT.........................   19
  Description of the Merger.................................   19
  Background of the Merger..................................   19
  Somerset's Reasons for the Merger.........................   23
  Recommendation of the Somerset Board of Directors.........   24
  First Indiana's Reasons for the Merger....................   24
  Recommendation of the First Indiana Board of Directors....   25
  Opinion of Financial Advisor to Somerset..................   25
  Opinion of Financial Advisor to First Indiana.............   31
  Effective Time............................................   36
  Election and Allocation Procedures........................   36
  Exchange and Payment Procedures; Fractional Shares........   37
  Treatment of Somerset Stock Options.......................   37
  Unclaimed Merger Consideration............................   38
  No Dissenters' Rights.....................................   38
  Accounting Treatment......................................   38

  Representations and Warranties............................   38
  No Solicitation of Transactions...........................   39
  Conditions to the Completion of the Merger................   39
  Amendment, Waiver and Termination.........................   40
  Indemnification and Insurance of Directors and Officers...   41
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................   41
  Regulatory Matters........................................   44
  Resales of First Indiana Common Stock.....................   45

FIRST INDIANA SELECTED FINANCIAL DATA.......................   46

FIRST INDIANA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   47
  Results of Operations.....................................   47
  Capital Resources and Liquidity...........................   58
  Capital Requirements......................................   59
  Information Regarding Operating Segments..................   59
  Impact of Accounting Standards Not Yet Adopted............   60
  Year 2000 Compliance......................................   60
  Financial Condition.......................................   61
  Asset/Liability Management and Market Risk................   65

PRICE RANGE OF FIRST INDIANA COMMON STOCK AND DIVIDEND
  HISTORY...................................................   67

HOLDERS OF FIRST INDIANA COMMON STOCK.......................   68

FIRST INDIANA'S BUSINESS....................................   70
  First Indiana Corporation.................................   70
  First Indiana Bank........................................   70
  Lending Activities........................................   71
  Asset Quality.............................................   77
  Investment Activities.....................................   80
  Sources of Funds..........................................   80
  Regulatory Capital........................................   82
  Impact of Inflation and Changing Prices...................   83
  Regulation................................................   83
  Employees.................................................   89

FIRST INDIANA'S MANAGEMENT..................................   90
  Directors.................................................   90
  Certain Committees of the Boards of Directors of the
    Corporation and the Bank................................   91
  Compensation of Directors.................................   91
  Executive Officers........................................   92
  Certain Transactions......................................   93
  Executive Compensation....................................   94
  Pension Plans.............................................   96
  Employment Agreements and Other Arrangements..............   97

SOMERSET SELECTED FINANCIAL DATA............................   98

SOMERSET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   99
  Results of Operations for Year Ended December 31, 1999
    Compared to Years Ended December 31, 1998 and
    December 31, 1997.......................................   99
  Results of Operations for Three Months Ended March 31,
    2000 Compared to Three Months Ended March 31, 1999......  102

  Financial Condition and Liquidity.........................  103
  Information Regarding Operating Segments..................  104
  Impact of Accounting Standards Not Yet Adopted............  104
  Year 2000 Readiness.......................................  105
  Information on Forward-Looking Statements.................  105

PRICE RANGE OF SOMERSET COMMON STOCK AND DIVIDEND HISTORY...  106

COMPARISON OF SHAREHOLDER RIGHTS............................  107
  Authorized Capital........................................  107
  Voting....................................................  107
  Board of Directors........................................  107
  Removal of Directors......................................  107
  Special Meetings of Shareholders..........................  108
  Power to Adopt, Amend or Repeal Bylaws....................  108
  Amendment of Articles of Incorporation....................  108
  Anti-takeover Provisions..................................  108
  Shareholder Rights Agreement..............................  110

LEGAL MATTERS...............................................  111

INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS..................  111

WHERE YOU CAN FIND MORE INFORMATION.........................  111

INDEX TO FINANCIAL STATEMENTS...............................  F-1

  Agreement and Plan of Reorganization.................. Annex A
  Opinion of McDonald Investments Inc.................. Annex B
  Opinion of Keefe, Bruyette & Woods, Inc.............. Annex C

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE ARE THE SHAREHOLDER MEETINGS?

A: The Somerset special shareholder meeting will be held on August   , 2000 at
    9:00 a.m., local time. The First Indiana special shareholder meeting will be
    held on August   , 2000 at 2:00 p.m., local time. Both meetings will be held at First Indiana Plaza, 7(th) Floor, 135 North Pennsylvania Street, Indianapolis, Indiana.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of Somerset common stock you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

    - 1.21 shares of First Indiana common stock; or

    - $24.70 in cash.

    Somerset shareholders may elect to receive First Indiana common stock for some of their Somerset shares and cash for the balance of their Somerset shares. The merger agreement provides that First Indiana common stock must be issued for at least 65% of the total Somerset shares. If Somerset shareholders elect to receive First Indiana common stock representing less than 65% of the total Somerset shares, your election may be subject to proration as described on pages 36 to 37. As a result of the proration, you may not receive cash to the full extent that you elect that form of merger consideration.

    The following table illustrates the approximate value of what a holder of 100 shares of Somerset common stock will receive in the merger, assuming varying final First Indiana stock prices and different percentages of cash and First Indiana common stock. You should bear in mind that the value of First Indiana common stock is subject to market fluctuations and, therefore, the value of a share of First Indiana common stock as of the effective date of the merger and after the merger may well differ from the value of such stock set forth below. This table uses hypothetical final First Indiana stock prices.

                                                                IF YOU HOLD 100 SHARES OF
                                                                     SOMERSET COMMON
                                                                STOCK AND THE FINAL FIRST
                                                                 INDIANA STOCK PRICE IS:
                                                              ------------------------------
AND YOU RECEIVE:                                               $15.00     $17.75     $22.00
----------------                                              --------   --------   --------
100% cash...................................................   $2,470     $2,470     $2,470
75% cash and 25% First Indiana common stock.................    2,306      2,389      2,518
50% cash and 50% First Indiana common stock.................    2,143      2,309      2,566
25% cash and 75% First Indiana common stock.................    1,979      2,228      2,614
100% First Indiana common stock.............................    1,815      2,148      2,662

Q: WILL FIRST INDIANA SHAREHOLDERS RECEIVE ANY SHARES OR CASH AS A RESULT OF THE
    MERGER?

A: No. First Indiana shareholders will continue to own the same number of First
    Indiana shares they owned before the effectiveness of the merger.

Q: WHY ARE THE BOARDS OF DIRECTORS OF SOMERSET AND FIRST INDIANA RECOMMENDING
    THAT I VOTE FOR THE MERGER?

A: A special committee comprised of independent directors of Somerset unanimously recommended that the Somerset board of directors approve and adopt the merger and the merger agreement.

    Similarly, a special committee comprised of independent directors of First Indiana has unanimously recommended that the First Indiana board of directors approve and adopt the merger and the merger agreement.

        After receiving the unanimous recommendations of their respective special committees, the boards of directors of Somerset and First Indiana determined that the approval and adoption of the merger and the merger agreement are in the best interests of their respective shareholders. Each board of directors unanimously approved and adopted the merger and the merger agreement and recommends that you approve the merger and the merger agreement. To review the background and reasons for the merger in greater detail, see the sections entitled "The Merger and the Merger Agreement--Background of the Merger," "The Merger and the Merger Agreement--Somerset's Reasons for the Merger" and "The Merger and the Merger Agreement--First Indiana's Reasons for the Merger."

        The Somerset special committee and board of directors were advised by McDonald Investments Inc., which delivered a fairness opinion with respect to Somerset shareholders in connection with the merger. The First Indiana special committee and board of directors were advised by Keefe, Bruyette & Woods, Inc., which delivered a fairness opinion with respect to First Indiana shareholders in connection with the merger. For more detailed descriptions of these fairness opinions, see the sections entitled "The Merger and the Merger Agreement--Opinion of Financial Advisor to Somerset" and "The Merger and the Merger Agreement--Opinion of Financial Advisor to First Indiana."

Q: WILL I HAVE DISSENTER'S RIGHTS?

A: No. Under the law of Indiana, the state of incorporation for both Somerset and First Indiana, neither Somerset shareholders nor First Indiana shareholders have any dissenters' rights or other rights to demand fair value in cash as a result of the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. We expect that the merger will become effective after approval by the shareholders of Somerset and First Indiana at the special meetings and after other conditions to the merger have been satisfied. We currently believe that the merger will be completed in the third quarter of 2000.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: We have structured the merger so that First Indiana, Somerset and our respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Somerset shares for First Indiana shares in the merger. Taxable income will result, however, to the extent a Somerset shareholder elects to receive cash instead of First Indiana stock or receives cash in lieu of First Indiana fractional shares and the cash received exceeds the shareholder's adjusted basis. As part of the closing, each company will receive opinions confirming these tax consequences. See "The Merger and the Merger Agreement--Material U.S. Federal Income Tax Consequences of the Merger."

Q: WHAT DO I NEED TO DO NOW?

A: After reading this joint proxy statement and prospectus, just mail your signed proxy card in the enclosed return envelope as soon as possible, so
    that your shares can be voted at the August   , 2000 Somerset shareholder
    meeting, if you are a Somerset shareholder, or at the August   , 2000 First
    Indiana shareholder meeting, if you are a First Indiana shareholder. If you are a Somerset shareholder, you should also complete your election form to specify the type of merger consideration you prefer and follow the instructions on that form to submit your stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance at the shareholder meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: If you are a Somerset shareholder, written instructions are enclosed for electing your preferred form of merger consideration and exchanging your Somerset common shares for First Indiana common shares and any cash payments you may be entitled to receive. If you are a First Indiana shareholder, you should retain your certificates, as you will continue to hold the First Indiana shares you currently own.

Q: HOW DO I ELECT THE FORM OF PAYMENT THAT I PREFER?

A: Forms of election are enclosed with this proxy statement and prospectus. If you wish to make an election, you should complete this form and send it in the envelope provided with the form of election to the exchange agent, Harris Trust and Savings Bank. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline specified in the election form. You must include your Somerset stock certificates with your election form. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your Somerset shares. Please read the instructions to the election form for information on completing the form. These instructions will also inform you what to do if your stock certificates have been lost, stolen or destroyed.

Q: WHICH FORM OF PAYMENT SHOULD I CHOOSE? WHY?

A: The form of payment you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have questions about the form of payment you should elect.

Q: WHAT WILL HAPPEN IF I DON'T MAKE AN ELECTION AS TO ALL OF MY SOMERSET SHARES?

A: If elections for 65% or more of the outstanding Somerset shares have been made to receive First Indiana common stock, you will receive cash for your Somerset shares for which you made no election. However, if elections for less than 65% of the outstanding Somerset shares have been made to receive First Indiana common stock, the exchange agent will allocate First Indiana common stock pro rata among Somerset shares as to which no election has been made in order to cause at least 65% of the outstanding Somerset shares to be exchanged for First Indiana common stock.

Q: IF I AM VOTING AGAINST THE MERGER, SHOULD I STILL MAKE AN ELECTION?

A: Yes. If the merger is approved by the First Indiana and Somerset shareholders and becomes effective, you will receive payment based on the election form you submit. If you fail to submit an election form, your Somerset shares will be treated as described in the preceding answer.

Q: CAN I CHANGE MY ELECTION?

A: Yes. You can change your election by submitting a new election form to the exchange agent so it is received prior to the election deadline set forth on the election form. After the election deadline, no changes may be made.

Q: WHOM SHOULD I CALL IF I HAVE OTHER QUESTIONS?

A: If you are a Somerset shareholder and you have more questions about the merger, you should contact:

    Investor Relations Department
    Attention: Joseph M. Richter
    The Somerset Group, Inc.
    135 North Pennsylvania Street, Suite 2800
    Indianapolis, Indiana 46204
    Tel: (317) 269-1328
    joer@firstindiana.com

    If you are a First Indiana shareholder and you have more questions about the merger, you should contact:

    Investor Relations Department
    Attention: William J. Brunner
    First Indiana Corporation
    135 North Pennsylvania Street, Suite 2800
    Indianapolis, Indiana 46204
    Tel: (317) 269-1614
    investorrelations@firstindiana.com

                                    SUMMARY
                           FIRST INDIANA AND SOMERSET

    First Indiana is a nondiversified, unitary savings and loan holding company whose principal asset is the outstanding stock of First Indiana Bank, which offers a full range of banking services in metropolitan Indianapolis and other parts of Central Indiana, and also originates home equity loans indirectly throughout the United States. First Indiana has approximately $2.1 billion in assets and is the largest publicly held bank based in Indianapolis.

    Somerset is a comprehensive financial services company offering a number of specialty consulting and advisory services and investment and insurance products to the general public. It operates an insurance and investment products division, a financial services division offering a variety of financial consulting services and an information technology subsidiary which provides information technology consulting to the general public. Somerset also owns approximately 22% of the outstanding common stock of First Indiana.

                RELATIONSHIP BETWEEN FIRST INDIANA AND SOMERSET

    In addition to Somerset's ownership of First Indiana common stock, First Indiana and Somerset currently share certain officers, directors and major shareholders, including:

    - Robert H. McKinney is the Chairman of both First Indiana and Somerset, and his daughter, Marni McKinney, is the Vice Chairman and Chief Executive officer of both First Indiana and Somerset;

    - Robert H. McKinney, Marni McKinney and Michael L. Smith are directors of both First Indiana and Somerset; and

    - Robert H. McKinney, Marni McKinney and various trusts for the benefit of the McKinney family beneficially own approximately 5.6% of First Indiana's outstanding common stock (not including common stock owned by Somerset) and approximately 43.6% of Somerset's outstanding common stock.

To address these conflicts of interest, the boards of directors of First Indiana and Somerset appointed special committees of independent directors to consider and make a recommendation on the merger proposal. For information regarding the effect of the proposed merger on the ownership of First Indiana common stock by First Indiana and Somerset officers and directors, see "Holders of First Indiana Securities."

                        THE SOMERSET SHAREHOLDER MEETING

    - Somerset's special meeting of shareholders is scheduled to be held at
      9:00 a.m., local time, on August   , 2000 at First Indiana Plaza,
      7th Floor, 135 North Pennsylvania Street, Indianapolis, Indiana.

    - Somerset's board of directors has fixed the close of business on July   ,
      2000 as the record date for the determination of Somerset shareholders entitled to notice of and to vote at Somerset's special meeting of shareholders.

    - The affirmative vote of at least a majority of the issued and outstanding Somerset common shares is required to approve the merger and the merger agreement. The members of the Somerset board of directors, who hold approximately 50.2% of the outstanding shares of Somerset common stock, have agreed to vote their shares in favor of the merger and the merger agreement.

                     THE FIRST INDIANA SHAREHOLDER MEETING

    - First Indiana's special meeting of shareholders is scheduled to be held at
      2:00 p.m., local time, on August   , 2000 at First Indiana Plaza,
      7th Floor, 135 North Pennsylvania Street, Indianapolis, Indiana.

    - First Indiana's board of directors has fixed the close of business on
      July   , 2000 as the record date for the determination of First Indiana shareholders entitled to notice of and to vote at First Indiana's special meeting of shareholders.

    - The affirmative vote of at least a majority of the votes cast by the holders of First Indiana common stock at the special meeting is required to approve the merger and the merger agreement.

              RECOMMENDATION OF THE SOMERSET SPECIAL COMMITTEE AND
                        THE SOMERSET BOARD OF DIRECTORS

    SOMERSET'S SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, AS WELL AS THE ENTIRE BOARD OF DIRECTORS, BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

           RECOMMENDATION OF THE FIRST INDIANA SPECIAL COMMITTEE AND
                      THE FIRST INDIANA BOARD OF DIRECTORS

    FIRST INDIANA'S SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, AS WELL AS THE ENTIRE BOARD OF DIRECTORS, BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   THE MERGER

    STRUCTURE OF THE MERGER. The merger agreement provides for a transaction in which Somerset will merge into First Indiana. First Indiana's current intention is to then transfer the assets of Somerset into a wholly owned subsidiary of First Indiana.

    MERGER CONSIDERATION. At the effective time of the merger, each share of issued and outstanding Somerset common stock will be converted into the right to receive, at the election of each Somerset shareholder, either

    - 1.21 shares of First Indiana common stock (sometimes referred to as the "exchange ratio"); or

    - $24.70 in cash.

Somerset shareholders may also elect a combination of First Indiana common stock and cash for their shares. First Indiana and Somerset have agreed that, in the aggregate, no less than 65% of the outstanding shares of Somerset common stock will be converted into First Indiana common stock and no more than 35% of the outstanding shares of Somerset common stock will be converted into cash. If Somerset shareholders request cash for more than 35% of the outstanding Somerset shares, their requests will be subject to proration. See "The Merger and the Merger Agreement--Election and Allocation Procedures."

    OPINIONS OF FINANCIAL ADVISORS. Somerset was advised by McDonald Investments Inc., which delivered a fairness opinion with respect to Somerset shareholders in connection with the merger. First Indiana was advised by Keefe, Bruyette & Woods, Inc., which delivered a fairness opinion with respect to First Indiana shareholders in connection with the merger. Copies of these fairness opinions appear as annexes to this proxy statement and prospectus.

    APPRAISAL RIGHTS. No dissenters' or appraisal rights are available with respect to the merger.

    REGULATORY NOTICES AND APPROVALS. First Indiana and Somerset are both registered savings and loan holding companies. First Indiana and Somerset have requested approval of the merger from the Office of Thrift Supervision. These approvals require consideration of the competitive effect of the merger, the managerial and financial resources and future prospects of the resulting organization and various other factors. The Office of Thrift Supervision
approved the merger on             , 2000.

                               VOTING AGREEMENTS

    At the same time the merger agreement was signed, the members of the Somerset board of directors, who hold approximately 50.2% of the outstanding Somerset common shares, entered into voting agreements with First Indiana in which the holders agreed to vote their shares (and to use their best efforts to cause jointly held shares or other shares as to which he or she has voting control to be voted) in favor of the merger and the merger agreement.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST INDIANA

    We are providing the following financial information of First Indiana to aid you in your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from unaudited consolidated financial statements for the three months ended March 31, 1999 and 2000. Information with respect to per share data for all periods reflects a six-for-five stock split effected March 1, 1996, a five-for-four stock split effected March 18, 1997 and a six-for-five stock split effected March 6, 1998. This information is only a summary, and you should read it together with First Indiana's historical consolidated financial statements, and related notes, which appear elsewhere in this proxy statement and prospectus.

                                                   AT                              AT DECEMBER 31,
                                               MARCH 31,    --------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     2000         1999         1998         1997         1996         1995
---------------------------------------------  ----------   ----------   ----------   ----------   ----------   ----------
FINANCIAL CONDITION DATA
Total assets...............................    $2,065,247   $1,979,774   $1,795,990   $1,613,405   $1,496,421   $1,541,843
Loans receivable--net......................     1,764,268    1,673,422    1,518,543    1,348,529    1,215,550    1,250,726
Mortgage-backed securities.................        52,739       54,734       29,680       38,279       36,412       49,498
Investments................................       100,374      103,169      113,291      111,400      106,895      102,656
Total deposits.............................     1,351,794    1,312,115    1,227,918    1,107,555    1,095,486    1,136,980
Federal Home Loan Bank advances............       391,821      366,854      327,247      257,458      215,466      214,781
Short term borrowings......................       114,842       98,754       54,219       75,751       30,055       38,642
Shareholders' equity.......................       180,770      177,103      165,970      153,036      138,658      129,297

                                                THREE MONTHS
                                                    ENDED
                                                  MARCH 31,                      YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------------
                                               2000       1999       1999       1998       1997       1996       1995
                                             --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA
Interest income............................  $40,256    $34,287    $146,426   $136,931   $128,385   $126,501   $125,057
Interest expense...........................   21,295     17,799      75,575     73,080     64,351     63,785     66,017
  Provision for losses on loans and real
    estate owned, net......................    2,439      2,460       9,410      9,780     10,700     10,794      7,900
Net earnings...............................    5,517      4,630      22,733     19,147     17,744     13,704     17,267
Net interest margin(1).....................     3.93%      3.82%       3.92%      3.88%      4.39%      4.40%      4.15%
Basic earnings per common share............  $  0.44    $  0.37    $   1.81   $   1.50   $   1.40   $   1.10   $   1.39
Diluted earnings per common share..........     0.43       0.36        1.77       1.44       1.36       1.06       1.34
Dividends declared per common share........     0.14       0.13        0.52       0.48       0.40       0.38       0.32

OTHER DATA
Net earnings to average total assets(1)....     1.11%      1.03%       1.20%      1.12%      1.17%      0.92%      1.16%
Net earnings to average shareholders'
  equity(1)................................    12.30      11.10       13.37      11.96      12.16      10.15      14.03
Average shareholders' equity to average
  total assets.............................     8.99       9.24        9.00       9.33       9.66       9.09       8.28
Dividend payout ratio......................    31.82      35.14       28.73      32.00      28.57      34.55      23.02

------------------------------

(1) Interim calculations have been annualized for comparative purposes.

           SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOMERSET

    We are providing the following financial information of Somerset to aid you in your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from unaudited consolidated financial statements for the three months ended March 31, 1999 and 2000. Information with respect to per share data for all periods reflects the five for four stock splits effected February 29, 1996 and February 26, 1997. All historical amounts have also been restated to reflect a merger that occurred January 20, 1998. This information is only a summary, and you should read it together with Somerset's historical consolidated financial statements, and related notes, contained elsewhere in this proxy statement and prospectus and in the annual reports and other information that Somerset files with the Securities and Exchange Commission. See "Where You Can Find More Information."

                                                            AT                         AT DECEMBER 31,
                                                         MARCH 31,   ----------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              2000        1999       1998       1997       1996       1995
---------------------------------------------            ---------   --------   --------   --------   --------   --------
FINANCIAL CONDITION DATA
Working capital........................................   $ 3,699    $ 2,804    $ 5,795    $ 6,251    $ 5,998    $ 9,146
Carrying value--investment in First Indiana............    39,557     39,010     36,104     32,406     29,746     27,549
Market value--investment in First Indiana..............    51,032     59,997     55,169     68,515     48,470     38,882
Total assets...........................................    49,034     47,309     44,773     42,460     39,718     40,188
Long-term debt.........................................        --         --         --         30         44      2,500
Total liabilities......................................    11,419     10,938      9,310      9,000      8,121     10,429
Shareholders' equity...................................    37,615     36,371     35,463     33,460     31,597     29,759

                                                          THREE MONTHS
                                                              ENDED
                                                            MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2000       1999       1999       1998       1997       1996       1995
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA
Fees, commissions and investment income..............   $4,431     $3,662    $10,317     $7,656     $7,242     $6,532     $5,099
Equity in earnings of First Indiana..................    1,209      1,006      4,986      4,130      3,883      3,003      3,938
Gross profit of construction operations(1)...........       --         --         --         --         --         --      1,649
Income from operations before income taxes...........    2,547      2,132      5,141      4,001      3,567      3,123      5,571
Net income(2)........................................    1,673      1,291      3,392      2,865      2,536      2,145      3,355
Basic earnings per common share......................     0.60       0.45       1.20       0.99       0.87       0.75       1.16
Diluted earnings per common share....................     0.59       0.44       1.18       0.97       0.86       0.73       1.15
Dividends declared per common share
  (semi-annual)(3)...................................     0.11       0.10       0.20       0.18       0.18       0.16      0.128

------------------------------

(1) The construction operations were sold in June 1995.

(2) Net income for the three months ended March 31, 1999 and the year ended December 31, 1999 was reduced $115 for the cumulative effect of a change in accounting principle.

(3) Somerset's policy has been to declare semi-annual dividends in the first and third quarters.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined selected financial data present unaudited pro forma operating data for the three months ended March 31, 2000 and the year ended December 31, 1999, giving effect to the merger as if the merger had been consummated on January 1, 2000 and January 1, 1999, and unaudited pro forma balance sheet data at March 31, 2000 and December 31, 1999, giving effect to the merger as if the merger had been consummated on these dates. The pro forma information reflects the purchase method of accounting. See Pro Forma Condensed Combined Financial Statements which appear elsewhere in this proxy statement and prospectus.

    The following unaudited pro forma financial data are based on certain assumptions and are not indicative of the results which actually would have occurred if the merger had been consummated on the dates indicated or which may be obtained in the future.

    The following table compares selected pro forma combined data assuming stock and cash combinations of 80%-20%, 90%-10%, and 65%-35% at and for the periods ended March 31, 2000 and December 31, 1999.

    You should read this summary pro forma data in conjunction with the historical financial information which appears elsewhere in this proxy statement and prospectus.

                                         ASSUMPTION:                       ASSUMPTION:                       ASSUMPTION:
                                   80% STOCK AND 20% CASH            90% STOCK AND 10% CASH            65% STOCK AND 35% CASH
                               -------------------------------   -------------------------------   -------------------------------
                               FOR THE QUARTER   FOR THE YEAR    FOR THE QUARTER   FOR THE YEAR    FOR THE QUARTER   FOR THE YEAR
                                    ENDED            ENDED            ENDED            ENDED            ENDED            ENDED
(DOLLARS IN THOUSANDS, EXCEPT     MARCH 31,      DECEMBER 31,       MARCH 31,      DECEMBER 31,       MARCH 31,      DECEMBER 31,
PER SHARE DATA)                     2000             1999             2000             1999             2000             1999
-----------------------------  ---------------   -------------   ---------------   -------------   ---------------   -------------
Pro Forma Combined Income
  Statement Data:
  Net Earnings before
    Cumulative Effect of
    Change in Accounting
    Principle.........             $6,146           $22,127          $6,239           $22,326          $6,005           $21,577
  Earnings per Share:
    Basic.............             $ 0.49           $  1.76          $ 0.48           $  1.73          $ 0.50           $  1.79
    Diluted...........               0.48              1.72            0.48              1.69            0.49              1.74

                                                   ASSUMPTION:                ASSUMPTION:                ASSUMPTION:
                                                  80% STOCK AND              90% STOCK AND              65% STOCK AND
                                                     20% CASH                   10% CASH                   35% CASH
                                             ------------------------   ------------------------   ------------------------
                                                AT            AT           AT            AT           AT            AT
                                             MARCH 31,   DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,   DECEMBER 31,
                                               2000          1999         2000          1999         2000          1999
                                             ---------   ------------   ---------   ------------   ---------   ------------
Pro Forma Combined Balance Sheet Data:
  Goodwill.................................  $ 11,940      $ 12,734     $ 11,035      $ 11,831     $ 13,297      $ 14,090
  Total Stockholders' Equity...............   181,690       177,991      187,719       184,013      172,646       168,958

                           COMPARATIVE PER SHARE DATA

    Summarized below is the historical per share information for First Indiana and Somerset, as well as per share information on a combined pro forma basis and combined equivalent pro forma basis. The combined pro forma summary amounts are based on the purchase method of accounting. The Somerset per share combined pro forma equivalents are calculated by multiplying the combined pro forma per share amounts by 1.21. Somerset shareholders who so elect will receive 1.21 First Indiana common shares in exchange for each Somerset common share. These amounts also assume that 80% of Somerset's common shares are exchanged for First Indiana shares and 20% of Somerset's common shares are exchanged for $24.70 in cash. The following information should be read together with the historical and pro forma condensed combined financial statements included in this joint proxy statement and prospectus.

    On April 18, 2000, the last trading day prior to the announcement of the signing of the merger agreement, the closing price of a First Indiana common share was $17.75. On the same day, the closing price of a Somerset common share was $17.50. The equivalent per share value of a Somerset common share on that date, applying the exchange ratio per share, was $21.48.

                                                        THREE MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                                          MARCH 31, 2000                  1999
                                                     ------------------------   -------------------------
                                                     FIRST INDIANA   SOMERSET   FIRST INDIANA   SOMERSET
                                                     -------------   --------   -------------   ---------
Net income per diluted common share:
  Historical.......................................     $ 0.43        $ 0.59        $ 1.77       $ 1.22
  Combined pro forma...............................       0.48           N/A          1.72          N/A
  1.21 Pro forma equivalents.......................        N/A          0.58           N/A         2.08
Dividends per common share:
  Historical.......................................     $ 0.14        $ 0.11        $ 0.52       $ 0.20
  Combined pro forma...............................       0.14           N/A          0.52          N/A
  1.21 Pro forma equivalents.......................        N/A          0.17           N/A         0.63
Book value per common share (at end of period):
  Historical.......................................     $14.32        $13.40        $14.14       $12.97
  Combined pro forma...............................      14.43           N/A         14.11          N/A
  1.21 Pro forma equivalents.......................        N/A         17.46           N/A        17.08

                                  RISK FACTORS

DUE TO CHANGES IN THE MARKET PRICE OF FIRST INDIANA COMMON STOCK, SOMERSET SHAREHOLDERS WHO ELECT TO RECEIVE FIRST INDIANA COMMON STOCK CANNOT BE SURE OF THE VALUE OF THE COMMON STOCK THEY WILL RECEIVE.

    The value of First Indiana common shares and Somerset common shares at the effective time of the merger may be different from the price and value of these securities on the date the merger consideration was determined or on the date of the special shareholder meetings. This difference could be caused by changes in the operations and prospects of First Indiana or Somerset, general market and economic conditions or other factors which are beyond the control of either party.

    We urge you to obtain current market quotations for First Indiana common shares and Somerset common shares.

SOME OF THE DIRECTORS AND EXECUTIVE OFFICERS OF FIRST INDIANA AND SOMERSET HAVE A CONFLICT OF INTEREST IN CONSIDERING THE MERGER.

    In considering the recommendations of the boards of directors of First Indiana and Somerset, shareholders should be aware that Robert H. McKinney, Marni McKinney and Michael Smith, who are members of the board of directors of Somerset, are also members of the board of directors of First Indiana and these directors and other Somerset directors own stock in First Indiana. In addition, Robert H. McKinney and Marni McKinney are executive officers of both Somerset and First Indiana. Persons who are members of the boards of directors of both companies, own stock in both companies or hold executive offices in both companies may have interests that differ from the interests of First Indiana and Somerset shareholders generally. In their capacities as directors and executive officers of First Indiana and Somerset, each of these persons has a fiduciary duty to represent the best interests of the shareholders of the respective companies.

    To address these conflicts of interest, the boards of directors of First Indiana and Somerset appointed special committees of independent directors to consider and make a recommendation on the merger proposal.

THE FAIRNESS OPINIONS OBTAINED BY FIRST INDIANA AND SOMERSET WILL NOT REFLECT CHANGES IN THE RELATIVE VALUES OF THE COMPANIES SINCE THEY WERE OBTAINED.

    First Indiana does not intend to obtain an updated fairness opinion of Keefe, Bruyette & Woods, Inc., and Somerset does not intend to obtain an updated fairness opinion of McDonald Investments Inc. Changes in the operations and prospects of First Indiana and Somerset, general market and economic conditions and other factors which are beyond the control of First Indiana or Somerset, on which the opinions of Keefe, Bruyette & Woods and McDonald Investments are based, may have altered the relative value of the companies. Therefore, the opinions of Keefe, Bruyette & Woods and McDonald Investments do not address the fairness of the merger consideration at the time the merger will be completed.

REGULATORY AGENCIES MAY IMPOSE CONDITIONS ON APPROVALS RELATING TO THE MERGER.

    A condition to First Indiana's and Somerset's obligations to complete the merger is that First Indiana receives, without any restrictions or conditions, all required regulatory consents and approvals. Additionally, First Indiana and Somerset have agreed to cooperate with each other and use their reasonable best efforts to obtain all such regulatory consents and approvals.

EITHER FIRST INDIANA OR SOMERSET MAY WAIVE CONDITIONS TO COMPLETION OF THE MERGER, OR THEY MAY JOINTLY AMEND OR TERMINATE THE MERGER AGREEMENT.

    First Indiana and Somerset may jointly amend the merger agreement, and either of them may waive its right to require the other party to adhere to the terms and conditions of the agreement. However, they may not do so without additional approval of Somerset shareholders if Indiana law requires the particular amendment or waiver to obtain further approval of the Somerset shareholders.

    It is a condition to completion of the transactions that First Indiana and Somerset receive an opinion or opinions that the transactions constitutes a "reorganization" within the meaning of the Internal Revenue Code, and, in the case of Somerset, that no gain or loss will be recognized by Somerset shareholders with respect to the First Indiana common stock received in exchange for their shares. The parties have received such opinions, which they expect to be updated and issued again at the time they complete the merger. The parties will not waive this condition.

    First Indiana and Somerset can agree at any time to terminate the merger without completing the transaction. Also, either of First Indiana or Somerset can decide to terminate the agreement without the consent of the other in circumstances specified in the merger agreement. In the event that First Indiana or Somerset terminates the merger as a result of withdrawal or adverse modification of the recommendation of the other party's board of directors that the merger be approved, or in the event Somerset terminates the merger due to its acceptance of an acquisition proposal which its board of directors considers to be superior, the terminating party must pay a termination fee of $1,000,000 to the other party.

CHANGES IN INTEREST RATES MAY REDUCE FIRST INDIANA'S NET INTEREST INCOME.

    First Indiana realizes a major part of its income from the differential or "spread" between the interest it earns on its assets, such as loans and investments, and the interest it pays on its liabilities, such as deposits and borrowings. Differences between the maturity and repricing terms of these assets and liabilities affect the size of the spread. In general, First Indiana's interest-bearing liabilities reprice or mature sooner than its interest-earning assets. This means that higher interest rates may decrease the spread and reduce First Indiana's net interest income. If interest rates decline, however, First Indiana's loans and investments may, on average, reprice sooner than its deposits or be prepaid earlier than expected, which may also decrease the spread and lower First Indiana's net interest income. In addition, changes in the relationship between long-term and short-term interest rates (known as the "yield curve") or changes in the relationship between First Indiana's funding costs and the return on its loans and other investments can adversely impact First Indiana's net interest spread and net interest income.

    First Indiana uses a variety of techniques to try to reduce its exposure to interest rate fluctuations, but it cannot eliminate this risk.

FIRST INDIANA'S SHAREHOLDER RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN FIRST INDIANA'S ARTICLES OF INCORPORATION AND BY-LAWS MAY DISCOURAGE A THIRD PARTY FROM OFFERING TO ACQUIRE FIRST INDIANA'S SHARES AT A PREMIUM.

    Certain provisions of First Indiana's articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of First Indiana's outstanding capital stock and could make it more difficult to consummate certain types of transactions involving an actual or potential change of control in First Indiana, such as a merger, tender offer or proxy contest. Shares of First Indiana's preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as First Indiana's board of directors may determine. First Indiana's board of directors may create and issue a series of preferred stock with rights, privileges or preferences that have the effect of discriminating against an existing or prospective shareholder if that shareholder owns or commences a tender offer for a substantial amount of First Indiana's common stock. This action may, in turn, delay, discourage or prevent a change of control of First Indiana without any action by First Indiana's shareholders. In addition, First Indiana has a shareholder rights plan which may result in substantial dilution to a person or group that acquires 20% or more of the outstanding First Indiana common stock or commences a tender or exchange offer unless the rights issued under the shareholder rights plan are first redeemed by the First Indiana board of directors. As a result of the shareholder rights plan and the provisions mentioned above, First Indiana's shareholders may fail to receive any premium above the market price of First Indiana's stock offered by a third party attempting to acquire control of First Indiana.

FORWARD-LOOKING STATEMENTS COULD PROVE TO BE INACCURATE.

    This proxy statement and prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of First Indiana and the effects of the proposed merger. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

    - combining the businesses of First Indiana and Somerset may cost more than we expect;

    - integrating the businesses of First Indiana and Somerset and retaining key personnel may be more difficult than we expect;

    - our revenues after the merger may be lower than we anticipate;

    - there may be increases in competitive pressure among financial institutions;

    - changes in the interest rate environment may reduce interest margins;

    - general economic conditions, either nationally or locally, or conditions in securities markets, may be less favorable than we currently anticipate; or

    - legislation or regulatory changes may adversely affect our business.

                           FIRST INDIANA AND SOMERSET

    First Indiana is a nondiversified, unitary savings and loan holding company whose principal asset is the outstanding stock of First Indiana Bank, its wholly owned subsidiary. First Indiana Bank is a federally chartered stock savings bank whose depositary accounts are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. First Indiana Bank offers a full range of banking services through 23 banking offices located throughout metropolitan Indianapolis and in other parts of central Indiana, and also originates home equity loans indirectly through a network of loan originators and loan agents throughout the United States. First Indiana has approximately $2.1 billion in assets and is the largest publicly held bank based in Indianapolis.

    Somerset is a comprehensive financial services company offering a number of specialty consulting and advisory services and investment and insurance products to the general public. In its insurance and investment products division, Somerset markets tax-deferred fixed-rate annuities, life insurance, property and casualty insurance, mutual funds, variable annuities and equity and fixed income securities. In its financial services division, Somerset offers a variety of financial consulting services including tax planning and preparation, accounting services, retirement and estate planning, investment and wealth management and health care and management consulting. In its information technology subsidiary, Paradym Technologies, Inc., Somerset provides information technology consulting to the general public, including network design and support, corporate Internet access and design of web-based processing systems. Somerset also owns approximately 22% of the outstanding common stock of First Indiana.

                ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

    This joint proxy statement and prospectus is part of a registration statement that First Indiana filed with the Securities and Exchange Commission relating to the First Indiana common shares being issued in the merger. This joint proxy statement and prospectus provides you with a general description of the common shares First Indiana will offer. You should read this joint proxy statement and prospectus together with the additional information described under the heading "Where You Can Find More Information."

                RELATIONSHIP BETWEEN FIRST INDIANA AND SOMERSET

    In addition to Somerset's ownership of First Indiana common stock, First Indiana and Somerset currently share certain officers, directors and major shareholders, including:

    - Robert H. McKinney is the Chairman of both First Indiana and Somerset, and his daughter, Marni McKinney, is the Vice Chairman and Chief Executive officer of both First Indiana and Somerset;

    - Robert H. McKinney, Marni McKinney and Michael L. Smith are directors of both First Indiana and Somerset; and

    - Robert H. McKinney, Marni McKinney and various trusts for the benefit of the McKinney family beneficially own approximately 5.6% of First Indiana's outstanding common stock (not including common stock owned by Somerset) and approximately 43.6% of Somerset's outstanding common stock.

For information regarding the effect of the proposed merger on the ownership of First Indiana common stock by First Indiana and Somerset officers and directors, see "Holders of First Indiana Securities."

    In addition, in 1996 First Indiana Bank sold its insurance and non-FDIC-insured investment sales business to Somerset. At the same time, the two companies entered into a multi-year operating agreement under which Somerset provides insurance and non-FDIC-insured investment products and services to the bank's customers and pays the bank a portion of the commissions received by Somerset on such sales. During the year ended December 31, 1999, Somerset paid to the bank $113,350 in accordance with the terms of the purchase agreement and the operating agreement.

                          THE SOMERSET SPECIAL MEETING

TIME AND PLACE; PURPOSE

    The Somerset special shareholder meeting will be held at First Indiana Plaza, 7(th) Floor, 135 North Pennsylvania Street, Indianapolis, Indiana, on
August   , 2000 at 9:00 a.m., local time. At the Somerset special meeting, the shareholders of Somerset will be asked to consider and approve the merger proposal and the merger agreement.

PROXIES AND SOLICITATION OF PROXIES

    A form of proxy is enclosed with this document. Shares of Somerset common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted FOR approval of the merger proposal and the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the meeting.

    Somerset shareholders are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to Somerset in the enclosed, postage-paid envelope. Somerset shareholders should not send their stock certificates with their proxy card. Instead, they should follow the instructions on the enclosed election form and send their certificates to the exchange agent with that form.

    If you are a Somerset shareholder and you have previously delivered a properly executed proxy, you may revoke it at any time before its exercise. You may revoke a proxy either by:

    - filing with the Secretary of Somerset prior to the special meeting, at Somerset's principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date; or

    - attending the meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

    Somerset is soliciting proxies for use at its special meeting. Somerset will bear the cost of solicitation of proxies from its own shareholders. Somerset and First Indiana will share equally the cost of printing and mailing this document to Somerset shareholders and the associated SEC registration fees. In addition to solicitation by mail, Somerset directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Somerset will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Somerset will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

RECORD DATE AND VOTING RIGHTS

    Somerset's board of directors has fixed the close of business on July   ,
2000 as the record date for the determination of Somerset shareholders entitled to notice of and to vote at Somerset's special meeting of shareholders. Brokers who hold shares of Somerset common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. Proxies submitted by brokers that do not indicate a vote for the merger proposal because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be voted for or against the proposals and will therefore have the same effect as a vote against the merger proposal because a majority of the outstanding Somerset common shares must approve the merger.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of at least a majority of the issued and outstanding Somerset common shares is required to approve the merger and the merger agreement. As of May 19, 2000, Somerset officers and directors beneficially owned approximately 52.0% of the outstanding Somerset common shares.

VOTING AGREEMENTS

    As a condition and an inducement to First Indiana to enter into the merger agreement, the directors of Somerset, who are entitled to vote approximately 50.2% of the outstanding shares of Somerset common stock, have agreed to vote their shares (and to use their best efforts to cause shares jointly held by them or as to which they having voting control to be voted) in favor of approval of the merger agreement. These persons have also agreed not to sell or otherwise transfer any Somerset shares owned by them with the purpose of avoiding this agreement.

                       THE FIRST INDIANA SPECIAL MEETING

TIME AND PLACE; PURPOSE

    The First Indiana special shareholder meeting will be held at First Indiana Plaza, 7(th) Floor, 135 North Pennsylvania Street, Indianapolis, Indiana, on
August   , 2000 at 2:00 p.m., local time. At the First Indiana special meeting, the shareholders of First Indiana will be asked to consider and approve the merger proposal and the merger agreement.

PROXIES AND SOLICITATION OF PROXIES

    A form of proxy is enclosed with this document. Shares of First Indiana common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted FOR approval of the merger proposal and the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the meeting.

    First Indiana shareholders are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to First Indiana in the enclosed, postage-paid envelope. First Indiana shareholders should not send their stock certificates with their proxy card.

    If you are a First Indiana shareholder and you have previously delivered a properly executed proxy, you may revoke it at any time before its exercise. You may revoke a proxy either by:

    - filing with the Secretary of First Indiana prior to the special meeting, at First Indiana's principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date; or

    - attending the meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

    First Indiana is soliciting proxies for use at its special meeting. First Indiana will bear the cost of solicitation of proxies from its own shareholders. First Indiana and Somerset will share equally the cost of printing and mailing this document to Somerset shareholders and associated SEC registration fees. In addition to solicitation by mail, First Indiana directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. First Indiana will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. First Indiana will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

RECORD DATE AND VOTING RIGHTS

    First Indiana's board of directors has fixed the close of business on July , 2000 as the record date for the determination of First Indiana shareholders entitled to notice of and to vote at First Indiana's special meeting of shareholders. Brokers who hold shares of First Indiana common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be voted for or against the proposals.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of at least a majority of the votes cast by the holders of First Indiana common stock at the special meeting is required to approve the merger and the merger agreement. As of May 19, 2000, First Indiana officers and directors beneficially owned approximately 33.6% of the outstanding First Indiana common shares.

                      THE MERGER AND THE MERGER AGREEMENT

DESCRIPTION OF THE MERGER

    The merger agreement provides for a transaction in which Somerset will merge into First Indiana. First Indiana will be the surviving corporation of the merger. At the effective time of the merger (as described below), each share of issued and outstanding Somerset common stock will cease to be outstanding and (excluding any shares held by Somerset or First Indiana or their subsidiaries except shares held by First Indiana in a fiduciary capacity or in satisfaction of a debt) will be converted into the right to receive, at the election of each Somerset shareholder, either (1) 1.21 (the "Exchange Ratio") shares of First Indiana common stock (the "Per Share Stock Consideration") or (2) $24.70 in cash (the "Per Share Cash Consideration"). Somerset shareholders may also elect a combination of First Indiana common stock and cash for their shares. First Indiana and Somerset have agreed that, in the aggregate, at least 65% of the outstanding shares of Somerset common stock will be converted into First Indiana common stock and no more than 35% of the outstanding shares of Somerset common stock will be converted into cash. Therefore, Somerset shareholders who elect cash for some or all of their shares may receive a different combination of cash and First Indiana common stock for their shares than they elected based on the choices made by the other Somerset shareholders. First Indiana currently intends to transfer the business of Somerset into a wholly owned subsidiary of First Indiana following the effectiveness of the merger.

BACKGROUND OF THE MERGER

    Over the past 15 years, Somerset has at various times purchased the common stock of First Indiana and now owns approximately 22% of the outstanding First Indiana common stock. The chairman and the vice chairman/chief executive officer of Somerset are also the chairman and vice chairman/chief executive officer, respectively, of First Indiana. Beginning in the fourth quarter of 1999, the management of First Indiana and Somerset began an informal evaluation of the financial and competitive status of First Indiana and Somerset and Somerset's interest in First Indiana. Based on this evaluation, senior management of First Indiana and Somerset concluded that operational efficiencies and other savings could be obtained by operating as a single public company instead of as two separate public companies. In addition, with the passage in 1999 of the Gramm-Leach-Bliley Act, which repealed the historic separation between commercial banks and securities firms and liberalized the rules on bank holding company activities, management of First Indiana concluded that First Indiana could be at a competitive disadvantage as other financial institutions began offering customers a broad array of financial products and services, including products and services of the type that Somerset currently offers.

    On January 12, 2000, Robert H. McKinney, the chairman of both First Indiana and Somerset, presented to the First Indiana board of directors the possibility of a merger of Somerset with and into First Indiana. The board of directors appointed Gerald L. Bepko, Phyllis W. Minott and John W. Wynne as a special committee of independent directors to represent the interests of the shareholders of First Indiana other than Somerset, Mr. McKinney and his family and their affiliates in the proposed transaction. The board of directors authorized the special committee to:

    - investigate the desirability of a transaction in which Somerset would merge with and into First Indiana or a subsidiary of First Indiana for cash, First Indiana common stock or a combination of cash and stock;

    - retain an independent financial advisor to assist it in its deliberations;

    - establish the price to be paid in cash and the exchange ratio for any exchange of stock to be delivered to Somerset shareholders in any transaction that the special committee might recommend;

    - make a recommendation to the full board of directors of First Indiana regarding the advisability of a transaction, the form of the transaction and the amount and form of consideration to be paid to Somerset shareholders in the transaction; and

    - take such other actions as might be necessary.

The special committee was authorized to negotiate a fair price and other terms in relation to the proposed merger of Somerset and First Indiana. It was not specifically authorized to pursue alternatives to the proposed merger.
Ms. Minott agreed to serve as the chairman of the First Indiana special committee.

    Similarly, at a special meeting of the board of directors held on January 12, 2000, Mr. McKinney presented the merger proposal to the Somerset board of directors. The Somerset board of directors appointed Gary L. Light, Douglas W. Huemme and Malcolm A. Leslie as a special committee of independent directors to represent the interests of the shareholders of Somerset other than Mr. McKinney, his family and their affiliates in the proposed transaction. The board of directors authorized the special committee to:

    - evaluate on behalf of the Somerset shareholders a proposal expected from First Indiana concerning a merger of Somerset with and into First Indiana or a subsidiary of First Indiana for cash, First Indiana common stock or a combination of cash and stock;

    - employ independent counsel and an independent financial advisor to assist it in its deliberations;

    - investigate relevant facts relating to the proposal and to consider whether alternative steps should be taken by Somerset to maximize shareholder value;

    - report its recommendations to the full board of directors of Somerset; and

    - take such other actions as might be necessary.

Mr. Light agreed to serve as the chairman of the Somerset special committee.

    On January 21, 2000 and January 26, 2000, the Somerset special committee employed Barnes & Thornburg and McDonald Investments as its legal and financial advisors and met with McDonald Investments and legal counsel to discuss procedures to be followed by the special committee in carrying out its responsibilities, appropriate actions to be taken by that committee and the terms of the engagement of McDonald Investments and Barnes & Thornburg. The special committee also discussed with McDonald Investments McDonald's proposed valuation methodologies.

    Over the course of the following three months, the First Indiana special committee and management of First Indiana supplied information to Keefe, Bruyette in order to obtain a valuation of Somerset which the First Indiana special committee could use as a basis for proposing terms of a merger to Somerset. At the same time, the Somerset special committee and management of Somerset supplied information to McDonald Investments in order to obtain a valuation of Somerset which the Somerset special committee could use to evaluate any merger proposal from First Indiana.

    In early April, 2000, Somerset's legal counsel and McDonald Investments were provided with drafts of a proposed merger agreement containing provisions other than the consideration to be paid to Somerset shareholders, and discussions were held between representatives of Somerset and First Indiana regarding the non-economic terms of the proposed transaction.

    On April 11, 2000, the First Indiana special committee met to hear a report from Keefe, Bruyette and to review a draft of a merger agreement prepared by First Indiana's legal counsel. Keefe, Bruyette reviewed First Indiana's business operations, financial statements and financial projections and continued with a financial analysis, including stock price performance and comparisons, market valuations and a peer group analysis for Somerset. Keefe, Bruyette explained that it had employed two methods for its valuation, a valuation based on revenues and a valuation as a multiple of net earnings.

Based on an accretion/dilution analysis using projected earnings per share for 2000, Keefe, Bruyette recommended a transaction structure of 80% stock and 20% cash, with a 10% fixed cash premium in order to achieve a 20% cash election, and a fixed exchange ratio of 1.180 First Indiana shares per Somerset share. After a discussion of the presentation, the special committee requested Keefe, Bruyette to consider the effect of fixed exchange ratios of 1.180, 1.190 and 1.200, and a floating exchange ratio, in light of projected earnings per share for 2001. The special committee then reviewed a draft of the merger agreement submitted by legal counsel.

    Between April 11 and 13, representatives of McDonald Investments, Keefe, Bruyette, Somerset and First Indiana had general discussions concerning valuation methodology being considered by both parties and non-economic terms of the merger agreement.

    On April 13, 2000, the First Indiana special committee met to consider information prepared by Keefe, Bruyette. Keefe, Bruyette presented an earnings-per-share accretion/dilution analysis based on various assumed exchange ratios with a 10% premium for those Somerset shareholders electing to receive cash instead of First Indiana shares. Following discussions with Keefe, Bruyette, the special committee:

    - approved the submission of a merger proposal to the Somerset special committee involving a merger between First Indiana and Somerset, with First Indiana or a subsidiary of First Indiana as the surviving entity;

    - established an exchange ratio of 1.20 shares of First Indiana common stock for each Somerset share and a 10% cash premium over the market price of
      1.20 shares of First Indiana common stock on the date preceding the date of announcement of the merger, with a maximum of 35% of the total Somerset shares to be exchanged for cash; and

    - authorized Owen B. Melton, Jr., president of First Indiana, to continue discussions with Somerset on terms of the merger agreement and other documents with the understanding that he would advise the special committee of the status of such discussions.

    On April 13, 2000, Somerset's legal counsel and McDonald Investments were provided with a written proposal from First Indiana reflecting these actions by its special committee, accompanied by a complete draft merger agreement. This material, along with a detailed financial analysis of the proposal prepared by McDonald Investments, was provided to the Somerset special committee members and to the directors of Somerset who had not already received the materials as a result of their position as directors of First Indiana.

    On April 17, 2000, the Somerset special committee met and reviewed the proposed merger agreement at length. Representatives of McDonald Investments discussed at length their financial analysis of the proposal. The Somerset special committee determined to make a counteroffer to First Indiana containing, among other things, the following positions:

    - the exchange ratio should be higher than 1.20 shares of First Indiana common stock for each Somerset share;

    - the cash premium over the market price of 1.20 shares of First Indiana common stock on the date preceding the date of announcement of the merger should be 15%, rather than 10%;

    - a walk-away provision should be included if First Indiana's stock price drops 15% or more; and

    - the vesting of nonvested stock options should be accelerated for directors and employees terminated as a result of the merger and those persons should have six months following their termination to exercise such accelerated options.

    On April 18, 2000, the First Indiana special committee met to consider negotiation points on the merger and the merger agreement which had been presented to Mr. Melton by Somerset, its legal counsel and McDonald Investments. The special committee also considered proposed responses to the negotiating points suggested by Mr. Melton, Keefe, Bruyette and legal counsel. Following a discussion of the negotiating points and the proposed responses, the First Indiana special committee determined to make a counteroffer to Somerset on the following basis:

    - a merger between First Indiana and Somerset, with First Indiana or a subsidiary of First Indiana as the surviving entity;

    - an exchange ratio of 1.20 shares of First Indiana common stock for each Somerset share and a 15% cash premium over the market price of 1.20 shares of First Indiana common stock on the date preceding the date of announcement of the merger, with a maximum of 35% of Somerset's outstanding shares to receive cash consideration; and

    - a walk-away provision if First Indiana stock drops 20% or more.

    Later in the afternoon of April 18, 2000, the First Indiana board of directors held a special meeting at which its legal counsel and Keefe, Bruyette were present. Keefe, Bruyette made a presentation including an overview of Somerset, including business operations, a financial summary as of December 31, 1999 and financial projections through the year 2004, together with the benefits to First Indiana of an acquisition of Somerset. Keefe, Bruyette then presented a financial and valuation analysis and recommended a structure for the proposed transaction. Ms. Minott then presented the report of the First Indiana special committee and recommended a merger on the basis established in the special committee's meeting earlier in the day. Following these presentations, and after extensive discussion of the advantages and potential risks of the proposed merger as described under the heading "--First Indiana's Reasons for the Merger" below, the First Indiana board of directors unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

    Also on April 18, 2000, the Somerset special committee met with its legal counsel and McDonald Investments to consider the proposal submitted by the First Indiana special committee. Following review of the proposal and an analysis by McDonald Investments, the Somerset special committee instructed McDonald Investments to propose an increase in the exchange ratio to 1.21 shares of First Indiana stock per Somerset share.

    On April 19, 2000, the First Indiana special committee met to consider changes in the merger agreement proposed by Somerset. Legal counsel and Keefe, Bruyette were again present for this meeting. Keefe, Bruyette presented an analysis of Somerset's proposal to increase the exchange ratio to 1.21 shares of First Indiana stock per Somerset share, with the cash premium to remain at 15%, and concluded that this consideration to be provided to the shareholders of Somerset would be fair to First Indiana shareholders from a financial point of view. Following a discussion of the Keefe, Bruyette presentation as well as Somerset's request to permit extension to six months of stock option exercise periods and accelerate vesting of any non-vested options for Somerset officers and directors terminated as a result of the merger, the special committee agreed with Somerset's proposal and recommended that the entire First Indiana board of directors amend its approval of the merger and the merger agreement accordingly.

    After receipt of the First Indiana special committee's report, the First Indiana board of directors by unanimous written consent dated April 19, 2000 concurred in the special committee's recommendation.

    The Somerset board of directors met on April 19, 2000, to consider the merger proposal of First Indiana and to learn of the special committee's deliberations and conclusions. The board was advised of all developments relating to the proposed merger since January, 2000. The merger agreement delivered by First Indiana was discussed in detail. Representatives of McDonald Investments provided their financial analysis of the merger proposal, and McDonald Investments concluded that the consideration to be provided to the shareholders of Somerset would be fair to Somerset shareholders from a financial point of view. After clarification was received on certain provisions in the merger agreement and the directors were advised that First Indiana had agreed to increase the exchange ratio to 1.21 shares of First Indiana stock per Somerset share, the meeting was adjourned so that the special committee could meet to take final action on the proposal. The special committee met and adopted a resolution recommending that the full board of Somerset approve the merger on the terms set forth in the merger agreement as presented to the board. The full board then recommended and approved the merger agreement and recommended its approval to the Somerset shareholders.

SOMERSET'S REASONS FOR THE MERGER

    The Somerset board of directors believes that the merger and the merger agreement are in the best interests of Somerset and its shareholders. Accordingly, the Somerset board of directors has unanimously approved and adopted the merger agreement and recommends approval of the merger agreement and the merger by the Somerset shareholders. In reaching its conclusion, the special committee of the board of directors and the board of directors considered a number of factors, including the following:

    - the review by the board of directors of Somerset, based in part on the advice of McDonald Investments, of the range of possible values of Somerset, including the timing and likelihood of actually receiving such value from a party other than First Indiana and of the possible values of First Indiana;

    - the opinion of McDonald Investments as to the fairness of the merger consideration from a financial point of view as of the date of the opinion;

    - the opportunity to capitalize on revenue enhancement opportunities existing between the businesses of First Indiana and Somerset, and the resulting potential for accretion to Somerset's book value and earnings per share as a result of the merger;

    - the ability for those Somerset shareholders electing stock to benefit from an increase in the liquidity of First Indiana's trading market due to increased float and trading volume of First Indiana shares compared to Somerset shares and to receive higher cash dividends per share, assuming First Indiana maintains its current dividend policy;

    - the fact that all Somerset shareholders would be permitted to elect to receive First Indiana common stock in the merger, and that the merger would be tax-free to Somerset and its shareholders to the extent they receive stock in the merger;

    - the ability for those Somerset shareholders who elect cash to receive a 15% premium above the nominal value of the stock election based on the
      1.21 per share exchange ratio times the market value of First Indiana stock as of the date the merger was announced;

    - the anticipated cost savings and operating efficiencies available to the combined institution from the merger and, in particular, the elimination of the expenses associated with status as a publicly held company;

    - the ability to eliminate the division of time and energy of management between two different corporate entities;

    - the ability to eliminate customer and marketplace confusion about the relationship between Somerset and First Indiana;

    - the opportunity the merger creates to make more services available to customers and thereby meet increased customer expectations of financial services firms following passage of the Gramm-Leach-Bliley Act;

    - the fact that the unrealized gain on the First Indiana common stock held by it might make Somerset less attractive to a third party acquiror; and

    - the effect of the merger on Somerset's other constituencies, including its management, employees, customers and the communities it serves.

    The foregoing discussion of the information and factors considered by the special committee and the board of directors of Somerset is not intended to be exhaustive but is believed to include all material factors considered by the Somerset board of directors. In reaching its determination to approve the merger the Somerset board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE SOMERSET BOARD OF DIRECTORS

    The board of directors of Somerset has unanimously approved the merger agreement and the merger provided for therein. It has also unanimously recommended to the Somerset shareholders that they approve and adopt the merger agreement and the transactions contemplated thereby.

FIRST INDIANA'S REASONS FOR THE MERGER

    The First Indiana special committee and board of directors considered a number of factors in reaching their respective determinations that the merger is fair to and in the best interests of the public shareholders of First Indiana, without regard to Somerset's interests and in making their recommendations that the merger be approved by First Indiana shareholders. The special committee and the First Indiana board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their respective determinations and recommendations. The factors considered included:

    - the potential for an increase in First Indiana's fee-based revenues along with a diversification of First Indiana's revenue base;

    - the opportunity to make more services available to customers and thereby meet increased customer expectations of financial services firms following passage of the Gramm-Leach-Bliley Act;

    - the opportunity to capitalize on revenue enhancement opportunities existing between the businesses of First Indiana and Somerset;

    - the elimination of duplicate expenses associated with operating First Indiana and Somerset as separate publicly held companies;

    - the ability to eliminate the division of time and energy of management between two different corporate entities;

    - the ability to eliminate customer and marketplace confusion about the relationship between Somerset and First Indiana;

    - the potential of accretion to First Indiana's earnings per share;

    - an increase in the liquidity of First Indiana's trading market due to increased float and trading volume of First Indiana shares;

    - the review by the board of directors of First Indiana, based in part on the advice of Keefe, Bruyette & Woods and on management's internal projections, of the range of possible values of Somerset and First Indiana;

    - the presentations of Keefe, Bruyette and the fact that Keefe, Bruyette would render an opinion that the consideration to be paid to Somerset shareholders in the merger was fair to First Indiana shareholders from a financial point of view; and

    - the effect of the merger on First Indiana's other constituencies, including its management, employees, and the communities it serves.

RECOMMENDATION OF THE FIRST INDIANA BOARD OF DIRECTORS

    At a meeting of the First Indiana board of directors held on April 18, 2000, after due consideration, the board of directors unanimously:

    - determined that the merger is fair to and in the best interests of the public shareholders of First Indiana, without regard to Somerset's interests;

    - approved and adopted the merger and the merger agreement; and

    - recommended that First Indiana shareholders approve and adopt the merger and the merger agreement.

OPINION OF FINANCIAL ADVISOR TO SOMERSET

    MERGER--GENERAL. Pursuant to an engagement letter dated January 12, 2000 between the special committee of the board of directors of Somerset and McDonald Investments, the special committee retained McDonald Investments to act as its sole financial advisor in connection with the merger. McDonald Investments' engagement was limited to providing financial advice to the special committee of the board of directors of Somerset in connection with the merger and advice on various strategic alternatives. McDonald Investments was not requested by Somerset to, and did not, solicit indications of interest from any other potential acquirors. As part of its engagement, McDonald Investments agreed, if requested by Somerset, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Somerset common stock, of the consideration as set forth in the merger agreement. McDonald Investments is a nationally recognized specialist in the financial services industry, in general, and in Midwestern banks and thrifts in particular. McDonald Investments is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Somerset's special committee selected McDonald Investments as its financial advisor based upon McDonald Investments' qualifications, expertise and reputation in such capacity.

    On April 19, 2000, McDonald Investments delivered to the Somerset board of directors its oral opinion, which McDonald Investments subsequently confirmed in writing, that the consideration payable in the merger was fair to Somerset shareholders, from a financial point of view, as of the date of such opinion. McDonald Investments has also delivered to the Somerset board of directors a written opinion as of the date of this document, which is substantially similar to the opinion delivered on April 19, 2000. No limitations were imposed by Somerset on McDonald Investments with respect to the investigations made or the procedures followed in rendering its opinion.

    THE FULL TEXT OF THE MCDONALD INVESTMENTS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY MCDONALD INVESTMENTS, IS ATTACHED AS ANNEX B TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS DOCUMENT. THE FOLLOWING SUMMARY OF THE MCDONALD INVESTMENTS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MCDONALD INVESTMENTS OPINION. THE MCDONALD INVESTMENTS OPINION IS ADDRESSED TO THE SOMERSET BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF SOMERSET AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SOMERSET SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

    McDonald Investments has acted as Somerset's financial advisor in connection with, and has participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, McDonald Investments has among other things:

    - Reviewed Somerset's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein;

    - Reviewed First Indiana's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein;

    - Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Somerset and First Indiana provided to McDonald Investments or publicly available;

    - Participated in meetings and telephone conferences with members of senior management of Somerset and First Indiana concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald Investments believed relevant to its inquiry;

    - Reviewed certain stock market information for Somerset common stock and First Indiana common stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

    - Compared the results of operations and financial condition of Somerset and First Indiana with that of certain companies, which McDonald Investments deemed to be relevant for purposes of this opinion;

    - Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which McDonald Investments deemed to be relevant for purposes of this opinion;

    - Reviewed the merger agreement dated April 19, 2000 and certain related documents; and

    - Performed such other reviews and analyses as McDonald Investments has deemed appropriate.

    The oral and written opinions provided by McDonald Investments to Somerset were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

    In connection with its review and arriving at its opinion, McDonald Investments relied upon the accuracy and completeness of the financial information and other pertinent information provided by First Indiana and Somerset to McDonald Investments for purposes of rendering its opinion. McDonald Investments did not assume any obligation to independently verify any of the information provided as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Somerset and First Indiana with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald Investments assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Somerset and First Indiana as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald Investments could formulate its opinion. Somerset and First Indiana do not publicly disclose such internal management projections of the type utilized by McDonald Investments in connection with McDonald Investments' role as financial advisor to Somerset's special committee with respect to its review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Somerset and First Indiana. Accordingly, actual results could vary significantly from those set forth in the respective projections.

    McDonald Investments does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for First Indiana are adequate to cover such losses. In addition, McDonald Investments does not assume responsibility for the review of individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Somerset or First Indiana, nor was McDonald Investments provided with such appraisals. Furthermore, McDonald Investments assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including the tax-free treatment of the merger to the holders of Somerset common stock who elect to receive payment for their shares in shares of First Indiana common stock and without any waiver of any material terms or conditions by Somerset, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Somerset, McDonald Investments adjusted the data to reflect full dilution, I.E., the effect of the exercise of outstanding options and/or warrants utilizing the treasury stock method. In particular, McDonald Investments assumed that the merger would be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

    In connection with rendering its opinion to the Somerset board of directors, McDonald Investments performed a variety of financial and comparative analyses which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald Investments. Moreover, McDonald Investments believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald Investments also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald Investments drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald Investments' analyses were not necessarily indicative of actual future results or values, which may significantly diverge favorably or adversely from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald Investments were assigned a greater significance by McDonald Investments than any other in deriving its opinion.

    COMPARABLE COMPANY ANALYSIS: McDonald Investments reviewed and compared actual stock market data and actual and estimated selected financial information for First Indiana with corresponding information for 24 publicly traded thrifts with assets between $1.0 billion and $5.0 billion, equity to assets between 5.0% and 10.0% and ROAA greater than 0.75% (the "First Indiana Peer Group"). Somerset owns approximately 22% of the outstanding common stock of First Indiana. This holding represents the vast majority of Somerset's assets, revenues and net income. The balance of Somerset's assets, revenues and net income is derived from a group of business services divisions and a subsidiary collectively referred to as the Somerset Operating Companies. The First Indiana Peer Group is listed below (ranked by asset size):


1.   MAF Bancorp Inc.                  Clarendon Hills, IL
2.   Westcorp                          Irvine, CA
3.   FirstFed Financial Corp.          Santa Monica, CA
4.   PBOC Holdings Inc.                Los Angeles, CA
5.   PFF Bancorp Inc.                  Pomona, CA
6.   InterWest Bancorp Inc.            Oak Harbor, WA
7.   Dime Community Bancshares Inc.    Brooklyn, NY
8.   First Financial Holdings Inc.     Charleston, SC
9.   First Federal Capital Corp.       La Crosse, WI
10.  Alliance Bancorp                  Hinsdale, IL
11.  Queens County Bancorp Inc.        Flushing, NY
12.  First Washington Bancorp Inc.     Walla Walla, WA
13.  WSFS Financial Corp.              Wilmington, DE
14.  PennFed Financial Services Inc.   West Orange, NJ
15.  Superior Financial Corp.          Fort Smith, AR
16.  Hawthorne Financial Corp.         El Segundo, CA
17.  Andover Bancorp Inc.              Andover, MA
18.  First Essex Bancorp Inc.          Andover, MA
19.  Flushing Financial Corp.          Flushing, NY
20.  Medford Bancorp Inc.              Medford, MA
21.  Parkvale Financial Corp.          Monroeville, PA
22.  Provident Financial Holdings      Riverside, CA
23.  Quaker City Bancorp Inc.          Whittier, CA
24.  Ottawa Financial Corp.            Holland, MI

    The table below represents a summary analysis of the First Indiana Peer Group based on market prices as of April 18, 2000 and the latest publicly available financial data as of or for the year ended December 31, 1999:

                                                                MEAN      MEDIAN    FIRST INDIANA
                                                              --------   --------   -------------
Price to Last Twelve Months Earnings Per Share..............    8.5x       8.9x         11.9x
Price to 2000 Estimated Earnings Per Share..................    8.0x       8.1x         9.2x*
Price to 2001 Estimated Earnings Per Share..................    7.4x       7.1x         8.4x*
Price to Book Value Per Share...............................   114.6%     109.0%        125.5%
Price to Tangible Book Value Per Share......................   129.2%     124.3%        126.7%
Dividend Yield..............................................    2.41%      2.80%         3.15%
Return on Average Assets....................................    1.04%      0.98%         1.01%
Return on Average Equity....................................   14.05%     13.48%        11.27%
Leverage Ratio..............................................    6.53%      6.46%         8.87%
Efficiency Ratio............................................   52.59%     52.17%        57.29%

------------------------

* First Indiana's estimated earnings per share for 2000 and 2001 are based on First Indiana's management's projections.

    The 20-day average closing price per share for the period ending April 18, 2000 for First Indiana common stock was $18.00. The market value of Somerset's approximately 22% ownership of First Indiana common stock assuming a price of $18.00 per share was $49.7 million.

    COMPARABLE TRANSACTION ANALYSIS. McDonald Investments and Somerset segregated the Somerset Operating Companies into four lines of business; namely:
Accounting and Audit Services, Financial Consulting Services, Information Technology Services, and Investor Services. McDonald Investments reviewed and compared actual information for the Somerset Operating Companies with corresponding information for selected transactions announced after January 1, 1992 for each of the four lines of business.

    The following is a list of Accounting and Audit Services Transactions:

                                                                              RANGE OF PRICE TO
BUYER                                  SELLER                                 REVENUE MULTIPLIER
-----                                  ------                                 ------------------
Century Business Services Inc          Dwyer Group Inc                              1.04x
International Alliance Services Inc    Zelenkofske-Axelrod & Co                     1.01x

    The following is a list of Financial Consulting Services Transactions:

                                                                              RANGE OF PRICE TO
BUYER                                  SELLER                                 REVENUE MULTIPLIER
-----                                  ------                                 ------------------
Legg Mason Inc                         Johnson Fry Holdings PLC                     1.28x
CCC Franchising Corp                   RadNet Management Inc                        1.65x

    The following is a list of Information Technology Transactions:

                                                                              RANGE OF PRICE TO
BUYER                                  SELLER                                 REVENUE MULTIPLIER
-----                                  ------                                 ------------------
Convergent Communications Inc          Choice Solutions Inc                         0.17x
FutureLink Distribution Corp           Executive LAN Management Inc                 5.79x
International FiberCom Inc             All Star Telecom Inc                         1.35x
Vianet Technologies Inc                Develcon Electronics Ltd                     0.92x
Loch Exploration Inc                   COAD Solutions Inc                           1.32x
Information Handling Services Group    International CompuTex Inc                   6.10x
  Inc
                                       Mean:                                        2.61x
                                       Median:                                      1.34x

    The following is a list of Investor Services Transactions:

                                                                              RANGE OF PRICE TO
BUYER                                  SELLER                                 REVENUE MULTIPLIER
-----                                  ------                                 ------------------
Private Group                          RISCORP Inc                                  1.03x
First Defiance Financial Corp          Insurance & Risk Management                  1.50x
Hub Group Ltd                          Mack & Parker Inc                            1.34x
Nationwide Mutual Insurance Co         Allied Group Inc                             2.39x
Willis Corroon Group PLC               Marquis & Associates Inc                     2.19x
Private Group                          Anthem Inc                                   1.21x
Anthem Inc                             Acordia Inc                                  0.85x
Marsh & McLennan Cos Inc               Cie Europeenne De Courtage                   1.48x
                                         d'Assurances
Aon Corp                               Alexander & Alexander Services Inc           0.61x
Aon Corp                               Inchcape PLC                                 0.72x
                                       Mean:                                        1.33x
                                       Median:                                      1.27x

    The result of applying the price to revenue multiplier for each line of business to the revenues generated from the corresponding Somerset Operating Companies lines of business yielded a valuation range of $12.9 million to $16.4 million for the Somerset Operating Companies as a whole.

    No other company used as a comparison in the above analyses is identical to Somerset, Somerset Operating Companies or First Indiana or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involves complex considerations and judgements concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Somerset, First Indiana and the combined entity are being compared.

    ACCRETION/DILUTION ANALYSIS: On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to McDonald Investments by Somerset and First Indiana, as well as estimated one-time costs related to the merger, McDonald Investments compared pro forma equivalent per share calculations with respect to earnings, cash dividends, book value and tangible book value to the stand-alone per share projections for Somerset.

    The accretion/dilution analysis demonstrated, among other things, that for Somerset shareholders receiving stock in the merger, the merger would result in:

    - accretion to earnings per share for Somerset's shareholders over the period of the analysis;

    - significantly higher cash dividends per share for Somerset's shareholders over the period of the analysis, assuming First Indiana maintained its dividend policy; and

    - accretion to both book value per share and tangible book value per share for Somerset's shareholders over the period of the analysis.

    DISCOUNTED CASH FLOW ANALYSIS. McDonald Investments performed a discounted cash flow analysis of Somerset on a stand alone basis and, because its 22% ownership interest in First Indiana represented most of Somerset's assets, revenues and net income, McDonald Investments also performed a discounted cash flow analysis of First Indiana on a stand-alone basis. Both analyses used discount rates ranging from 13.5% to 16.5% and terminal multiples of earnings ranging from 10.0x to 15.0x. McDonald Investments' discounted cash flow analysis of Somerset resulted in present values ranging from $66.9 million to $101.0 million. McDonald Investments' discounted cash flow analysis of First Indiana resulted in a range of present values of $253.4 million to $380.7 million.

    In order to derive a range of values for Somerset's operating companies, McDonald Investments multiplied the present values that it derived for First Indiana by 22%, which represents the percentage of outstanding First Indiana common stock owned by Somerset. This resulted in values ranging from $55.7 million to $83.8 million. McDonald Investments then subtracted these amounts from the ranges of values that it derived for Somerset on a stand-alone basis. This analysis suggested that the cash flows attributable to Somerset's Operating Companies had a value of between $11.2 million to $17.2 million. McDonald Investments noted that, at an assumed market price of $18.00 per share of First Indiana common stock, the portion of the consideration in excess of the market price of the First Indiana common stock ranged from $11.9 million to $15.1 million, which is within the range of values for the operating companies suggested by its discounted cash flow analysis.

    As indicated above, this analysis was based on Somerset's senior management estimates and First Indiana's senior management estimates. It is not necessarily indicative of actual values or actual future results, and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald Investments noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

    OTHER ANALYSES: McDonald Investments also reviewed certain other information including pro forma estimated balance sheet composition and pro forma financial performance.

    IN CONNECTION WITH RENDERING THE MCDONALD INVESTMENTS OPINION, MCDONALD INVESTMENTS PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. MCDONALD INVESTMENTS DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN CONNECTION WITH RENDERING THE MCDONALD INVESTMENTS OPINION.

    McDonald Investments has in the past provided certain other investment banking services to First Indiana and has received compensation for such services. McDonald Investments is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Somerset and/or First Indiana. As a market maker, McDonald Investments may also have purchased and sold the securities of Somerset and/or First Indiana for McDonald Investments' own account and for the accounts of its customers.

    Somerset paid McDonald Investments a $50,000 retainer at the time McDonald Investments was engaged to serve as Somerset's financial advisor and a $50,000 fee for its services in rendering the fairness opinion delivered on April 19, 2000. Somerset has also agreed to pay McDonald Investments a $50,000 fee for its services in rendering the McDonald Investments opinion and a transaction fee at the closing of the merger of 0.375% of the total aggregate fair market value of the merger at the time of closing, but not less than $300,000. The unpaid balance of this transaction fee is contingent upon consummation of the merger. Fees previously paid to McDonald Investments by Somerset in connection with its engagement will be credited against the amount of the transaction fee payable to McDonald Investments at closing. Assuming that the transaction had closed on May 19, 2000, the amount of the total fee payable to McDonald Investments would have been $300,000. Somerset has also agreed to reimburse McDonald Investments for up to $10,000 in reasonable out of pocket expenses incurred in connection with its engagement, and to indemnify McDonald Investments against certain liabilities, including liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO FIRST INDIANA

    First Indiana engaged Keefe, Bruyette & Woods, Inc. to act as financial advisor to the First Indiana special committee and board of directors in connection with a transaction with Somerset and to evaluate the fairness to First Indiana shareholders from a financial point of view of the consideration to be received by Somerset shareholders in any proposed transaction. First Indiana selected Keefe, Bruyette because Keefe, Bruyette is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with First Indiana and its business. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    As part of its engagement, representatives of Keefe, Bruyette attended the meetings of the First Indiana special committee and board of directors held on April 18, 2000, at which the First Indiana special committee and board of directors considered and approved the merger agreement. Keefe, Bruyette also attended the special committee meeting held on April 19, 2000, at which the special committee recommended changes to the merger agreement. At the April 18, 2000 meetings, and again at the April 19, 2000 meeting, Keefe, Bruyette rendered an oral opinion (subsequently confirmed in writing) that, as of April 19, 2000, the consideration to be received by Somerset shareholders in the merger was fair, from a financial point of view, to the shareholders of First Indiana. That opinion was reconfirmed in writing as of the date of this proxy statement and prospectus.

    THE FULL TEXT OF THE KEEFE, BRUYETTE OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AS ANNEX C. FIRST INDIANA SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE DESCRIPTION OF THE KEEFE, BRUYETTE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE KEEFE, BRUYETTE OPINION. THE KEEFE, BRUYETTE OPINION IS ADDRESSED TO THE FIRST INDIANA BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO FIRST INDIANA SHAREHOLDERS OF THE MERGER CONSIDERATION, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY FIRST INDIANA TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FIRST INDIANA SPECIAL MEETING. THE KEEFE, BRUYETTE OPINION DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY CONCLUSION OF KEEFE, BRUYETTE AS TO THE LIKELY TRADING RANGE FOR THE FIRST INDIANA COMMON SHARES OR THE SOMERSET COMMON SHARES FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER.

    In connection with the preparation of its opinion, Keefe, Bruyette reviewed, among other things: the merger agreement; annual reports to shareholders and annual report on Form 10-K, as amended, of First Indiana; annual reports to shareholders and annual reports on Form 10-K of Somerset; a draft of the quarterly report on Form 10-Q for the three months ended March 31, 2000 of First Indiana; a draft of the quarterly report on Form 10-Q for the three months ended March 31, 2000 of Somerset; and certain internal financial analyses and forecasts for First Indiana and Somerset prepared by management; held discussions with members of senior management of First Indiana and Somerset regarding: past and current business operations; regulatory relationships; financial condition; and future prospects of the respective companies; compared certain financial and stock market information for First Indiana and Somerset with similar information for certain other companies with publicly traded securities; reviewed the financial terms of certain recent business combinations in the banking industry; and performed other studies and analyses that it considered appropriate.

    The projections furnished to Keefe, Bruyette and used by it in certain of its analyses were prepared by the senior management of First Indiana and Somerset. First Indiana and Somerset do not publicly disclose internal management projections of the type provided to Keefe, Bruyette in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

    The following is a summary of the material analyses that Keefe, Bruyette presented to the First Indiana special committee and board of directors on April 18 and 19, 2000 in connection with its opinion:

    TRANSACTION SUMMARY. Under terms of the proposed merger, First Indiana is offering Somerset shareholders 1.21 shares of First Indiana stock or $24.70 each or a combination of shares and stock with a maximum of 35% of Somerset's outstanding shares to receive cash consideration. Keefe, Bruyette's merger analysis assumed that 20% of Somerset shareholders would elect to receive $24.70 in cash and 80% of Somerset shareholders would elect to receive the exchange ratio of 1.21 shares of First Indiana valued at $21.48 (based on First Indiana's share price of $17.75 per share) for each share of Somerset for a total consideration of $62.1 million based upon 2,804,000 Somerset shares outstanding. The $62.1 million total consideration or an average price of $22.12 per share (assuming elections of 80% stock and 20% cash) represents 1.7 times Somerset's book value per share of $12.97 as of December 31, 1999 and 18.4 times 1999 earnings per share of $1.20.

    MERGER ANALYSIS. Keefe, Bruyette's analysis of the transaction assumed a purchase accounting transaction whereby the 2,758,000 shares of First Indiana owned by Somerset would be retired by First Indiana at $17.75 per share into authorized but unissued stock at closing. Keefe, Bruyette assigned a value to Somerset's fee-based business of $13.1 million or $62.1 million less the $49.0 million market value of the 2,758,000 shares to be retired. The $13.1 million value assigned to Somerset's fee-based services represented 1.2 times 1999 revenues of $10.9 million, 23.2 times 1999 operating earnings of $565,000 and 21.3 times projected 2000 earnings of $613,000. The valuation analysis of Somerset and pro-forma merger analysis of First Indiana and Somerset focused on Somerset's fee based businesses in accounting and tax services, wealth management and investor services, and computer consulting. First Indiana and Somerset developed revenue and net income projections for Somerset as well as cost savings from the combination. These projections became the basis of the merger analysis below.

    COMPARABLE TRANSACTIONS. Typically, Keefe, Bruyette's merger analysis would include a comparison of the consideration offered for Somerset's fee-based businesses to premiums paid in similar transactions. However, comparable transactions involving acquisitions of public companies with a similar business mix were not available for analysis.

    PEER GROUP ANALYSIS FOR SOMERSET. Keefe, Bruyette reviewed the market valuation and stock price performance of publicly traded fee service companies including H&R Block Inc., Century Business Services, Gilman & Ciocia, Inc., Clarke Bardes Holdings, Inc. and HD Vest Inc. Keefe, Bruyette used financial information as of and for the year ended December 31, 1999 (except for H&R Block, as of and for the year ended January 31, 2000), and Institutional Brokers Estimate System ("IBES") estimates of 2000 earnings per share and market price information as of April 17, 2000. The average market capitalization to revenues of these companies was 1.0 times with a range of .2 to 2.2. The average price to 2000 estimated earnings per share was 11.3 times with a range of 8.4 to 15.2. In comparison, Somerset's market capitalization of $51.6 million represented 3.4 times 1999 revenues of $15.4 million which included Somerset's equity in the earnings of First Indiana, and 11.6 times projected 2000 earnings of $1.53 per share.

    PEER GROUP ANALYSIS FOR FIRST INDIANA. Keefe, Bruyette compared the financial performance and market performance of First Indiana to a group of Indiana based financial institutions ranging in asset size from $791 million to $7 billion. The group included the following companies: Old National Bancorp, 1st Source Corporation, National City Bancshares, Inc., First Financial Corporation, Irwin Financial Corporation, CFS Bancorp, Inc., First Merchants Corporation, Lakeland Financial Corporation, Indiana United Bancorp, German American Bancorp, and Home Federal Bancorp. Keefe, Bruyette used financial information as of and for the year ended December 31, 1999, IBES estimates for 2000 earnings per share (except for First Indiana, Old National, 1st Source Corporation, National City Bancshares and Irwin Financial where Keefe, Bruyette's Research Department estimates were used), and market price information was as of April 17, 2000.

    Keefe, Bruyette compared the financial performance and market performance of First Indiana on various financial measures, including: earnings performance; operating efficiency; capital adequacy; and asset quality; and various measures of market performance, including: market/book values; price to earnings; and dividend yields.

    Keefe, Bruyette's analysis showed the following concerning First Indiana's financial performance:

                                                                       PEER GROUP
                                                       FIRST INDIANA    AVERAGE     PEER GROUP MEDIAN
                                                       -------------   ----------   -----------------
Return on Average Assets.............................       1.33%         1.15%            1.17%
Return on Average Equity.............................      14.71%        13.51%           13.47%
Net Interest Margin..................................       3.98%         3.98%            3.91%
Efficiency Ratio.....................................      51.60%        61.01%           60.34%
Non-interest Income/Revenues.........................      27.29%        26.08%           21.30%
Equity / Assets......................................       8.95%         8.51%            8.57%
Tangible Equity / Tangible Assets....................       8.87%         7.94%            8.39%
Loan Loss Reserves / Non-performing Loans............        158%          292%             270%
Non-performing Assets / Loans and Other Real Estate
  Owned..............................................       1.16%         0.73%            0.68%
Net Charge Offs / Average Loans......................       0.63%         0.35%            0.32%
Stock Price / Book Value.............................       1.26x         1.63x            1.52x
Stock Price / Tangible Book Value....................       1.27x         1.81x            1.76x
Stock Price / 2000 Earnings per Share................       9.86x        10.90x           10.64x
Stock Price / 2001 Earnings per Share................       8.88x         9.95x            9.65x
Dividend Yield.......................................       3.15%         3.17%            3.38%

    Keefe, Bruyette's discussion of First Indiana's peer group included an analysis of First Indiana's 27.29% non-interest income to total revenues compared to the peer group average of 26.08%. Pro forma for the merger with Somerset, non-interest income to total revenues would increase to 34.8%.

    PRO FORMA MERGER ANALYSIS. In order to calculate the Somerset merger pro forma effect on book value per share and tangible common equity to assets, Keefe, Bruyette assumed an election of 20% cash and 80% stock, a December 31, 1999 closing date and the balance sheets of First Indiana and Somerset as of December 31, 1999. Keefe, Bruyette calculated that pro forma book value per share would decline to $13.77 from First Indiana's stand-alone book value of $13.83. Keefe, Bruyette also calculated that pro forma tangible common equity to total assets would decline to 8.24% from 8.86%.

    Assuming elections of 80% stock and 20% cash, Keefe, Bruyette analyzed the pro forma impact of the Somerset merger on First Indiana's projected earnings per share and cash earnings per share using both First Indiana's management projections and Keefe, Bruyette's Research Department estimates. In its analysis of First Indiana's final merger proposal of 1.21 shares of First Indiana stock or $24.70 in cash, Keefe, Bruyette used its Research Department's estimates of $1.80 per share or $23.0 million in 2000 and $2.00 per share or $25.6 million in 2001 and assumed an 11% growth rate in years 2002 to 2004 or $2.22 in 2002, $2.47 in 2003 and $2.74 in 2004, respectively. Keefe, Bruyette also assumed the same projections for First Indiana's cash earnings per share in 2000 through 2004. In calculating the pro forma impact of the Somerset merger in 2000, Keefe, Bruyette assumed Somerset's fee based services earnings of $613,100, after-tax cost savings of $435,500, amortization of goodwill of $628,300 and after-tax interest costs of $608,300 (based on a 7.2% borrowing rate) to finance the $13.9 million cash portion of the merger. For 2000, the pro forma net income of $22, 850,000 and shares outstanding of 12.8 million would result in a pro forma earnings per share $1.79 versus $1.80 stand alone and pro forma cash earnings per share of $1.83 versus $1.80 stand alone. Using similar analysis for 2001 to 2004, Keefe, Bruyette calculated pro forma earnings per share of $1.99, $2.23, $2.49 and $2.78, respectively, compared to the stand alone earnings per share projections of $2.00, $2.22, $2.47 and $2.74, respectively. For the same 2001 to 2004 period, Keefe Bruyette calculated pro forma cash earnings per share of $2.04, $2.28, $2.54 and $2.83, respectively, compared to stand-alone earnings per share projections of $2.00, $2.22, $2.47 and $2.74, respectively. Keefe, Bruyette's analysis of the pro forma impact of the merger on First Indiana's projected earnings per share and cash earnings per share for the years 2000 through 2004 did not take into account revenue enhancement opportunities existing between the businesses of First Indiana and Somerset that would generate increased pro forma net income and accretion to earnings per share beginning in 2001 and add to the accretion in cash earnings per share beginning in 2000.

    DISCOUNTED CASH FLOW ANALYSIS. Keefe, Bruyette estimated the present value of future cash flows from Somerset's fee based businesses that would accrue to a holder of a share of Somerset common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for 2000 excluding the impact of Somerset's First Indiana investment and annual net income growth rates of 12% for the years 2001 through 2004. A 20% dividend payout ratio was assumed for Somerset through the year 2004. Somerset's value in the event of a sale was determined by using terminal price/earnings multiples from 10 times to 16 times. The terminal value and the dividends received were discounted at a rate of 12.0%. This rate was selected because, in Keefe, Bruyette's experience, it represents the risk-adjusted rates of return that investors in securities such as the Somerset common stock would require. On the basis of these assumptions, Keefe, Bruyette calculated a range of present values ranging from $10.3 million to $13.4 million.

    Keefe, Bruyette also calculated a net present value sensitivity table with discount rates ranging from 10% to 16% in increments of 2% and terminal multiples from 10.0 to 16.0 in increments of 2.0. Based on these assumptions, Keefe, Bruyette calculated net present values ranging from $8.7 million to $17.7 million.

    Keefe, Bruyette stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Somerset common stock.

    In connection with its opinion dated as of the date of this proxy statement and prospectus, Keefe, Bruyette performed procedures to update, as necessary, certain of the analyses described above. Keefe, Bruyette reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Keefe, Bruyette did not perform any analyses in addition to those described above in updating its April 18 and 19, 2000 opinions.

    Keefe, Bruyette has not independently verified the information described above and for purposes of its opinion has assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Somerset and First Indiana, Keefe, Bruyette has assumed that such information reflects the best currently available estimates and judgments of the managements of Somerset and First Indiana, respectively, as to the likely future financial performance of Somerset and First Indiana. Keefe, Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for First Indiana are adequate to cover those losses. Keefe, Bruyette did not make or obtain any evaluations or appraisals of the property of First Indiana or Somerset, and Keefe, Bruyette did not examine any individual credit or other files.

    First Indiana has retained Keefe, Bruyette as an independent contractor to act as financial advisor to First Indiana regarding the merger. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of banking and other financial businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking and financial companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking and other financial enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may, from time to time, purchase securities from, and sell securities to, Somerset and First Indiana. As a market maker in securities, Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Somerset and First Indiana for Keefe, Bruyette's own account and for the accounts of its customers.

    First Indiana and Keefe, Bruyette have entered into an agreement relating to the services to be provided by Keefe, Bruyette in connection with the merger. First Indiana has agreed to pay Keefe, Bruyette a total fee of up to $400,000, consisting of a $50,000 retainer paid at the time Keefe, Bruyette was engaged to serve as First Indiana's financial advisor, a $100,000 incentive fee paid at the time the merger agreement was entered into, a $100,000 incentive fee at the time of mailing of this proxy statement and prospectus and a $150,000 incentive fee upon closing of the merger. Pursuant to the Keefe, Bruyette engagement agreement, First Indiana also agreed to reimburse Keefe, Bruyette for up to $10,000 in reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME

    The merger will be consummated if the merger agreement is approved by the Somerset and First Indiana shareholders, First Indiana and Somerset obtain all required consents and approvals and all other conditions to the merger are either satisfied or waived. The merger will become effective on the date and at the time (referred to in this proxy statement and prospectus as the "effective time of the merger") that articles of merger are filed with the Secretary of State of the State of Indiana, or such later date or time as may be indicated in such articles. First Indiana and Somerset have generally agreed to cause the merger to become effective on the fifth Nasdaq trading day to occur after the last of the conditions to the consummation of the merger have been satisfied or waived (or on any other date as First Indiana and Somerset agree in writing). It is currently anticipated that the merger will occur in the third quarter of 2000. First Indiana and Somerset each has the right to terminate the merger agreement if the merger is not completed by December 31, 2000. See "The Merger and the Merger Agreement--Amendment, Waiver and Termination."

ELECTION AND ALLOCATION PROCEDURES

    Each record holder of shares of Somerset common stock will be entitled
(1) to elect to receive First Indiana common stock for all or some of the holder's shares ("Stock Election Shares"), (2) to elect to receive cash for all or some of the holder's shares ("Cash Election Shares") or (3) to make no election for all or some of its shares ("No-Election Shares"). Any shares of Somerset common stock for which the record holder has not submitted a properly completed election form to Harris Trust and Savings Bank, the exchange agent chosen by First Indiana, by the election deadline (as defined in the merger agreement) will be treated as No-Election Shares.

    No later than the fifteenth day following the election deadline, First Indiana will cause the exchange agent to allocate among the holders of Somerset common stock rights to receive First Indiana common stock, cash or both in exchange for their shares.

    If the number of Stock Election Shares is less than 65% of the number of shares of Somerset common stock outstanding at the effective time of the merger (the "Stock Number"), then (1) all Stock Election Shares will be converted into the right to receive First Indiana common stock, (2) the exchange agent will allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares is equal as closely as practicable to the Stock Number, (3) if the sum of the number of Stock Election Shares and No-Election Shares is less than the Stock Number, the exchange agent will allocate pro rata from among the Cash Election Shares a sufficient number of Cash Election Shares such that the sum of such number and the number of Stock Election Shares and No-Election Shares is as equal as practicable to the Stock Number, and all such shares will be converted into the right to receive the Per Share Stock

Consideration, and (4) any remaining No-Election Shares and Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration.

    If the number of Stock Election Shares is greater than the Stock Number, then (1) all Cash Election Shares and No-Election Shares will be converted into the right to receive the Per Share Cash Consideration and (2) the Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration.

EXCHANGE AND PAYMENT PROCEDURES; FRACTIONAL SHARES

    Enclosed with this proxy statement and prospectus are transmittal materials for each Somerset shareholder for use in making the election described above and for exchanging his or her certificates representing shares of Somerset common stock for shares of First Indiana common stock and/or cash. Somerset shareholders should surrender their certificates for exchange using the procedures described in the letter of transmittal and instructions. The exchange agent will deliver certificates for First Indiana common stock and/or a check for any cash consideration (or fractional share interests or dividends or distributions) once it receives the certificates representing a holder's shares of Somerset common stock. No party will be liable to any shareholder for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

    First Indiana will not pay any dividends or other distributions with respect to First Indiana common stock with a record date occurring after the effective time of the merger to any former Somerset shareholder who has not exchanged his or her certificates representing Somerset common stock. After exchanging his or her certificates for First Indiana stock certificates, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to such shareholder, in each case without interest.

    After the effective time of the merger, there will be no transfers of shares of Somerset common stock on Somerset's stock transfer books. If certificates representing shares of Somerset common stock are presented for transfer after the effective time of the merger, the exchange agent or First Indiana will cancel and exchange them for certificates representing shares of First Indiana common stock and a check for the amount to be paid for fractional shares of First Indiana common stock, if any, or cash, or a combination of First Indiana stock and cash as provided in the merger agreement.

    First Indiana will not issue any fractional shares of First Indiana common stock. Instead, a Somerset shareholder who would otherwise have received a fraction of a share of First Indiana common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of First Indiana common stock the shareholder would have been entitled to receive by the Per Share Cash Consideration. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

TREATMENT OF SOMERSET STOCK OPTIONS

    As of the effective time, each outstanding Somerset stock option will be assumed by First Indiana and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Somerset stock option, the same number of First Indiana common shares as the holder of such Somerset stock option would have been entitled to receive pursuant to the merger had the holder exercised the Somerset stock option in full immediately prior to the effective time and elected to receive only First Indiana common shares in the merger. The price per share for each option will be adjusted so that the difference between the aggregate option price and the market value immediately prior to the merger of the number of shares of First Indiana common stock represented by the option will be equal to the difference between the aggregate option price prior to the merger and the market value (based on the last closing price prior to the merger) of the number of shares of Somerset common stock represented by the option.

UNCLAIMED MERGER CONSIDERATION

    Any merger consideration which is delivered to the exchange agent and is unclaimed for six months will be returned to First Indiana, and any holders of Somerset certificates will after that date only look to First Indiana for the merger consideration, subject to applicable abandoned property or similar laws.

NO DISSENTERS' RIGHTS

    Under Indiana law, there are no dissenter's rights for shareholders of a company which has shares registered on a national securities exchange or traded through the Nasdaq National Market System. Accordingly, neither Somerset shareholders nor First Indiana shareholders have any dissenters' rights or other rights to demand fair value in cash as a result of the merger.

ACCOUNTING TREATMENT

    First Indiana will account for the merger as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Somerset as of the effective time of the merger will be recorded at their respective fair values and added to those of First Indiana. Any excess of purchase price over the fair values is recognized as goodwill. Financial statements of First Indiana issued after the effective time of the merger would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of Somerset.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties relating to, among other things:

    - the due organization, power, authority and standing of First Indiana and Somerset and similar corporate matters;

    - the capital structure of First Indiana and Somerset;

    - the authorization of the merger agreement by each party, the absence of any violations caused by the merger, and the required consents and approvals in connection with the execution of the merger;

    - the availability and accuracy of the documents filed by First Indiana and Somerset with the Securities and Exchange Commission;

    - the absence of changes or events since information was most recently filed by each party with the Securities and Exchange Commission;

    - the absence of undisclosed violations of or defaults under contracts and debt instruments of either party;

    - compliance with applicable laws;

    - the absence of material adverse litigation;

    - tax matters;

    - the absence of changes in benefit plans of each party and compliance with the Employee Retirement Income Security Act of 1974, as amended;

    - compliance with environmental laws and other environmental matters;

    - title to property; and

    - the absence of broker's fees except for fees owed to Keefe, Bruyette & Woods, Inc., which provided financial advisory services to First Indiana, and McDonald Investments Inc., which provided financial advisory services to Somerset.

NO SOLICITATION OF TRANSACTIONS

    In the merger agreement, Somerset has agreed that it will not, and will cause its subsidiaries and Somerset's and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any:

    - tender or exchange offer;

    - proposal for a merger, consolidation or other business combination involving Somerset or any of its subsidiaries, other than the transactions contemplated by this Agreement; or

    - proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Somerset or any of its subsidiaries.

    However, if Somerset is not otherwise in violation of this provision, the Somerset board may provide information to, and may engage in such negotiations or discussions with, a person with respect to such a proposal, directly or through representatives, if the Somerset board of directors, after consultation with its outside counsel and McDonald Investments Inc., determines in good faith that its failure to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law.

    Somerset must within 24 hours advise First Indiana following the receipt by it of any such proposal and the substance of the proposal and advise First Indiana of any developments with respect to such proposal immediately when they occur.

CONDITIONS TO THE COMPLETION OF THE MERGER

    The obligations of Somerset and First Indiana to consummate the merger are subject to the satisfaction or written waiver prior to the effective time of the merger of the following conditions:

    - the merger agreement is approved by the shareholders of Somerset and First Indiana;

    - the required regulatory approvals described below under "Regulatory Approvals" are received, without any conditions, restrictions or requirements that the First Indiana board of directors reasonably determines would, following the effective time of the merger, have a material adverse effect on First Indiana or reduce the benefits of the merger to such a degree that First Indiana would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

    - all third party consents are obtained, without any conditions, restrictions or requirements that the First Indiana board reasonably determines would, following the effective time of the merger, have a material adverse effect on First Indiana or reduce the benefits of the merger to such a degree that First Indiana would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

    - no court or regulatory authority has taken any action prohibiting the consummation of the merger;

    - the Registration Statement of which this proxy statement/prospectus constitutes a part is declared effective by the Securities and Exchange Commission (the "SEC") and is not subject to a stop order or any threatened stop order;

    - all permits or authorizations necessary to consummate the merger are received;

    - the shares of First Indiana common stock issuable in the merger are approved for listing on the Nasdaq National Market System;

    - the representations and warranties of each party are true and correct, and each party has performed in all material respects all of the obligations required to be performed by it pursuant to the merger agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements;

    - Somerset receives an opinion of its counsel for the merger, Barnes & Thornburg, as to certain tax and other matters;

    - First Indiana receives an opinion of its counsel for the merger, Bose McKinney & Evans LLP, as to certain tax matters;

    - First Indiana receives an opinion of Bose McKinney & Evans LLP that the shares of First Indiana common stock to be issued as consideration, when issued in accordance with the terms of the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable, and regarding certain other matters; and

    - Somerset and First Indiana receive "comfort" letters from KPMG LLP, Somerset's and First Indiana's independent public accountants, in accordance with the Statement of Auditing Standards Nos. 72, 76 and 86 issued by the American Institute of Certified Public Accountants.

    No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

AMENDMENT, WAIVER AND TERMINATION

    Prior to the effective time of the merger, certain provisions of the merger agreement may be waived by the party benefitted by such provision or may be amended or modified, by written agreement between First Indiana and Somerset. However, after the Somerset special meeting the merger agreement may not be amended if under Indiana law the amendment requires further approval of the Somerset shareholders and such approval is not obtained.

    The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger by mutual consent of Somerset and First Indiana. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either First Indiana or Somerset if:

    - the other party breaches (1) a representation or warranty contained in the merger agreement, or (2) a covenant or other agreement contained in the merger agreement, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the breaching party, and in either case, which cannot be or has not been cured within 30 days after giving written notice to the breaching party;

    - the merger is not completed by December 31, 2000;

    - the approval of a governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement is denied by final, nonappealable action of such authority; or

    - either the Somerset shareholders or the First Indiana shareholders fail to approve the merger agreement at their special meetings.

    In addition, First Indiana may terminate the merger agreement if the Somerset board of directors withdraws or materially changes its recommendation to approve the merger agreement. Somerset may terminate the merger agreement if
(1) the First Indiana board of directors withdraws or materially changes its recommendation to approve the merger agreement, or (2) Somerset simultaneously enters into a definitive agreement with a third party that has made a Superior Proposal (as defined in the merger agreement), but if Somerset terminates for this reason it must deliver written notice of its intention to terminate at least five days in advance. In addition, if either Somerset or First Indiana terminates the merger agreement for any of the reasons described in this paragraph, it must pay to the other party a termination fee of $1,000,000.

INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS

    First Indiana has agreed to indemnify and hold harmless each director and officer of Somerset and any subsidiary of Somerset for six years after the effective time of the merger in connection with any threatened or actual claim, action or investigation arising out of the fact that such person is or was a director or officer of Somerset or any Somerset subsidiary at or prior to the effective time, including all indemnified liabilities based on, or arising out of, or pertaining to the merger agreement, the merger or the transactions contemplated by the merger agreement, to the full extent of Indiana law and First Indiana's articles of incorporation.

    In addition, First Indiana has agreed to use its reasonable best efforts to include Somerset's directors and officers on its existing insurance, or to obtain directors' and officers' liability insurance "tail" policy coverage for Somerset's directors and executive officers for a period of two years, which will provide the directors and officers with coverage on substantially similar terms as currently provided by Somerset to such directors and officers for claims based on activity prior to the effective time. However, First Indiana has no obligation to pay more than $48,750 per year in premiums for the coverage.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of the material U.S. federal income tax consequences to holders of Somerset common stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold Somerset common stock as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their shares of Somerset common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    It is a condition to the merger that First Indiana receive an opinion of its counsel for the merger, Bose McKinney & Evans LLP, that the merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that Somerset receive an opinion of its counsel for the merger, Barnes & Thornburg, that (1) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and (2) no gain or loss will be recognized by Somerset shareholders to the extent they receive First Indiana common stock as consideration in exchange for shares of

Somerset common stock. In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from Somerset, First Indiana and others. Neither of these tax opinions will be binding on the Internal Revenue Service, but neither First Indiana nor Somerset intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

    TAX CONSEQUENCES OF THE MERGER GENERALLY. Based on the above assumptions and qualifications, for U.S. federal income tax purposes (1) no gain or loss generally will be recognized by First Indiana or Somerset pursuant to the merger, (2) a shareholder of Somerset who exchanges all of its Somerset common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted tax basis in the shares surrendered, (3) a shareholder of Somerset who receives solely First Indiana common stock in exchange for its shares in the merger will not recognize any gain or loss (except, as discussed below, to the extent the shareholder receives cash in exchange for fractional shares) and
(4) a shareholder of Somerset who receives a combination of cash and First Indiana common stock in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received.

    TAX FREE REORGANIZATION. Neither First Indiana nor Somerset will recognize any gain or loss with respect to the merger and the exchange of common stock and securities made thereto, because the merger, if and when consummated in accordance with the merger agreement, will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code.

    EXCHANGE OF SOMERSET COMMON STOCK SOLELY FOR FIRST INDIANA COMMON STOCK. A shareholder of Somerset who receives solely First Indiana common stock in exchange for its shares in the merger will not recognize any gain or loss upon such exchange, except to the extent that cash is received in lieu of a fractional share of Somerset common stock, as discussed below. The aggregate adjusted tax basis of the shares of First Indiana common stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares surrendered therefor, and the holding period of the First Indiana common stock will include the holding period of the shares of Somerset common stock surrendered therefor, provided that the Somerset common stock was held as a capital asset as of the merger.

    EXCHANGE OF SOMERSET COMMON STOCK FOR FIRST INDIANA COMMON STOCK AND
CASH. A shareholder of Somerset who receives a combination of cash and shares of First Indiana common stock in the merger will not recognize loss, but to the extent cash is received will recognize gain, if any, on the shares so exchanged to the extent of any cash received equal to the excess of the cash and the fair market value of the First Indiana common stock received by the shareholder over such shareholder's adjusted tax basis on the Somerset common stock exchanged therefor. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend pursuant to
Section 356(a)(2) of the Code, in which case such gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of Somerset's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for such shares is greater than one year. The following is a brief discussion of such potential tax treatment; however, Somerset shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Somerset common stock will be treated as a dividend.

    The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a shareholder of Somerset pursuant to the merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Code. Under this analysis (called the "hypothetical redemption analysis"), a shareholder of Somerset will be treated as if the portion of the shares of Somerset common stock exchanged for cash in the merger had been instead exchanged for shares of First

Indiana common stock (the "hypothetical shares"), followed immediately by a redemption of the hypothetical shares by First Indiana for cash. See Clark v. Commissioner, 489 U.S. 726 (1989). Under the principles of Section 302 of the Code, a shareholder of Somerset will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is
(1) "substantially disproportionate" with respect to such shareholder or
(2) "not essentially equivalent to a dividend."

    In applying the "substantially disproportionate" and "not essentially equivalent to a dividend" tests, the constructive ownership rules of
Section 318 of the Code will apply in comparing the shareholder's ownership interest in First Indiana both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. The constructive ownership rules of Section 318 fall into four categories. First, under the family attribution category, an individual Somerset shareholder will be treated as constructively owning Somerset common stock actually or constructively owned by his or her spouse, children, grandchildren, and parents. There is no attribution between siblings or from a grandparent to a grandchild. Second, under the entity to beneficiary category, Somerset common stock that is actually owned by a trust, estate, corporation, partnership, or limited liability company is treated as being constructively owned by the beneficiaries, shareholders, partners, and/or members in proportion to their interests in the trust, estate, corporation, partnership, or limited liability company; PROVIDED, HOWEVER, that this rule does not apply to a shareholder who owns less than 50% of a corporation that is a Somerset shareholder. Third, pursuant to the beneficiary to entity category, all Somerset common stock that is actually owned by an individual who is a beneficiary, shareholder, partner, or member of a trust, estate, corporation, partnership, or limited liability company is treated as being constructively owned by such trust, estate, corporation, partnership, or limited liability company; PROVIDED, HOWEVER, that this rule does not apply to a shareholder who owns less than 50% of a corporation and to a trust beneficiary whose interest is a "remote contingent interest" (an interest whose actuarial value is 5% or less of the trust property). Finally, under the option category, a Somerset shareholder who holds an option to acquire Somerset common stock is treated as constructively owning the underlying stock. Somerset common stock that is attributed from one family member to another family member cannot be reattributed to a third family member and stock that is attributed from a beneficiary to an entity cannot be reattributed from the entity to another beneficiary. Further, S corporations are treated as partnerships for purposes of
Section 318 of the Code.

    The hypothetical redemption would be "substantially disproportionate" if the percentage of First Indiana common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of First Indiana common stock actually and constructively owned by such shareholder immediately before the hypothetical redemption if only First Indiana common stock had been distributed in the merger.

    Even if the hypothetical redemption does not satisfy the "substantially disproportionate" test, such hypothetical redemption may be "not essentially equivalent to a dividend." Whether the hypothetical redemption by First Indiana of the hypothetical shares for cash is "not essentially equivalent to a dividend" with respect to a shareholder of Somerset will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of First Indiana stock in order to qualify as "not essentially equivalent to a dividend." In making such a determination, a shareholder of Somerset should compare his or her share interest in First Indiana (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. Whether a "meaningful reduction" occurs varies depending on the facts and circumstances of each shareholder. The Internal Revenue Service has indicated in published rulings that a critical factor in whether a reduction is meaningful is whether the holder has no actual or constructive control (50% ownership) over corporate affairs immediately after the exchange. Any shareholder whose relative stock interest in First Indiana before the hypothetical redemption is minimal and who exercises no "control" over corporate affairs is generally treated as having had a "meaningful reduction" in his or her stock after the hypothetical redemption transaction if his or her percentage stock ownership in First Indiana has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption.

    The aggregated adjusted tax basis of the shares of First Indiana common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain recognized, if any. The holding period of First Indiana common stock will include the holding period of the shares of Somerset common stock surrendered therefor.

    EXCHANGE OF SOMERSET COMMON STOCK SOLELY FOR CASH. In general, in the case of a shareholder of Somerset who exchanges all of its Somerset common stock for cash in the merger, the cash will be treated as received by the shareholder as a distribution in redemption of the shareholder's shares, subject to the provisions and limitations of Section 302 of the Code. Where, after such redemption, such shareholder does not own shares of Somerset common stock actually or constructively through the constructive ownership rules of
Section 318(a) of the Code, the redemption will be treated as a complete termination of interest within the meaning of Section 302(b)(3) of the Code. Accordingly, such Somerset shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the shares of Somerset common stock surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

    CASH RECEIVED IN LIEU OF A FRACTIONAL INTEREST OF FIRST INDIANA COMMON STOCK. A shareholder of Somerset who receives cash in lieu of a fractional share of First Indiana common stock will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by First Indiana subject to
Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Somerset shareholder. (See above.) If the deemed redemption is treated as a sale of a fractional share, a Somerset shareholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of First Indiana common stock allocable to such fractional interest. Such gain or loss will be capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

    EXCHANGE OF SOMERSET OPTIONS FOR FIRST INDIANA OPTIONS. A Somerset shareholder who exchanges his or her options to acquire Somerset common stock for like options to acquire First Indiana common stock will recognize no gain or loss on the exchange to the extent that the options constitute securities. SEE Rev. Rul. 70-269, 1970-1 C.B. 82, AS MODIFIED BY Rev. Rul. 98-10, 1998-1 C B
643. The term "securities" includes rights (options) issued by a party to a reorganization to acquire its stock. SEE Treas. Reg. Section 1.354-1(e).

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments of cash to a holder surrendering shares of Somerset common stock will be subject to information reporting and "backup" withholding (whether or not the holder also receives First Indiana common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

REGULATORY MATTERS

    OFFICE OF THRIFT SUPERVISION. First Indiana and Somerset are both registered savings and loan holding companies. The merger is subject to receipt of approval from the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act and the Federal Deposit Insurance Act and related OTS regulations. This approval requires consideration of various factors, including assessments of the competitive effect of the proposed merger and the managerial and financial resources and future prospects of the resulting organization. The Community Reinvestment Act of 1977 also requires that the OTS, in deciding whether to approve the merger, must assess the record of First Indiana Bank in meeting the credit needs of the community it serves, including low and moderate income neighborhoods. OTS regulations require publication of notice of, and an opportunity for public comment with respect to, the application.

    The merger cannot proceed in the absence of the necessary regulatory
approvals. On             , 2000, the OTS advised First Indiana and Somerset
that it had approved the proposed merger with no conditions, restrictions or requirements that the First Indiana board of directors has reasonably determined would, following the effective time of the merger, have a material adverse effect on First Indiana or reduce the benefits of the merger to such a degree that First Indiana would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement. First Indiana and Somerset are not aware of any other regulatory approvals required in order to complete the merger.

RESALES OF FIRST INDIANA COMMON STOCK

    The shares of First Indiana common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Somerset for purposes of Rule 145 under the Securities Act of 1933 as of the date of the special meeting. Affiliates may not sell their shares of First Indiana common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

    Somerset has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Somerset to execute and deliver to First Indiana an agreement pursuant to which such person agreed, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of First Indiana common stock distributed to them pursuant to the merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to First Indiana, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. First Indiana may place restrictive legends on certificates representing First Indiana common stock issued to all persons who are deemed to be "affiliates" of Somerset under Rule 145. This joint proxy statement and prospectus does not cover resales of First Indiana common stock received by any person who may be deemed to be an affiliate of Somerset. Affiliates of Somerset subject to Rule 145 may sell shares of First Indiana common stock held by them during the one-year period following the merger provided First Indiana remains current in its reporting obligations under the Securities Exchange Act of 1934 (and two year period if it does not) only in accordance with Rule 145(d), pursuant to an effective registration statement or in transactions otherwise exempt from registration under the Securities Act of 1933.

                     FIRST INDIANA SELECTED FINANCIAL DATA

    This information is derived from audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from unaudited consolidated financial statements for the three months ended March 31, 1999 and 2000. Information with respect to per share data for all periods reflects a six-for-five stock split effected March 1, 1996, a five-for-four stock split effected March 18, 1997 and a six-for-five stock split effected March 6, 1998. You should read this information together with First Indiana's historical consolidated financial statements, and related notes, which appear elsewhere in this proxy statement and prospectus.

                                                   AT                              AT DECEMBER 31,
                                               MARCH 31,    --------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     2000         1999         1998         1997         1996         1995
---------------------------------------------  ----------   ----------   ----------   ----------   ----------   ----------
FINANCIAL CONDITION DATA
Total assets...............................    $2,065,247   $1,979,774   $1,795,990   $1,613,405   $1,496,421   $1,541,843
Loans receivable--net......................     1,764,268    1,673,422    1,518,543    1,348,529    1,215,550    1,250,726
Mortgage-backed securities.................        52,739       54,734       29,680       38,279       36,412       49,498
Investments................................       100,374      103,169      113,291      111,400      106,895      102,656
Total deposits.............................     1,351,794    1,312,115    1,227,918    1,107,555    1,095,486    1,136,980
Federal Home Loan Bank advances............       391,821      366,854      327,247      257,458      215,466      214,781
Short term borrowings......................       114,842       98,754       54,219       75,751       30,055       38,642
Shareholders' equity.......................       180,770      177,103      165,970      153,036      138,658      129,297

                                                THREE MONTHS
                                                    ENDED
                                                  MARCH 31,                      YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------------
                                               2000       1999       1999       1998       1997       1996       1995
                                             --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA
Interest income............................  $40,256    $34,287    $146,426   $136,931   $128,385   $126,501   $125,057
Interest expense...........................   21,295     17,799      75,575     73,080     64,351     63,785     66,017
  Provision for losses on loans and real
    estate owned, net......................    2,439      2,460       9,410      9,780     10,700     10,794      7,900
Net earnings...............................    5,517      4,630      22,733     19,147     17,744     13,704     17,267
Net interest margin(1).....................     3.93%      3.82%       3.92%      3.88%      4.39%      4.40%      4.15%
Basic earnings per common share............  $  0.44    $  0.37    $   1.81   $   1.50   $   1.40   $   1.10   $   1.39
Diluted earnings per common share..........     0.43       0.36        1.77       1.44       1.36       1.06       1.34
Dividends declared per common share........     0.14       0.13        0.52       0.48       0.40       0.38       0.32

OTHER DATA
Net earnings to average total assets(1)....     1.11%      1.03%       1.20%      1.12%      1.17%      0.92%      1.16%
Net earnings to average shareholders'
  equity(1)................................    12.30      11.10       13.37      11.96      12.16      10.15      14.03
Average shareholders' equity to average
  total assets.............................     8.99       9.24        9.00       9.33       9.66       9.09       8.28
Dividend payout ratio......................    31.82      35.14       28.73      32.00      28.57      34.55      23.02

------------------------------

(1) Interim calculations have been annualized for comparative purposes.

               FIRST INDIANA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEARS ENDED DECEMBER 31, 1998 AND
  DECEMBER 31, 1997

    First Indiana Corporation posted another year of record earnings in 1999. Net earnings were $22,733,000, or $1.81 per basic share, for the year ended December 31, 1999, including a gain from the sale of the deposits of the Evansville Division of First Indiana Bank, First Indiana's principal subsidiary. This represents a 19 percent increase over 1998 earnings of $19,147,000, or $1.50 per basic share. Earnings for the year ended December 31, 1997, were $17,744,000, or $1.40 per basic share. Excluding the gain from the Evansville sale, 1999 earnings were $21,738,000, or $1.73 per basic share, a 14 percent increase, which is also a record.

    Diluted earnings per share, including the Evansville sale, were $1.77 for the year, compared to $1.44 for the year ended December 31, 1998, and $1.69 excluding the Evansville sale.

    Return on average equity for 1999 was 13.37 percent, compared with
11.96 percent in 1998 and 12.16 percent in 1997.

    To reflect confidence in the continued earnings potential of First Indiana, the board of directors authorized an 8 percent increase in First Indiana's annual cash dividend, to $.56 per share from $.52 per share, beginning with the first quarterly dividend payment on March 15, 2000. Dividends per common share (adjusted for stock dividends and splits) were $.52 in 1999, $.48 in 1998, and $.40 in 1997. All per-share amounts in the 1999 Annual Report have been adjusted for all stock dividends and splits.

    During the third quarter of 1999, First Indiana completed two significant events that affected earnings. These were the sale of $120 million of deposits of First Indiana Bank's five Evansville, Indiana-area branches and changes in First Indiana Bank's mortgage banking strategy.

    In August, First Indiana sold its Evansville Division to another bank. This action reflects First Indiana Bank's relationship-based strategy as it allowed First Indiana Bank to focus resources in Central Indiana, the fastest-growing region of the state.

    Also in the third quarter, First Indiana Bank exited the traditional mortgage banking business in favor of originating mortgages for relationship customers. Mortgage lending has become a commodity business, where the only differentiating factor for most customers is a low rate; consequently, First Indiana shifted its emphasis onto products and services where First Indiana Bank can add value in other ways. First Indiana continues to offer consumer loan products, which allows First Indiana Bank to capitalize on prosperous markets throughout the United States and diversify geographic risk, without the overhead of fixed offices. The initial result of this change in strategy was a decrease in residential loan originations. Residential mortgage loan originations amounted to $494 million in 1999, compared with $744 million in 1998.

    Originations in home equity lending were $526 million, compared with $433 million in 1998. This significant increase was a result of several factors. First, First Indiana Bank continued to expand its distribution network and currently provides loans in 45 states. Much of the expansion concentrated in the western United States, where growth potential is strong. Second, First Indiana Bank diversified its product offering and began pursuing larger first lien loans more aggressively. Third, the environment of 1999 produced difficulties for some competitors and gave First Indiana the opportunity to secure more business. Last, in keeping with First Indiana Bank's overall strategy of deepening relationships, plans were implemented to concentrate on loan originations through a smaller number of larger producers. This resulted in operational efficiencies as well as larger sales.

    Relationship building was a key in construction lending, and resulted in originations of $521 million, compared with $481 million the previous year. In addition, new markets were added, and a variety of unique products were developed to take advantage of growing markets.

    Another area of asset growth in 1999 was the business-related segments of the market. Business loans outstanding increased to $236 million at year-end 1999 from $179 million one year earlier.

    The significant growth in originations in these core assets areas translated into growth on the balance sheet. At December 31, 1999, home equity, construction, and business loans outstanding were $665 million, $274 million, and $236 million, compared with $566 million, $216 million, and $179 million one year earlier.

    The provision for loan losses in 1999 was $9,410,000, compared with $9,780,000 in 1998 and $10,700,000 in 1997. By continuing to provide for loan losses in a manner consistent with the higher risk associated with and losses inherent in home equity, construction, and business lending, First Indiana Bank's loan loss allowance was $28,759,000 at year-end, or 163 percent of non-performing loans, compared with $25,700,000, or 150 percent of non-performing loans, at December 31, 1998.

    FirstTrust Indiana, First Indiana Bank's trust and investment advisory division, completed its first year of operation since receiving trust powers on December 31, 1998. Account relationships have been accepted in three product lines: personal trust, institutional investment management, and estate and guardianship administration. Assets under management stood at approximately
$450 million at year-end 1999, approaching $1 billion during the year, including a short-term institutional assignment.

    First Indiana's total assets increased 10.2 percent to $1,979,774,000 at year-end, compared with $1,795,990,000 at December 31, 1998. Shareholders' equity increased to $177,103,000 at December 31, 1999, a 6.7 percent increase over the December 31, 1998 level of $165,970,000. The tangible and core capital of First Indiana Bank was $157,725,000, or 7.98 percent of assets, which exceeded regulatory minimums by $128,090,000 and $78,699,000 at year-end 1999. Average shareholders' equity to average assets equaled 9.00 percent and
9.33 percent for 1999 and 1998.

    First Indiana Corporation is a non-diversified, unitary savings and loan holding company. First Indiana Bank is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

    NET INTEREST INCOME

    Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

    Net interest income was $70,851,000 in 1999, compared with $63,851,000 in 1998 and $64,034,000 in 1997. This increase is primarily due to growth in earning assets, with 1999 levels at ten percent over 1998.

    NET INTEREST MARGIN

    First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin was 3.92 percent for the year ended December 31, 1999, compared with 3.88 percent in 1998 and 4.39 percent in 1997. Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities). Interest-rate spread is the difference between the return on total earning assets and the cost of total interest-bearing liabilities.

    First Indiana's average interest-rate spread for the year ended December 31, 1999 was 3.28 percent, compared with 3.16 percent in 1998 and
3.70 percent in 1997.

    The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 64 basis points to the margin in 1999, compared with 72 and 69 basis points in 1998 and 1997.

    The following table presents an analysis of First Indiana's income-earning assets and interest-bearing liabilities.

                                                 1999                               1998                         1997
                                   --------------------------------   --------------------------------   ---------------------
                                    AVERAGE                            AVERAGE                            AVERAGE
(DOLLARS IN THOUSANDS)              BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE      BALANCE     INTEREST
----------------------             ----------   --------   --------   ----------   --------   --------   ----------   --------
Assets
Earning Assets
Federal Funds Sold...............  $    8,572   $    411     4.79%    $    9,469   $    521     5.50%    $   12,739   $    695
Investments......................     103,551      6,247     6.03        124,756      7,465     5.98        113,037      6,818
Federal Home Loan Bank Stock.....      17,977      1,476     8.21         14,171      1,097     7.74         13,207      1,055
Mortgage-Backed Sec..............      50,155      3,255     6.49         32,446      2,065     6.36         35,130      2,446
Loans Receivable(1)..............   1,625,666    135,037     8.31      1,465,288    125,783     8.58      1,284,212    117,371
                                   ----------   --------              ----------   --------              ----------   --------
Total Earning Assets.............   1,805,921    146,426     8.11      1,646,130    136,931     8.32      1,458,325    128,385
                                   ----------   --------              ----------   --------              ----------   --------
Other Assets.....................      82,917                             68,885                             52,168
                                   ----------                         ----------                         ----------
Total Assets.....................  $1,888,838                         $1,715,015                         $1,510,493
                                   ==========                         ==========                         ==========
Liabilities and Shareholders'
  Equity
Interest Bearing Liabilities
Deposits
  Now and Money Market Checking..  $   98,515   $  1,611     1.64%    $   84,891   $  1,951     2.30%    $   84,761   $  1,908
  Passbook and Statement
    Savings......................     375,684     15,381     4.09        330,917     15,225     4.60        302,635     13,881
  Money Market Savings...........      24,603        764     3.11         28,819        990     3.44         30,416      1,001
  Jumbo Certificates.............     235,320     13,208     5.61        184,332     10,771     5.84        113,632      6,583
  Fixed-Rate Certificates........     446,610     23,509     5.26        464,839     25,998     5.59        470,853     26,563
Federal Home Loan Bank Advances..     328,470     18,309     5.57        270,491     15,348     5.67        219,685     12,288
Short-Term Borrowings............      56,348      2,793     4.96         52,922      2,797     5.29         39,018      2,127
                                   ----------   --------              ----------   --------              ----------   --------
Total Interest Bearing
  Liabilities....................   1,565,550     75,575     4.83      1,417,211     73,080     5.16      1,261,000     64,351
                                   ----------   --------              ----------   --------              ----------   --------
Other Liabilities................     153,249                            137,737                            103,566
Shareholders' Equity.............     170,039                            160,067                            145,927
                                   ----------                         ----------                         ----------
Total Liabilities and
  Shareholders' Equity...........  $1,888,838                         $1,715,015                         $1,510,493
                                   ==========                         ==========                         ==========
Net Interest Income/Spread.......               $ 70,851     3.28%                 $ 63,851     3.16%                 $ 64,034
                                                ========     ====                  ========     ====                  ========
Net Interest Margin..............                            3.92%                              3.88%
                                                             ====                               ====

                                     1997
                                   --------

(DOLLARS IN THOUSANDS)               RATE
----------------------             --------
Assets
Earning Assets
Federal Funds Sold...............    5.46%
Investments......................    6.03
Federal Home Loan Bank Stock.....    7.99
Mortgage-Backed Sec..............    6.96
Loans Receivable(1)..............    9.14

Total Earning Assets.............    8.80

Other Assets.....................

Total Assets.....................

Liabilities and Shareholders'
  Equity
Interest Bearing Liabilities
Deposits
  Now and Money Market Checking..    2.25%
  Passbook and Statement
    Savings......................    4.59
  Money Market Savings...........    3.29
  Jumbo Certificates.............    5.79
  Fixed-Rate Certificates........    5.64
Federal Home Loan Bank Advances..    5.59
Short-Term Borrowings............    5.45

Total Interest Bearing
  Liabilities....................    5.10

Other Liabilities................
Shareholders' Equity.............

Total Liabilities and
  Shareholders' Equity...........

Net Interest Income/Spread.......    3.70%
                                     ====
Net Interest Margin..............    4.39%
                                     ====

------------------------------

(1) Included in loans receivable are loans held for sale totaling $32,567, $98,588, and $34,217 in 1999, 1998, and 1997, and non-accrual loans.

    CHANGES IN RATE/VOLUME

    The following table shows the impact on net interest income of changes in interest rates and volume of First Indiana's assets and liabilities.

                                                1999 COMPARED WITH 1998                        1998 COMPARED WITH 1997
                                          INCREASE (DECREASE) DUE TO CHANGE IN           INCREASE (DECREASE) DUE TO CHANGE IN
                                      --------------------------------------------   --------------------------------------------
(DOLLARS IN THOUSANDS)                  RATE      VOLUME     OTHER     NET CHANGE      RATE      VOLUME     OTHER     NET CHANGE
----------------------                --------   --------   --------   -----------   --------   --------   --------   -----------
Interest Income
Loans Receivable....................  $(4,068)   $13,767     $(445)      $ 9,254     $(7,132)   $16,550    $(1,006)     $8,412
Investments.........................       61     (1,269)      (10)       (1,218)        (54)       707         (6)        647
Federal Home Loan Bank Stock........       68        294        17           379         (78)       129         (9)         42
Mortgage Backed Securities..........       41      1,127        22         1,190        (210)      (187)        16        (381)
Federal Funds Sold..................      (67)       (49)        6          (110)          6       (178)        (2)       (174)
                                      -------    -------     -----       -------     -------    -------    -------      ------
                                       (3,965)    13,870      (410)        9,495      (7,468)    17,021     (1,007)      8,546
                                      -------    -------     -----       -------     -------    -------    -------      ------
Interest Expense
Deposits
  Now and Money Market Checking.....     (563)       313       (90)         (340)         40          3         --          43
  Passbook and Statement Savings....   (1,677)     2,060      (227)          156          43      1,297          4       1,344
  Money Market Savings..............      (95)      (145)       14          (226)         44        (53)        (2)        (11)
  Jumbo Certificates................     (425)     2,979      (117)        2,437          57      4,096         35       4,188
  Fixed-Rate Certificates...........   (1,530)    (1,019)       60        (2,489)       (229)      (339)         3        (565)
Federal Home Loan Bank Advances.....     (271)     3,290       (58)        2,961         177      2,842         41       3,060
Short-Term Borrowings...............     (174)       181       (11)           (4)        (65)       758        (23)        670
                                      -------    -------     -----       -------     -------    -------    -------      ------
                                       (4,735)     7,659      (429)        2,495          67      8,604         58       8,729
                                      -------    -------     -----       -------     -------    -------    -------      ------
Net Interest Income.................  $   770    $ 6,211     $  19       $ 7,000     $(7,535)   $ 8,417    $(1,065)     $ (183)
                                      =======    =======     =====       =======     =======    =======    =======      ======

    NON-INTEREST INCOME

    The following table shows First Indiana's non-interest income for the past three years.

                                                                                YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------------
                                                                       INCREASE                         INCREASE
                                                                      (DECREASE)                       (DECREASE)
                                                                  -------------------              -------------------
(DOLLARS IN THOUSANDS)                                   1999      AMOUNT    PERCENT      1998      AMOUNT    PERCENT      1997
----------------------                                 --------   --------   --------   --------   --------   --------   --------
Sale of Investments..................................  $  (886)   $(1,281)    (324.3)%  $   395    $   178      82.0%    $   217
Sale of Loans........................................    5,288     (4,498)     (46.0)     9,786      4,854      98.4       4,932
Sale of Deposits.....................................    7,590      7,590      100.0         --         --                    --
Loan Servicing Income................................    1,220       (415)     (25.4)     1,635     (1,132)    (40.9)      2,767
Loan Fees............................................    3,626        534       17.3      3,092        734      31.1       2,358
Insurance Commissions................................      108          2        1.9        106       (132)    (55.5)        238
Trust Fees...........................................    1,080      1,080      100.0         --         --        --          --
Customer Fee Income..................................    5,296      1,189       29.0      4,107        403      10.9       3,704
Other................................................    3,636         81        2.3      3,555        821      30.0       2,734
                                                       -------    -------     ------    -------    -------     -----     -------
                                                       $26,958    $ 4,282       18.9%   $22,676    $ 5,726      33.8%    $16,950
                                                       =======    =======     ======    =======    =======     =====     =======

    The increase in non-interest income was due to several important factors. FirstTrust completed its first full year of operation, which produced a significant increase in trust fees. Customer fee income grew substantially as a benefit of a significant increase in the number of consumer and business checking accounts during 1999. This growth was due to marketing efforts and the fallout of mergers by other banks in the market. These increases were offset by decreases in the gains on sales of investments and loans. During the third quarter of 1999, First Indiana Bank recognized a $7.6 million gain on the sale of deposits at its Evansville, Indiana-area branches. First Indiana Bank also elected to sell certain loans and investment securities available for sale, which resulted in a $4.4 million loss. In addition, approximately $1.6 million in various non-interest expenses related to the Evansville and mortgage restructuring were recognized during the quarter.

    NON-INTEREST EXPENSE

    The following table describes First Indiana's non-interest expense for each of the past three years.

                                                                              YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                                     INCREASE                         INCREASE
                                                                    (DECREASE)                       (DECREASE)
                                                                -------------------              -------------------
(DOLLARS IN THOUSANDS)                                 1999      AMOUNT    PERCENT      1998      AMOUNT    PERCENT      1997
----------------------                               --------   --------   --------   --------   --------   --------   --------
Salaries and Benefits..............................  $ 39,343    $5,965      17.9%    $ 33,378   $ 7,442      28.7%    $25,936
Capitalized Salaries and Benefits..................   (11,191)     (514)      4.8      (10,677)   (4,657)    (77.4)     (6,020)
Net Occupancy......................................     2,942        49       1.7        2,893        41       1.4       2,852
Deposit Insurance..................................       712        21       3.0          691        (2)     (0.3)        693
Real Estate Owned Operations--Net..................       537      (321)    (37.4)         858       206      31.6         652
Equipment..........................................     5,825       783      15.5        5,042       350       7.5       4,692
Office Supplies and Postage........................     2,059        27       1.3        2,032       183       9.9       1,849
Other..............................................    12,119       580       5.0       11,539     1,089      10.4      10,450
                                                     --------    ------     -----     --------   -------     -----     -------
                                                     $ 52,346    $6,590      14.4%    $ 45,756   $ 4,652      11.3%    $41,104
                                                     ========    ======     =====     ========   =======     =====     =======

    Non-interest expense increased in 1999, in support of several long-term strategies; however, the majority of the increase was reflected in salaries and benefits. Approximately $3.0 million, or 45%, of the increase in non-interest expense can be attributed to record loan originations. Also, in connection with the sale of the Evansville Division and the restructuring of First Indiana Bank's mortgage lending business, appropriate severance packages were provided for a number of employees, primarily in the third quarter. Furthermore, the first full year of operation of First Indiana Bank's FirstTrust Division added salaries and benefits for 11 employees. Even though salaries and benefits increased compared to those of 1998, the fourth quarter saw a decrease of 8 percent over the prior fourth quarter. In addition, expenses rose due to Year 2000 preparedness planning. The "other" category increased as a consequence of marketing and expenses related to First Indiana Bank's increase in the number of checking accounts.

    ASSET QUALITY

    First Indiana's asset quality is directly affected by the credit risk of the assets on its balance sheet. The procedures for reviewing the quality of First Indiana's loans, the appropriateness of loan and real estate owned ("REO") classifications, and the adequacy of loan and REO loss allowances are reviewed by First Indiana's board of directors.

    GENERAL ALLOWANCES--First Indiana establishes general allowances as percentages of loans outstanding. The percentages are based on First Indiana Bank's risk model, which incorporates empirical data about loss experience, credit risk, geographic diversity, general economic trends, and other factors.

    ADEQUACY OF ALLOWANCES--Management believes that First Indiana's current loan and REO loss allowances are sufficient to absorb future losses inherent in the current loan and REO portfolio. However, there can be no assurance that additional allowances will not be required or that the amount of any such allowances will not be significant. Various regulatory agencies periodically review these allowances and may require First Indiana to recognize additions to them.

    The Investment Committee of First Indiana's board of directors is responsible for monitoring and reviewing investment quality and liquidity. This committee approves investment policies and meets quarterly to review investment transactions. Credit risk is controlled by limiting the number and size of investments and by approving the brokers and dealers through which investments are made.

    NON-PERFORMING ASSETS

    First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, REO, and other repossessed assets, decreased to $19.4 million at December 31, 1999 from $19.9 million one year earlier.

    NON-ACCRUAL, IMPAIRED, AND RESTRUCTURED LOANS--First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with the loan's contractual terms. Impairment is recognized by allocating a portion of the allowance for loan losses to such a loan to the extent that the recorded investment of an impaired loan exceeds its value. A loan's value is based on the loan's underlying collateral or the calculated present value of projected cash flows discounted at the contractual interest rate.

    The table below sets forth the amounts of First Indiana's non-performing assets. The information pertaining to non-accrual loans and restructured loans is set forth by type of loan.

                                                                     DECEMBER 31,
                                                 ----------------------------------------------------
(DOLLARS IN THOUSANDS)                             1999       1998       1997       1996       1995
----------------------                           --------   --------   --------   --------   --------
Non Accrual Loans
  Residential Mortgage.........................  $ 3,564    $ 4,268    $ 3,718    $ 3,849    $ 2,399
  Residential Construction.....................    4,090      4,714      6,059      4,573      2,229
  Commercial Real Estate.......................       --         --         99         --      1,514
  Business.....................................      806      1,019        254        166        428
  Consumer.....................................    7,493      7,175      8,302      6,792      8,120
                                                 -------    -------    -------    -------    -------
  Total Non Accrual Loans......................   15,953     17,176     18,432     15,380     14,690
                                                 -------    -------    -------    -------    -------
Impaired Loans.................................    1,719         --         --         --      3,306
Restructured Loans.............................       --         --         --      6,913      5,909
Real Estate Owned..............................    1,727      2,704      4,390      4,828      2,943
Other Repossessed Assets.......................       --         --         --         --        317
                                                 -------    -------    -------    -------    -------
Total Non Performing Assets....................  $19,399    $19,880    $22,822    $27,121    $27,165
                                                 =======    =======    =======    =======    =======

    REAL ESTATE OWNED--Real estate owned is generally acquired through foreclosure, and is carried at the lower of First Indiana Bank's book balance in the property or the fair market value of the property, less reasonable costs of disposition. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios described above.

    The following schedule is a summary of REO, net of the allowance for REO losses.

                                                                         DECEMBER 31,
                                                     ----------------------------------------------------
(DOLLARS IN THOUSANDS)                                 1999       1998       1997       1996       1995
----------------------                               --------   --------   --------   --------   --------
Residential Mortgage...............................   $  214     $  291     $  858     $  371    $   430
Residential Construction...........................      633        563        749        915        713
Commercial Real Estate.............................       --        154         95         95         94
Consumer...........................................      880      1,696      2,688      3,447      1,706
Allowance for REO Losses...........................     (500)      (500)      (483)      (543)    (1,066)
                                                      ------     ------     ------     ------    -------
Real Estate Owned--Net.............................   $1,227     $2,204     $3,907     $4,285    $ 1,877
                                                      ======     ======     ======     ======    =======

    POTENTIAL PROBLEM ASSETS--First Indiana had $21.0 million in potential problem loans at December 31, 1999. Of this amount, $16.8 million consisted of loans to residential builders, $2.9 million represented loans to business borrowers, and $1.3 million represented loans to commercial real estate/ land development borrowers. These loans are currently performing according to their loan agreements, but the borrower's financial operations and condition caused management to question their ability to comply with present repayment terms. The collateral for the builder loans is one-to-four family dwellings and fully developed lots. The business loans are also collateralized with non-residential real estate and other assets. The land development loans are collateralized with developed lots or development in progress and raw land.

    SUMMARY OF LOAN LOSS EXPERIENCE

    Loan losses decreased primarily due to reduced consumer and construction loan charge-offs. The net charge-offs of $6.4 million, $6.5 million, and $7.1 million in 1999, 1998, and 1997, respectively, reflect both the significant increase in home equity loans outstanding and the adoption of a more conservative charge-off policy. First Indiana Bank now writes down consumer loans at the date of foreclosure and charges off the entire balance of home equity loans greater than 120 days delinquent with loan-to-value ratios above
90 percent. If the loan has a loan-to-value ratio less than 90 percent, the loan is written down to its estimated disposition value after considering any first mortgage position and disposition costs.

    First Indiana Bank's loan loss provision of $9.4 million and $9.8 million in 1999 and 1998, respectively, reflects the improved charge-off experience and a decrease in delinquencies in First Indiana Bank's portfolio of home equity loans.

    The allowance for loan losses increased to $28,759,000 at December 31, 1999, or 163 percent of the non-performing loans at year-end.

    The following table summarizes the loan loss experience.

                                                                      DECEMBER 31,
                                            ----------------------------------------------------------------
(DOLLARS IN THOUSANDS)                        1999          1998          1997          1996          1995
----------------------                      --------      --------      --------      --------      --------
Balance of Allowance for Loan Losses at
  Beginning of Year.......................  $25,700       $22,414       $18,768       $16,234       $12,525
Charge-Offs
Residential Mortgage......................      (30)          (91)          (83)           (9)          (34)
Residential Construction..................     (412)         (658)       (1,190)         (360)         (231)
Commercial Real Estate....................       --           (93)          (75)           --        (1,139)
Consumer..................................   (5,114)       (6,934)       (7,210)       (9,592)       (2,969)
Business..................................   (2,015)          (15)         (528)           --           (61)
                                            -------       -------       -------       -------       -------
Total Charge-Offs.........................   (7,571)       (7,791)       (9,086)       (9,961)       (4,434)
                                            -------       -------       -------       -------       -------
Recoveries
Residential Mortgage......................       --             2            --            26             6
Residential Construction..................      235           270            40            69            16
Commercial Real Estate....................       --            --           727           135            13
Consumer..................................      963           986         1,261         1,429           190
Business..................................       22            39             4            42            18
                                            -------       -------       -------       -------       -------
Total Recoveries..........................    1,220         1,297         2,032         1,701           243
                                            -------       -------       -------       -------       -------
Net Charge-Offs...........................   (6,351)       (6,494)       (7,054)       (8,260)       (4,191)
Provision for Loan Losses.................    9,410         9,780        10,700        11,815         7,900
Recapture of Loan Loss Provision due to
  Auto Portfolio Sale.....................       --            --            --        (1,021)           --
Balance of Allowance for Loan Losses at
  End of Year.............................   28,759        25,700        22,414        18,768        16,234
                                            -------       -------       -------       -------       -------
Balance of REO Loss Allowance at End of
  Year....................................      500           500           483           543         1,066
                                            -------       -------       -------       -------       -------
Balance of Loan and REO Loss Allowance at
  End of Year.............................  $29,259       $26,200       $22,897       $19,311       $17,300
                                            =======       =======       =======       =======       =======
Ratio of Net Charge Offs to Average Loans
  Outstanding.............................     0.39%         0.44%         0.55%         0.67%         0.35%
Ratio of Allowance for Loan Losses to
  Loans Receivable........................     1.69%         1.66%         1.63%         1.52%         1.28%
Ratio of Total Loan and REO Loss Allowance
  to Non Performing Assets................   150.73%       131.79%       100.33%        71.20%        63.68%
Ratio of Allowance for Loan Losses to Non
  Performing Loans........................   162.73%       149.63%       121.60%        84.19%        67.91%

    The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.

                                                                         DECEMBER 31,
                                 ---------------------------------------------------------------------------------------------
                                         1999                    1998                    1997                    1996
                                 ---------------------   ---------------------   ---------------------   ---------------------
                                            PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                                             LOANS IN                LOANS IN                LOANS IN                LOANS IN
                                               EACH                    EACH                    EACH                    EACH
(DOLLARS IN THOUSANDS)            AMOUNT     CATEGORY     AMOUNT     CATEGORY     AMOUNT     CATEGORY     AMOUNT     CATEGORY
----------------------           --------   ----------   --------   ----------   --------   ----------   --------   ----------
Balance at End of Period
  Applicable to:
Residential Mortgage Loans.....  $   673       27.0%     $   609       34.6%     $   588       36.7%     $   632       34.9%
Residential Construction
  Loans........................    5,464       16.4        4,613       14.0        3,663       11.4        3,270       11.2
Commercial Real Estate Loans...      323        2.1          298        2.1          330        2.9          777        3.7
Consumer Loans.................   10,665       40.4        9,508       37.7        9,706       39.9        9,042       42.7
Business Loans.................    4,350       14.1        2,727       11.6        2,008        9.1        1,809        7.5
Unallocated....................    7,285         --        7,945         --        6,119         --        3,238         --
                                 -------      -----      -------      -----      -------      -----      -------      -----
                                 $28,759      100.0%     $25,700      100.0%     $22,414      100.0%     $18,768      100.0%
                                 =======      =====      =======      =====      =======      =====      =======      =====

                                     DECEMBER 31,
                                 ---------------------
                                         1995
                                 ---------------------
                                            PERCENT OF
                                             LOANS IN
                                               EACH
(DOLLARS IN THOUSANDS)            AMOUNT     CATEGORY
----------------------           --------   ----------
Balance at End of Period
  Applicable to:
Residential Mortgage Loans.....  $   426       33.3%
Residential Construction
  Loans........................    2,928       11.2
Commercial Real Estate Loans...    1,095        4.4
Consumer Loans.................    7,808       45.4
Business Loans.................      820        5.7
Unallocated....................    3,157         --
                                 -------      -----
                                 $16,234      100.0%
                                 =======      =====

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    SUMMARY OF CORPORATION'S RESULTS. First Indiana Corporation and subsidiaries had net earnings of $5,517,000 for the first quarter of 2000, compared with net earnings of $4,630,000 in the first quarter of 1999. Diluted earnings per share for the three months ended March 31, 2000 were $.43, compared with $.36 per share for the same period one year ago. Cash dividends for the first quarter of 2000 and 1999 were $.14 and $.13 per share of common stock outstanding, respectively.

    NET INTEREST INCOME. Net interest income was $18,961,000 for the three months ended March 31, 2000, compared with $16,488,000 for the three months ended March 31, 1999. In order to enhance net interest income, First Indiana has targeted the consumer, business, and construction loan portfolios for growth in 2000 while de-emphasizing residential loan portfolio growth.

    Net loans outstanding increased to $1,764,268,000 at March 31, 2000, compared with $1,547,263,000 one year earlier. At March 31, 2000, home equity loans outstanding were $707,283,000, compared with $583,492,000 at March 31, 1999, a 21 percent increase. Business loans were $254,775,000 at March 31, 2000, compared with $200,568,000 one year earlier, a 27 percent increase. Construction loans outstanding increased 13 percent to $276,265,000 at March 31, 2000 compared with $245,553,000 at March 31, 1999. Residential loan sales for the first quarter of 2000 were $9,057,000, compared with $151,703,000 for the same period in 1999. Consumer loans sales for the first quarter of 2000 were $58,481,000, compared with $68,307,000 for the same period in 1999.

    Interest income for the first quarter of 2000 was $40,256,000, compared with $34,287,000 for the three months ended March 31, 1999. Interest expense for the first quarter of 2000 was $21,295,000, compared with $17,799,000 for the three months ended March 31, 1999. The increase in interest expense is related to both the growth in deposits and the increase in short-term borrowings to fund the increase in loans outstanding.

    During the first quarter of 2000, First Indiana's cost of funds was
5.08 percent, compared with 4.76 percent one year ago. The yield on earning assets was 8.34 percent for the first quarter of 2000, compared with
7.94 percent one year ago. These changes are both related to the rising interest-rate environment.

    Annualized return on total average assets was 1.11 percent for the three months ended March 31, 2000, compared with 1.03 percent for the same period in 1999.

    NET INTEREST MARGIN. Net interest margin consists of two components:interest-rate spread and the contribution of interest-free funds (primarily capital and other non-interest-bearing liabilities). The following analysis of net interest margin reflects First Indiana's ability to generate strong net interest income resulting from a prudent combination of assets and liabilities.

NET INTEREST MARGIN

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                      --------------------------
(DOLLARS IN THOUSANDS)                                   2000            1999
----------------------                                ----------      ----------
Net Interest Income.................................  $   18,961      $   16,488
                                                      ==========      ==========

Average Interest-Earning Assets.....................  $1,929,852      $1,727,871
Average Interest-Bearing Liabilities................   1,675,944       1,494,253
                                                      ----------      ----------
  Average Interest-Free Funds.......................  $  253,908      $  233,618
                                                      ==========      ==========

Yield on Interest-Earning Assets....................        8.34%           7.94%
Cost of Interest-Bearing Liabilities................        5.08            4.76
                                                      ----------      ----------
  Interest-Rate Spread..............................        3.26            3.18
Impact of Interest-Free Funds.......................        0.67            0.64
                                                      ----------      ----------
Net Interest Margin.................................        3.93%           3.82%
                                                      ==========      ==========

    All non-accruing delinquent loans have been included in average interest-earning assets.

    Margin has been closely monitored throughout the industry because recent interest rate increases have put upward pressure on deposit costs. To counteract this, First Indiana Bank has focused efforts on prime-based business and consumer lending, which helps ease the downward pressure on net interest margin. A direct result of loan growth has been favorable gains in net interest margin.

    NON-PERFORMING ASSETS AND SUMMARY OF LOAN LOSS EXPERIENCE. The following table analyzes the allowance for loan losses and REO for the three months ended March 31, 2000 and 1999.

                                             ALLOWANCE FOR           REO LOSS             LOAN & REO
                                              LOAN LOSSES            ALLOWANCE          LOSS ALLOWANCE
                                          -------------------   -------------------   -------------------
(DOLLARS IN THOUSANDS)                      2000       1999       2000       1999       2000       1999
----------------------                    --------   --------   --------   --------   --------   --------
Balance of Loss Allowance at Beginning
  of Year...............................  $28,759    $25,700     $ 500      $ 500     $29,259    $26,200
Provision for Losses....................    2,439      2,460       (96)        (6)      2,343      2,454
Charge-Offs--Residential................      (24)        --        --        (14)        (24)       (14)
          --Consumer....................   (1,151)    (1,678)       (3)       (17)     (1,154)    (1,695)
          --Construction................      (25)       (34)       (2)        --         (27)       (34)
          --Business....................      (65)      (277)       --         --         (65)      (277)
          --Commercial Real Estate......       --         --        --        (79)         --        (79)
Recoveries--Residential.................       --         --         4          8           4          8
         --Consumer.....................      151        207        56         80         207        287
         --Construction.................       36         28        41         28          77         56
         --Business.....................       10          2        --         --          10          2
         --Commercial Real Estate.......       --         --        --         --          --         --
                                          -------    -------     -----      -----     -------    -------
Balance at March 31,....................  $30,130    $26,408     $ 500      $ 500     $30,630    $26,908
                                          =======    =======     =====      =====     =======    =======
Ratio of Allowance for Loan Losses to
  Loans Receivable......................     1.68%      1.68%
Ratio of REO Loss Allowance to Real
  Estate Owned..........................                         30.38%     19.75%
Ratio of Total Loans and REO Loss
  Allowance to Non-Performing Assets....                                               141.48%    153.73%

    Non-performing assets were $21,649,000, or 1.05 percent of assets, at March 31, 2000. This compares with $19,399,000, or 0.98 percent of assets, at December 31, 1999 and $17,503,000, or 0.96 percent of assets, at March 31, 1999. This category includes not only non-accrual loans and real estate owned, but also restructured loans on which First Indiana Bank continues to accrue interest.

    First Indiana Bank regularly reviews all non-performing assets to evaluate the adequacy of the allowances for losses on loans and REO inherent in the loan portfolio. The allowance for loan losses is maintained through a provision for loan losses, which is charged to earnings. The provisions are determined in conjunction with management's review and evaluation of current economic conditions, changes in the character and size of the loan portfolio, estimated charge-offs, and other pertinent information derived from a quarterly review of the loan portfolio and REO properties.

    The amount of the provision in 2000 is the result of management's ongoing evaluation of the adequacy of its loan and real estate owned loss allowances and the changing composition of First Indiana's loan portfolio and REO. Management will continue to evaluate the adequacy of the provision and will adjust it if necessary, based on the risk inherent in the portfolio.

    NON-INTEREST INCOME. Total non-interest income was $4,778,000 for the three months ended March 31, 2000, compared with $6,093,000 for the same period in 1999. Non-interest income was down primarily due to a reduction in gain on sale for loans. This stems from a restructuring of First Indiana Bank's mortgage operations in October of 1999. The decrease in non-interest income is offset by a decrease in non-interest expense from the mortgage operations restructuring.

    The 2000 gain on sale of loans of $1,020,000 is composed of both a $1,027,000 gain on the sale of fixed-rate home equity loans and a $7,000 loss on residential mortgage loans. A national network of agents, coupled with a call center, has allowed First Indiana Bank to aggressively pursue originations of home equity products with loan-to-value ratios of greater than 80 percent. First Indiana Bank processes and underwrites these loans and subsequently sells them into the secondary market. In some cases, First Indiana Bank retains the servicing rights on the home equity loan sales.

    First Indiana's residential loan servicing portfolio amounted to $821,894,000 at March 31, 2000, compared with $971,059,000 at March 31, 1999.
The consumer loan servicing portfolio was $285,463,000 at March 31, 2000, compared with $123,230,000 at March 31, 1999.

    Customer fee income increased $408,000 for the three months ended March 31, 2000 compared with the same period last year, primarily as a result of First Indiana Bank's successful promotional campaigns to acquire new checking accounts.

    First Indiana's trust subsidiary, FirstTrust Indiana, had $508,392,000 in trust assets under management at March 31, 2000. Trust fees generated from these assets are also included in other non-interest income.

    During the first quarter of 1999, First Indiana Bank recognized $905,000 on the sale of $148 million in loan servicing rights, which is included as a component of other non-interest income.

    NON-INTEREST EXPENSE. Total non-interest expense was $12,388,000 for the three months ended March 31, 2000, compared with $12,502,000 for the same period in 1999. Salaries and benefits increased $27,000 during the three months ended March 31, 2000 compared to the first quarter of 1999. Occupancy expenses decreased $110,000 in 2000 when compared with 1999. Both are primarily due to the discontinuance of mortgage banking operations and the August 1999 sale of the Evansville division. Resources have been redeployed to commercial and consumer banking. Equipment, a component of other operating expenses, increased $297,000 in 2000 compared with the first quarter of 1999, primarily due to additional depreciation of equipment and software related to hardware and software improvements.

    Deposit insurance premiums for the quarter ended March 31, 2000 were $66,000, compared to $182,000 for the quarter ended March 31, 1999. This $116,000 reduction is due to a reduction in premiums to realign thrifts with banks.

CAPITAL RESOURCES AND LIQUIDITY

    CAPITAL.  At March 31, 2000, shareholders' equity was $180,770,000, or
8.75 percent of total assets, compared with shareholders' equity of $177,103,000, or 8.95 percent of total assets, at December 31, 1999 and $165,970,000, or 9.24 percent of total assets, at December 31, 1998.

    In April 1999, First Indiana's board of directors authorized the repurchase from time to time of up to an additional $10,000,000 of First Indiana's outstanding common stock. Of the additional $10,000,000 authorized, $3,679,000 has been repurchased as of March 31, 2000. Through December 31, 1999, First Indiana had repurchased a total of 1,088,813 shares of its common stock, at a cost of $13,981,000, or 9 percent of its shares outstanding.

    In November 1997, First Indiana's board of directors established a shareholder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock held. The rights "flip in" upon the acquisition of 20 percent of First Indiana's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection of their investment in First Indiana.

    First Indiana paid a quarterly dividend of $.14 per common share on March 15, 2000 to shareholders of record as of March 3, 2000. This reflects an increase from a quarterly dividend of $.13 per share in 1999.

    The following table shows First Indiana's strong capital levels and compliance with all capital requirements at March 31, 2000. First Indiana Bank is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," First Indiana Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table. The table reflects categories of assets includable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed First Indiana Bank's category.

CAPITAL REQUIREMENTS

                                                                                            TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                      FOR FDICIA            OTS PROMPT
                                                                   CAPITAL ADEQUACY      CORRECTIVE ACTION
                                                  ACTUAL               PURPOSES             PROVISIONS
                                            -------------------   -------------------   -------------------
(DOLLARS IN THOUSANDS)                       AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
----------------------                      --------   --------   --------   --------   --------   --------
First Indiana Bank Capital................  $160,381
Tangible Capital(1).......................   161,859     7.85%    $ 30,948     1.50%         n/a      n/a
Core (Tier One) Capital...................   161,859     7.85       82,528     4.00     $103,160     5.00%
Tier One Risk-Based Capital...............   161,859     9.85          n/a      n/a       98,552     6.00
Total Risk-Based Capital(2)...............   180,908    11.01      131,403     8.00      164,425    10.00

------------------------

(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of ($1,478).

(2) Risk-based capital includes a $20,649 addition for general loan loss reserves and a $1,600 deduction for land loans with loan-to-value ratios in excess of 80 percent.

    LIQUIDITY. First Indiana conducts its business through its subsidiaries. The main source of funds for First Indiana is dividends from First Indiana Bank. First Indiana has no significant assets other than its investment in First Indiana Bank.

    First Indiana Bank's primary source of funds is its deposits, which were $1,312,115,000 at December 31, 1999, $1,227,918,000 at December 31, 1998 and
$1,351,794,000 at March 31, 2000.

    In recent years, First Indiana has relied on loan payments, loan payoffs, sale of loans, Federal Home Loan Bank advances, repurchase agreements, mortgage-backed bonds, and floating-rate notes as sources of funds. Although First Indiana Bank will continue to rely on core retail deposits as its chief source of funds, the use of borrowed funds, including Federal Home Loan Bank advances, continues to be an important component of First Indiana Bank's liquidity.

    Scheduled loan payments are a relatively stable source of funds, but loan payoffs, the sale of loans, and deposit inflows and outflows fluctuate significantly, depending on interest rates and economic conditions. However, management does not expect any of these items to occur in amounts that would affect First Indiana's ability to meet consumer demand for liquidity or regulatory liquidity requirements.

    Regulations require the director of the OTS to set minimum liquidity levels between four and 10 percent of assets. In the fourth quarter of 1997, the regulations were altered to lower the liquidity requirement to four percent of net withdrawable assets, and the definition of net withdrawable assets was simplified. This change did not have a significant impact on First Indiana's liquidity position. First Indiana's liquidity ratio at March 31, 2000, was
4.72 percent.

INFORMATION REGARDING OPERATING SEGMENTS

    A description of First Indiana's operating segments and financial information regarding those segments is contained in "First Indiana's Business" and Note 17 to First Indiana's 1999 consolidated financial statements, which appear elsewhere in this proxy statement and prospectus.

IMPACT OF ACCOUNTING STANDARDS NOT YET ADOPTED

    FASB Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133," was issued in June 1999. Statement
No. 137 defers the effective date of Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

    FASB Statement No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, Statement No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, Statement No. 137 also provides an entity the option of not applying this provision to the hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Management is currently assessing the impact of this statement on the financial condition and results of operations of First Indiana in the year of adoption.

YEAR 2000 COMPLIANCE

    First Indiana Bank was required by the Federal Financial Institutions Examination Council ("FFIEC") to assess both First Indiana Bank's and its vendors' ability to be Year 2000 ready by June 30, 1999. Because First Indiana Bank relies heavily on technology for transaction processing and interest calculation, preparing for the Year 2000 was a critical focus of First Indiana Bank's resources. In addition to testing the technology, First Indiana Bank also made plans to ensure the availability of funds in order to meet potentially high liquidity needs during December 1999.

    RISKS OF YEAR 2000 ISSUES--First Indiana Bank faced two primary risks regarding Year 2000 issues: technical and liquidity risks. Technical risk refers to possible disruption of the bank's operations because of computer failure at the bank or third parties. The most serious effect on the operations of First Indiana Bank could have resulted if basic services provided by the bank's external service bureau were disrupted; however, disruption in services such as telecommunications and electric power could have also had a serious effect on the business, operations, and/or financial condition of the bank. Liquidity risk refers to the concern that Bank customers would withdraw substantial amounts of currency in response to fears about the Year 2000. The bank took several steps to address this possibility.

    STATE OF READINESS--First Indiana Bank assembled a team of associates to lead the bank's Year 2000 readiness efforts. All hardware and software vendors, as well as other significant vendors and borrowers, were identified and contacted to determine their readiness. The bank developed action plans and contingency plans for known potential Year 2000 readiness issues. This included completing integrated testing of interdependent systems, testing date interfaces with third parties, and developing Bank-wide contingency plans which were tested during the latter half of the year. The OTS conducted regular examinations of all financial institutions to assess Year 2000 readiness in accordance with FFIEC guidelines. The bank's external data services bureau, which provides most of the automated processing of First Indiana's customer transactions, was also examined by the OTS.

    COSTS TO ADDRESS YEAR 2000 ISSUES--First Indiana Bank's expenditures associated with the Year 2000 as of December 31, 1999 totaled $4.7 million. These costs included major system renovations, an upgrade of all desktop personal computers throughout the bank, implementation of an independent location for Year 2000 testing, and fees related to third-party vendor testing. First Indiana Bank expensed $774,000 of these expenditures in 1999. The remaining expenditures relating to system and equipment purchases were capitalized in accordance with generally accepted accounting principles.

While these costs are fairly self-evident, it is not possible to assess the financial impact of lost revenue due to Year 2000 issues attributable to external factors, although management foresees no internal impact or risk to the bank's ability to operate in the 21st century.

    CONTINGENCY PLANS--Even though First Indiana Bank made significant efforts to assess, remediate, and test its technical systems to address Year 2000 processing issues, contingency plans were also developed. These plans were intended to provide alternative processes and actions in the event of systems malfunctions or failure due to Year 2000 issues. First Indiana Bank was required to follow FFIEC guidance advising two levels of contingency planning: remediation and business resumption. Remediation contingency plans addressed the actions to be taken if the remediation efforts fell behind schedule or appeared in jeopardy of not delivering a Year 2000 ready system when required.

    First Indiana Bank defined remediation contingency plan requirements that were intended to provide alternative processes and actions to address failed or unsuccessful remediation efforts. The first priority was core processes and mission-critical systems. Business resumption contingency plans addressed the actions that would be taken if key business processes could not be performed in the normal manner due to Year 2000 related system or third party failures. The bank developed business resumption contingency plans for each of its key business processes and completed testing of them in November 1999. The business resumption plans of the bank include the four phases cited in the FFIEC contingency planning process. These four phases are (1) establishment of organization planning guidelines; (2) completion of a business impact analysis, including the definition of Year 2000 failure scenarios; (3) development of a contingency plan for core systems including contingency trigger dates; and
(4) review and periodic testing of plan viability.

    Throughout the rollover period into Year 2000 and the first five months of the New Year, there were no significant Year 2000-related system issues; however, First Indiana Bank will continue to monitor these issues.

FINANCIAL CONDITION

    First Indiana's total assets at March 31, 2000, were $2,065,247,000, an increase of $85,473,000 from $1,979,774,000 at December 31, 1999. Total assets at December 31, 1998 were $1,795,990,000.

    Net loans receivable at March 31, 2000, were $1,764,268,000, compared with $1,673,422,000 at December 31, 1999 and $1,518,543,000 at December 31, 1998. The
predominant growth in loans occurred in the targeted portfolios of construction, business, and consumer, all of which increased from year-end 1999.

    The composition of First Indiana Bank's loan portfolio continued to change in 1999, as the bank added higher-yielding loans to the balance sheet through the origination of home equity, residential construction, and business loans.

    Consumer loans outstanding were $675,763,000 at the end of 1999, compared with $580,525,000 one year earlier. Construction loans outstanding increased to $274,010,000, compared with $216,059,000 at the end of 1998. First Indiana Bank focused on offering new products to builders and customers in 1999 in order to develop a multi-faceted relationship. Business loans outstanding increased to $235,941,000, compared with $178,933,000 at the end of 1998. Residential loans outstanding amounted to $481,034,000 at December 31, 1999, compared with $536,124,000 in 1998. This is due to First Indiana Bank's departure from the traditional mortgage banking business.

    Total loan sales in 1999 amounted to $718,028,000, compared with $608,243,000 in 1998 and $217,132,000 in 1997.

    First Indiana Bank's residential loan servicing portfolio was $821,894,000 at March 31, 2000, compared with $843,443,000, $908,582,000 and $969,089,000 at
December 31, 1999, 1998 and 1997,
respectively. The decrease in residential loan servicing is due to two factors. First, the bank sold $148 million in residential loan servicing during the first quarter of 1999. Second, with the mortgage restructuring, the bank is originating fewer residential mortgage loans. The bank's consumer loan servicing portfolio was $285,463,000 at March 31, 2000, compared with $260,223,000,
$106,243,000 and $54,645,000 at December 31, 1999, 1998 and 1997, respectively.
The strategy of First Indiana Bank is to continue to build the consumer loan servicing portfolio. The servicing portfolio provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off.

    To fund asset growth, First Indiana emphasized lower cost demand and savings deposits. As a result of this strategy, average balances of NOW and Money Market accounts increased to $99 million in 1999, from $85 million in 1998. A similar increase occurred in Passbook and Savings Statement accounts, with average balances rising to $376 million in 1999, from $331 million in 1998. In the fourth quarter of 1999, First Indiana introduced an Indexed Money Market account as further evidence of this strategy. In addition, First Indiana Bank continues to use borrowed fund and jumbo certificates of deposit for funding.

    Total deposits were $1,351,794,000 at March 31, 2000, compared with $1,312,115,000 at December 31, 1999. This increase is primarily due to an increase in retail checking deposits and jumbo certificates of deposit. Non-interest-bearing deposits consist of retail and commercial checking accounts, as well as official checking accounts. Commercial checking accounts are expected to become a more significant source of funds. Included in commercial checking accounts at March 31, 2000 and December 31, 1999 were approximately $3,413,000 and $3,407,000 of escrow balances maintained for loans serviced for others. These balances represent principal, interest, taxes, and insurance that require separate maintenance at the request of the investor. Official checking accounts at March 31, 2000 and December 31, 1999 were $35,633,000 and $26,111,000, respectively.

    Federal Home Loan Bank advances totaled $391,821,000 at March 31, 2000, compared with $366,854,000 at December 31, 1999.

    First Indiana also uses short-term repurchase agreements as sources of funds. Borrowings will continue to be used in the short run to compensate for periodic or other reductions in deposits or inflows at less than projected levels, and long-term to support lending activities.

    INTEREST-RATE SENSITIVITY. First Indiana engages in rigorous, formal asset/liability management, the objectives of which are to manage interest-rate risk, ensure adequate liquidity, and coordinate sources and uses of funds. At March 31, 2000, First Indiana's cumulative one-year interest-rate gap stood at a negative 7.80 percent. This means that 7.80 percent of First Indiana's liabilities will reprice within one year without a corresponding repricing of the assets they fund. Because of the changing interest rate environment, it is management's intention to reduce this liability sensitive position throughout the year.

    The following schedule analyzes the difference in rate-sensitive assets and liabilities or gap at December 31, 1999.

             RATE SENSITIVITY BY PERIOD OF MATURITY OR RATE CHANGE
                               DECEMBER 31, 1999

                                                                                           OVER 180        OVER ONE
                                                                 PERCENT     WITHIN         DAYS TO        YEAR TO        OVER
(DOLLARS IN THOUSANDS)                  RATE         BALANCE     OF TOTAL   180 DAYS       ONE YEAR       FIVE YEARS   FIVE YEARS
----------------------                --------      ----------   --------   ---------      ---------      ----------   ----------
INTEREST-EARNING ASSETS
Investment Securities & Other.......    6.53%       $  154,012      8.06%   $  48,390      $      --       $ 85,279    $  20,343
Loans Receivable(1)
  Mortgage-Backed Securities........    7.03            54,734      2.86        5,380          5,572         43,781           --
  Residential Mortgage Loans........    7.49           481,034     25.17      115,618         78,291        229,333       57,793
  Commercial Real Estate Loans......    8.51            35,434      1.85        6,029          6,741         16,595        6,070
  Business Loans....................    8.92           235,941     12.35      168,735         11,540         46,463        9,202
  Consumer Loans....................    9.43           675,762     35.37      273,518         49,895        251,875      100,474
  Residential Construction Loans....    8.51           274,010     14.34      246,711         13,706         13,593           --
                                                    ----------    ------    ---------      ---------       --------    ---------
    Total Interest-Earning Assets...    8.43%       $1,910,927    100.00%     864,381        165,745        686,919      193,882
                                        ====        ==========    ======
INTEREST-BEARING LIABILITIES
Deposits:
  Demand Deposits(2)................    1.07        $   97,253      5.85%          --             --             --       97,253
  Passbook Deposits(3)..............    3.85            37,201      2.24        2,108            907          7,258       26,928
  Money Market Savings..............    4.23           343,822     20.67      343,822             --             --           --
  Jumbo Certificates................    5.72           308,088     18.52      140,550         40,291        127,247           --
  Fixed-Rate Certificates...........    5.29           411,395     24.73      155,812        135,403        120,180           --
                                                    ----------    ------    ---------      ---------       --------    ---------
    Total Deposits..................    4.71         1,197,759     72.01      642,292        176,601        254,685      124,181

Borrowings:
  FHLB Advances.....................    5.75           366,854     22.05      225,000         50,000         85,000        6,854
  Short-Term Borrowings.............    5.35            98,754      5.94       98,754             --             --           --
                                                    ----------    ------    ---------      ---------       --------    ---------
    Total Interest-Bearing
      Liabilities...................    4.97%        1,663,367    100.00%     966,046        226,601        339,685      131,035
                                        ====                      ======    =========      =========       ========
Net--Other(4).......................                   247,560                                                           247,560
                                                    ----------                                                         ---------
    Total...........................                $1,910,927                966,046        226,601        339,685      378,595
                                                    ==========              ---------      ---------       --------    ---------
Rate Sensitivity Gap................                                        $(101,665)     $ (60,856)      $347,234    $(184,713)
                                                                            =========      =========       ========    =========
December 31, 1999 Cumulative
  Rate-Sensitivity Gap..............                                        $(101,665)     $(162,521)      $184,713
                                                                            =========      =========       ========
Percent of Total Interest-Earning
  Assets............................                                            (5.32)%        (8.50)%         9.67%
                                                                            =========      =========       ========
December 31, 1998 Cumulative
  Rate-Sensitivity Gap..............                                        $ 132,868      $ 118,070       $248,681
                                                                            =========      =========       ========
Percent of Total Interest-Earning
  Assets............................                                             7.74%          6.88%         14.49%
                                                                            =========      =========       ========

------------------------------

(1) The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayment adjusted for estimated prepayments. For adjustable-rate loans, interest rates adjust at intervals of six months to five years. Included in Residential Mortgage Loans are $5,996 of Loans Held for Sale. Included in Consumer Loans are $26,572 of Home Equity Loans Held for Sale.

(2) These deposits have been included in the Over 5 Years category to reflect management's assumption that these accounts are not rate-sensitive. This assumption is based upon historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits. Included in this category are NOW, money market checking and non-interest bearing deposits. The rate represents a blended rate on all deposit types in the category.

(3) A portion of these deposits have been included in the Over 5 Years category to reflect management's assumption that these accounts are not rate-sensitive. This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.

(4) Net--Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

    The following schedule analyzes the difference in rate-sensitive assets and liabilities or gap at March 31, 2000.

             RATE SENSITIVITY BY PERIOD OF MATURITY OR RATE CHANGE
                                 MARCH 31, 2000

                                                                                          OVER 180
                                                               PERCENT OF   WITHIN 180   DAYS TO ONE   OVER ONE YEAR    OVER FIVE
(DOLLARS IN THOUSANDS)                   RATE      BALANCE       TOTAL         DAYS         YEAR       TO FIVE YEARS      YEARS
----------------------                 --------   ----------   ----------   ----------   -----------   --------------   ---------
Interest-Earning Assets
  Investment Securities & Other......    6.70%    $  135,717       6.84%    $  25,667     $      50       $ 89,657      $  20,343
  Loans Receivable (1)
    Mortgage-Backed Securities.......    7.24         52,739       2.66         4,927         4,647         29,299         13,866
    Residential Mortgage Loans.......    7.53        510,915      25.77        89,264        63,618        314,155         43,878
    Commercial Real Estate Loans.....    8.68         33,604       1.69         4,937         7,342         15,582          5,743
    Business Loans...................    9.16        254,775      12.85       190,574         5,651         44,315         14,235
    Consumer Loans...................    9.46        718,839      36.26       277,191        39,013        227,909        174,726
    Residential Construction Loans...    8.72        276,265      13.93       250,403        16,567          9,295             --
                                                  ----------     ------     ---------     ---------       --------      ---------
      Total Interest-Earning
        Assets.......................    8.56%    $1,982,854     100.00%    $ 842,963     $ 136,888       $730,212      $ 272,791
                                         ====     ==========     ======     =========     =========       ========      =========

Interest-Bearing Liabilities
  Deposits:
    Demand Deposits (2)..............    1.04     $   97,330       5.66%           --            --             --         97,330
    Passbook Deposits (3)............    2.18         39,461       2.30         4,368           907          7,258         26,928
    Money Market Savings.............    4.67        335,016      19.49       335,016            --             --             --
    Jumbo Certificates...............    5.97        333,809      19.42       129,941        36,758        167,110             --
    Fixed-Rate Certificates..........    5.42        406,381      23.65       174,791        92,989        138,601             --
                                                  ----------     ------     ---------     ---------       --------      ---------
      Total Deposits.................    4.91      1,211,997      70.52       644,116       130,654        312,969        124,258

  Borrowings:
    FHLB Advances....................    6.09        391,821      22.80       170,000        75,000        140,000          6,821
    Short-Term Borrowings............    5.56        114,842       6.68       114,842            --             --             --
                                                  ----------     ------     ---------     ---------       --------      ---------
      Total Interest-Bearing
        Liabilities..................    5.22%    $1,718,660     100.00%      928,958       205,654        452,969        131,079
                                         ====                    ======
  Net--Other (4).....................                264,194                       --            --             --        264,194
                                                  ----------                ---------     ---------       --------      ---------
      Total..........................             $1,982,854                  928,958       205,654        452,969        395,273
                                                  ==========                ---------     ---------       --------      ---------
Rate Sensitivity Gap.................                                       $ (85,995)    $ (68,766)      $277,243      $(122,482)
                                                                            =========     =========       ========      =========
March 31, 2000.......................                                       $ (85,995)    $(154,761)      $122,482
                                                                            =========     =========       ========
Percent of Total Interest-Earning
  Assets.............................                                           (4.34)%       (7.80)%        6.18%
                                                                            =========     =========       ========
December 31, 1999....................                                       $(101,665)    $(162,521)      $184,713
                                                                            =========     =========       ========
Percent of Total Interest-Earning
  Assets.............................                                           (5.32)%       (8.50)%        9.67%
                                                                            =========     =========       ========

------------------------------

(1) The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayment adjusted for estimated prepayments. For adjustable-rate loans, interest rates adjust at intervals of six months to five years. Included in Residential Mortgage Loans are $350 of Loans Held for Sale. Included in Consumer Loans are $30,780 of Home Equity Loans Held for Sale.

(2) These deposits have been included in the Over 5 Years category to reflect management's assumption that these accounts are not rate-sensitive. This assumption is based upon historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits. Included in this category are NOW, money market checking and non-interest bearing deposits. The rate represents a blended rate on all deposit types in the category.

(3) A portion of these deposits have been included in the Over 5 Years category to reflect management's assumption that these accounts are not rate-sensitive. This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.

(4) Net--Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

    First Indiana engages in rigorous, formal asset/liability management, the objectives of which are to manage interest-rate risk, ensure adequate liquidity, and coordinate sources and uses of funds.

    The management of interest-rate risk entails the control, within acceptable limits, of the impact on earnings caused by fluctuating interest rates and changing rate relationships. In this process, management uses an internal earnings simulation model to identify and measure interest-rate sensitivity. The Asset/Liability Committee ("ALCO") and the board of directors review the earnings impact of various changes in interest rates each month and manage the risk to maintain an acceptable level of change to net interest income. First Indiana Bank also monitors interest rate sensitivity using GAP analysis. This method recognizes the dynamics of the balance sheet and the effect of changing interest rates on First Indiana's net earnings.

    The cumulative rate-sensitivity gap reflects First Indiana's sensitivity to interest-rate changes over time. It is a static indicator and does not attempt to predict the net interest income of a dynamic business in a rapidly changing environment. Significant adjustments are made when the rate outlook changes.

    At December 31, 1999, First Indiana's six-month and one-year cumulative gap stood at a negative 5.32 percent and a negative 8.50 percent of total interest-earning assets. This compares with a positive 7.74 percent and a positive 6.88 percent at December 31, 1998. This means that 5.32 and
8.50 percent of First Indiana's liabilities will reprice within six months and one year without a corresponding repricing of the assets they are funding. The 1999 gap position represents funding choices made by First Indiana Bank late in the year and is not indicative of future anticipated gap positions. Management intends to maintain a relatively neutral gap position to manage the volatility of earnings.

    First Indiana's success is largely dependent upon its ability to manage interest-rate risk, which is defined as the exposure of First Indiana's net interest income and net earnings to changes in interest rates. ALCO is responsible for managing interest-rate risk and First Indiana has established acceptable limits for interest-rate exposure, which are reviewed on a monthly basis. First Indiana Bank uses a model which measures interest-rate sensitivity to determine the impact on net earnings of immediate and sustained upward and downward movements in interest rates. Incorporated into the model are assumptions regarding the current and anticipated interest rate environment, estimated prepayment rates of certain assets and liabilities, forecasted loan and deposit originations, contractual maturities, and renewal rates on certificates of deposits, estimated borrowing needs, anticipated loan loss provision, projected secondary marketing gains and losses, expected repricing spreads on variable-rate products, and contractual maturities and repayments on lending and investment products. The model incorporates interest-rate sensitive instruments which are held to maturity or available for sale. First Indiana Bank has no trading assets.

    Based on the information and assumptions in effect at March 31, 2000, management believes that a 100 basis point increase or decrease in interest rates over a 12 month period would result in a 0.6 percent decrease and a
2.2 percent decrease in net earnings, respectively, because of the change in net interest income. Because of the numerous assumptions used in the computation of interest-rate sensitivity, and the fact that the model does not assume any actions the ALCO could take in response to the change in interest rates, the results should not be relied upon as indicative of actual results.

    Historically First Indiana Bank enters into forward sales contracts for future delivery of residential fixed-rate mortgage loans at a specified yield in order to limit market risk associated with its pipeline of residential mortgage loans held for sale and commitments to fund residential mortgage loans. Market risk arises from the possible inability of either party to comply with the contract terms.

    First Indiana Bank designates these forward sales contracts as hedges. To qualify as a hedge, the forward sales contract must be effective in reducing the market risk of the identified anticipated residential mortgage loan sale which is probable to occur. Effectiveness is evaluated on an ongoing basis through analysis of the residential mortgage loan pipeline position. Commitments under these forward sales contracts and the underlying residential mortgage loans are valued, and the net position is carried at the lower of cost or market. Unrecognized gains and losses on these forward sales contracts are generally immaterial and are charged to current earnings as an adjustment to the gain or loss on residential mortgage loan sales when realized, or when the contract matures or is terminated.

         PRICE RANGE OF FIRST INDIANA COMMON STOCK AND DIVIDEND HISTORY

    First Indiana's common stock is traded on the Nasdaq National Market under the symbol FISB. The following table sets forth the high and low sale prices of the First Indiana common stock for certain periods and the dividend paid per share during those periods.

                                                                CLOSING PRICES
                                                                   PER SHARE        DIVIDENDS
                                                              -------------------      PER
QUARTERLY PERIOD                                                HIGH       LOW        SHARE
----------------                                              --------   --------   ---------
1998
  First Quarter.............................................   $30.00     $22.92      $0.12
  Second Quarter............................................    27.38      23.75       0.12
  Third Quarter.............................................    27.75      19.13       0.12
  Fourth Quarter............................................    22.13      17.38       0.12
1999
  First Quarter.............................................    20.50      18.00       0.13
  Second Quarter............................................    21.38      18.38       0.13
  Third Quarter.............................................    25.75      20.88       0.13
  Fourth Quarter............................................    26.13      19.75       0.13
2000
  First Quarter.............................................    23.25      16.81       0.14
  Second Quarter (through June 19, 2000)....................    19.50      16.75       0.14

                     HOLDERS OF FIRST INDIANA COMMON STOCK

    First Indiana has only one class of stock, its common stock, of which 12,622,103 shares were outstanding as of the close of business on May 19, 2000. As of May 19, 2000, there were approximately 1,399 holders of record of First Indiana common stock. The following table shows, as of May 19, 2000, on an actual basis and a pro forma basis for the merger, the number and percentage of shares of common stock owned beneficially by (1) each director of First Indiana and each executive officer of First Indiana named in the Summary Compensation Table below, (2) each person who owned beneficially more than 5% of the issued and outstanding common stock of First Indiana and (3) executive officers and directors as a group. The pro forma calculations assume that 80% of the Somerset common stock is exchanged for First Indiana common stock and 20% is exchanged for cash and that the McKinney family affiliates exchange all of their Somerset stock for First Indiana stock. The address of all 5% or greater holders is 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204.

                                                               ACTUAL                   PRO FORMA
                                                      -------------------------   ---------------------
                                                      AMOUNT AND                  AMOUNT AND
                                                      NATURE OF        PERCENT    NATURE OF    PERCENT
                                                      BENEFICIAL          OF      BENEFICIAL      OF
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP         CLASS     OWNERSHIP     CLASS
------------------------------------                  ----------       --------   ----------   --------
Gerald L. Bepko.....................................     38,331(1)       *           38,331      *
Andrew Jacobs, Jr...................................     12,363(2)       *           12,363      *
Robert J. Laiken....................................      8,787(3)       *            8,787      *
Marni McKinney......................................  3,464,546(4)       27.3%    2,187,947      17.2%
Robert H. McKinney..................................  3,464,546(4)       27.3     2,187,947      17.2
Owen B. Melton, Jr..................................    326,106(5)        2.6       326,424       2.6
Phyllis W. Minott...................................     42,080(6)       *           42,080      *
Michael L. Smith....................................     49,664(7)       *           64,944      *
John W. Wynne.......................................     44,507(8)       *           44,507      *
David L. Gray.......................................     72,811(9)       *           72,811      *
David E. Lindsey....................................    111,034(10)      *          111,034      *
Merrill E. Matlock..................................     43,553(11)      *           43,553      *
All executive officers and directors as a group
  (17 persons)......................................  4,375,057(12)      33.6     3,127,488      23.9

    Unless otherwise noted, the above named persons have sole voting power and sole investment power.

------------------------

   * Less than 1%.

 (1) Includes 1,965 shares held in trust under the First Indiana Bank Directors' Stock Purchase Plan (the "Directors' Stock Purchase Plan"), 3,679 shares held in trust under the First Indiana Bank Employees' Stock Purchase Plan (the "Stock Purchase Plan"), 473 shares held jointly with Mr. Bepko's spouse, and 29,968 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").

 (2) Includes 991 shares held in trust under the Directors' Stock Purchase Plan,134 shares held in trust under the Stock Purchase Plan and 11,238 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (3) Includes 1,098 shares held in trust under the Directors' Stock Purchase Plan, 197 shares held in trust under the Stock Purchase Plan and 7,492 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (4) These shares are beneficially owned by a group consisting of Somerset, Robert H. McKinney and Marni McKinney. Robert H. McKinney owns
     616,361 shares of First Indiana, including 2,064 shares held in trust under the Stock Purchase Plan, 40,000 shares of First Indiana as to which Mr. McKinney has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 12,000 shares of restricted stock under First Indiana's 1998 Stock Option and Incentive Plan. Mr. McKinney, his immediate family, a family limited partnership, and various irrevocable trusts established by Mr. McKinney for the benefit of his children together beneficially own, directly or indirectly, approximately 43% of the outstanding capital stock of Somerset, which owns of record
     2,758,467 shares of First Indiana. The total held by the group also includes 89,718 shares of First Indiana owned by Mr. McKinney's daughter, Marni McKinney, including 5,617 shares held in trust under the Stock Purchase Plan, 2,924 shares held on her behalf under First Indiana Bank's 401(k) Plan, 40,000 shares as to which she has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, and 12,000 shares of restricted stock under the 1998 Stock Option and Incentive Plan. Mr. McKinney is the Chairman and a director of Somerset and Ms. McKinney is the Vice Chairman and Chief Executive Officer and a director of Somerset.

 (5) Includes 11,060 shares held in trust under the Stock Purchase Plan, 1,066 shares held on Mr. Melton's behalf under First Indiana Bank's 401(k) Plan, 107,996 shares owned of record jointly with Mr. Melton's spouse, 61,874 owned of record by Mr. Melton's spouse, 69,244 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 12,000 shares of restricted stock under First Indiana's 1998 Stock Option and Incentive Plan.

 (6) Includes 5,109 shares held in trust under the Stock Purchase Plan, 1,965 shares held in trust under the Directors' Stock Purchase Plan, 242 shares held under First Indiana's Dividend Reinvestment and Stock Purchase Plan (the "DR Plan") and 33,714 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and.

 (7) Includes 33,714 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (8) Includes 196 shares held in trust under the Stock Purchase Plan, 281 shares held under the Directors' Stock Purchase Plan, 81 shares held under the DR Plan, and 18,730 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(l) under the Exchange Act.

 (9) Includes 518 shares held in trust under the Stock Purchase Plan, 4,439 shares owned of record by Mr. Gray's spouse and 31,497 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (10) Includes 555 shares held in trust under the Stock Purchase Plan and 19,200 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (11) Includes 800 shares held in trust under the Stock Purchase Plan, 583 shares held under the DR Plan and 26,022 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

 (12) Includes 38,913 shares held in trust under the Stock Purchase Plan, 6,300 shares held under the Directors' Stock Purchase Plan, 1,304 shares held under the DR Plan, 8,897 shares held under First Indiana Bank's 401(k) Plan and 411,540 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

                            FIRST INDIANA'S BUSINESS

FIRST INDIANA CORPORATION

    First Indiana Corporation, an Indiana corporation formed in 1986, is a nondiversified, unitary savings and loan holding company. The principal asset of First Indiana is the outstanding stock of First Indiana Bank, its wholly owned subsidiary. First Indiana has no separate operations, and its business consists only of First Indiana Bank.

FIRST INDIANA BANK

    First Indiana is a federally chartered stock savings bank whose depository accounts are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Established in 1934, First Indiana was operated as a federally chartered, mutual savings and loan institution until August 1983, when it converted to a federal stock savings bank. First Indiana has $2.1 billion in assets and is the largest publicly held bank based in Indianapolis.

    First Indiana is engaged primarily in the business of attracting deposits from the general public and originating home equity loans, residential construction loans, and business loans. First Indiana offers a full range of banking services through 23 banking offices located throughout metropolitan Indianapolis, Franklin, Pendleton, Westfield, Mooresville, and Rushville, Indiana. First Indiana Bank also originates home equity loans indirectly through a network of loan originators and loan agents throughout the United States.

    During the third quarter of 1999, First Indiana completed two significant events, both of which are discussed more fully in Item 7. These were the sale of $120 million of deposits of First Indiana Bank's five Evansville, Indiana-area branches and changes in First Indiana Bank's mortgage banking strategy.

    In August, First Indiana sold its Evansville Division to another bank. This action reflects First Indiana Bank's relationship-based strategy as it allowed First Indiana Bank to focus resources in Central Indiana, the fastest-growing region of the state.

    Also in the third quarter, First Indiana Bank exited the traditional mortgage banking business in favor of originating mortgages for relationship customers. Mortgage lending has become a commodity business, where the only differentiating factor for most customers is a low rate of interest; consequently, First Indiana shifted its emphasis to products and services where First Indiana Bank can add value in other ways. First Indiana continues to offer consumer loan products, which allows First Indiana Bank to capitalize on prosperous markets throughout the United States and diversify geographic risk, without the overhead of fixed offices.

    First Indiana has construction and consumer loan service offices throughout Indiana and in Arizona, Florida, Illinois, North Carolina, Ohio, and Oregon. In early 1999, First Indiana established a new operating subsidiary, One Investment Corporation. One Investment Corporation purchases and sells loan participations originated by First Indiana and by others in the secondary market.

    FirstTrust Indiana, First Indiana Bank's trust and investment advisory division, completed its first year of operation since receiving trust powers on December 31, 1998. Account relationships have been accepted in three product lines: personal trust, institutional investment management, and estate and guardianship administration. FirstTrust enables First Indiana to diversify sources of non-interest income while providing a broader spectrum of products to retail and commercial customers.

    The metropolitan area served by First Indiana consists of Indianapolis, the State's capital and largest city, and the surrounding six-county suburban and agricultural areas in the central part of the State. The population of the metropolitan Indianapolis area in 1990 was approximately 1,200,000. Indianapolis' diversified economy includes manufacturing and service industries, such as Eli Lilly &

Company (pharmaceuticals), the federal and state governments, General Motors (automotive), and Ameritech (communications).

    First Indiana experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the ability to offer attractive interest rates and products, and meeting and exceeding customer expectations regarding office locations and flexible hours. Direct competition for deposits comes from other depository institutions, money market mutual funds, and other investment products. The primary factors in competing for loans are interest rates, loan origination fees, and loan product variety. Competition for origination of loans normally comes from other depository institutions, lending brokers, and insurance companies.

LENDING ACTIVITIES

    GENERAL. First Indiana has a substantial market presence in residential construction lending, commercial real estate lending, business loans, and consumer loans, primarily home equity loans originated both on a direct and indirect basis.

    To minimize the mismatch between the duration of its interest-rate-sensitive assets and liabilities, First Indiana has a policy of (i) increasing its portfolio of adjustable-rate and shorter-term mortgage, consumer, and business loans; (ii) selling most fixed-rate, longer-term loans into the secondary market unless those loans can be funded by liabilities of a similar maturity; and
(iii) increasing transaction accounts, which are less volatile than certificates of deposit.

    LOAN PORTFOLIO COMPOSITION. The following tables set forth information concerning the composition of First Indiana's loan portfolio in dollar amounts and in percentages, by type of security, and by type of loan. Also presented is a reconciliation of total loans receivable and mortgage-backed securities ("loans") before net items to loans receivable after net items. Net items consist of loans in process (undisbursed portion of loan balances), deferred income, unearned discounts and unamortized premiums, and allowances for loan losses.

LOAN PORTFOLIO COMPOSITION
(DOLLARS IN THOUSANDS)

                                                                     AT DECEMBER 31,
                              ---------------------------------------------------------------------------------------------
                                      1999                    1998                    1997                    1996
                              ---------------------   ---------------------   ---------------------   ---------------------
LOANS BY TYPE OF SECURITY       AMOUNT     PERCENT      AMOUNT     PERCENT      AMOUNT     PERCENT      AMOUNT     PERCENT
-------------------------     ----------   --------   ----------   --------   ----------   --------   ----------   --------
First Mortgage Loans Secured
  by:
  Single-Family Units.......  $  930,204     47.6%    $  937,321     52.9%    $  750,619     49.5%    $  640,743     47.4%
  2-4 Family Units..........       1,398      0.1          1,489      0.1          1,093      0.1          1,643      0.1
  Over 4 Family Units.......       8,645      0.4          7,365      0.4          9,844      0.6          9,586      0.7

Mortgage-Backed
  Securities................      54,734      2.8         29,680      1.7         38,081      2.5         36,152      2.7
Commercial Real Estate and
  Other Mortgage Loans......      25,654      1.4         25,411      1.4         32,269      2.1         37,735      2.8
Consumer Loans..............     675,763     34.6        580,525     32.8        548,016     36.1        526,769     38.9
Business Loans..............     255,199     13.1        189,074     10.7        137,517      9.1        100,513      7.4
                              ----------    -----     ----------    -----     ----------    -----     ----------    -----
Total Mortgage-Backed
  Securities and Loans
  Receivable (Before Net
  Items)....................  $1,951,597    100.0%    $1,770,865    100.0%    $1,517,439    100.0%    $1,353,141    100.0%
                              ==========    =====     ==========    =====     ==========    =====     ==========    =====
LOANS BY TYPE OF LOAN
----------------------------
Real Estate:
Conventional:
  Loans on Existing
    Property................  $  509,214     26.1%    $  551,641     31.1%    $  530,603     34.9%    $  463,211     34.2%
  Construction Loans:
    Commercial Real Estate
      Loans.................          --      0.0             --      0.0             --      0.0             11      0.0
    Residential Loans.......     453,384     23.2        406,650     23.0        253,259     16.7        214,433     15.8
  Insured or Guaranteed:
    Mortgage-Backed
      Securities............      54,734      2.8         29,680      1.7         38,081      2.5         36,152      2.7
    FHA and VA Loans........       3,303      0.2         13,295      0.8          9,963      0.7         12,052      0.9
                              ----------    -----     ----------    -----     ----------    -----     ----------    -----
Total Real Estate Loans.....   1,020,635     52.3      1,001,266     56.6        831,906     54.8        725,859     53.6
Consumer Loans..............     675,763     34.6        580,525     32.7        548,016     36.1        526,769     39.0
Business Loans..............     255,199     13.1        189,074     10.7        137,517      9.1        100,513      7.4
                              ----------    -----     ----------    -----     ----------    -----     ----------    -----
Total Mortgage-Backed
  Securities and Loans
  Receivable (Before Net
  Items)....................  $1,951,597    100.0%    $1,770,865    100.0%    $1,517,439    100.0%    $1,353,141    100.0%
                              ==========    =====     ==========    =====     ==========    =====     ==========    =====

                                 AT DECEMBER 31,
                              ---------------------
                                      1995
                              ---------------------
LOANS BY TYPE OF SECURITY       AMOUNT     PERCENT
-------------------------     ----------   --------
First Mortgage Loans Secured
  by:
  Single-Family Units.......  $  625,133     45.1%
  2-4 Family Units..........       1,885      0.1
  Over 4 Family Units.......      18,946      1.4
Mortgage-Backed
  Securities................      49,089      3.5
Commercial Real Estate and
  Other Mortgage Loans......      46,137      3.3
Consumer Loans..............     575,009     41.4
Business Loans..............      72,146      5.2
                              ----------    -----
Total Mortgage-Backed
  Securities and Loans
  Receivable (Before Net
  Items)....................  $1,388,345    100.0%
                              ==========    =====
LOANS BY TYPE OF LOAN
----------------------------
Real Estate:
Conventional:
  Loans on Existing
    Property................  $  464,604     33.5%
  Construction Loans:
    Commercial Real Estate
      Loans.................       6,835      0.5
    Residential Loans.......     207,957     15.0
  Insured or Guaranteed:
    Mortgage-Backed
      Securities............      49,089      3.5
    FHA and VA Loans........      12,705      0.9
                              ----------    -----
Total Real Estate Loans.....     741,190     53.4
Consumer Loans..............     575,009     41.4
Business Loans..............      72,146      5.2
                              ----------    -----
Total Mortgage-Backed
  Securities and Loans
  Receivable (Before Net
  Items)....................  $1,388,345    100.0%
                              ==========    =====

                                                                                     AT DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 1999         1998         1997         1996         1995
                                                              ----------   ----------   ----------   ----------   ----------
Total Loans Receivable (Before Net Items)...................  $1,896,863   $1,741,185   $1,479,358   $1,316,989   $1,339,256
Less:
  Undisbursed Portion of Loans..............................     198,632      200,732      110,629       84,173       72,511
  Deferred Income, Unearned Discounts, and Unamortized
    Premiums................................................      (3,950)      (3,790)      (2,412)      (1,762)        (624)
  Allowance for Loan Losses.................................      28,759       25,700       22,414       18,768       16,234
                                                              ----------   ----------   ----------   ----------   ----------
Total Loans Receivable Before Mortgage Backed Securities....   1,673,422    1,518,543    1,348,727    1,215,810    1,251,135
Plus:
  Mortgage Backed Securities................................      54,734       29,680       38,081       36,152       49,089
                                                              ----------   ----------   ----------   ----------   ----------
Mortgage Backed Securities and Loans Receivable--Net........  $1,728,156   $1,548,223   $1,386,808   $1,251,962   $1,300,224
                                                              ==========   ==========   ==========   ==========   ==========

    ADJUSTABLE- AND FIXED-RATE LOANS. The following table sets forth the balances at the dates indicated of all loans receivable and mortgage-backed securities before net items which have fixed interest rates and adjustable interest rates. Adjustable-rate loans include all loans with original maturities of five years or less.

                                                                AT DECEMBER 31,
                                         --------------------------------------------------------------
(DOLLARS IN THOUSANDS)                      1999         1998         1997         1996         1995
----------------------                   ----------   ----------   ----------   ----------   ----------
Residential Mortgage Loans
Fixed Rates............................  $  183,341   $  230,955   $  189,323   $  166,968   $  186,885
Adjustable Rates.......................     801,597      737,500      602,835      512,965      491,681
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $  984,938   $  968,455   $  792,158   $  679,933   $  678,566
                                         ==========   ==========   ==========   ==========   ==========

Commercial Real Estate Loans
Fixed Rates............................  $    9,134   $    6,855   $    6,099   $   17,213   $   11,948
Adjustable Rates.......................      26,563       25,956       33,649       28,713       50,676
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $   35,697   $   32,811   $   39,748   $   45,926   $   62,624
                                         ==========   ==========   ==========   ==========   ==========

Total Residential Mortgage and
  Commercial Real Estate Loans
Fixed Rates............................  $  192,475   $  237,810   $  195,422   $  184,181   $  198,833
Adjustable Rates.......................     828,160      763,456      636,484      541,678      542,357
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $1,020,635   $1,001,266   $  831,906   $  725,859   $  741,190
                                         ==========   ==========   ==========   ==========   ==========

Consumer Loans
Fixed Rates............................  $  480,489   $  437,267   $  395,423   $  368,697   $  411,030
Adjustable Rates.......................     195,274      143,258      152,593      158,072      163,979
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $  675,763   $  580,525   $  548,016   $  526,769   $  575,009
                                         ==========   ==========   ==========   ==========   ==========

Business Loans
Fixed Rates............................  $   70,923   $   61,272   $   47,577   $       --   $    5,699
Adjustable Rates.......................     184,276      127,802       89,940      100,513       66,447
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $  255,199   $  189,074   $  137,517   $  100,513   $   72,146
                                         ==========   ==========   ==========   ==========   ==========

Total Mortgage Backed Securities and
  Loans Receivable
Fixed Rates............................  $  743,888   $  736,349   $  638,422   $  552,878   $  615,562
Adjustable Rates.......................   1,207,710    1,034,516      879,017      800,263      772,783
                                         ----------   ----------   ----------   ----------   ----------
Total..................................  $1,951,597   $1,770,865   $1,517,439   $1,353,141   $1,388,345
                                         ==========   ==========   ==========   ==========   ==========

    RESIDENTIAL MORTGAGE LOANS. The original contractual loan payment period for residential loans originated by First Indiana normally ranges from 10 to 30 years. Because borrowers may refinance or prepay their loans, however, such loans normally remain outstanding for a substantially shorter period. First Indiana sells most fixed-rate residential loans to secondary market investors, including the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA").

    During the third quarter of 1999, First Indiana Bank exited the traditional mortgage banking business in favor of originating mortgages for relationship customers. Mortgage lending has become a commodity business, where the only differentiating factor for most customers is a low rate; consequently, First Indiana shifted its emphasis onto products and services where First Indiana Bank can add value in other ways. The initial result of this change in strategy was a decrease in residential loan originations. Residential mortgage loan originations amounted to $494 million in 1999, compared with $744 million in 1998. Another result was a reduction in the sales of residential mortgage loans into the secondary market as part of First Indiana Bank's normal mortgage banking activity. This resulted in pre-tax gains of $1.3 million during 1999, compared with gains of $3.0 million in 1998.

    First Indiana's fixed-rate mortgage loans include a due-on-sale clause, which gives First Indiana Bank the right to declare a loan immediately due and payable if, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Due-on-sale clauses are generally considered important tools to prevent both the unrestricted transfer of low interest-rate loans in high interest-rate environments and the corresponding increase in the average life of such loans. First Indiana's policy is to enforce these clauses in its loan contracts.

    First Indiana's construction loans are made both to individuals and builders. These loans have terms ranging from six months to one year and include options for the homebuyer to convert the loan to fixed- or adjustable-rate permanent financing. The interest rate on construction loans is generally one percent over First Indiana Bank's prime rate and adjusts upon changes in the prime rate. At December 31, 1999 and 1998, First Indiana Bank's gross construction loans outstanding equaled $453 million and $407 million, respectively.

    COMMERCIAL LOANS. First Indiana offers a variety of commercial loans, primarily business loans and commercial real estate loans (including land development loans).

    Included in business loans at December 31, 1999 are $25 million in land development loans, which are exclusively for the acquisition and development of land into individual single-family building lots. The interest rate on land development loans is generally one and one-quarter percent over First Indiana Bank's prime rate, which adjusts upon changes in the prime rate, and the term of these loans is generally 36 months.

    The following table presents the remaining maturities and rate sensitivity of residential construction and business loans.

                                                      REMAINING MATURITIES
                                      -----------------------------------------------------
                                                         OVER ONE YEAR TO
(DOLLARS IN THOUSANDS)                ONE YEAR OR LESS      FIVE YEARS      OVER FIVE YEARS    TOTAL     PERCENT
----------------------                ----------------   ----------------   ---------------   --------   --------
Type of Loan:
  Residential Construction--Net.....      $260,417           $13,593            $   --        $274,010     53.7%
  Business--Net.....................       180,276            46,463             9,202         235,941     46.3
                                          --------           -------            ------        --------    -----
Total...............................      $440,693           $60,056            $9,202        $509,951    100.0%
                                          ========           =======            ======        ========    =====
Rate Sensitivity:
  Fixed Rate........................      $ 19,979           $42,547            $8,397        $ 70,923     13.9%
  Adjustable Rate...................       420,714            17,509               805         439,028     86.1
                                          --------           -------            ------        --------    -----
Total...............................      $440,693           $60,056            $9,202        $509,951    100.0%
                                          ========           =======            ======        ========    =====

    Multi-family and commercial real estate lending was a substantial part of First Indiana's business activities from the early 1970s until 1991, when such activity was largely curtailed because of the economic environment. With the changing economic environment and improved market for commercial real estate lending, First Indiana Bank intends to increase somewhat its volume of these loans to include permanent financing for selected apartments, office buildings, and warehouses, though much of this additional volume will be sold. First Indiana Bank's management continues to monitor the credit quality of these loans aggressively, both with respect to new originations and loans already in the portfolio.

    The following table shows, as of December 31, 1999 and 1998, outstanding multi-family and commercial real estate loans originated and purchased by First Indiana.

                                                    1999                  1998
                                             -------------------   -------------------
(DOLLARS IN THOUSANDS)                        AMOUNT    PERCENT     AMOUNT    PERCENT
----------------------                       --------   --------   --------   --------
Loans Originated...........................  $35,225      98.7%    $32,036      97.6%
Loans Purchased............................      472       1.3         778       2.4
                                             -------     -----     -------     -----
                                             $35,697     100.0%    $32,814     100.0%
                                             =======     =====     =======     =====

    CONSUMER LENDING. As part of its strategy for growth, First Indiana has increased its origination and purchase of consumer loans, primarily home equity loans and home equity lines of credit. At December 31, 1999, such loans totaled $675.8 million, of which $26.6 million were held for sale, compared with $580.5 million, of which $45.9 million were held for sale, at December 31, 1998. Much of the increase in 1999 occurred as First Indiana capitalized on alternative delivery channels for originations by utilizing a national network of originators.

    Consumer loans generally have shorter terms and higher interest rates than residential loans but involve somewhat higher credit risks, particularly for unsecured lending. Of the $675.8 million of consumer loans outstanding at December 31, 1999, 98.4 percent were secured by first or second mortgages on real property, 0.2 percent was secured by deposits, and 1.4 percent were secured by personal property or were unsecured.

    First Indiana offers revolving lines of credit and loans secured by a lien on the equity in the borrower's home in amounts up to 100 percent of the appraised value of the real estate. For lines of credit at or below an 80 percent loan-to-value ("LTV") ratio, the interest rate is typically the WALL STREET JOURNAL prime rate plus one or two percent, depending on the amount of the loan. The interest rate rises in various increments as the LTV ratio increases. The highest rate charged is the WALL STREET JOURNAL prime rate plus
4.5 percent for lines of credit at a 100 percent LTV. At December 31, 1999, First Indiana Bank had approximately $364.2 million in home equity loans above 80 percent LTV. Holders of revolving lines of credit with up to an 80 percent LTV ratio are billed monthly for interest at the daily periodic rate due on the daily loan balances for the billing cycle. Generally, holders of revolving lines of credit above 85 percent LTV are required to pay all interest due, with a minimum payment of $50. At December 31, 1999, First Indiana had approved
$286 million of 80 percent LTV lines of credit, of which $133 million were outstanding, compared with $252 million of such lines which had been approved at December 31, 1998, $110 million of which were outstanding.

    First Indiana also offers variable- and fixed-rate term home equity loans with up to a 100 percent LTV ratio. Borrowers of fixed-rate term loans make fixed payments over a term ranging from one to 15 years. Variable-rate term loans in excess of 80 percent LTV feature monthly payments equal to two percent of the outstanding loan balance.

    First Indiana makes loans secured by deposits and overdraft loans in connection with its checking accounts. First Indiana also offers auto loans; fixed-rate, fixed-term unsecured loans; and Visa credit cards through an agent.

    Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. First Indiana has endeavored to reduce certain of these risks by, among other things, employing individuals experienced in this type of lending and emphasizing prompt collection efforts. In addition, First Indiana adds general provisions to its loan loss allowance, in amounts determined to be adequate to cover loan losses inherent in the portfolio, at the time the loans are originated.

    Federal regulations limit the amount of consumer loans that savings institutions are able to originate and hold in their loan portfolios. First Indiana complies with such regulations, and the amount of its consumer loan portfolio is approximately $514 million below the maximum permitted at December 31, 1999.

    ORIGINATION, PURCHASE, AND SALE OF LOANS. As a federally chartered savings bank, First Indiana has general authority to make real estate loans throughout the United States. At December 31, 1999, however, over 45% of First Indiana's real estate loans receivable were secured by real estate located in Indiana. First Indiana Bank originates home equity loans through a national network of consumer lending offices, which has expanded to include 45 states.

    Interest rates charged by First Indiana on its loans are affected primarily by the demand for such loans and the supply of money available for lending purposes. These factors are in turn affected by general economic conditions and such other factors as monetary policies of the federal government, including the Federal Reserve Board, the general supply of money in the economy, legislative tax policies, and governmental budgetary matters.

    Loan originations come from a number of sources. Residential loan originations are attributable primarily to referrals from real estate brokers, builders, and walk-in customers. Construction loan originations are obtained primarily by direct solicitation of builders and repeat business from builders. Multi-family and commercial real estate loan originations are obtained from previous borrowers and direct contacts with First Indiana. Consumer loans come from walk-in customers, loan brokers, agents, and originators.

    First Indiana obtains title insurance on secured properties and requires borrowers to obtain hazard insurance and, if applicable, flood insurance. First Indiana's appraisers note any obvious environmental problems, and the title companies used to close loans give First Indiana an endorsement insuring over any existing environmental liens.

    INCOME FROM LENDING ACTIVITIES. In making long-term one- to four-family home mortgage loans, First Indiana generally charges an origination fee of one percent of the loan amount. As part of the loan application, the applicant also reimburses First Indiana for its out-of-pocket costs in reviewing the application, such as the appraisal fee, whether or not the loan is closed. The interest rate charged is normally the prevailing market rate at the time the loan application is received. Commitments to home purchasers generally have a term of 60 days or less from the date First Indiana issues the loan commitment.

    In the case of one-to-four-family residential construction loans, First Indiana charges a one to three percent non-refundable commitment fee. Interest rates on construction loans are based on the prevailing market rate at the time the commitment is extended. Commitment fees and other terms of commercial real estate and business loans are individually negotiated.

    First Indiana earns fees on existing loans, including prepayment charges, late charges, and assumption fees.

    SERVICING ACTIVITY. First Indiana's sale of whole loans and loan participations in the secondary market generates income and provides additional funds for loan originations. During 1999, First Indiana Bank identified and sold $148 million in out-of-market loan servicing at a gain of $905,000.

    At December 31, 1999, First Indiana serviced approximately $1,104 million in loans and loan participations which it had sold. As of December 31, 1999, approximately $7.5 million in loans, or about 0.4 percent of First Indiana's mortgage-backed securities and loans receivable after net items, were serviced by others.

    The total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenue. For this purpose, estimated servicing revenues include late charges and other ancillary income. Estimated servicing costs include direct costs associated with performing the servicing function and appropriate allocations of other costs.

    Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), investor type (FHLMC, GNMA, private), term, and note rate. Impairment represents the excess of carrying value of an individual mortgage servicing rights stratum over its estimated fair value, and is recognized through a valuation allowance.

    Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. At December 31, 1999 and 1998, the balance of capitalized loan servicing rights included in other assets was $8,759,000 and $5,770,000, with a fair market value of $11,405,000 and $6,865,000. The amounts capitalized in 1999, 1998, and 1997 were $6,040,000, $3,891,000 and $893,000, and the amounts amortized to loan servicing income were $1,919,000, $1,823,000 and $819,000.

ASSET QUALITY

    GENERAL. First Indiana's asset quality is directly affected by the credit risk of the assets on its balance sheet. Most of First Indiana's credit risk is concentrated in its loan portfolios and, to a lesser extent, its real estate owned ("REO") portfolio. Consequently, First Indiana has established policies and procedures to ensure accurate and timely assessment of credit risk from the date the loan is originated or purchased.

    The procedures for reviewing the quality of First Indiana's loans, the appropriateness of loan and REO classifications, and the adequacy of loan and REO loss allowances fall within the purview of First Indiana's board of directors. To manage these tasks, the board of directors has established a two-tiered asset review system. Under this system, standing management committees regularly discuss and review potential losses on all loans and REO and the adequacy of First Indiana's loan and REO loss allowances. Recommendations on the allowances are forwarded to the Investment Committee of First Indiana's board of directors for approval each quarter, then presented to the full board of directors for approval and ratification. Management committees also recommend loan and REO classifications which, if approved by the Investment Committee of the board of directors, are referred to the full board for final approval and ratification.

    The second part of First Indiana's asset review system is managed by an independent chief credit officer appointed by the board of directors. The chief credit officer makes an independent evaluation of First Indiana's portfolio and management's recommendations on allowances for loan and REO losses. He regularly reviews these recommendations with First Indiana's Chairman and the Chairman of the Executive Committee of the board of directors. These meetings give the chief credit officer a forum for discussing asset quality issues with members of the board of directors. This system provides an independent review and assessment of management's recommendations about loan and REO classifications and loss allowances. This entire process is subject to the continual review and approval by the board of directors.

    An allowance for loan and lease losses ("ALLL") is established for each significant loan portfolio of First Indiana Bank in an amount adequate to absorb the losses inherent within each loan portfolio.

The ALLL is segmented into three major components based on the credit characteristics of the underlying loans within each loan portfolio: Special Mention Loans, Classified Loans and Pass Loans (loans not rated Special Mention or Classified).

    A Risk Rating Analysis (loan grade) is completed on all loans that exceed a minimum loan amount threshold for the asset specific loan portfolios, namely, construction, business, commercial real estate and land development lending. The Risk Rating Analysis is an eight grade system with five pass grades. The final three grades, Special Mention, Substandard and Doubtful correlate to the Office of Thrift Supervision's criticized assets. The loans with a grade of Special Mention or worse exhibit or may exhibit certain defined weaknesses which, if left uncorrected, may jeopardize the full repayment of the loan. These loans pose a higher level of risk to First Indiana Bank than the loans in a Pass grade. Therefore, loans with a grade of Special Mention, Substandard or Doubtful are assigned a Target Reserve within the ranges established by the Office of Thrift Supervision ("OTS").

    For the homogeneous loan portfolios and the asset specific loan portfolios where the loan amount is less than the minimum threshold established for that portfolio, when a loan becomes contractually delinquent 90 days in either interest or principal, the loan is considered non-accrual and is classified as Substandard. All other loans within these portfolio segments are considered pass loans. For the asset specific loan portfolios, a loan is considered non-accrual based on the specific circumstances but in no event later than a contractual delinquency of 90 days in either interest or principal.

    The determination of the required ALLL ("Target Reserve") for Pass Loans is based on two different analyses of the empirical data for each loan portfolio over the preceding 36 months. The first analysis, the Trend Forecast, consists of linear and non-linear regression analysis of the loans outstanding, the level and trend of delinquencies and the level and trend of net charge-offs for the portfolio. The second analysis, the Formula Calculation, is completed for each loan portfolio and is based on the correlation of the level of loans delinquent 60 days or more to the level of net charge-offs. The result of each analysis is the projected level of net charge-offs for the next twelve months for the individual loan portfolio.

    Due to the potentially positive impact to net charge-offs of other factors specific to a loan portfolio's performance and for new loan products within a loan portfolio, a Policy Limit is established for each loan portfolio. The Policy Limit represents the minimum level of loss established for each portfolio and is based on historical losses for First Indiana Bank's loan portfolios in conjunction with expected losses for similar loan types within First Indiana Bank's loan portfolio.

    The greater of the Policy Limit, Trend Forecast or Formula Ratio for each loan portfolio is set as the Base Reserve for that portfolio. The Base Reserve is then adjusted for factors that may influence the loan portfolio's actual net charge-offs. The final adjusted Base Reserve is equal to the Target Reserve for the Pass Loans for an individual loan portfolio.

    The regulatory classification of loans and determination of non-accrual status is completed each month. The determination of the Target Reserve for the pass portfolio using the analyses discussed above is completed on a quarterly basis and the Target Reserve adjusted accordingly.

    In addition to the ALLL established for each loan portfolio, First Indiana Bank maintains an unallocated ALLL to cover the residual losses inherent in the loan portfolio. As discussed above, the Target Reserve for the Pass Loans is established for a 12-month period. A residual loss is the inherent loss within the loan portfolio over the life of the loans in the portfolio.

    Management believes that First Indiana's current loan and REO loss allowances are sufficient to absorb potential losses which are inherent in the loan portfolio; however, there can be no assurance that additional allowances will not be required or that the amount of any such allowances will not be significant. In addition, various regulatory agencies, as an integral part of their examinations, periodically review these allowances and may require First Indiana to recognize additions to the allowances based on their judgment about information available at the time of their examination. No such additions were required by the OTS in their most recent examinations of First Indiana.

    The Investment Committee of First Indiana's board of directors is responsible for monitoring and reviewing First Indiana's liquidity and investments. The Investment Committee approves investment policies and meets quarterly to review transactions. Credit risk is controlled by limiting the number and size of investments and by approving the brokers and agents through which investments are made.

    REGULATORY CLASSIFICATION OF ASSETS. Federal regulations require that each savings institution regularly classify its own assets. In addition, in connection with examinations of savings institutions, the OTS and the FDIC examiners have authority to identify problem assets and, if appropriate, to require them to be classified.

    There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a significant possibility of loss. An asset classified as Loss is considered uncollectible and of such little value that continuation as an asset of the savings institution is not warranted.

    Assets classified as Substandard or Doubtful require the savings institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as Loss, the savings institution must either establish specific allowances for loan losses in the amount of 100 percent of the portion of the asset classified Loss or charge off such amount. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

    On the basis of management's review of its assets as of December 31, 1999 on a net basis, First Indiana had classified $40.3 million as Substandard, compared with $31.8 million and $33.4 million at December 31, 1998 and 1997, respectively. The amount of First Indiana's Doubtful and Loss loans at each such date was immaterial.

    NON-PERFORMING ASSETS. First Indiana categorizes its non-performing assets into four categories: Non-Accrual Loans, Impaired Loans, Restructured Loans, and Real Estate Owned.

    First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. Total non-accrual loans were $16.0 million at December 31, 1999, compared with $17.2 and $18.4 million at December 31, 1998 and 1997, respectively.

    Loans are classified as impaired when an analysis of a borrower's creditworthiness indicates it is unlikely that the borrower can meet contractual obligations for principal and interest repayments. At December 31, 1999, First Indiana had identified one impaired loan, totaling $1.72 million, which had an allocated reserve of $710,000.

    REO is generally acquired by foreclosure or deed in lieu of foreclosure and is carried at the lower of cost (the unpaid balance at the date of acquisition plus foreclosure and other related costs) or fair market value less reasonable disposal costs to sell. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios.

    First Indiana has carefully managed its loan portfolio, including its non-performing assets, to reduce exposure to the commercial real estate loan sector and to diversify its assets geographically and by type of loan. Accordingly, First Indiana has not experienced the difficulties faced by savings institutions which have had concentrations in areas of the country most adversely affected by economic cycles. First Indiana's non-performing assets fell in 1999 to $19.4 million at December 31, 1999 from $19.9 million one year earlier.

    SUMMARY OF LOAN LOSS EXPERIENCE. First Indiana regularly reviews the status of all non-performing assets to evaluate the adequacy of the allowances for losses on loans and REO. For additional information relating to First Indiana's loan and REO loss allowances, see First Indiana's Consolidated Financial Statements, including Note 5 thereto.

INVESTMENT ACTIVITIES

    Federally chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposits of insured banks and savings institutions, certain bankers' acceptances, and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper and corporate debt securities and in mutual funds whose assets conform to the investments a federally chartered savings institution is otherwise authorized to make directly.

    As an Indiana corporation, First Indiana has authority to invest in any type of investment permitted under Indiana law. As a savings and loan holding company, however, its investments are subject to certain regulatory restrictions described under "Savings Institution Regulation."

    The relative mix of investment securities and loans in First Indiana's portfolio is dependent upon management's evaluation of the yields available on loans compared to investment securities. The board of directors has established an investment policy, and the Investment Committee of the board meets quarterly with management to establish more specific investment guidelines about types of investments, relative amounts, and maturities. First Indiana's current investment guidelines limit purchases of corporate bonds to an investment rating of A- or greater. Liquid investments are managed to ensure that regulatory liquidity requirements are satisfied.

    As required by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, First Indiana continually reassesses the classification of securities as either available-for-sale or held-to-maturity. During the third quarter of 1998, management changed its positive intent to hold held-to-maturity investments and mortgage-backed securities. Accordingly, the entire portfolios of mortgage-backed securities with an amortized cost of $19,274,000 and investment securities with an amortized cost of $5,243,000 were transferred from held-to-maturity to available-for-sale. At the time of the transfer, these mortgage-backed securities and investment securities had unrecognized gains of $374,000 and $86,000, respectively, which were recognized as a separate component of accumulated other comprehensive income. Management elected to transfer these securities which had been previously designated as held-to-maturity.

    At December 31, 1999, First Indiana's investments totaled $103.2 million, or
5.21 percent of total assets, and consisted primarily of U.S. Treasury and agency obligations, corporate debt securities and asset-backed securities. For additional information concerning investments held by First Indiana at certain dates, see First Indiana's Consolidated Financial Statements, including Note 2 thereto.

    At December 31, 1999, First Indiana also had mortgage-backed securities classified as available for sale. At December 31, 1999, these mortgage-backed securities totaled $54.7 million, or 2.76 percent of total assets. For additional information concerning mortgage-backed securities held by First Indiana, see First Indiana's Consolidated Financial Statements, including Notes 2 and 3 thereto.

SOURCES OF FUNDS

    GENERAL. Deposits are an important source of First Indiana's funds for use in lending and for other general business purposes. In addition to deposits, First Indiana derives funds from repayments of loans and mortgage-backed securities, Federal Home Loan Bank of Indianapolis ("FHLB") advances, repurchase agreements, short-term borrowings, and sales of loans. Repayments of loans and mortgage-backed securities are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, or to support expanded activities. Historically, First Indiana's borrowings have been primarily from the FHLB and through repurchase agreements.

    DEPOSITS. First Indiana has a wide variety of deposit programs designed to attract both short-term and long-term deposits from the general public. These deposit accounts include passbook accounts, non-interest-bearing consumer and commercial demand accounts, NOW accounts, and money market checking accounts, as well as fixed-rate certificates and money market accounts. In 2000, First Indiana plans to continue to increase consumer and commercial checking accounts and certificates of deposit in an effort to reduce funding costs and strengthen core deposits.

    The following table shows the distribution of First Indiana's deposits by interest-rate categories at each of the dates indicated:

                                                     AT DECEMBER 31,
                                           ------------------------------------
(DOLLARS IN THOUSANDS)                        1999         1998         1997
----------------------                     ----------   ----------   ----------
Rate:
Under 3.00%..............................  $  278,429   $  551,421   $  205,265
3.00 - 5.00..............................     509,556      217,244      385,859
5.01 - 7.00..............................     524,079      457,988      493,012
7.01 - 9.00..............................          51          756       23,032
9.01 - 11.00.............................          --          509          387
                                           ----------   ----------   ----------
                                           $1,312,115   $1,227,918   $1,107,555
                                           ==========   ==========   ==========

    The following table reflects the increase (decrease) in deposits for various types of deposit programs offered by First Indiana for each of the periods indicated:

(DOLLARS IN THOUSANDS)                            1999       1998       1997
----------------------                          --------   --------   --------
  NOW Checking and Non Interest Bearing
    Deposits..................................  $ (8,714)  $ 41,210   $ 13,342
  Money Market Checking.......................       (49)    (1,858)    (9,106)
  Passbook and Statement Savings..............   (21,793)    63,052     (1,056)
  Money Market Savings........................    15,113       (661)    (2,914)
  Jumbo Certificates of $100 or More..........   136,926     49,232     23,358
  Fixed Rate Certificates.....................   (37,286)   (30,612)   (11,555)
                                                --------   --------   --------
Net Increase (Decrease).......................  $ 84,197   $120,363   $ 12,069
                                                ========   ========   ========

    First Indiana's jumbo certificates of $100,000 or more at December 31, 1999, the maturities of such deposits, and the percentage of total deposits represented by these certificates are set forth in the table below:

                                                      OVER THREE   OVER SIX
                                       THREE MONTHS   MONTHS TO    MONTHS TO     OVER                PERCENT OF
(DOLLARS IN THOUSANDS)                   OR LESS      SIX MONTHS   ONE YEAR    ONE YEAR    TOTAL      DEPOSITS
----------------------                 ------------   ----------   ---------   --------   --------   ----------
Jumbo Certificates of $100 or More...    $104,527      $34,849      $40,291    $127,247   $306,914      23.39%

    BORROWINGS. The FHLB of Indianapolis functions as a central reserve bank providing credit for depository institutions in Indiana and Michigan. As a member of the FHLB, First Indiana is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of First Indiana's residential mortgage loans and other assets, subject to credit standards. The FHLB advances are made pursuant to several different credit programs, each with its own interest rate and range of maturities.

    The FHLB prescribes the acceptable uses for advances and imposes size limits on them. Acceptable uses have included expansion of residential mortgage lending and short-term liquidity needs. Depending on the program, limitations on the amount of advances are generally based on the FHLB's assessment of the institution's creditworthiness. At December 31, 1999, First Indiana had
$366.9 million in FHLB advances (18.53 percent of total assets), with a weighted average interest rate of 5.75 percent.

    First Indiana also enters into repurchase agreements as a short-term source of borrowing, but only with registered government securities dealers.

    The following table sets forth certain information regarding repurchase agreements and federal funds purchased (short-term borrowings) at and for the years ended on the dates indicated.

                                                          AT DECEMBER 31,
                                                   ------------------------------
(DOLLARS IN THOUSANDS)                               1999       1998       1997
----------------------                             --------   --------   --------
Highest Month-End Balance of Short-Term
  Borrowings During the Year.....................  $98,754    $62,620    $84,896

Average Month-End Balance of Short-Term
  Borrowings During the Year.....................   54,578     51,166     38,899

Weighted Average Interest Rate of Short-Term
  Borrowings During the Year.....................      5.0%       5.3%       5.5%

Weighted Average Interest Rate of Short-Term
  Borrowings at End of the Year..................      5.4%       4.8%       5.5%

REGULATORY CAPITAL

    RISK-BASED CAPITAL. Savings institutions are required to have risk-based capital of eight percent of risk-weighted assets. At December 31, 1999, First Indiana's risk-based capital was $176.1 million, or 11.10 percent of risk-weighted assets. Risk-based capital is defined as common equity, less goodwill, the excess portion of land loans with a loan-to-value ratio of greater than 80 percent, and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan losses. Risk-weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The carrying value of each asset is then multiplied by the risk-weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

    CORE CAPITAL. Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least
4 percent of total assets, but not less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks, which minimum currently stands at 4 percent. First Indiana's primary regulator, the OTS, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity, plus non-cumulative preferred stock and minority interest in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. At December 31, 1999, First Indiana's core capital and leverage ratio were $157.7 million and 7.98 percent.

    TANGIBLE CAPITAL. Savings institutions must also maintain minimum tangible capital of 1.5 percent of total assets. First Indiana's tangible capital and tangible capital ratio at December 31, 1999, were $157.7 million and
7.98 percent, respectively.

    CAPITAL REGULATIONS. The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least ten percent, a Tier One (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At December 31, 1999 First Indiana was classified as "well-capitalized."

    The OTS adopted regulations adding an interest-rate risk component to the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure is subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital.

    The OTS issued this final rule to implement the portions of Section 305 of the Federal Deposit Insurance Corporation Improvement Act of 1991, which requires the agencies to revise their risk-based capital standards for insured depository institutions to ensure that those standards take adequate account of concentration of credit risk and the risks of nontraditional activities. The final rule amends the risk-based capital standards by explicitly identifying concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, as important factors in assessing an institution's overall capital adequacy. Based on its interest-rate risk at December 31, 1999, First Indiana was not required to add to its risk-based capital under this regulation.

IMPACT OF INFLATION AND CHANGING PRICES

    The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

    Almost all of the assets and liabilities of a savings institution are monetary, which limits the usefulness of data derived by adjusting a savings institution's financial statements for the effects of changing prices.

REGULATION

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), contains various provisions intended to recapitalize Bank Insurance Fund and enacts a number of regulatory reforms that affect all insured depository institutions, regardless of the insurance fund in which they participate. Among other things, FDICIA grants the OTS broader regulatory authority to take prompt corrective action against insured institutions that do not meet capital requirements, including placing severely under-capitalized institutions into conservatorship or receivership. Since First Indiana exceeded all capital requirements at December 31, 1999, these provisions are not expected to have an impact on its operations.

    GRAMM-LEACH-BLILEY ACT OF 1999. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act ("GLB Act"). The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by repealing certain provisions of the Glass-Steagall Act and revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a "Financial Holding Company." "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities approved by order or regulation of the Federal Reserve Board. The GLB Act also permits national banks to engage in certain expanded activities through the formation of financial subsidiaries and restricts financial institutions from sharing customer nonpublic personal information with non-affiliated parties unless the customer has had an opportunity to opt out of the disclosure.

    In addition, the GLB Act provides that no company may acquire control of an insured savings association after May 4, 1999, unless that company either
(i) engages only in the financial activities permissible for a Financial Holding Company or (ii) is a grandfathered, unitary savings and loan holding company. The GLB Act generally grandfathers any company that was a unitary savings and loan holding company on May 4, 1999. Such a company may continue to operate under present law as long as (i) the company continues to control only one savings institution or its successor (excluding supervisory acquisitions) that it controlled on May 4, 1999 and (ii) each controlled institution meets the qualified thrift lender test. First Indiana is a grandfathered unitary savings and loan holding company.

    First Indiana does not believe that the GLB Act will have any immediate, material impact on its operations. However, to the extent that the GLB Act permits commercial banks, securities firms and insurance companies to affiliate, the Act may have the effect of increasing the amount of competition that First Indiana faces from other companies offering financial products, many of which may have substantially more financial resources.

    SAVINGS AND LOAN HOLDING COMPANY REGULATIONS

    Under the Home Owner's Loan Act ("HOLA"), as amended, the Director of the OTS has regulatory jurisdiction over savings and loan holding companies. First Indiana, as a savings and loan holding company within the meaning of HOLA, is subject to regulation, supervision and examination by and the reporting requirements of the Director of OTS.

    SAVINGS INSTITUTION REGULATION

    GENERAL. As a SAIF-insured savings institution, First Indiana is subject to supervision and regulation by the OTS. Under OTS regulations, First Indiana is required to obtain audits by independent auditors and to be examined periodically by the Director of OTS. First Indiana is subject to assessments by OTS and the FDIC to cover the costs of such examinations. The OTS may revalue assets of First Indiana based upon appraisals and require the establishment of specified reserves in amounts equal to the difference between such revaluation and the book value of the assets. The Director of the OTS also is authorized to promulgate regulations to ensure the safe and sound operations of savings institutions and may impose various requirements and restrictions on the activities of savings institutions.

    The regulations and policies of the OTS for the safe and sound operations of savings institutions can be no less stringent than those established by the OCC for national banks. Additionally, under the FDICIA, the OTS prescribed safety and soundness regulations in 1995 relating to (i) internal controls, information systems, and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate exposure; (v) asset growth; and
(vi) compensation and benefit standards for officers, directors, employees and principal shareholders. These regulations did not have a material effect on First Indiana.

    As a member of SAIF, First Indiana is also subject to regulation and supervision by the FDIC, in its capacity as administrator of SAIF, to ensure the safety and soundness of SAIF.

    During the most recent trust examination, the OTS examiners verbally informed First Indiana Bank that a federal savings bank rendering investment advice for a fee may be required to file Form ADV with the Securities and Exchange Commission ("SEC") as a "registered investment advisor" under the Investment Advisors Act of 1940. While national and state "banks" are specifically exempted from this requirement, it is unclear whether federal savings banks are included in the definition for this purpose.

    First Indiana Bank is currently compiling the data necessary to complete the SEC filing and take any other actions that may be required for full compliance with the Investment Advisors Act, if necessary, but is concurrently seeking advice of legal counsel for clarification of the responsibilities of a federal savings bank under the Act.

    QUALIFIED THRIFT LENDER REQUIREMENT. In order for First Indiana to exercise the powers granted to federally chartered savings institutions and maintain full access to FHLB advances, it must be a "qualified thrift lender" ("QTL"). A savings institution is a QTL if its qualified thrift investments equal or exceed 65 percent of the savings institution's portfolio assets on a monthly average basis in nine out of 12 months. As amended by the FDICIA, qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans, and mortgage-backed securities); (ii) certain obligations of the FDIC, the Federal Savings and Loan Insurance Corporation Resolution Fund and the Resolution Trust Corporation (for limited periods); and (iii) shares of stock issued by any Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, or the Federal National Mortgage Association.

    At December 31, 1999, the qualified thrift investment percentage test for First Indiana was near 83 percent. First Indiana complies with the new QTL test as revised upon enactment of FDICIA.

    LIQUIDITY. Under applicable federal regulations, savings institutions are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of withdrawable deposits plus short-term borrowings. Under HOLA, this liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of four percent to ten percent, depending upon economic conditions and the deposit flows of member institutions. First Indiana Bank's liquidity ratio at December 31, 1999 was 6.80 percent. In 1997, the OTS lowered the liquidity requirement to four percent of net withdrawable assets, simplified the definition of net withdrawable assets, and eliminated a separate requirement for short-term liquidity. At December 31, 1999, First Indiana was in compliance with these liquidity requirements.

    LOANS-TO-ONE-BORROWER LIMITATIONS. HOLA generally requires savings institutions to comply with the loans-to-one-borrower limitations applicable to national banks. In general, national banks may make loans to one borrower in amounts up to 15 percent of the bank's unimpaired capital and surplus, plus an additional 10 percent of capital and surplus for loans secured by readily marketable collateral. At December 31, 1999, First Indiana's loan-to-one borrower limitation was approximately $27.7 million, and no loans to a single borrower exceeded that amount.

    COMMERCIAL REAL PROPERTY LOANS. HOLA limits the aggregate amount of commercial real estate loans that a federal savings institution may make to an amount not in excess of 400 percent of the savings institution's capital. First Indiana was in compliance with the commercial real property loan limitation at December 31, 1999.

    LIMITATION ON CAPITAL DISTRIBUTIONS. Under OTS regulations, a savings institution has no restrictions on capital distributions as long as, after the distribution, it is still classified as "adequately capitalized." An adequately capitalized savings association is one with a total risk-based capital ratio of

8 percent or greater, a Tier 1 risk-based capital ratio of 4 percent or greater, and a leverage ratio of 4 percent or greater. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

    LIMITATION OF EQUITY RISK INVESTMENTS. Under applicable regulations, First Indiana is generally prohibited from investing directly in equity securities and real estate (other than that used for offices and related facilities or acquired through, or in lieu of, foreclosure or on which a contract purchaser has defaulted). In addition, OTS regulations limit the aggregate investment by savings institutions in certain equity risk investments including equity securities, real estate, service corporations and operating subsidiaries and loans for the purchase of land and construction loans made after February 27, 1987 on non-residential properties with loan-to-value ratios exceeding
80 percent. At December 31, 1999, First Indiana was in compliance with the equity risk investment limitations.

    INSURANCE OF DEPOSITS. FDIC-insured institutions pay deposit insurance premiums depending on their placement within one of nine categories. The categories are determined by (i) the insured institution's placement in capital group 1, 2, or 3, depending on its classification as "well-capitalized," "adequately capitalized," or "undercapitalized," and (ii) its supervisory rating of A, B, or C. Prior to October 1, 1996, well-capitalized institutions with a supervisory rating of A paid $.23 per $100 of deposits, while undercapitalized institutions with a rating of C paid $.31 per $100 of deposits.

    In the third quarter of 1996, the FDIC levied an industry-wide special assessment to recapitalize the Savings Association Insurance Fund ("SAIF"), which insures First Indiana's customers' deposits. First Indiana Bank incurred a one-time pre-tax charge to earnings of $6,749,000 to comply with this assessment. Beginning January 1, 1997, deposit insurance premiums between $.00 and $.27 per $100 of deposits are in effect, based on the same nine-category rating system discussed in the previous paragraph. The Deposit Insurance Funds Act of 1996 ("Funds Act") also separated, effective January 1, 1997, the Financing Corporation ("FICO") assessment to service the interest on its bond obligations from the SAIF assessment. As part of the deposit insurance assessments, institutions pay a FICO assessment for debt service requirements. The FICO assessment rate is subject to change on a quarterly basis, depending on the debt service requirements. In January 2000, First Indiana paid $.0212 per $100 of deposits to comply with this assessment. The total deposit insurance expense paid was $712,000, $691,000, and $693,000 for 1999, 1998, and 1997,
respectively.

    First Indiana was a well-capitalized institution throughout 1999, and paid no deposit insurance premiums other than the FICO assessment. Because it is well-capitalized, First Indiana will continue to pay no deposit insurance premiums in 1999, but these premiums could increase in the future if the aggregate SAIF premiums paid by all SAIF-insured institutions do not equal or exceed 1.25% of insurable deposits.

    COMMUNITY REINVESTMENT ACT. Ratings of savings institutions under the Community Reinvestment Act of 1977 ("CRA") must be disclosed. The disclosure includes both a four-tier descriptive rating using terms such as satisfactory and unsatisfactory and a written evaluation of each institution's performance. Also, the FHLB is required to adopt regulations establishing standards of community investment and service for members of the FHLB System to meet to be eligible for long-term advances. Those regulations are required to take into account a savings institution's CRA record and the member's record of lending to first-time home buyers. At December 31, 1999, First Indiana Bank's rating was "satisfactory." First Indiana Bank intends to maintain its long-standing record of community lending and to meet or exceed the CRA standards under FIRREA.

    TRANSACTIONS WITH AFFILIATES

    Pursuant to HOLA, transactions engaged in by a savings institution or one of its subsidiaries with affiliates of the savings institution generally are subject to the affiliate transaction restrictions contained in Sections 371c
(23A) and 371c-1 (23B) of the Federal Reserve Act. Section 371c (23) of the Federal

Reserve Act imposes both quantitative and qualitative restrictions on transactions engaged in by a member depository institution or one of its subsidiaries with an affiliate, while Section 371c-1 (23B) of the Federal Reserve Act requires, among other things, that all transactions with affiliates be on terms substantially the same as and at least as favorable to the member bank or its subsidiary as the terms that would apply to or would be offered in a comparable transaction with an unaffiliated party.

    Section 375b (22(h)) of the Federal Reserve Act imposes restrictions on loans to executive officers, directors, and principal shareholders. Under
Section 375b (22(h)), loans to an executive officer or to a greater than 10 percent shareholder of a savings institution, or certain affiliated entities of either, may not exceed the institution's loan-to-one-borrower limit when considered with all other outstanding loans to such person and affiliated entities. Section 375b (22(h)) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and greater than 10 percent shareholders of a savings institution and their respective affiliates, unless the loan is approved in advance by a majority of the board of directors of the institution, with any interested director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person) for which such prior board of director approval is required, as the greater of $25,000 or 5 percent of capital and surplus. Prior board of director approval is also required if an amount is requested that, when aggregated with all other extensions of credit to that person, and all related interests of that person, exceeds $500,000. First Indiana is in compliance with these regulations.

    FEDERAL HOME LOAN BANK SYSTEM

    The Federal Home Loan Bank System ("FHLB") consists of 12 regional Banks, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLB provides a central credit facility for member savings institutions. As a member of the FHLB, First Indiana is required to own shares of capital stock in the FHLB. The calculation of the required stock amount is the greater of one percent of the aggregate unpaid mortgage loan, .3 percent of total assets, or 1/20 of its advances from the FHLB. As of December 31, 1999, First Indiana was in compliance with this requirement.

    FEDERAL RESERVE SYSTEM

    The Federal Reserve Board has adopted regulations that require savings institutions to maintain non-earning reserves against their transaction accounts (primarily NOW and regular checking accounts) and non-personal time deposits (those which are transferable or held by a person other than a natural person) with an original maturity of less than one and one-half years. At December 31, 1999, First Indiana was in compliance with these requirements. These reserves may be used to satisfy liquidity requirements imposed by the Director of the OTS. Because required reserves must be maintained in the form of vault cash or non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the institution's interest-earning assets.

    Savings institutions also have the authority to borrow from the Federal Reserve discount window. Federal Reserve Board regulations, however, require savings institutions to exhaust all the FHLB sources before borrowing from a Federal Reserve Bank. The FDICIA places limitations upon a Federal Reserve Bank's ability to extend advances to under-capitalized and critically under-capitalized depository institutions. The FDICIA provides that a Federal Reserve bank generally may not have advances outstanding to an under-capitalized institution for more than 60 days in any 120-day period.

    FEDERAL SECURITIES LAW

    The stock of First Indiana is registered with the SEC under the Securities Exchange Act of 1934. First Indiana is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

    First Indiana stock held by persons who are affiliates (generally officers, directors, and principal stockholders) of First Indiana may not be resold without registration or unless sold in accordance with certain resale restrictions. If First Indiana meets specified current public information requirements, each affiliate of First Indiana is able to sell in the public market, without registration, a limited number of shares in any three-month period.

    TAXATION

    FEDERAL. First Indiana, on behalf of itself, First Indiana Bank and its subsidiaries, files a calendar tax year consolidated federal income tax return and reports items of income and expense using the accrual method of accounting.

    In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), a deferred liability has not been established for First Indiana Bank's tax bad debt base year reserves of $16,586,000. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionally for reductions in First Indiana Bank's loan portfolio since that date. The base year reserves will continue to be subject to recapture and First Indiana Bank could be required to recognize a tax liability if: (i) the bank fails to qualify as a "bank" for federal income tax purposes; (ii) certain distributions are made with respect to the stock of the bank; (iii) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (iv) there is a change in tax law. The enactment of this legislation had no material impact on First Indiana's operations or financial position.

    Under SFAS 109, First Indiana may recognize deferred tax assets for deductible temporary differences based on an evaluation of the likelihood of realizing the underlying tax benefits. The realization of these benefits principally depends upon the following sources of taxable income: (i) taxable income in the current year or prior years that is available through carryback (potential recovery of taxes paid for the current year or prior years);
(ii) future taxable income that will result from the reversal of existing taxable temporary differences (potential offsetting of deferred tax liabilities); or (iii) future taxable income, exclusive of the reversal of existing temporary differences, that is generated by future operations.

    In addition, tax-planning strategies may be available to accelerate taxable income or deductions, change the character of taxable income or deductions, or switch from tax-exempt to taxable investments so that there would be sufficient taxable income of the appropriate character and in the appropriate periods to allow for realization of the tax benefits.

    The Federal Financial Institutions Examination Council (the "FFIEC") has adopted all provisions of SFAS 109 for regulatory reporting purposes, including those provisions related to deferred tax assets. However, the FFIEC agencies have imposed a limitation on the amount of net deferred tax assets that may be included in the calculation of regulatory capital. The limitation requires an institution to deduct from capital, when computing its regulatory capital ratios, any amount of net deferred tax asset that is not supported by the sum of the carryback potential of the institution plus the lower of the next twelve months' estimated earnings or ten percent of Tier 1 capital. At December 31, 1999, First Indiana met all the above requirements and had no adjustments to regulatory capital.

    The Internal Revenue Service has examined the tax returns of First Indiana through 1996.

    STATE. Effective January 1, 1999, the State of Indiana imposes a franchise tax on the "apportioned income" of depository institutions at a fixed rate of
8.5 percent per year. This franchise tax is imposed in lieu of the gross income tax, adjusted gross income tax, savings and loan excise tax and supplemental net income tax otherwise imposed on certain corporate entities and depository institutions. "Apportioned income" consists of the taxpayer's "adjusted gross income" multiplied by the depository institution's total receipts attributable to transacting business in Indiana divided by total receipts attributable to transacting business everywhere. For example, tax-exempt interest is included in the depository institution's adjusted gross income for state franchise tax purposes. The Indiana Department of Revenue has examined the state income tax returns of First Indiana through 1994.

    SERVICE CORPORATION SUBSIDIARIES

    OTS regulations permit federal savings institutions to invest in the capital stock, obligations, or specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2 percent of an institution's assets, plus an additional one percent of assets if the amount over 2 percent is used for specified community or inner-city development purposes. In addition, federal regulations permit institutions to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries), in which the institution owns more than 10 percent of the stock, in an aggregate amount not exceeding 50 percent of the institution's regulatory capital if the institution's regulatory capital is in compliance with applicable regulations. FIRREA requires a savings institution which acquires a non-savings institution subsidiary, or which elects to conduct a new activity within a subsidiary, to give the FDIC and the OTS at least
30 days' advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to the SAIF. Moreover, savings institutions must deduct from capital, for purposes of meeting the leverage limit, tangible capital, and risk-based capital requirements, their entire investment in and loans to a subsidiary engaged in activities permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

    ONE INVESTMENT CORPORATION. One Investment Corporation is a wholly owned subsidiary formed in January 1999 to engage in the purchase and sale of loan participations originated both by First Indiana and by others in the secondary market.

    ONE MORTGAGE CORPORATION. One Mortgage Corporation is a wholly owned subsidiary formed in 1983 to originate single-family residential mortgage loans outside of Indiana for sale to First Indiana or for sale into the secondary market. Since the third quarter of 1999, when First Indiana Bank exited the traditional mortgage banking business in favor of originating mortgages for our relationship customers, One Mortgage Corporation has not engaged in any such activities.

    ONE PROPERTY CORPORATION. One Property Corporation is a wholly owned subsidiary formed in 1985 to engage in commercial real estate investment activities. To date, One Property Corporation has not engaged in any such activities.

    PIONEER SERVICE CORPORATION. Pioneer Service Corporation is a wholly owned subsidiary of First Indiana Bank. In April 1990, Pioneer Service Corporation invested in a limited partnership which was formed to develop and own a 112-unit apartment complex in Greencastle, Indiana.

EMPLOYEES

    At December 31, 1999, First Indiana and its subsidiaries employed 577 persons, including part-time employees. Management considers its relations with its employees to be excellent. None of these employees is represented by any collective bargaining group.

    First Indiana and its subsidiaries currently maintain a comprehensive employee benefit program providing, among other benefits, a qualified pension plan, a 401(k) plan, medical reimbursement accounts, hospitalization and major medical insurance, paid sick leave, short-term and long-term disability insurance, life insurance, an employees' stock purchase plan, tuition reimbursement, and reduced loan rates for employees who qualify.

                           FIRST INDIANA'S MANAGEMENT

DIRECTORS

    The following persons serve as directors of First Indiana:

                                                                                DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION(S) AND BUSINESS EXPERIENCE DURING PAST 5 YEARS   SINCE
------------------------------------------------------------------------------  --------
GERALD L. BEPKO, Age 59 .............................................             1988
  Vice President for Long-Range Planning of Indiana University and Chancellor,
  Indiana University-Purdue University at Indianapolis; Director, USA Group,
  USA Funds and Indianapolis Life Insurance Company; previously Dean and
  Professor of Law, Indiana University School of Law, Indianapolis.

ANDREW JACOBS, JR., Age 68 ..........................................             1997
  Adjunct Professor, Indiana University-Purdue University at Indianapolis;
  Attorney; Retired Member, United States Congress.

ROBERT J. LAIKIN, Age 36 ............................................             1999
  Chairman and Chief Executive Officer of Brightpoint, Inc., provider of distribution and value-added logistics services to the wireless communications industry; previously President of Brightpoint, Inc.

MARNI MCKINNEY, Age 43 ..............................................             1992
  Vice Chairman and Chief Executive Officer of First Indiana and Chairman of
  First Indiana Bank; Director, Vice Chairman, and Chief Executive Officer,
  The Somerset Group, Inc., an affiliate of First Indiana, financial services provider; previously President and Executive Vice President of The Somerset
  Group, Inc., and Vice President of First Indiana and First Indiana Bank.

ROBERT H. MCKINNEY, Age 74 ..........................................             1954
  Chairman of First Indiana; Chairman and Director, The Somerset Group, Inc.,
  an affiliate of First Indiana, financial services; retired partner, Bose
  McKinney & Evans, attorneys; Chairman, Federal Home Loan Bank Board,
  1977-1979.

OWEN B. MELTON, JR., Age 53 .........................................             1983
  President and Chief Operating Officer of First Indiana and President and
  Chief Executive Officer of First Indiana Bank.

PHYLLIS W. MINOTT, Age 61 ...........................................             1976
  Chairman and Chief Executive Officer, Minott Motion Pictures, Inc.,
  commercial movie production; previously General Auditor, Eli Lilly &
  Company, pharmaceutical company; Controller, Accounting, and Chief
  Accounting Officer, Eli Lilly & Company.

MICHAEL L. SMITH, Age 51 ............................................             1985
  Executive Vice President and Chief Financial Officer, Anthem, Inc., a health benefits management company; Director of The Somerset Group, Inc., an affiliate of First Indiana, FinishMaster, Inc. and First Internet Bank of
  Indiana; formerly Senior Vice President, Anthem, Inc.; formerly Chief
  Operating Officer and Chief Financial Officer, American Health Network,
  Inc., a physician management company; formerly President, Somerset Financial
  Services, a division of The Somerset Group, Inc.

JOHN W. WYNNE, Age 67 ...............................................             1991
  Director Emeritus of Duke-Weeks Realty Corporation, a real estate investment trust; previously Chairman, Duke Realty Investments, Inc. and partner, Duke
  Associates, real estate development; retired as counsel (previously partner), Bose McKinney & Evans, attorneys.

    During 1999, the boards of directors of First Indiana and First Indiana Bank each met twelve times. All directors attended in excess of 75% of the aggregate of the total number of meetings of the boards of directors of First Indiana and First Indiana Bank (considered separately) and the total number of meetings held by all First Indiana and First Indiana Bank committees (considered separately) on which he or she served.

CERTAIN COMMITTEES OF THE BOARDS OF DIRECTORS OF THE CORPORATION AND THE BANK

    Among other committees, the board of directors of First Indiana has an Audit Committee and a Compensation Committee.

    AUDIT COMMITTEE. The Audit Committee evaluates audit performance, handles relations with First Indiana's independent auditors, and evaluates policies and procedures related to internal audit functions and controls. The members of First Indiana's Audit Committee in 1999 were Phyllis W. Minott (Chairperson), H.J. Baker, Andrew Jacobs, Jr., and John W. Wynne. The Audit Committee met three times during 1999. (Mr. Baker attended two meetings of the committee prior to his retirement from the board of directors, which was effective April 15, 1999.)

    COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the board of directors with respect to the compensation of directors, officers, and employees of First Indiana and First Indiana Bank, administers and grants options and other stock awards under First Indiana's stock option plans, and administers First Indiana Bank's Employees' Stock Purchase Plan. The members of the Compensation Committee during 1999 were Gerald
L. Bepko (Chairman), H.J. Baker, Phyllis W. Minott and John W. Wynne. The Compensation Committee met three times during 1999. (Mr. Baker attended two meetings of the committee prior to his retirement from the board of directors; Mr. Wynne joined the committee thereafter and attended one meeting of the committee during 1999.)

COMPENSATION OF DIRECTORS

    Directors of First Indiana and First Indiana Bank, other than Robert H. McKinney, Marni McKinney and Owen B. Melton, Jr., received in 1999 a quarterly retainer of $2,500, plus $1,000 per meeting of the full board of directors and per committee meeting attended.

    Under the First Indiana 1992 Director Stock Option Plan, First Indiana reserved approximately 262,497 shares of its common stock for issuance upon the exercise of options to be granted under the plan. The plan provides for the issuance of non-qualified options to purchase 3,746 shares to each outside director of First Indiana on the date of each annual meeting of shareholders. First Indiana granted 3,746 shares to each outside director on April 15, 1999, in accordance with the plan. No option is exercisable during the period of one year following the date of grant, and options granted under the plan must specify an exercise price of not less than 100% of the market price of the shares at the date of grant.

    Under the Directors' Deferred Fee Plan, directors of First Indiana may elect to defer all or any portion of the fees paid for attendance at a board of directors or committee meeting. The deferred fees are then contributed to a trust which buys stock with such fees or invests such fees in an interest-bearing account. Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change in control of First Indiana, amounts held under the plan are payable immediately in one lump sum.

    Directors also may elect to contribute part of their fees to First Indiana Bank's Employees' Stock Purchase Plan. As with other participants, First Indiana Bank matches a certain portion of such contributions and purchases First Indiana's common stock on the open market at the prevailing market price. The material features of the Stock Purchase Plan are described under the heading "--Executive Compensation."

EXECUTIVE OFFICERS

    The following table sets forth information about the executive officers of First Indiana and First Indiana Bank who are not directors of First Indiana or First Indiana Bank. All executive officers are appointed by the board of directors and serve at the discretion of the board of directors.

                                                                                    YEAR FIRST ELECTED
NAME                                        POSITION                       AGE           OFFICER
----                     ----------------------------------------------  --------   ------------------
William J. Brunner.....  Vice President and Treasurer of First Indiana;     41             2000
                         Chief Financial Officer and Senior Vice
                           President, Financial Management Division of
                           First Indiana Bank

David A. Lindsey.......  Senior Vice President, Consumer Finance            49             1983
                         Division of First Indiana Bank

Merrill E. Matlock.....  Senior Vice President, Commercial and Mortgage     50             1984
                           Banking Division of First Indiana Bank

Timothy J. O'Neill.....  Senior Vice President, Correspondent Banking       52             1972
                           Services Division of First Indiana Bank

Edward E. Pollack......  Senior Vice President, Technology and              51             1998
                         Operations Division of First Indiana Bank

Kenneth L. Turchi......  Senior Vice President, Retail Banking,             41             1987
                         Marketing, and Strategic Planning Division of
                           First Indiana Bank

    William J. Brunner joined First Indiana and First Indiana Bank in May 2000, replacing David L. Gray, who retired. He serves as First Indiana's vice president and treasurer, and as First Indiana Bank's chief financial officer and senior vice president, Financial Management Division. He also serves as the chairman of the bank's Asset/Liability Committee. Prior to joining First Indiana, from 1999 to 2000, Mr. Brunner was the Senior Vice President and Director of Corporate Planning at Citizens Financial Group, a $28 billion bank holding company based in Providence, Rhode Island. From 1986 to 1999,
Mr. Brunner was Vice President--Treasury Management for Banc One Corporation in Columbus Ohio.

    David A. Lindsey has been with First Indiana Bank since January 1983, serving as the bank's senior vice president, Consumer Finance Division. He oversees the bank's national consumer sales force.

    Merrill E. Matlock is senior vice president of First Indiana Bank's Commercial and Mortgage Banking Division. He is responsible for the bank's residential, construction, business, and commercial real estate lending.
Mr. Matlock has worked for First Indiana Bank since 1984 and was most recently first vice president of the construction lending department.

    Timothy J. O'Neill has been with First Indiana Bank since 1970. He currently serves as the bank's senior vice president, Correspondent Banking Services Division. As part of his current responsibilities, he develops relationships with smaller community banks to provide private label products and services to their customers.

    Edward E. Pollack joined First Indiana Bank in 1998, and offers many years of experience in operations and technology at the nation's largest guarantor of student loans. He is serving as senior vice president, Technology and Operations Division.

    Kenneth L. Turchi joined First Indiana in September 1985 and currently serves as senior vice president, Retail Banking, Marketing, and Strategic Planning Division. His duties include strategic planning, marketing, advertising, market research, investor and public relations, telemarketing, and supervision of retail banking center sales and operations.

CERTAIN TRANSACTIONS

    First Indiana Bank offers its directors, officers, and employees a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the bank's cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. Except as described above, all outstanding loans to directors, officers, and employees have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

    In 1996, First Indiana Bank sold its insurance and non-FDIC-insured investment sales business to The Somerset Group, Inc. At the same time, the two companies entered into a multi-year operating agreement under which Somerset provides insurance and non-FDIC-insured investment products and services to First Indiana Bank's customers and pays the bank a commission on such sales. During the year ended December 31, 1999, Somerset paid to the bank $113,350 in accordance with the terms of the purchase agreement and the operating agreement. Robert H. McKinney and Marni McKinney are officers, directors and substantial shareholders of Somerset, and Michael L. Smith is a director of Somerset.

EXECUTIVE COMPENSATION

    SUMMARY OF COMPENSATION. The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                          ---------------------------------------
                                                                                 AWARDS(1)             PAYOUTS
                                            ANNUAL COMPENSATION           ------------------------   ------------
                                    -----------------------------------   RESTRICTED   SECURITIES
NAME AND PRINCIPAL                                        OTHER ANNUAL      STOCK      UNDERLYING                     ALL OTHER
POSITION                   YEAR      SALARY     BONUS     COMPENSATION      AWARDS     OPTIONS(#)    LTIP PAYOUTS   COMPENSATION
--------                 --------   --------   --------   -------------   ----------   -----------   ------------   -------------
ROBERT H. MCKINNEY.....    1999     $200,000   $106,474     $301,788(2)         --       20,000        $391,500(3)     $ 8,118(4)
Chairman and Chief         1998      199,231     40,520           --            --       12,000              --          5,944
Executive Officer          1997      210,000     37,800           --       357,000           --              --          6,404
of First Indiana

OWEN B. MELTON, JR.....    1999      315,000    161,612      304,005(2)         --       20,000        $391,500(3)       4,583(5)
President and Chief        1998      295,000     61,395           --            --       12,000              --          3,356
Operating Officer of       1997      280,000     50,400           --       357,000           --              --          4,550
First Indiana;
President and Chief
Executive Officer of
First Indiana Bank

DAVID L. GRAY..........    1999      166,500     66,002           --            --        5,000          79,833         12,280(6)
Vice President and         1998      160,000     31,218           --            --        6,000              --          8,863
Treasurer of First         1997      152,500     25,940           --            --           --              --          9,065
Indiana; Senior Vice
President--Financial
Management Division,
and Chief Financial
Officer of First
Indiana Bank

MERRILL E. MATLOCK.....    1999      165,000     82,500           --            --        5,000          73,317          3,409(7)
Senior Vice President--    1998      150,000     31,573           --            --        6,000              --          2,959
Commercial and Mortgage    1997      119,616     24,349           --            --           --              --          2,325
Banking Division of
First Indiana Bank

DAVID A. LINDSEY.......    1999      160,000     86,500           --            --        5,000          74,167         11,600(8)
Senior Vice President--    1998      145,000     29,789           --            --        6,000              --          8,192
Consumer Finance           1997      140,000     23,349           --            --           --              --          8,309
Division of First
Indiana Bank

------------------------------

(1) Adjusted for all stock splits through December 31, 1999.

(2) Represents payments made by First Indiana to reimburse Mr. McKinney and Mr. Melton for income taxes payable due to the vesting of common stock awarded under the Long-Term Plan in 1997.

(3) Represents the market value on December 31, 1999 of 18,000 shares of restricted stock granted in 1997 (adjusted for all stock splits and stock dividends since the date of issue) to each of Mr. McKinney and Mr. Melton under the Long-Term Plan, and vesting on December 31, 1999.

(4) Consists of a $6,064 contribution by First Indiana Bank to the Stock Purchase Plan, and a $2,054 contribution by First Indiana Bank to Mr. McKinney's account in First Indiana Bank's 401(k) Plan.

(5) Consists of a $2,467 contribution by First Indiana Bank to the Stock Purchase Plan, and a $2,116 contribution by First Indiana Bank to Mr. Melton's account in First Indiana Bank's 401(k) Plan.

(6) Consists of a $7,903 contribution by First Indiana Bank to the Stock Purchase Plan, the payment by First Indiana Bank of $1,860 for term life insurance premiums, and a $2,517 contribution by First Indiana Bank to Mr. Gray's account in First Indiana Bank's 401(k) Plan.

(7) Consists of a $740 contribution by First Indiana Bank to the Stock Purchase Plan, the payment by First Indiana Bank of $1,840 for term life insurance premiums, and a $829 contribution by First Indiana Bank to Mr. Matlock's account in First Indiana Bank's 401(k) Plan.

(8) Consists of a $7,592 contribution by First Indiana Bank to the Stock Purchase Plan, the payment by First Indiana Bank of $1,785 for term life insurance premiums, and a $2,223 contribution by First Indiana Bank to Mr. Lindsey's account in First Indiana Bank's 401(k) Plan.

    STOCK OPTIONS. The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the last fiscal year. The Potential Realizable Value columns on the right of this table assume that the value of the underlying stock will appreciate each year at the specified percentages.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                       ----------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF      % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES    OPTIONS/SARS                                        PRICE APPRECIATION FOR OPTION
                        UNDERLYING     GRANTED TO                                                      TERM
                       OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR BASE                     ------------------------------
NAME                     GRANTED      FISCAL YEAR    PRICE ($/SHARE)    EXPIRATION DATE      0%         5%        10%
----                   ------------   ------------   ----------------   ---------------   --------   --------   --------
Robert H. McKinney...      5,350           6.8%           $20.56           02-16-04        $00.00    $ 17,621   $ 51,041
                           4,650           5.9%            18.69           02-16-09         00.00      54,656    138,510
Owen B. Melton, Jr...     10,000          12.7%            18.69           02-16-09         00.00     117,540    297,870
David L. Gray........      5,000           6.3%            18.69           02-16-09         00.00      58,770    148,935
Merrill E. Matlock...      5,000           6.3%            18.69           02-16-09         00.00      58,770    148,935
David A. Lindsey.....      5,000           6.3%            18.69           02-16-09         00.00      58,770    148,935

    The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 1999 by each of the Named Executive Officers and the 1999 year-end value of the unexercised options of each such executive officer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ACQUIRED                           OPTIONS AT FY-END                  FY-END
                              ON                         ---------------------------   ---------------------------
NAME                      EXERCISE(#)   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------------   -----------   -------------   -----------   -------------
Robert H. McKinney......     13,122        $187,251         62,997(1)      10,000        $624,915       $20,596
Owen B. Melton, Jr......         --              --         59,244(1)      10,000         568,620        30,600
David L. Gray...........         --              --         40,870(1)       5,000         481,336        15,300
Merrill E. Matlock......         --              --         26,022(1)       5,000         250,771        15,300
David A. Lindsey........     11,247         151,024         19,200(1)       5,000         150,804        15,300

------------------------

(1) Of the exercisable options, portions thereof had an exercise price in excess of the purchase price on December 31, 1999, as described in the following table:

                                                                   SHARES UNDERLYING
                                                                     OPTIONS WHEN
                                       SHARES UNDERLYING OPTIONS    EXERCISE PRICE
                                           WHEN MARKET PRICE        EXCEEDED MARKET
NAME                                    EXCEEDED EXERCISE PRICE          PRICE
----                                   -------------------------   -----------------
Robert H. McKinney...................           50,997                   12,000
Owen B. Melton, Jr...................           47,244                   12,000
David L. Gray........................           34,870                    6,000
Merrill E. Matlock...................           20,022                    6,000
David A. Lindsey.....................           13,200                    6,000

PENSION PLANS

    The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under First Indiana Bank's non-contributory, qualified defined benefit pension plan (the "Qualified Plan"), as supplemented by the supplemental benefit plan adopted by First Indiana Bank on January 17, 1992 (the "Supplemental Plan") (the Qualified Plan and the Supplemental Plan are collectively referred to as the "Plans"). While the table shows the annual benefit payable, participants may elect to receive the present value of the entire benefit in one lump sum. Amounts shown are based on an assumed Social Security integration base of $35,100 and are not subject to any deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

  COVERED      10 YEARS' BENEFIT   20 YEARS' BENEFIT   30 YEARS' BENEFIT   40 YEARS' BENEFIT
COMPENSATION        SERVICE             SERVICE             SERVICE             SERVICE
------------   -----------------   -----------------   -----------------   -----------------
  $100,000         $ 18,245            $ 36,490            $ 54,735            $ 73,858
   120,000           22,245              44,490              66,735              89,858
   140,000           26,245              52,490              78,735             105,858
   160,000           30,245              60,490              90,735             121,858
   180,000           34,245              68,490             102,735             137,858
   200,000           38,245              76,490             114,735             153,858
   220,000           42,245              84,490             126,735             169,858
   240,000           46,245              92,490             138,735             185,858
   260,000           50,245             100,490             150,735             201,858
   280,000           54,245             108,490             162,735             217,858
   300,000           58,245             116,490             174,735             233,858
   320,000           62,245             124,490             186,735             249,858
   340,000           66,245             132,490             198,735             265,858
   360,000           70,245             140,490             210,735             281,858
   380,000           74,245             148,490             222,735             297,858
   400,000           78,245             156,490             234,735             313,858
   500,000           98,245             196,490             294,735             393,858
   600,000          118,245             236,490             354,735             473,858
   700,000          138,245             276,490             414,735             553,858
   800,000          158,245             316,490             474,735             633,858

    The annual retirement benefit displayed in the Pension Plan Table is the product of (i) the participant's number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant's covered compensation that does not exceed the Social Security integration base for the participant plus 2% of the participant's covered compensation that exceeds such integration base. Compensation covered by the Plans is the sum of the average of a participant's annualized rate of base salary (as reported in the Salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the Bonus and the LTIP Payouts columns as reported in the Summary Compensation Table, and the market value on the date of vesting of any restricted stock awards made pursuant to the Long-Term Plan) paid to the participant for the three years preceding the participant's retirement.

    As of January 1, 2000, the number of years of credited benefit service and the compensation covered by the Plans (based on average annual salaries for 1995-1999 and average annual bonuses for 1997-1999) for each of the Named Executive Officers were as follows: Robert H. McKinney, 47 years--

$424,954; Owen B. Melton, Jr., 21 years--$523,500; David L. Gray,
18 years--$231,219; Merrill E. Matlock, 15 years--$199,306; and David A. Lindsey, 17 years--$210,013.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

    Special retirement benefits are provided under the Supplemental Plan to Mr. McKinney. His normal retirement benefit under the Supplemental Plan is payable for life and 15 years certain. The monthly amount of his normal benefit is the higher of two calculated amounts. The first is his monthly retirement benefit that would be payable to him under the Supplemental Plan if such benefit were determined in the normal way and were payable for life only. The second is a monthly retirement benefit equal to the excess of (i) 80% of his adjusted monthly compensation over (ii) the sum of (a) his monthly retirement benefit under the Qualified Plan (determined as though such benefit were payable in the form of a straight-life annuity) plus (b) his primary Social Security benefit payable at age 65. For purposes of the foregoing, Mr. McKinney's adjusted monthly compensation is one-twelfth of the sum of (i) his highest annual rate of salary from First Indiana plus (ii) the greater of (a) 37.5% of his highest annual rate of salary from First Indiana or (b) the annual average of all bonuses paid to him by First Indiana for the three years next preceding his retirement. In the last fiscal year, Mr. McKinney received $134,892 in payments under the Qualified Plan.

    Special death benefits are provided under the Supplemental Plan to Mr. McKinney and Mr. Melton. The death benefit provided to Mr. McKinney and
Mr. Melton equals three times their respective highest annual rates of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of death, and is payable whether either of them dies before or after separation from service and without regard to when they separate from service.

    Mr. McKinney and Mr. Melton are parties to agreements with First Indiana, and Messrs. Lindsey and Matlock are parties to agreements with First Indiana Bank, which agreements provide for certain benefits if the executive officer's employment is terminated following a change in control of First Indiana (as defined in the applicable agreement), other than a termination with cause (as defined in the applicable agreement) or a termination by the officer without good reason (as defined in the applicable agreement). In such case, Messrs. Lindsey and Matlock would be entitled to a severance payment equal to that portion of their annual base salary (calculated as twelve times the highest monthly base salary paid to the executive officer during the twelve months prior to the change in control) not already paid, plus any compensation previously deferred by the executive officer, accrued vacation pay and a lump-sum pension supplement, and Mr. McKinney and Mr. Melton would be entitled to a severance payment equal to three times their annual base salary, plus the additional items listed above. Certain adjustments may be made to the severance payments made in connection with the change in control if such payments would be subject to the excise tax imposed on "excess parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended.

                        SOMERSET SELECTED FINANCIAL DATA

    This information is derived from audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from unaudited consolidated financial statements for the three months ended March 31, 1999 and 2000. Information with respect to per share data for all periods reflects the five for four stock splits effected February 29, 1996 and February 26, 1997. All historical amounts have also been restated to reflect a merger that occurred January 20, 1998 with Whipple & Company P.C., which was accounted for as a pooling-of-interests combination. You should read this information together with Somerset's historical consolidated financial statements, and related notes, contained elsewhere in this proxy statement and prospectus and in the annual reports and other information that Somerset files with the Securities and Exchange Commission. See "Where You Can Find More Information."

                                                  AT                         AT DECEMBER 31,
                                               MARCH 31,   ----------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    2000        1999       1998       1997       1996       1995
---------------------------------------------  ---------   --------   --------   --------   --------   --------
FINANCIAL CONDITION DATA
Working capital..........................       $ 3,699    $ 2,804    $ 5,795    $ 6,251    $ 5,998    $ 9,146
Carrying value--investment in First
  Indiana................................        39,557     39,010     36,104     32,406     29,746     27,549
Market value--investment in First Indiana...     51,032     59,997     55,169     68,515     48,470     38,882
Total assets.............................        49,034     47,309     44,773     42,460     39,718     40,188
Long-term debt...........................            --         --         --         30         44      2,500
Total liabilities........................        11,419     10,938      9,310      9,000      8,121     10,429
Shareholders' equity.....................        37,615     36,371     35,463     33,460     31,597     29,759

                                        THREE MONTHS
                                            ENDED
                                          MARCH 31,                      YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       2000       1999       1999       1998       1997       1996       1995
                                     --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA
Fees, commissions and investment
  income...........................   $4,431     $3,662    $10,317     $7,656     $7,242     $6,532     $5,099
Equity in earnings of First
  Indiana..........................    1,209      1,006      4,986      4,130      3,883      3,003      3,938
Gross profit of construction
  operations(1)....................       --         --         --         --         --         --      1,649
Income from operations before
  income taxes.....................    2,547      2,132      5,141      4,001      3,567      3,123      5,571
Net income(2)......................    1,673      1,291      3,392      2,865      2,536      2,145      3,355
Basic earnings per common share....     0.60       0.45       1.20       0.99       0.87       0.75       1.16
Diluted earnings per common
  share............................     0.59       0.44       1.18       0.97       0.86       0.73       1.15
Dividends declared per common share
  (semi-annual)(3).................     0.11       0.10       0.20       0.18       0.18       0.16      0.128

------------------------

(1) The construction operations were sold in June 1995.

(2) Net income for the three months ended March 31, 1999 and the year ended December 31, 1999 was reduced $115 for the cumulative effect of a change in accounting principle.

(3) Somerset's policy has been to declare semi-annual dividends in the first and third quarters.

                 SOMERSET MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    Somerset earned $3,392,000 in 1999, compared with $2,865,000 in 1998 and $2,536,000 in 1997. Net income for 1999 included a non-recurring charge against net income of $115,000, representing the cumulative effect of a change in accounting principle. Excluding this non-recurring charge, 1999 earnings were $3,507,000. Earnings for 1999 of $3,392,000 represented an 18.4% increase over 1998 earnings and a 33.8% increase over 1997 earnings. Earnings, excluding the non-recurring charge of $3,507,000, represented a 22.4% increase over 1998 earnings and a 38.3% increase over 1997 earnings.

    Net income per diluted share for 1999 of $1.18 represented a 22% increase over the $.97 earned in 1998 and a 37% increase over the $.86 earned in 1997. Income before cumulative effect of change in accounting principle per diluted share for 1999 of $1.22 represented a 26% increase over the $.97 earned in 1998 and a 42% increase over the $.86 earned in 1997.

    The change in accounting principle was the adoption on January 1, 1999 of the American Institute of Certified Public Accountants Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-up Activities. SOP 98-5 required Somerset to charge to expense costs of start-up activities, including organization costs, which had been capitalized in prior periods.

    REVENUE AND INCOME. The increases in earnings were a result of a 30% increase in revenue and equity income during 1999 that reached $15,303,000, compared with $11,786,000 in 1998. The $15,303,000 represented a 38% increase over the $11,125,000 recorded in 1997.

    The three components of revenue and income consist of fees and commissions, investment income, and equity in earnings of First Indiana Corporation. Fees and commissions and investment income represent Somerset's direct operations in the financial services industry. During 1999 operations consisted of three entities:
Somerset Financial Services, Paradym Technologies, Inc., and First Indiana Investor Services. The other component of revenue and income, equity in earnings of First Indiana Corporation, represents Somerset's ownership percentage (22% at December 31, 1999) of the net income of First Indiana Corporation.

    Fee income is generated by Somerset Financial Services and Paradym Technologies, Inc. ("Paradym"). Somerset Financial Services was formed in 1998 as a result of a merger with Whipple & Company P.C. ("Whipple"), a certified public accounting firm. Paradym, an information technology company, was formed in 1999 by combining Somerset's existing information technology resources with resources acquired from two other companies. Services provided by these two entities are paid for primarily on an independent consulting fee basis, either as a flat fee or on an hourly basis. Commission income is primarily generated by First Indiana Investor Services, which is an independent insurance agency and a representative for an investment broker/dealer, and it receives its compensation as a percentage of the insurance or investment products sold. Investment income is income generated from Somerset's own investment portfolio.

    Somerset completed a merger with McGee, Rice & Wheat, Inc. ("MRW"), a certified public accounting firm on September 1, 1999. The merger was accounted for as a purchase, and the operations of MRW were combined with Somerset Financial Services.

    The results of MRW are included in consolidated financial results commencing on the date of the merger.

    FEES, COMMISSIONS, AND INVESTMENT INCOME. Revenue from fees, commissions, and investment income for the three years ended December 31, 1999 were as follows:

                                             1999          1998         1997
                                          -----------   ----------   ----------
Fee revenue.............................  $ 9,115,000   $6,386,000   $5,765,000
Commission revenue......................    1,113,000      941,000    1,084,000
                                          -----------   ----------   ----------
                                           10,228,000    7,327,000    6,849,000
Investment income.......................       89,000      329,000      393,000
                                          -----------   ----------   ----------
                                          $10,317,000   $7,656,000   $7,242,000
                                          ===========   ==========   ==========

    Revenue from fees and commissions during 1999 of $10,228,000 represented an increase of 40% over 1998 revenue of $7,327,000, and a 49% increase over 1997 revenue of $6,848,000. Paradym Technologies, Inc., Somerset's information technology company formed early in 1999, contributed $1,398,000 of the increase, or 19% of the total increase. Paradym achieved positive financial results during its initial year of operation. The level of client services provided was above expectations partially due to clients' computer preparations for the Year 2000 (referred to as Y2K). Increased fee income for tax consulting and preparation, health care consulting, and investment and wealth management were the service specialties primarily responsible for the remainder of the increase in fee revenue. The increase came as a result of adding new clients throughout the year and also from an increase in the number of services provided to existing clients.

    Commission revenue from the sale of insurance and investment products for 1999 increased $172,000, or 18% compared to 1998, and 3% compared to 1997. The turnaround in revenue occurred primarily from increased sales of mutual funds and fixed annuity insurance contracts. Increased sales resulted from the introduction of new products into Somerset's portfolio offerings, concentrated marketing efforts within the branch banking system of First Indiana Bank, and an expansion of marketing efforts to existing clients and non-bank related clients.

    Investment income decreased in each of the three years primarily from a decrease in the average amount of net cash available for investments. During 1999 the investment portfolio was liquidated at a loss of $124,000, which further reduced investment income for the year. The investment portfolio consisted primarily of fixed rate bonds, which would have continued to decline in value as interest rates continued to increase. The funds generated from the liquidation were primarily used to fund the merger with McGee, Rice &
Wheat, Inc., and for a stock repurchase program.

    EQUITY IN EARNINGS OF FIRST INDIANA CORPORATION. Somerset's equity in earnings of First Indiana of $4,986,000 was 20.7% above 1998 and 28.4% above the amount for 1997. First Indiana posted record earnings in 1999 while sustaining asset growth. Total assets increased 10.2% and amounted to $2.0 billion compared to $1.8 billion at December 31, 1998. This growth in assets followed an 11.3% increase in 1998 over year-end 1997 of $1.8 billion, compared to $1.6 billion at December 31, 1997.

    First Indiana's return on average equity for 1999 was 13.4%, compared with 12.0% in 1998, and 12.2% in 1997.

    Growth in loans and lower-cost deposits contributed to First Indiana's net interest margin. The margin was 3.92% for the year ended December 31, 1999, compared with 3.88% in 1998, and 4.39% in 1997. The average interest rate spread, the primary factor in computing net interest margin, was 3.28% for 1999, compared with 3.16% in 1998, and 3.70% in 1997.

    During the third quarter of 1999, First Indiana completed two significant events that affected earnings. The first was the sale of its Evansville division, which allowed First Indiana Bank to focus resources in Central Indiana, the fastest-growing region of the state. The second was that the bank exited the traditional mortgage banking business in favor of originating mortgages for relationship customers.

    Loans outstanding grew $155 million, or 10% when compared to the end of 1998, bringing total loans outstanding to $1.7 billion, compared with $1.5 billion at the end of 1998, and $1.4 billion at year-end 1997. Business loans grew 32%, consumer loans increased 16%, and residential construction loans grew 27%.

    Excluding Evansville and jumbo deposits, total deposits grew 12% during 1999 to $1.0 billion, from $904 million at the end of 1998. The growth primarily occurred in checking accounts and passbook savings accounts.

    Total non-interest income increased 19% in 1999 to $27.0 million, from $22.7 million in 1998, and $17.0 million in 1997. The sale of deposits of the Evansville division contributed $7.6 million to non-interest income.

    First Indiana's loan losses as a percentage of outstanding loans decreased primarily due to reduced consumer and construction loan charge-offs. Net charge-offs amounted to $6.4 million, $6.5 million, and $7.1 million in 1999, 1998, and 1997, respectively. The allowance for loan losses increased to $28.8 million at December 31, 1999, or 163% of non-performing loans at year-end.

    For a more detailed discussion of the Results of Operations of First Indiana Corporation, please refer to the Form 10-K of First Indiana Corporation, filed with the Securities and Exchange Commission under File Number 0-14354.

    OPERATING EXPENSES. Somerset's operating expenses of $10,162,000 for 1999 represented a 31% increase over the $7,785,000 expended in 1998, and were 35% above such operating expenses of 1997.

    As a percentage of revenue and income, the $10,162,000 incurred in 1999 was 66% (a 34% margin), one percentage point higher than in 1998, excluding one-time merger costs incurred in 1998 (a 35% margin), and two percentage points lower than the 68% ratio (a 32% margin) of 1997.

    Generally, the major reason for the increase in operating expenses was the continued growth of Somerset as evidenced by the 30% increase in revenue and income. The 1999 amount included expenses for the first time of the newly formed information technology subsidiary, Paradym Technologies, Inc., the merged operations of McGee, Rice & Wheat, Inc., and added staff and other costs to support the increase in fees and commissions from operations contained in all three years. The percentage improvements of 1999 and 1998, compared with 1997, are indicative of operating efficiencies achieved by the 1998 merger with Whipple & Company, P.C.

    Somerset expects operating expenses, measured as a percentage of revenue and income, to decrease in future years. The merger with McGee, Rice & Wheat, Inc., occurred on September 1, 1999. The four months included in 1999 consolidated results are historically the lowest four months of revenue generation for a certified public accounting firm. Therefore, operating expenses include four months of expenses approximating all other months, without any benefit of the peak revenue cycle of January through April. In addition, Somerset incurred higher than normal general and administrative expenses from outside sources in connection with the investigation and review of possible acquisition candidates, which is expected to be lower in 2000. Also, additional professional staff was hired during the fourth quarter to support anticipated demand for Somerset's services. The full revenue potential of these talented individuals is not expected to be realized in financial results until 2000 and beyond.

    Somerset is also making significant changes in technology to improve efficiency in operations and for better and faster delivery of information to its clients. The major work and output functions of each entity and service specialty have been reviewed and plans adopted for each area. The many improvements include better client Internet access to their investment accounts and greater use of technology for accumulation, review, analysis, and storage of data for tax, accounting and consulting services.

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    Earnings for the three months ended March 31, 2000, were 30% above earnings for the first quarter of 1999, and amounted to $1,673,000, compared with $1,291,000 for the first quarter of 1999.

    First quarter 1999 earnings included a non-recurring charge against net earnings of $115,000, resulting from the adoption of a new accounting pronouncement at the beginning of 1999. Excluding this one-time expense from last year's results, earnings in the first quarter of 2000 represented a 19% increase over those of the first quarter of 1999.

    Earnings per diluted share for the three months of 2000 of $.59 represented an increase of 34% over the $.44 reported last year. The higher percentage increase on a per share basis compared with the actual earnings increase was a result of fewer average shares outstanding in 2000 than in 1999.

    The improvement in earnings was a result of a 21% increase in revenue and income during the 2000 quarter when compared with last year. Total revenue and income amounted to $5,640,000, compared with $4,668,000 for the 1999 quarter, an increase of $972,000.

    Fees and commission income from financial and information technology services offered by Somerset increased 23% to $4,419,000, compared with $3,600,000 for the 1999 quarter and accounted for $819,000 of the $972,000 increase, or 84%. Somerset's share of earnings for its 21.8% ownership interest of First Indiana increased 20% to $1,209,000, compared with $1,006,000 for the same three months of 1999.

    Revenue and income from Somerset's services are cyclical as a result of the timing of income tax planning and preparation services performed by Somerset. Because of government-imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year. Revenue and income during the first quarter of each year will be favorably affected, as compared to the remaining three-quarters of the year.

    Growth in fees from tax consulting and return preparation was primarily responsible for the increase in revenue for services during the quarter. New individual and small business clients continued to be added to the client base. In addition, first quarter 2000 earnings included the results of McGee, Rice and Wheat, Inc., a CPA firm that merged with Somerset on September 1, 1999, and aided in the overall increase in revenues from these service specialties.

    Another major contributor to the overall increase in service revenue was a 40% increase in revenue from Somerset's investment and insurance products division. As expected, revenues were lower from information technology consulting services. Somerset experienced an unusually high demand from clients for services in 1999 for testing and upgrading systems for the Year 2000 changes to their computer systems.

    According to First Indiana's March 31, 2000 Form 10-Q filed with the SEC, the 20% increase in equity in earnings of First Indiana primarily resulted from First Indiana's sales strategy as a locally based, community bank with an emphasis on building customer relationships that has led to significant expansion of First Indiana Bank's loan portfolios resulting in increased earnings.

    During 1999, First Indiana became more focused and redirected its investment into lines of business that offer the best long-term return. Net loans outstanding increased 14% to $1.76 billion, compared with $1.54 billion one year earlier, and its net interest margin was 3.93%, compared with 3.82% for the first quarter of 1999. The yield on earning assets was 8.34% for the first quarter of 2000, compared with 7.94% one year ago.

    Somerset's operating expenses increased $557,000, or 22%, during the 2000 quarter compared with the 1999 quarter. Total expenses for the 2000 quarter amounted to $3,093,000, compared with $2,536,000 in the 1999 quarter. The higher operating expenses were primarily due to the inclusion of the operating expenses of McGee, Rice and Wheat, Inc. in the 2000 amounts that were not included in the 1999 results. The largest expense of the Company is personnel and personnel related costs. The September 1, 1999 merger with McGee, Rice and Wheat added sixteen individuals to Somerset's professional and support staff and accounted for the major portion of the 28% increase in salaries, wages, commissions, and benefit expenses.

FINANCIAL CONDITION AND LIQUIDITY

    The financial condition and liquidity of Somerset remained very good at December 31, 1999 and March 31, 2000. Somerset was also in a very sound position at the end of 1998.

    Somerset's balance sheet at December 31, 1998 contained a large percentage of liquid assets that at that time were considered by management in excess of the working capital needs of Somerset and were intended for future use in expansion of operations and other uses to increase shareholder value. These liquid assets were primarily represented by short-term investments of $3,713,000 shown in the current asset section of the 1998 Consolidated Balance Sheet. During 1999 Somerset utilized a major portion of these excess liquid assets for acquisitions and other long-term transactions as discussed below.

    At December 31, 1999, and also at March 31, 2000, Somerset had a ratio of current assets to current liabilities of 4.2 to one, compared to 14.8 to one at December 31, 1998. On a pro forma basis, had the short-term investments at December 31, 1998 been used for non-current purposes, the 1998 pro forma current ratio would have been 6.0 to one.

    Net working capital at December 31, 1999 was $2.8 million, compared to 1998 working capital of $5.8 million. On a pro forma basis (excluding the short-term investments) the 1998 working capital was $2.1 million, $700,000 less than the 1999 amount.

    The decrease in the current ratio and the amount of net working capital resulted from the sale of all short-term investments and the use of the cash primarily for the cash portion of the merger with McGee, Rice & Wheat, Inc., of $1,046,000; purchase of assets for the formation of Paradym Technologies, Inc., of $315,000; and the net repurchase of 87,941 treasury shares of Somerset common stock (at an average price of $17.50) of $1,539,000. The remainder was used to purchase hardware and software for technology improvements.

    Net working capital of $3.7 million, at March 31, 2000, represented an increase of 32% over the $2.8 million at December 31, 1999. This increase in working capital occurred as a result of the cyclical increase in revenue that occurs during the first four months of a calendar year. Management considers a current ratio of three to one adequate to support the working capital needs of operations.

    Somerset had no debt at March 31, 2000, December 31, 1999 or December 31, 1998. Shareholders' equity increased to $36,371,000 at December 31, 1999, from $35,463,000 at the end of 1998. The book value per share was $12.97, compared to $12.26 at the end of 1998, an increase of 5.8%, and was $13.40 at March 31, 2000. Shareholders' equity represented 77% of assets at March 31, 2000 and December 31, 1999. Shareholders' equity of $37.6 million at March 31, 2000 represented an increase of 3% over the $36.4 million at December 31, 1999.

    Generally Accepted Accounting Principles ("GAAP") require Somerset to record income tax expense at full corporate rates on a portion of its equity income from First Indiana. GAAP also requires Somerset to record its investment in First Indiana at a net carrying value, which represents its acquisition cost of First Indiana shares plus its equity share of First Indiana's net income. Under certain circumstances, the tax liability recorded in this manner (approximately $10 million) may not be paid. The market value of Somerset's investment in First Indiana at December 31, 1999 was approximately $60 million, or $21 million greater than the investment-carrying amount reflected in its balance sheet at December 31, 1999. The market value of Somerset's investment in First Indiana at March 31, 2000 was approximately $51 million, or $11.5 million greater than the investment-carrying amount reflected in its balance sheet.

    Operating activities during 1999 provided $1,547,000 of cash, compared to $734,000 in 1998. The primary causes of the increase were an increase in net income, deferred income tax expense, accounts payable and accrued expenses, which were offset by an increase in trade accounts, notes, and other receivables. Deferred income tax expense increased when compared to 1998, because 1998 included a change of method of reporting taxable income for Whipple from cash basis accounting to accrual basis accounting, causing a reversal of taxes previously deferred at December 31, 1997. The increase in accounts payable, accrued expenses, trade accounts, notes, and other receivables resulted from the overall increase in revenue and operating levels.

    Operating activities during the three months ended March 31, 2000 used cash of $317,000, compared with cash provided of $264,000 during the first quarter of 1999. As revenue increased, additional working capital was needed to support a corresponding increase in trade accounts, notes, and other receivables. The cyclical nature of operations as noted above causes a rapid increase in receivables during the first four months of the year. Management expects cash from operations to improve during the remaining three-quarters of the year, as the balance of trade accounts receivable reduce in the less than peak period of the year. Cash for these working capital changes increased $1.6 million during the first quarter of 2000, compared with $689,000 during the first quarter of 1999. Somerset used cash of $127,000 for the purchase of computer hardware as part of a continuing plan to increase efficiency in its accounting and tax service specialties.

    In addition to the uses of cash discussed above, Somerset paid cash dividends of $566,000 to its shareholders in 1999, at an annual rate of $.20 per share, which was $.02 per share higher than 1998 and 1997. Dividends paid during 1999 represented 37% of cash flow from operations, compared to 71% in 1998, and 41% in 1997. A semi-annual cash dividend of $308,000 was paid to its shareholders during the first quarter of 2000, representing an annual rate of $.22 per share; a 10% increase over the $.20 per share paid in 1999.

    Management anticipates that future purchases of property and equipment will be funded by available cash and cash provided by operations. An acquisition of another entity would require the use of debt and/or the issuance of additional shares of common stock.

    Somerset is a registered savings and loan holding company and is subject to regulations of permitted activities defined in the National Housing Act and administered by the Office of Thrift Supervision.

INFORMATION REGARDING OPERATING SEGMENTS

    A description of Somerset's operating segments and financial information regarding those segments is contained in Note 11 to Somerset's 1999 consolidated financial statements, which appear elsewhere in this proxy statement and prospectus.

IMPACT OF ACCOUNTING STANDARDS NOT YET ADOPTED

    Pronouncements by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants during 1999 were not expected to be material to Somerset's consolidated financial statements.

    During March, 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion

No. 25." This pronouncement will become effective July 1, 2000 on a prospective (future) basis. Somerset has stock option grants outstanding for 49,313 options shares that will be affected by this pronouncement. The impact on Somerset's financial statements cannot be determined until after July 1, 2000; however, the amount involved is not expected to be material to Somerset's financial statements.

YEAR 2000 READINESS

    Somerset was subject to regulations of two governmental agencies in connection with review of its state of readiness for the Year 2000. Somerset's operations of the First Indiana Investor Services division was subject to review by the Federal Financial Institutions Examination Council ("FFIEC"), and its Somerset Financial Services division, as a Registered Investment Advisor, was subject to review by the Securities and Exchange Commission ("SEC"). Both the FFIEC and the SEC required Somerset to assess Somerset's and its vendors' ability to be Year 2000 ready by June 30, 1999 for all mission critical systems. Because Somerset relies on technology for transaction processing, preparing for the Year 2000 was a critical focus of resources.

    All hardware and software vendors, as well as significant other vendors, were identified and contacted. Somerset identified potential Year 2000 readiness issues and developed action plans and contingency plans for each issue. During 1998 and 1999, Somerset tested systems for purposes of validating Year 2000 readiness, upgraded and replaced existing hardware, software, and embedded systems, and implemented contingency plans in the event a particular vendor would not assist Somerset in its Year 2000 efforts. A team monitored significant vendor relationships to ensure that no issues would cause management to doubt the ability of the vendor to be adequately prepared for the Year 2000 and thus possibly impact Somerset's ability to conduct business beyond the century change.

    Somerset uses external data service bureaus for processing and reporting of some customer data. Proxy testing was conducted on the mission critical aspects with the service bureaus.

    Somerset completed an upgrade of personal computer hardware during 1998 at a cost of approximately $140,000 and also completed the installation of replacement vendor-supplied software at a cost of approximately $20,000. During 1999 Somerset completed the upgrade of two additional software systems at a cost of $25,000.

    Throughout the rollover period into Year 2000 and the first five months of the new year, there were no significant Year 2000 related systems issues; however, Somerset will continue to monitor these systems.

INFORMATION ON FORWARD-LOOKING STATEMENTS

    The statements in the preceding discussion that are not historical are forward-looking statements. Although Somerset believes that its expectations are based upon reasonable assumptions within the bounds of knowledge of its business, there can be no assurance that Somerset's financial goals will be realized. Numerous factors may affect Somerset's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Somerset.

           PRICE RANGE OF SOMERSET COMMON STOCK AND DIVIDEND HISTORY

    Somerset's common stock is traded on the Nasdaq National Market under the symbol SOMR. The following table sets forth the high and low sale prices of the Somerset common stock for certain periods and the dividend paid per share during those periods. Somerset pays its dividends semi-annually.

                                                       CLOSING PRICES
                                                          PER SHARE
                                                     -------------------   DIVIDENDS
QUARTERLY PERIOD                                       HIGH       LOW      PER SHARE
----------------                                     --------   --------   ---------
1998
  First Quarter....................................   $25.63     $19.25      $0.09
  Second Quarter...................................    24.25      21.00         --
  Third Quarter....................................    25.00      17.88       0.09
  Fourth Quarter...................................    18.88      15.75         --

1999
  First Quarter....................................    17.13      15.75       0.10
  Second Quarter...................................    20.13      14.63         --
  Third Quarter....................................    22.50      19.19       0.10
  Fourth Quarter...................................    19.75      17.75         --

2000
  First Quarter....................................    19.31      16.63       0.11
  Second Quarter (through June 20, 2000)...........    22.63      17.50

    The last reported sale price of Somerset's common stock on the Nasdaq National Market on June 20, 2000 was $22.625 per share. As of May 19, 2000, Somerset had approximately 201 registered holders and 919 beneficial holders of its common stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of First Indiana shareholders are currently governed by the Indiana Business Corporation Law (the "IBCL") and the articles of incorporation, as amended, and the bylaws, as amended, of First Indiana (the "First Indiana Charter" and the "First Indiana Bylaws," respectively). The rights of Somerset shareholders are currently governed by the IBCL and the amended articles of incorporation and the amended and restated bylaws of Somerset (the "Somerset Charter" and "Somerset Bylaws," respectively).

    The following discussions are qualified by reference to the IBCL, the First Indiana Charter, the First Indiana Bylaws, the Somerset Charter and the Somerset Bylaws. Copies of the First Indiana Charter, the First Indiana Bylaws, the Somerset Charter and the Somerset Bylaws are incorporated by reference herein and will be sent to holders of First Indiana shares and Somerset shares upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL

    First Indiana is currently authorized to issue 35,000,000 shares of capital stock, of which 33,000,000 are common shares and 2,000,000 are preferred shares.

    The First Indiana Charter authorizes the First Indiana board of directors, without shareholder approval, to provide for the issuance of First Indiana preferred shares in one or more series and to fix the designations and the powers, preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, liquidation preference, qualifications and terms and conditions of redemption as the First Indiana board may determine. To date, the First Indiana board of directors has only created Series A Junior Participating Preferred Stock in connection with the adoption of the shareholder rights plan discussed below, and no shares of that series are outstanding.

    Somerset is authorized to issue 4,000,000 common shares but is not authorized to issue any preferred shares.

VOTING

    Each holder of First Indiana common shares is entitled to one vote per share and to the same and identical voting rights as other holders of First Indiana common shares. Holders of First Indiana common shares do not have cumulative voting rights. Except as may otherwise be provided in the First Indiana Charter, a designation of a series of First Indiana preferred shares or as otherwise expressly required by law, holders of First Indiana preferred shares do not have any voting rights.

    Each holder of Somerset common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Somerset common shares. Holders of Somerset common shares do not have cumulative voting rights.

BOARD OF DIRECTORS

    The First Indiana Charter and First Indiana Bylaws currently provide that the number of directors will be nine. The directors are divided into three classes and hold office for staggered three year terms.

    The Somerset Bylaws currently provide that the number of directors will be nine. The Somerset directors are divided into three classes and serve staggered three year terms pursuant to the Somerset Charter.

REMOVAL OF DIRECTORS

    Under the IBCL, directors may be removed in any manner provided in the articles of incorporation. In addition, directors may be removed by the shareholders and directors with or without cause unless the articles of incorporation specify otherwise. Both the First Indiana Charter and the Somerset Charter provide that a director may be removed for cause by a two-thirds majority vote of the entire board of directors or by the affirmative vote of at least a two-thirds majority of the shares entitled to vote at a meeting called expressly for such purpose.

SPECIAL MEETINGS OF SHAREHOLDERS

    The IBCL provides that a special meeting of shareholders may be called by the board of directors or persons specifically authorized to do so by the articles of incorporation or bylaws and if no percentage of votes necessary to demand such a meeting is specified, the demand must be made by the holders of all of the votes entitled to be cast on the issue.

    Pursuant to both the First Indiana Bylaws and the Somerset Bylaws, a special meeting of the shareholders may be called at any time by the chairman, the president, a majority of the board of directors or at the request of the owners of not less than 25% of the outstanding shares entitled to vote.

POWER TO ADOPT, AMEND OR REPEAL BYLAWS

    The IBCL reserves the power to amend or repeal by-laws solely to the corporation's board of directors unless the articles of incorporation provide otherwise. Both the First Indiana Charter and the Somerset Charter allow the the directors to amend or repeal any provision of the bylaws only by a 2/3 vote of the directors then in office.

AMENDMENT OF ARTICLES OF INCORPORATION

    Under the IBCL, certain amendments to the First Indiana Charter or the Somerset Charter are permitted without shareholder action; however, shareholders are entitled to vote on a proposed amendment if the amendment would
(1) increase or decrease the aggregate number of authorized shares of the class;
(2) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (4) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (5) change the shares of all or part of the class into a different number of shares of the same class;
(6) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class (except for any series of preferred stock created by the First Indiana board of directors as permitted by the First Indiana Charter);
(7) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (8) limit or deny an existing preemptive right of all or part of the shares of the class; or (9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

    Article IX of First Indiana's Charter and Article VIII of Somerset's Charter each provide that a two-thirds majority of the board of directors may amend or repeal certain provisions of the First Indiana Charter or the Somerset Charter, respectively, if the amendment is approved by a majority vote of the shareholders. However, specified provisions require a two-thirds majority vote of the issued and outstanding shares of capital stock for amendment or repeal.

ANTI-TAKEOVER PROVISIONS

    Chapter 43 of the IBCL generally prohibits a "resident domestic corporation" of Indiana, such as First Indiana or Somerset, from engaging in any "Business Combination" (as defined below) with any "Interested Shareholder" (defined generally as any person that, individually or with or through any of its affiliates or associates, beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after the date the person becomes an Interested Shareholder unless, before such person became an Interested Shareholder, the board of directors of the corporation approved either the business combination or the purchase of more than 10% of the corporation's voting securities by the Interested Shareholder. Chapter 43 also provides that a resident domestic corporation may not engage in a merger or other business combination with an Interested Shareholder at any time unless one of three conditions is satisfied: (1) the board of directors of the corporation had, before such person became an Interested Shareholder, approved either the business combination or the purchase of more than 10% of the corporation's voting securities by the Interested Shareholder; (2) certain "fair price" criteria are satisfied (including a requirement that the Interested Shareholder and its affiliates and associates have not purchased any additional shares after first acquiring 10% of the corporation's voting securities); or (3) five years have passed since the Interested Shareholder acquired more than 10% of the corporation's voting securities and the Business Combination is approved by a majority of the "disinterested" voting securities of the corporation.

    A "Business Combination" is defined in Chapter 43 of the IBCL as (1) any merger of a resident domestic corporation or any of its subsidiaries with
(A) an Interested Shareholder or (B) any other corporation which is, or after a merger or consolidation would be, an affiliate or associate of an Interested Shareholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any of its affiliates or associates of assets of a resident domestic corporation or any of its subsidiaries (A) having an aggregate market value equal to 10% or more of the aggregate market value of all assets, determined on a consolidated basis, of the resident domestic corporation,
(B) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation, or (C) representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation; (3) the issuance or transfer by a resident domestic corporation or any of its subsidiaries (in one transaction or a series of transactions) of any shares of the resident domestic corporation or any of its subsidiaries which has an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to an Interested Shareholder or any of its affiliates or associates, except pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution or made pro rata to all shareholders of the resident domestic corporation; (4) the adoption of a plan of liquidation or plan of dissolution of a resident domestic corporation proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any of its affiliates or associates; (5) any reclassification of securities including, without limitation, any share split, share dividend or other distribution of shares in respect of 68 shares, or any reverse share split), or recapitalization of a resident domestic corporation, or any merger or consolidation of a domestic corporation with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any of its affiliates or associates, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of a resident domestic corporation or any of its subsidiaries which is directly or indirectly owned by the Interested Shareholder or any of its affiliates or associates (except as a result of immaterial changes due to fractional share adjustments); or (6) any receipt by an Interested Shareholder or any of its affiliates or associates, directly or indirectly (except proportionally as a shareholder of the resident domestic corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by or through a resident domestic corporation.

    The First Indiana Charter and the Somerset Charter each contain a business combination provision similar to the IBCL. However, these provisions define a "business combination" differently than the IBCL and require a two-thirds majority vote of shareholders or the board of directors to approve a business combination. As a result, these provisions may afford protection to shareholders in certain situations in which Chapter 43 would not apply.

SHAREHOLDER RIGHTS AGREEMENT

    First Indiana has a rights agreement pursuant to which common shareholders are granted rights to purchase fractional interests in preferred shares upon the occurrence of certain triggering events. Each Somerset shareholder entitled to receive First Indiana common shares pursuant to the merger will also receive associated rights to purchase fractional interests in First Indiana preferred shares pursuant to the terms of the First Indiana rights agreement, dated as of November 14, 1997.

    Under the First Indiana rights agreement, each common shareholder receives a dividend of one right (a "Right") for each outstanding First Indiana common share which entitles the holder to purchase 1/100 of a share of Series A Junior Participating Preferred Stock (a "Unit") of First Indiana at a purchase price of $85.00 per Unit, subject to adjustment to prevent dilution (the "Purchase Price"). Generally, each Unit has substantially the same voting rights as one First Indiana common share. The Rights expire on November 14, 2007 unless redeemed earlier by First Indiana.

    Generally, the Rights become exercisable if:

    - any person or group other than certain exempt persons becomes the beneficial owner of 20% or more of the outstanding common shares of First Indiana (such person being an "Acquiring Person" and the date of the announcement being the "Shares Acquisition Date"); or

    - a person or group commences a tender offer that would result in a person acquiring 15% of the then outstanding common shares, unless the tender offer is for all outstanding shares and deemed fair by a majority of the Continuing Directors.

    Under certain circumstances, once the Rights are exercisable, each holder of a Right, except any Acquiring Person, may receive, upon exercise, Units having a value equal to two times the Purchase Price. Additionally, upon the acquisition or sale of First Indiana, each holder of a Right may receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right.

    At any time before the Rights are exercisable, a majority of the First Indiana board of directors may redeem the Rights at a price of $.01 per Right, or exchange the Rights for First Indiana common shares at an exchange ratio of one share of First Indiana common stock per Right (as adjusted for stock splits and other events pursuant to the Rights Agreement). In certain cases a decision to redeem the Rights must be approved by a majority of the directors serving on the First Indiana board or directors immediately prior to the Shares Acquisition Date or the directors appointed by such directors (the "Continuing Directors")

    The Rights may have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire First Indiana on terms not approved by a majority of the Continuing Directors, unless the offer is conditioned on a number of the Rights being acquired. However, the Rights should not interfere with any acquisition approved by a majority of the Continuing Directors because the Rights may be redeemed or amended by First Indiana. Thus, the Rights are intended to encourage persons that seek to acquire control of First Indiana to initiate such an acquisition through negotiations with the board of directors. To the extent any potential acquirors are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

                                 LEGAL MATTERS

    Various matters relating to the merger and the merger agreement, including the validity of the First Indiana common shares offered to holders of Somerset common shares by this joint proxy statement and prospectus and the tax aspects of the merger transaction, have been passed upon for First Indiana by Bose McKinney & Evans LLP, Indianapolis, Indiana. Various matters relating to the merger and the merger agreement and the tax aspects of the merger transaction have been passed upon for Somerset by Barnes & Thornburg, Indianapolis, Indiana. Bose McKinney & Evans LLP has represented both First Indiana and Somerset in various matters in the past. David A. Butcher, a partner in Bose McKinney & Evans LLP, is the Secretary of First Indiana. Robert H. McKinney, the Chairman of First Indiana and Somerset was a partner in Bose McKinney & Evans until 1990, when he retired from the partnership.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

    The consolidated financial statements of First Indiana as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Somerset as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    First Indiana and Somerset are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and each files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials First Indiana or Somerset files with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. First Indiana's common shares and Somerset's common shares are listed on the Nasdaq National Market System under the symbols "FISB" and "SOMR," respectively.

    First Indiana has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common shares of First Indiana being offered in the merger. This joint proxy statement and prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement and prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement and prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

    The Securities and Exchange Commission allows Somerset to "incorporate by reference" the information Somerset files with the Securities and Exchange Commission, which means that Somerset can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement and prospectus.

    Somerset incorporates by reference the documents listed below:

    (1) Somerset's annual report on Form 10-K for the year ended December 31, 1999;

    (2) Somerset's quarterly report on Form 10-Q for the quarter ended March 31, 2000;

    (3) Somerset's current report on Form 8-K filed April 21, 2000; and

    (4) The description of Somerset's common shares contained in the Registration Statement on Form 10, as amended.

    The Securities and Exchange Commission has assigned file number 0-14227 to the reports and other information that Somerset files with the Securities and Exchange Commission.

    You may request a copy of each of the above-listed Somerset documents at no cost, by writing or telephoning Somerset at the following address or telephone number, and the requested documents will be sent by first class mail within one business day of Somerset's receipt of your request:

       Investor Relations Department
       Attention: Joseph M. Richter
       The Somerset Group, Inc.
       135 North Pennsylvania Street, Suite 2800
       Indianapolis, Indiana 46204
       Tel: (317) 269-1328
       joer@firstindiana.com

    Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement and prospectus.

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This joint proxy statement and prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement and prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement and prospectus is required to be delivered, this joint proxy statement and prospectus will be supplemented or amended.

    All information regarding First Indiana in this joint proxy statement and prospectus has been provided by First Indiana and all information regarding Somerset in this joint proxy statement and prospectus has been provided by Somerset.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Combined Balance Sheet as of March 31,
  2000 (unaudited)..........................................     F-3
Pro Forma Condensed Combined Balance Sheet as of
  December 31, 1999 (unaudited).............................     F-4
Pro Forma Condensed Combined Statement of Earnings for the
  three months ended
  March 31, 2000 (unaudited)................................     F-5
Pro Forma Condensed Combined Statement of Earnings for the
  year ended December 31, 1999 (unaudited)..................     F-6
Notes to Pro Forma Condensed Combined Financial Statements
  (unaudited)...............................................     F-7

CONSOLIDATED FINANCIAL STATEMENTS OF FIRST INDIANA
  CORPORATION

Independent Auditors' Report................................    F-10
Consolidated Balance Sheets as of December 31, 1999 and 1998
  and as of March 31, 2000 (unaudited)......................    F-11
Consolidated Statements of Earnings for the Three-Year
  Period Ended December 31, 1999 and for the Three Months
  Ended March 31, 2000 and 1999 (unaudited).................    F-12
Consolidated Statements of Shareholders' Equity for the
  Three-Year Period Ended December 31, 1999 and for the
  Three Months Ended March 31, 2000 (unaudited).............    F-13
Consolidated Statements of Cash Flows for the Three-Year
  Period Ended December 31, 1999 and for the Three Months
  Ended March 31, 2000 and 1999 (unaudited).................    F-15
Notes to Consolidated Financial Statements..................    F-16

CONSOLIDATED FINANCIAL STATEMENTS OF THE SOMERSET GROUP,
  INC.

Independent Auditors' Report................................    F-45
Consolidated Statements of Income for the Three-Year Period
  Ended December 31, 1999 and for the Three Months Ended
  March 31, 2000 and 1999 (unaudited).......................    F-46
Consolidated Balance Sheets as of December 31, 1999 and 1998
  and as of March 31, 2000 (unaudited)......................    F-47
Consolidated Statements of Cash Flows for the Three-Year
  Period Ended December 31, 1999 and for the Three Months
  Ended March 31, 2000 and 1999 (unaudited).................    F-48
Consolidated Statements of Shareholders' Equity for the
  Three-Year Period Ended December 31, 1999 and for the
  Three Months Ended March 31, 2000 (unaudited).............    F-49
Notes to Consolidated Financial Statements..................    F-50

                           FIRST INDIANA CORPORATION
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following pro forma condensed combined financial statements for First Indiana include certain pro forma adjustments to the historical financial statements of First Indiana to reflect the proposed merger of First Indiana and Somerset. The merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. These pro forma condensed combined financial statements should be read in conjunction with First Indiana's consolidated financial statements as of and for the three years ended December 31, 1999, First Indiana's consolidated financial statements as of and for the three months ended March 31, 2000, Somerset's consolidated financial statements as of and for the three years ended December 31, 1999 and Somerset's consolidated financial statements as of and for the three months ended March 31, 2000, all of which are included in this proxy statement and prospectus.

    The following pro forma condensed combined balance sheets are based upon the December 31, 1999 and the March 31, 2000 combined balance sheets of First Indiana and Somerset, presented as if the merger occurred on the respective dates of such balance sheets.

    The following pro forma condensed combined statements of earnings are based upon the combined statements of earnings for the year ended December 31, 1999 and for the three months ended March 31, 2000 of First Indiana and Somerset, presented as if the merger occurred as of the beginning of each such period.

    The pro forma condensed combined financial statements do not purport to be indicative of the actual financial position or results of operations which would have been obtained assuming that the merger had been completed as set forth above, or which may be obtained in the future.

                           FIRST INDIANA CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 2000

                                  (UNAUDITED)

                                                        HISTORICAL           PRO FORMA       FIRST INDIANA
                                                 ------------------------     MERGER          POST-MERGER
(DOLLARS IN THOUSANDS)                           FIRST INDIANA   SOMERSET   ADJUSTMENTS        PRO FORMA
----------------------                           -------------   --------   -----------      -------------
                                                  ASSETS
Cash...........................................   $   46,732     $   331      $ (1,000)(D)    $   46,063
Federal funds sold.............................       15,000          --            --            15,000
                                                  ----------     -------      --------        ----------
    Total cash and cash equivalents............       61,732         331        (1,000)           61,063
Investments available for sale.................      100,374          --            --           100,374
Investment in First Indiana Corporation........           --      39,557       (39,557)(A)            --
Mortgage-backed securities available for
  sale.........................................       52,739          --            --            52,739
Loans held for sale............................       31,130          --            --            31,130
Loans receivable...............................    1,763,268          --            --         1,763,268
    Less allowance for loan losses.............       30,130          --            --            30,130
                                                  ----------     -------      --------        ----------
Loans receivable--net..........................    1,764,268          --            --         1,764,268
Premises and equipment.........................       17,167       1,022            --            18,189
Accrued interest receivable....................       14,129          --            --            14,129
Real estate owned--net.........................        1,146          --            --             1,146
Goodwill.......................................        1,599       3,103        (3,103)(K)        11,940
                                                                                10,341 (B)
Prepaid expenses and other assets..............       52,093       5,021           195 (C)        57,309
                                                  ----------     -------      --------        ----------
    TOTAL ASSETS...............................   $2,065,247     $49,034      $(33,124)       $2,081,157
                                                  ==========     =======      ========        ==========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Non-interest bearing deposits................   $  139,797     $    --      $     --        $  139,797
  Interest-bearing deposits....................    1,211,997          --            --         1,211,997
                                                  ----------     -------      --------        ----------
    Total deposits.............................    1,351,794          --            --         1,351,794
  Federal Home Loan Bank advances..............      391,821          --        13,868 (E)       405,689
  Short-term borrowings........................      114,842          --            --           114,842
  Deferred income taxes--investment related....           --      10,297       (10,297)(I)            --
  Accrued interest payable.....................        6,394          --            --             6,394
  Advances by borrowers for taxes and
    insurance..................................        4,844          --            --             4,844
  Other liabilities............................       14,782       1,122            --            15,904
                                                  ----------     -------      --------        ----------
Total liabilities..............................    1,884,477      11,419         3,571         1,899,467
                                                  ----------     -------      --------        ----------
Shareholders' Equity:
  Common stock.................................          137       1,862           (28)(G)           131
                                                                                    22 (H)
                                                                                (1,862)(H)
  Paid-in capital in excess of par.............       39,341       3,549         1,649 (F)        40,267
                                                                               (48,935)(G)
                                                                                48,212 (H)
                                                                                (3,549)(H)
  Retained earnings............................      156,733      33,989       (33,989)(H)       156,733
  Accumulated other comprehensive income
    (loss).....................................       (1,478)         --            --            (1,478)
  Treasury stock--at cost......................      (13,963)     (1,785)        1,785 (H)       (13,963)
                                                  ----------     -------      --------        ----------
Total shareholders' equity.....................      180,770      37,615       (36,695)          181,690
                                                  ----------     -------      --------        ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....   $2,065,247     $49,034      $(33,124)       $2,081,157
                                                  ==========     =======      ========        ==========

  See accompanying notes to pro forma condensed combined financial statements.

                           FIRST INDIANA CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1999

                                  (UNAUDITED)

                                                        HISTORICAL           PRO FORMA       FIRST INDIANA
                                                 ------------------------     MERGER          POST-MERGER
(DOLLARS IN THOUSANDS)                           FIRST INDIANA   SOMERSET   ADJUSTMENTS        PRO FORMA
----------------------                           -------------   --------   -----------      -------------
                                                  ASSETS
Cash...........................................   $   30,941     $ 1,043      $ (1,000)(D)    $   30,984
Federal funds sold.............................       30,500          --            --            30,500
                                                  ----------     -------      --------        ----------
    Total cash and cash equivalents............       61,441       1,043        (1,000)           61,484
Investments available for sale.................      103,169          --            --           103,169
Investment in First Indiana Corporation........           --      39,010       (39,010)(A)            --
Mortgage-backed securities available for
  sale.........................................       54,734          --            --            54,734
Loans held for sale............................       32,567          --            --            32,567
Loans receivable...............................    1,669,614          --            --         1,669,614
    Less allowance for loan losses.............       28,759          --            --            28,759
                                                  ----------     -------      --------        ----------
Loans receivable--net..........................    1,673,422          --            --         1,673,422
Premises and equipment.........................       17,071         961            --            18,032
Accrued interest receivable....................       13,554          --            --            13,554
Real estate owned--net.........................        1,227          --            --             1,227
Goodwill.......................................        1,616       3,152        (3,152)(K)        12,734
                                                                                11,118 (B)
Prepaid expenses and other assets..............       53,540       3,143           328 (C)        57,011
                                                  ----------     -------      --------        ----------
    TOTAL ASSETS...............................   $1,979,774     $47,309      $(31,716)       $1,995,367
                                                  ==========     =======      ========        ==========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Non-interest bearing deposits................   $  114,356     $    --      $     --        $  114,356
  Interest-bearing deposits....................    1,197,759          --            --         1,197,759
                                                  ----------     -------      --------        ----------
    Total deposits.............................    1,312,115          --            --         1,312,115
  Federal Home Loan Bank advances..............      366,854          --        13,851 (E)       380,705
  Short-term borrowings........................       98,754          --            --            98,754
  Deferred income taxes--investment related....           --      10,084       (10,084)(I)            --
  Accrued interest payable.....................        5,605          --            --             5,605
  Advances by borrowers for taxes and
    insurance..................................        1,377          --            --             1,377
  Other liabilities............................       17,966         854            --            18,820
                                                  ----------     -------      --------        ----------
Total liabilities..............................    1,802,671      10,938         3,767         1,817,376
                                                  ----------     -------      --------        ----------
Shareholders' Equity:
  Common stock.................................          136       1,862           (28)(G)           130
                                                                                    22 (H)
                                                                                (1,862)(H)
  Paid-in capital in excess of par.............       37,962       3,560         1,674 (F)        38,856
                                                                               (48,935)(G)
                                                                                48,155 (H)
                                                                                (3,560)(H)
  Retained earnings............................      153,710      32,792       (32,792)(H)       153,710
  Accumulated other comprehensive income
    (loss).....................................         (724)         --            --              (724)
  Treasury stock--at cost......................      (13,981)     (1,843)        1,843 (H)       (13,981)
                                                  ----------     -------      --------        ----------
Total shareholders' equity.....................      177,103      36,371       (35,483)          177,991
                                                  ----------     -------      --------        ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....   $1,979,774     $47,309      $(31,716)       $1,995,367
                                                  ==========     =======      ========        ==========

  See accompanying notes to pro forma condensed combined financial statements.

                           FIRST INDIANA CORPORATION

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                  (UNAUDITED)

                                                                    HISTORICAL            PRO FORMA       FIRST INDIANA
                                                             -------------------------     MERGER          POST-MERGER
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                FIRST INDIANA   SOMERSET    ADJUSTMENTS        PRO FORMA
---------------------------------------------                -------------   ---------   -----------      -------------
Interest income:
  Loans....................................................   $   37,068     $      --     $    --         $   37,068
  Investments..............................................        1,711            12          --              1,723
  Mortgage-backed securities...............................          950            --          --                950
  Dividends on Federal Home Loan Bank stock................          405            --          --                405
  Federal funds sold and interest-bearing deposits.........          122            --          --                122
                                                              ----------     ---------     -------         ----------
Total interest income......................................       40,256            12          --             40,268
                                                              ----------     ---------     -------         ----------
Interest expense:
Deposits...................................................       14,395            --          --             14,395
Federal Home Loan Bank advances............................        5,530            --         246 (O)          5,776
Short-term borrowings......................................        1,370            --          --              1,370
                                                              ----------     ---------     -------         ----------
Total interest expense.....................................       21,295            --         246             21,541
                                                              ----------     ---------     -------         ----------
Net interest income........................................       18,961            12        (246)            18,727
  Provision for loan losses................................        2,439            --          --              2,439
                                                              ----------     ---------     -------         ----------
Net interest income after provision for loan losses........       16,522            12        (246)            16,288
                                                              ----------     ---------     -------         ----------
Non-interest income:
  Customer fee income......................................        1,653            --          --              1,653
  Consulting fees and commissions..........................           --         4,419          --              4,419
  Sale of investments held for sale........................           10            --          --                 10
  Sale of loans............................................        1,020            --          --              1,020
  Loan servicing income....................................          296            --          --                296
  Loan fees................................................          657            --          --                657
  Trust fees...............................................          306            --          --                306
  Equity in earnings of First Indiana Corporation..........           --         1,209      (1,209)(L)             --
  Other....................................................          836            --          37 (J)            873
                                                              ----------     ---------     -------         ----------
Total non-interest income..................................        4,778         5,628      (1,172)             9,234
                                                              ----------     ---------     -------         ----------
Non-interest expense:
  Salaries and benefits....................................        7,033         2,411          23 (M)          9,467
  Net occupancy............................................          680           136          --                816
  Equipment................................................        1,420            80          --              1,500
  Deposit insurance........................................           66            --          --                 66
  Real estate owned operations--net........................          124            --          --                124
  Office supplies and postage..............................          470            75          --                545
  Other....................................................        2,595           391         (53)(K)          3,081
                                                              ----------     ---------                     ----------
                                                                                               (37)(J)
                                                                                               185 (N)
                                                                                           -------

Total non-interest expense.................................       12,388         3,093         118             15,599
                                                              ----------     ---------     -------         ----------
Earnings before income taxes...............................        8,912         2,547      (1,536)             9,923
  Income taxes.............................................        3,395           874        (492)(P)          3,777
                                                              ----------     ---------     -------         ----------
Net earnings before cumulative effect of change in
  accounting principle.....................................   $    5,517     $   1,673     $(1,044)        $    6,146
                                                              ==========     =========     =======         ==========

Basic earnings per share before cumulative effect of change
  in accounting principle..................................   $     0.44     $    0.60                     $     0.49
                                                              ==========     =========                     ==========

Diluted earnings per share before cumulative effect of
  change in accounting principle...........................   $     0.43     $    0.59                     $     0.48
                                                              ==========     =========                     ==========

Weighted average shares--basic.............................   12,607,682     2,804,954                     12,564,410
                                                              ==========     =========                     ==========
Weighted average shares--diluted...........................   12,798,432     2,830,483                     12,772,867
                                                              ==========     =========                     ==========

  See accompanying notes to pro forma condensed combined financial statements.

                           FIRST INDIANA CORPORATION

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (UNAUDITED)

                                                                    HISTORICAL            PRO FORMA       FIRST INDIANA
                                                             -------------------------     MERGER          POST-MERGER
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                FIRST INDIANA   SOMERSET    ADJUSTMENTS        PRO FORMA
---------------------------------------------                -------------   ---------   -----------      -------------
Interest income:
  Loans....................................................   $  135,037     $      --     $    --         $  135,037
  Investments..............................................        6,247            89          --              6,336
  Mortgage-backed securities...............................        3,255            --          --              3,255
  Dividends on Federal Home Loan Bank stock................        1,476            --          --              1,476
  Federal funds sold and interest-bearing deposits.........          411            --          --                411
                                                              ----------     ---------     -------         ----------
Total interest income......................................      146,426            89          --            146,515
                                                              ----------     ---------     -------         ----------
Interest expense:
  Deposits.................................................       54,473            --          --             54,473
  Federal Home Loan Bank advances..........................       18,309            --         756 (O)         19,065
  Short-term borrowings....................................        2,793            --          --              2,793
                                                              ----------     ---------     -------         ----------
Total interest expense.....................................       75,575            --         756             76,331
                                                              ----------     ---------     -------         ----------
Net interest income........................................       70,851            89        (756)            70,184
  Provision for loan losses................................        9,410            --          --              9,410
                                                              ----------     ---------     -------         ----------
Net interest income after provision for loan losses........       61,441            89        (756)            60,774
                                                              ----------     ---------     -------         ----------
Non-interest income:
  Customer fee income......................................        5,296            --          --              5,296
  Consulting fees and commissions..........................           --        10,228          --             10,228
  Sale of investments held for sale........................         (886)           --          --               (886)
  Sale of mortgage-backed securities available for sale....       (2,129)           --          --             (2,129)
  Sale of loans............................................        7,417            --          --              7,417
  Sale of deposits.........................................        7,590            --          --              7,590
  Loan servicing income....................................        1,220            --          --              1,220
  Loan fees................................................        3,626            --          --              3,626
  Trust fees...............................................        1,080            --          --              1,080
  Equity in earnings of First Indiana Corporation..........           --         4,986      (4,986)(L)             --
  Other....................................................        3,744            --         113 (J)          3,857
                                                              ----------     ---------     -------         ----------
Total non-interest income..................................       26,958        15,214      (4,873)            37,299
                                                              ----------     ---------     -------         ----------
Non-interest expense:
  Salaries and benefits....................................       28,152         7,689           7 (M)         35,848
  Net occupancy............................................        2,942           449          --              3,391
  Equipment................................................        5,825           203          --              6,028
  Deposit insurance........................................          712            --          --                712
  Real estate owned operations--net........................          537            --          --                537
  Office supplies and postage..............................        2,059           174          --              2,233
  Other....................................................       12,119         1,647        (146)(K)         14,179
                                                              ----------     ---------                     ----------
                                                                                              (113)(J)
                                                                                               672 (N)
                                                                                           -------

Total non-interest expense.................................       52,346        10,162         420             62,928
                                                              ----------     ---------     -------         ----------
Earnings before income taxes...............................       36,053         5,141      (6,049)            35,145
  Income taxes.............................................       13,320         1,634      (1,936)(P)         13,018
                                                              ----------     ---------     -------         ----------
Net earnings before cumulative effect of change in
  accounting principle.....................................   $   22,733     $   3,507     $(4,113)        $   22,127
                                                              ==========     =========     =======         ==========

Basic earnings per share before cumulative effect of change
  in accounting principle..................................   $     1.81     $    1.24                     $     1.76
                                                              ==========     =========                     ==========

Diluted earnings per share before cumulative effect of
  change in accounting principle...........................   $     1.77     $    1.22                     $     1.72
                                                              ==========     =========                     ==========

Weighted average shares--basic.............................   12,578,145     2,822,583                     12,551,641
                                                              ==========     =========                     ==========
Weighted average shares--diluted...........................   12,839,678     2,868,229                     12,895,991
                                                              ==========     =========                     ==========

  See accompanying notes to pro forma condensed combined financial statements.

                           FIRST INDIANA CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                AT AND FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

    The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated as of or at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the third quarter of 2000.

    Under generally accepted accounting principles, the transaction will be accounted for as a purchase. Accordingly, First Indiana will determine fair values of Somerset's assets and liabilities, and will record as goodwill the excess of consideration paid, plus costs of the merger, over the fair value of the net assets acquired. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. The goodwill resulting from the merger will be amortized to expense over a 15 year period. Certain reclassifications have been included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of earnings to conform presentation.

NOTE 2.  ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

    The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant.

NOTE 3.  PRO FORMA ADJUSTMENTS

(A) Pro forma adjustment to eliminate Somerset's investment in First Indiana Corporation (2,758,467 common shares accounted for using the equity method of accounting).

(B) Pro forma adjustment to record as goodwill the excess of consideration paid, plus costs of the merger and the fair value of Somerset's stock options, over the fair value of the net assets acquired (see also (D), (F) and (H)).

(C) Pro forma adjustment to record the unearned compensation component of unvested Somerset stock options.

(D) Pro forma adjustment to record estimated merger costs of $1,000,000.

(E) Pro forma adjustment to reflect the assumed borrowings of FHLB advances by First Indiana Bank to pay its intercompany receivable to First Indiana, which will use the funds to pay the cash portion of the purchase price assuming an exchange ratio of 80% stock and 20% cash (see also (O)).

(F) Pro forma adjustment to reflect the fair value of vested and unvested Somerset stock options of $1,674,000 at December 31, 1999 and $1,649,000 at March 31, 2000.

(G) Pro forma adjustment to record the repurchase of 2,758,467 First Indiana common shares held by Somerset at a market price of $17.75 per share.

                           FIRST INDIANA CORPORATION

                AT AND FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                  (UNAUDITED)

NOTE 3.  PRO FORMA ADJUSTMENTS (CONTINUED)
(H) Pro forma adjustment to record the purchase of Somerset shares assuming 80% of the shares (2,243,121 at December 31, 1999 and 2,245,784 at March 31,
    2000) are exchanged for shares of First Indiana at a rate of 1.21 First Indiana shares (at a market price of $17.75 per share) for each Somerset share, and 20% of the shares (560,781 at December 31, 1999 and 561,447 at March 31, 2000) exchanged for cash at $24.70 per share. The total purchase price including merger costs and the fair value of Somerset stock options is $64,702,000 at December 31, 1999 and $64,751,000 at March 31, 2000.

(I) Pro forma adjustment to eliminate Somerset's deferred income taxes related to accumulated earnings from its investment in First Indiana.

(J) Pro forma adjustment to eliminate commissions paid by a subsidiary of Somerset to First Indiana Bank.

(K) Pro forma adjustment to eliminate the goodwill and the related amortization recorded by Somerset related to its previous acquisitions.

(L) Pro forma adjustment to eliminate the equity in First Indiana's earnings recorded by Somerset.

(M) Pro forma adjustment to amortize unvested stock option unearned compensation recorded in connection with the merger.

(N) Pro forma adjustment to record the amortization of goodwill over 15 years.

(O) Pro forma adjustment to record the interest expense on the borrowings at a rate of 5.46% for the year ended December 31, 1999, and 7.09% for the three months ended March 31, 2000 (interest rates used are five year Federal Home Loan Bank advances at January 4, 1999 and January 3, 2000 respectively).

(P) Pro forma adjustment to reflect the tax effect of the various adjustments above.

                           FIRST INDIANA CORPORATION

                AT AND FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                  (UNAUDITED)

NOTE 4.  COMPARISON OF SELECTED PRO FORMA COMBINED DATA

    The following table compares selected pro forma combined data assuming stock and cash exchange ratios of 80%-20%, 90%-10%, and 65%-35% at and for the periods ended March 31, 2000 and December 31, 1999.

                                        ASSUMPTION:                      ASSUMPTION:                      ASSUMPTION:
                                   80% STOCK AND 20% CASH           90% STOCK AND 10% CASH           65% STOCK AND 35% CASH
                               ------------------------------   ------------------------------   ------------------------------
                               FOR THE QUARTER   FOR THE YEAR   FOR THE QUARTER   FOR THE YEAR   FOR THE QUARTER   FOR THE YEAR
                                    ENDED           ENDED            ENDED           ENDED            ENDED           ENDED
(DOLLARS IN THOUSANDS, EXCEPT     MARCH 31,      DECEMBER 31,      MARCH 31,      DECEMBER 31,      MARCH 31,      DECEMBER 31,
PER SHARE DATA)                     2000             1999            2000             1999            2000             1999
-----------------------------  ---------------   ------------   ---------------   ------------   ---------------   ------------
Pro Forma Combined Income
  Statement Data:
  Net Earnings before
    Cumulative Effect of
    Change in Accounting
    Principle...............       $6,146          $22,127          $6,239          $22,326          $6,005          $21,577
  Earnings per Share:
    Basic...................       $ 0.49          $  1.76          $ 0.48          $  1.73          $ 0.50          $  1.79
    Diluted.................         0.48             1.72            0.48             1.69            0.49             1.74

                                                    ASSUMPTION:                ASSUMPTION:                ASSUMPTION:
                                                   80% STOCK AND              90% STOCK AND              65% STOCK AND
                                                     20% CASH                    10% CASH                   35% CASH
                                             -------------------------   ------------------------   ------------------------
                                                 AT            AT           AT            AT           AT            AT
                                             MARCH 31,    DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,   DECEMBER 31,
                                                2000          1999         2000          1999         2000          1999
                                             ----------   ------------   ---------   ------------   ---------   ------------
Pro Forma Combined Balance Sheet Data:
  Goodwill.................................   $ 11,940      $ 12,734     $ 11,035      $ 11,831     $ 13,297      $ 14,090
  Total Stockholders' Equity...............    181,690       177,991      187,719       184,013      172,646       168,958

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
of First Indiana Corporation:

    We have audited the accompanying Consolidated Balance Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Indianapolis, Indiana
January 18, 2000

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                            MARCH 31,    -----------------------
(DOLLARS IN THOUSANDS)                                        2000          1999         1998
----------------------                                     -----------   ----------   ----------
                                                           (UNAUDITED)
                                             ASSETS
Cash.....................................................  $   46,732    $   30,941   $   45,153
Federal funds sold.......................................      15,000        30,500       12,500
                                                           ----------    ----------   ----------
  Total cash and cash equivalents........................      61,732        61,441       57,653
Investments available for sale (Notes 2 and 9)...........     100,374       103,169      113,291
Mortgage-backed securities available for sale (Notes 3
  and 9).................................................      52,739        54,734       29,680
Loans held for sale......................................      31,130        32,567      112,398
Loans receivable.........................................   1,763,268     1,669,614    1,431,845
  Less allowance for loan losses.........................     (30,130)      (28,759)     (25,700)
                                                           ----------    ----------   ----------
Loans receivable--net (Notes 4, 5, 8, and 12)............   1,764,268     1,673,422    1,518,543
Premises and equipment (Note 6)..........................      17,167        17,071       18,546
Accrued interest receivable..............................      14,129        13,554       11,680
Real estate owned--net (Note 5)..........................       1,146         1,227        2,204
Prepaid expenses and other assets (Note 10)..............      53,692        55,156       44,393
                                                           ----------    ----------   ----------
  TOTAL ASSETS...........................................  $2,065,247    $1,979,774   $1,795,990
                                                           ==========    ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Non-interest bearing deposits..........................  $  139,797    $  114,356   $  129,043
  Interest-bearing deposits..............................   1,211,997     1,197,759    1,098,875
                                                           ----------    ----------   ----------
    Total deposits (Note 7)..............................   1,351,794     1,312,115    1,227,918
  Federal Home Loan Bank advances (Note 8)...............     391,821       366,854      327,247
  Short-term borrowings (Note 9).........................     114,842        98,754       54,219
  Accrued interest payable...............................       6,394         5,605        2,646
  Advances by borrowers for taxes and insurance..........       4,844         1,377        1,958
  Other liabilities......................................      14,782        17,966       16,032
                                                           ----------    ----------   ----------
Total liabilities........................................   1,884,477     1,802,671    1,630,020
                                                           ----------    ----------   ----------
Shareholders' Equity (Notes 10, 11, and 13)
  Preferred stock, $.01 par value: 2,000,000 shares
    authorized; none issued..............................          --            --           --
  Common stock, $.01 par value: 33,000,000 shares
    authorized; 13,712,527, 13,611,965 and 13,512,902
    shares issued and outstanding, including shares in
    treasury.............................................         137           136          135
  Paid-in capital in excess of par.......................      39,341        37,962       37,029
  Retained earnings......................................     156,733       153,710      137,063
  Accumulated other comprehensive income (loss)..........      (1,478)         (724)         425
  Treasury stock--at cost 1,086,671, 1,088,813 and
    809,608 shares.......................................     (13,963)      (13,981)      (8,682)
                                                           ----------    ----------   ----------
Total shareholders' equity...............................     180,770       177,103      165,970
                                                           ----------    ----------   ----------
Commitments and contingencies (Note 12)..................          --            --           --
                                                           ----------    ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............  $2,065,247    $1,979,774   $1,795,990
                                                           ==========    ==========   ==========

                 See Notes to Consolidated Financial Statements

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                               THREE MONTHS ENDED
                                                    MARCH 31,           YEARS ENDED DECEMBER 31,
                                               -------------------   ------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    2000       1999       1999       1998       1997
---------------------------------------------  --------   --------   --------   --------   --------
                                                   (UNAUDITED)
Interest income:
  Loans (Note 4)............................   $37,068    $31,717    $135,037   $125,783   $117,371
  Investments...............................     1,711      1,543       6,247      7,465      6,818
  Mortgage-backed securities................       950        541       3,255      2,065      2,446
  Dividends on Federal Home Loan Bank stock..      405        366       1,476      1,097      1,055
  Federal funds sold and interest-bearing
    deposits................................       122        120         411        521        695
                                               -------    -------    --------   --------   --------
Total interest income.......................    40,256     34,287     146,426    136,931    128,385
                                               -------    -------    --------   --------   --------
Interest expense:
  Deposits (Note 7).........................    14,395     13,174      54,473     54,935     49,936
  Federal Home Loan Bank advances...........     5,530      4,146      18,309     15,348     12,288
  Short-term borrowings.....................     1,370        479       2,793      2,797      2,127
                                               -------    -------    --------   --------   --------
Total interest expense......................    21,295     17,799      75,575     73,080     64,351
                                               -------    -------    --------   --------   --------
Net interest income.........................    18,961     16,488      70,851     63,851     64,034
  Provision for loan losses (Note 5)........     2,439      2,460       9,410      9,780     10,700
                                               -------    -------    --------   --------   --------
Net interest income after provision for loan
  losses....................................    16,522     14,028      61,441     54,071     53,334
                                               -------    -------    --------   --------   --------
Non-interest income:
  Sale of investments available for sale....        10        218        (886)       395        217
  Sale of mortgage-backed securities
    available for sale......................        --         --      (2,129)       368         --
  Sale of loans.............................     1,020      2,120       7,417      9,418      4,932
  Sale of deposits..........................        --         --       7,590         --         --
  Loan servicing income.....................       296        347       1,220      1,635      2,767
  Loan fees.................................       657        846       3,626      3,092      2,358
  Insurance commissions.....................        34         19         108        106        238
  Trust fees................................       306         27       1,080         --         --
  Customer fee income.......................     1,653      1,245       5,296      4,107      3,704
  Other.....................................       802      1,271       3,636      3,555      2,734
                                               -------    -------    --------   --------   --------
Total non-interest income...................     4,778      6,093      26,958     22,676     16,950
                                               -------    -------    --------   --------   --------
Non-interest expense:
  Salaries and benefits.....................     7,033      7,006      28,152     22,701     19,916
  Net occupancy.............................       680        790       2,942      2,893      2,852
  Equipment.................................     1,420      1,123       5,825      5,042      4,692
  Deposit insurance.........................        66        182         712        691        693
  Real estate owned operations--net.........       124        120         537        858        652
  Office supplies and postage...............       470        549       2,059      2,032      1,849
  Other.....................................     2,595      2,732      12,119     11,539     10,450
                                               -------    -------    --------   --------   --------
Total non-interest expense..................    12,388     12,502      52,346     45,756     41,104
                                               -------    -------    --------   --------   --------
Earnings before income taxes................     8,912      7,619      36,053     30,991     29,180
  Income taxes (Note 10)....................     3,395      2,989      13,320     11,844     11,436
                                               -------    -------    --------   --------   --------
Net earnings................................   $ 5,517    $ 4,630    $ 22,733   $ 19,147   $ 17,744
                                               =======    =======    ========   ========   ========
Basic earnings per share....................   $  0.44    $  0.37    $   1.81   $   1.50   $   1.40
                                               =======    =======    ========   ========   ========
Diluted earnings per share..................   $  0.43    $  0.36    $   1.77   $   1.44   $   1.36
                                               =======    =======    ========   ========   ========
Dividends per common share..................   $  0.14    $  0.13    $   0.52   $   0.48   $   0.40
                                               =======    =======    ========   ========   ========

                 See Notes to Consolidated Financial Statements

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                        PAID-IN                ACCUMULATED
                                                   COMMON STOCK         CAPITAL                   OTHER
                                               ---------------------   IN EXCESS   RETAINED   COMPREHENSIVE    TREASURY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    SHARES      AMOUNT     OF PAR     EARNINGS   INCOME (LOSS)     STOCK
---------------------------------------------  ----------   --------   ---------   --------   --------------   --------
Balance at December 31, 1996...                12,455,122     $132      $33,181    $111,767        $(72)       $(6,350)
  Comprehensive income:
    Net earnings for 1997...                           --       --           --     17,744           --             --
    Unrealized gain on securities available
      for sale, net of income taxes of $271
      and reclassification adjustment (Note
      2)...................                            --       --           --         --          397             --
  Total comprehensive income...
  Tax benefit of stock options exercised...            --       --          656         --           --             --
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...        43,500       --        1,088       (725)          --             --
  Common stock issued under deferred
    compensation plan......                            --       --           --        (24)          --             --
  Exercise of stock options...                    201,306        2          866         --           --             --
  Dividends--$.40 per share...                         --       --           --     (5,063)          --             --
  Redemption of common stock...                   (29,823)      --         (501)        --           --             --
  Purchase of treasury stock...                    (6,000)      --           --         --           --           (132)
  Reissuance of treasury stock...                   4,591       --           40         --           --             42
  Payment for fractional shares...                   (505)      --          (12)        --           --             --
                                               ----------     ----      -------    --------        ----        -------
Balance at December 31, 1997...                12,668,191      134       35,318    123,699          325         (6,440)
  Comprehensive income:
    Net earnings for 1998...                           --       --           --     19,147           --             --
    Unrealized gain on securities available
      for sale, net of income taxes of $68
      and reclassification adjustment (Note
      2)...................                            --       --           --         --          100             --
  Total comprehensive income...
  Tax benefit of stock options exercised...            --       --          870         --           --             --
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...         6,000       --          150        277           --             --
  Common stock issued under deferred
    compensation plan......                            --       --           --         65           --             --
  Exercise of stock options...                    139,147        1          885         --           --             --
  Dividends--$.48 per share...                         --       --           --     (6,125)          --             --
  Redemption of common stock...                    (6,695)      --         (184)        --           --             --
  Purchase of treasury stock...                  (103,000)      --           --         --           --         (2,242)
  Payment for fractional shares...                   (349)      --          (10)        --           --             --
                                               ----------     ----      -------    --------        ----        -------
Balance at December 31, 1998...                12,703,294     $135      $37,029    $137,063        $425        $(8,682)
                                               ==========     ====      =======    ========        ====        =======


                                                   TOTAL
                                               SHAREHOLDERS'
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     EQUITY
---------------------------------------------  -------------
Balance at December 31, 1996...                  $138,658
  Comprehensive income:
    Net earnings for 1997...                       17,744
    Unrealized gain on securities available
      for sale, net of income taxes of $271
      and reclassification adjustment (Note
      2)...................                           397
  Total comprehensive income...                    18,141
  Tax benefit of stock options exercised...           656
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...           363
  Common stock issued under deferred
    compensation plan......                           (24)
  Exercise of stock options...                        868
  Dividends--$.40 per share...                     (5,063)
  Redemption of common stock...                      (501)
  Purchase of treasury stock...                      (132)
  Reissuance of treasury stock...                      82
  Payment for fractional shares...                    (12)
                                                 --------
Balance at December 31, 1997...                   153,036
  Comprehensive income:
    Net earnings for 1998...                       19,147
    Unrealized gain on securities available
      for sale, net of income taxes of $68
      and reclassification adjustment (Note
      2)...................                           100
  Total comprehensive income...                    19,247
  Tax benefit of stock options exercised...           870
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...           427
  Common stock issued under deferred
    compensation plan......                            65
  Exercise of stock options...                        886
  Dividends--$.48 per share...                     (6,125)
  Redemption of common stock...                      (184)
  Purchase of treasury stock...                    (2,242)
  Payment for fractional shares...                    (10)
                                                 --------
Balance at December 31, 1998...                  $165,970
                                                 ========

                 See Notes to Consolidated Financial Statements

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                                                                        PAID-IN                ACCUMULATED
                                                   COMMON STOCK         CAPITAL                   OTHER
                                               ---------------------   IN EXCESS   RETAINED   COMPREHENSIVE    TREASURY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    SHARES      AMOUNT     OF PAR     EARNINGS   INCOME (LOSS)     STOCK
---------------------------------------------  ----------   --------   ---------   --------   --------------   --------
Balance at December 31, 1998...                12,703,294     $135      $37,029    $137,063      $   425       $(8,682)
  Comprehensive income:
    Net earnings for 1999...                           --       --           --     22,733            --            --
    Unrealized loss on securities available
      for sale, net of income taxes of $861
      and reclassification adjustment (Note
      2)...................                            --       --           --         --        (1,149)           --
  Total comprehensive income...
  Tax benefit of stock options exercised...            --       --          468         --            --            --
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...            --       --         (160)       446            --            --
  Exercise of stock options...                    102,147        1          682         --            --            --
  Dividends--$.52 per share...                         --       --           --     (6,532)           --            --
  Redemption of common stock...                    (3,084)      --          (57)        --            --            --
  Purchase of treasury stock...                  (279,205)      --           --         --            --        (5,299)
                                               ----------     ----      -------    --------      -------       --------
Balance at December 31, 1999...                12,523,152      136       37,962    153,710          (724)      (13,981)
  Comprehensive income (unaudited):
    Net earnings January 1, 2000 to March 31,
      2000 (unaudited).....                            --       --           --      5,517            --            --
    Unrealized loss on securities available
      for sale, net of income taxes of $1,246
      and reclassification adjustment of $10
      (unaudited)..........                            --       --           --         --          (754)           --
  Total comprehensive income (unaudited)...
  Tax benefit of stock options exercised
    (unaudited)............                            --       --          214         --            --            --
  Common stock issued under restricted stock
    plans--net of amortization (unaudited)...      36,000       --          792       (726)           --            --
  Exercise of stock options (unaudited)...         67,213        1          401         --            --            --
  Dividends--$.14 per share (unaudited)...             --       --           --     (1,768)           --            --
  Redemption of common stock (unaudited)...        (2,651)      --          (56)        --            --            --
  Reissuance of treasury stock (unaudited)...       2,142       --           28         --            --            18
                                               ----------     ----      -------    --------      -------       --------
Balance at March 31, 2000 (unaudited)...       12,625,856     $137      $39,341    $156,733      $(1,478)      $(13,963)
                                               ==========     ====      =======    ========      =======       ========


                                                   TOTAL
                                               SHAREHOLDERS'
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     EQUITY
---------------------------------------------  -------------
Balance at December 31, 1998...                  $165,970
  Comprehensive income:
    Net earnings for 1999...                       22,733
    Unrealized loss on securities available
      for sale, net of income taxes of $861
      and reclassification adjustment (Note
      2)...................                        (1,149)
  Total comprehensive income...                    21,584
  Tax benefit of stock options exercised...           468
  Common stock issued under restricted stock
    plans--net of amortization (Note 13)...           286
  Exercise of stock options...                        683
  Dividends--$.52 per share...                     (6,532)
  Redemption of common stock...                       (57)
  Purchase of treasury stock...                    (5,299)
                                                 --------
Balance at December 31, 1999...                   177,103
  Comprehensive income (unaudited):
    Net earnings January 1, 2000 to March 31,
      2000 (unaudited).....                         5,517
    Unrealized loss on securities available
      for sale, net of income taxes of $1,246
      and reclassification adjustment of $10
      (unaudited)..........                          (754)
  Total comprehensive income (unaudited)...         4,763
  Tax benefit of stock options exercised
    (unaudited)............                           214
  Common stock issued under restricted stock
    plans--net of amortization (unaudited)...          66
  Exercise of stock options (unaudited)...            402
  Dividends--$.14 per share (unaudited)...         (1,768)
  Redemption of common stock (unaudited)...           (56)
  Reissuance of treasury stock (unaudited)...          46
                                                 --------
Balance at March 31, 2000 (unaudited)...         $180,770
                                                 ========

                 See Notes to Consolidated Financial Statements

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,             YEARS ENDED DECEMBER 31,
                                                              ---------------------   ---------------------------------
(DOLLARS IN THOUSANDS)                                          2000        1999        1999        1998        1997
----------------------                                        ---------   ---------   ---------   ---------   ---------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................................  $   5,517   $   4,630   $  22,733   $  19,147   $  17,744
Adjustments to reconcile net earnings to net cash provided
  (used) by operating activities
  Gain on sale of assets and deposits.......................     (1,030)     (2,338)    (11,992)    (10,181)     (5,149)
  Amortization..............................................        (96)        586       1,818       1,941         864
  Amortization of restricted stock plan.....................         66         111         286         427         363
  Depreciation..............................................        702         495       2,524       2,211       2,022
  Loan and mortgage-backed securities net accretion.........        (59)       (153)       (240)        490         668
  Provision for loan losses.................................      2,439       2,460       9,410       9,780      10,700
  Origination of loans held for sale net of principal
    collected...............................................    (66,101)   (278,820)   (558,535)   (630,620)   (240,558)
  Proceeds from sale of loans held for sale.................     68,558     222,130     647,113     598,676     211,858
  Change in:
    Accrued interest receivable.............................       (575)         32      (1,874)       (358)       (626)
    Other assets............................................        422        (894)    (17,789)    (19,337)    (10,180)
    Accrued interest payable................................        789       1,195       2,959         (69)        697
    Other liabilities.......................................     (3,184)       (729)      1,934       1,509       2,882
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash provided (used) by operating activities......      7,448     (51,295)     98,347     (26,384)     (8,715)
                                                              ---------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
  Proceeds from sales of investments available for sale.....     12,255      30,211     147,486      20,399      14,991
  Proceeds from sales of mortgage-backed securities
    available for sale......................................         --          --      55,752      23,483          --
  Proceeds from maturity of investment securities held to
    maturity................................................         --      13,663          --          99         237
  Proceeds from sale of mortgage-backed securities held to
    maturity................................................         --          --          --          --       7,528
  Proceeds from maturity of investment securities available
    for sale................................................         10          --       3,143      25,756      20,695
  Purchase of investment securities available for sale......    (10,000)    (29,701)   (144,898)    (47,375)    (39,912)
  Purchase of mortgage-backed securities available for
    sale....................................................         --     (30,284)    (89,604)    (30,261)    (17,568)
  Principal collected on mortgage-backed securities.........      1,504         251       6,343       1,928       7,903
  Originations of loans net of principal collected..........    (93,251)     29,015    (306,488)   (125,399)   (107,404)
  Proceeds from sale of loans...............................         --          --      70,915       9,567       5,274
  Purchase of premises and equipment........................       (660)     (1,357)     (2,965)     (6,810)     (2,291)
  Proceeds from sale of premises and equipment..............        (54)         25       1,146          --          27
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash provided (used) by investing activities......    (90,196)     11,823    (259,170)   (128,613)   (110,520)
                                                              ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Net change in deposits....................................     39,679      77,810     204,137     120,363      12,069
  Sale of deposits..........................................         --          --    (112,350)         --          --
  Repayments of Federal Home Loan Bank advances.............   (320,034)   (397,031)   (662,087)   (344,048)   (174,028)
  Borrowings of Federal Home Loan Bank advances.............    345,001     340,000     701,694     413,837     216,020
  Net change in short-term borrowings.......................     16,088       6,527      44,535     (21,532)     45,696
  Net change in advances by borrowers for taxes and
    insurance...............................................      3,467       1,709        (581)        539         299
  Stock option proceeds and redemption of common stock......        346         154         626         702         367
  Tax benefit of option compensation........................        214         212         468         870         656
  Common stock issued under deferred compensation plan......         --          --          --          65         (24)
  Payment for fractional shares.............................         --          --          --         (10)        (12)
  Purchase of treasury stock................................         --      (1,619)     (5,299)     (2,242)       (132)
  Reissuance of Treasury Stock..............................         46          --          --          --          --
  Dividends paid............................................     (1,768)     (1,645)     (6,532)     (6,125)     (5,063)
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash provided by financing activities.............     83,039      26,117     164,611     162,419      95,848
                                                              ---------   ---------   ---------   ---------   ---------
Net change in cash and cash equivalents.....................        291     (13,355)      3,788       7,422     (23,387)
Cash and cash equivalents at beginning of period............     61,441      57,653      57,653      50,231      73,618
                                                              ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $  61,732   $  44,298   $  61,441   $  57,653   $  50,231
                                                              =========   =========   =========   =========   =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

   (INFORMATION AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Indiana Corporation ("First Indiana" or the "Corporation") is a nondiversified, unitary savings and loan holding company. First Indiana Bank and its subsidiaries (collectively the "Bank"), the principal asset of the Corporation, is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

    The Bank is engaged primarily in the business of attracting deposits from the general public and originating commercial, consumer, and construction loans. The Bank offers a full range of banking services from 23 banking centers located throughout Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana. In the third quarter of 1999, the Bank sold the deposits and branch facilities of its Evansville banking centers. In addition, the Bank has construction and consumer loan offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, Ohio, and Oregon.

    The Bank experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the ability to offer attractive rates and the availability of convenient access. Direct competition for deposits comes from other depository institutions, money market mutual funds, corporate and government securities, and other non-insured investments. The primary factors in competing for loans are interest rates, loan origination fees, and loan product variety. Competition for origination of loans normally comes from other depository institutions, lending brokers, and insurance companies.

    The majority of the Bank's assets and liabilities is financial instruments (investments, loans, deposits, and borrowings). Each of these financial instruments earns or pays interest for a given term at a negotiated rate of interest. First Indiana's Asset/Liability Committee manages these financial instruments for the dual objectives of maximizing net interest income (the difference between interest income and interest expense) while limiting interest-rate risk. The Bank manages interest-rate risk by closely matching both the maturities and interest-rate repricing dates of its assets and liabilities. Should this matching objective not be achieved, significant, rapid, and sustained changes in market interest rates will significantly increase or decrease net interest income. Because of this risk, the Committee continuously monitors its financial instruments to ensure that these dual objectives are achieved. The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles and to general practices within the savings bank industry. The more significant policies are summarized below.

    (A) BASIS OF FINANCIAL STATEMENT PRESENTATION--The Consolidated Financial Statements include the accounts of the Corporation and of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of allowances for loan and real estate owned losses.

    (B) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--The Bank classifies investments in debt securities as either trading, held to maturity, or available for sale. Investments and debt securities classified as held to maturity are stated at cost, as adjusted for amortization of premiums and accretion

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
of discounts using the level yield method. The Bank has the ability and positive intent to hold these securities to maturity.

    Investments in debt securities classified as available for sale are stated at fair value, based on quoted market prices, with unrealized holding gains and losses excluded from earnings and reported net of related income taxes as a separate component of shareholders' equity until realized. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Investments in debt securities classified as trading are stated at fair value. Unrealized holding gains and losses for trading securities are included in earnings.

    Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    (C) LOANS--Loans originated for portfolio are recorded at cost, with any discount or premium amortized to maturity using the level-yield method. Loans are placed on non-accrual status when payments of principal or interest become 90 days or more past due or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. Interest income on such loans is recognized only to the extent that cash is received and where future collection is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the opinion of management, the loans are estimated to be fully collectible.

    (D) MORTGAGE AND HOME EQUITY LOAN ORIGINATION ACTIVITIES--In general, the Bank originates fixed-rate residential mortgage loans and selected fixed-rate home equity loans for sale in the secondary market. Adjustable-rate residential mortgage and other home equity loans are originated primarily for investment purposes, with the intention of holding them to maturity. In certain instances, adjustable-rate mortgage loans originated are identified as held for sale. This action is taken primarily to effectively manage the total interest-rate risk levels of the Bank's asset/liability structure.

    Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Bank continuously monitors its loan pipeline and conservatively manages it through limits on market exposure. Currently, the Bank achieves this objective through the use of forward sales contracts. The Bank enters into forward sales contracts for future delivery of loans at a specified yield in order to limit market risk associated with its pipeline of loans held for sale and commitments to fund loans. Market risk arises from the possible inability of either party to comply with the contract terms. The total cost of residential mortgage and home equity loans originated with the intent to sell is allocated between the loan servicing right and the loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenue. For this purpose, estimated servicing revenues include late charges and other ancillary income. Estimated servicing costs include direct costs associated with performing the servicing function and appropriate allocations of other costs.

    Loan servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), investor type (FHLMC, GNMA, private), term, and note rate.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Impairment represents the excess of cost of an individual loan servicing rights stratum over its estimated fair value, and is recognized through a valuation allowance.

    Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors that are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. As of December 31, 1999 and 1998, the balance of capitalized loan servicing rights included in other assets was $8,759,000 and $5,770,000, with a fair market value of $11,405,000 and $6,865,000. The amounts capitalized in 1999, 1998, and 1997 were $6,040,000, $3,891,000, and $893,000 and the amounts amortized to loan servicing income were $1,919,000, $1,823,000, and $819,000.

    (E) LOAN FEES--Non-refundable loan fees and certain direct costs are deferred and the net amount amortized over the contractual life of the related loan as an adjustment of the yield.

    (F) DISCOUNTS, PREMIUMS, AND PREPAID FEES--Discounts and premiums on the purchase of loans and prepaid fees are amortized to interest income on a level-yield basis.

    (G) REAL ESTATE OWNED--Real estate owned ("REO") generally is acquired by deed in lieu of foreclosure and is carried at the lower of cost or fair market value.

    (H) LOSS ALLOWANCES--Allowances have been established for possible loan and REO losses. The provisions for losses charged to operations are based on management's judgment of current economic conditions and the credit risk of the loan portfolio and REO. Management believes that these allowances are adequate for loan losses inherent in the loan and REO portfolios. While management uses available information to recognize losses on loans and REO, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review these allowances and may require the Corporation to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

    A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with the loan's contractual terms. Impairment is recognized by allocating a portion of the allowance for loan losses to such a loan to the extent that the recorded investment of an impaired loan exceeds its value. A loan's value is based on the loan's underlying collateral or the calculated present value of projected cash flows discounted at the contractual interest rate. Allocations on impaired loans are considered in relation to the overall adequacy of the allowance for loan losses and adjustments are made to the provision for loan losses as deemed necessary.

    The recorded investment in impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in recorded investment. Increases or decreases due to changes in estimates of future payments and the passage of time are considered in relation to the overall adequacy of the allowance for loan losses.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (I) INCOME TAXES--The Corporation uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. First Indiana files a consolidated income tax return.

    (J) EARNINGS PER SHARE--Basic earnings per share for the three months ended March 31, 2000 and1999 were computed by dividing net earnings by the weighted average shares of common stock outstanding (12,607,682 and 12,679,940 for the three months ended March 31, 2000 and 1999). Diluted earnings per share for the three months ended March 31, 2000 and 1999 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (12,798,432 and 12,925,995 for the three months ended March 31, 2000 and 1999). Dilution of the per-share calculation relates to stock options. Basic earnings per share for the years ended December 31, 1999, 1998, and 1997 were computed by dividing net earnings by the weighted average shares of common stock outstanding (12,578,145, 12,735,570, and 12,643,615, in 1999,
1998, and 1997, respectively). Diluted earnings per share for 1999, 1998, and 1997 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (12,839,678, 13,256,972, and 13,050,746 in 1999, 1998, and 1997, respectively). Dilution of the per-share calculation relates to stock options.

    (K) PREMISES AND EQUIPMENT--Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the various classes of assets.

    (L) CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one-day periods. All cash and cash equivalents mature within 90 days.

    (M) RECLASSIFICATION--Certain amounts in the 1998 and 1997 Consolidated Financial Statements have been reclassified to conform to the current year presentation.

    (N) COMPREHENSIVE INCOME--Comprehensive income is the total of net income and all nonowner changes in shareholders' equity.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(2)  INVESTMENTS AND THEIR SCHEDULED MATURITIES

                                                                DECEMBER 31,
                        ---------------------------------------------------------------------------------------------
                                            1999                                            1998
                        ---------------------------------------------   ---------------------------------------------
                          BOOK     UNREALIZED   UNREALIZED    MARKET      BOOK     UNREALIZED   UNREALIZED    MARKET
(DOLLARS IN THOUSANDS)   VALUE       GAINS        LOSSES      VALUE      VALUE       GAINS        LOSSES      VALUE
----------------------  --------   ----------   ----------   --------   --------   ----------   ----------   --------
Investments Available
  for Sale:
U.S. Treasury and
  Government Agencies'
  Obligations.........  $ 68,610       $ 0         $(661)    $ 67,949   $ 73,497      $632         $  0      $ 74,129
Corporate Debt
  Securities..........    19,557        27          (230)      19,354     22,416       259           --        22,675
Asset Backed
  Securities..........    15,717        26           (24)      15,719     16,392        --          (57)       16,335
Other Securities......       145         2            --          147        145         7           --           152
                        --------       ---         -----     --------   --------      ----         ----      --------
                        $104,029       $55         $(915)    $103,169   $112,450      $898         $(57)     $113,291
                        ========       ===         =====     ========   ========      ====         ====      ========

                                                                      DECEMBER 31, 1999
                               ------------------------------------------------------------------------------------------------
                                     U.S. TREASURY AND
                                         GOVERNMENT
                                   AGENCIES' OBLIGATIONS          CORPORATE DEBT SECURITIES         ASSET BACKED SECURITIES
                               ------------------------------   ------------------------------   ------------------------------
                                 BOOK      MARKET                 BOOK      MARKET                 BOOK      MARKET
(DOLLARS IN THOUSANDS)          VALUE      VALUE      YIELD      VALUE      VALUE      YIELD      VALUE      VALUE      YIELD
----------------------         --------   --------   --------   --------   --------   --------   --------   --------   --------
Scheduled Maturities:
One Year or Less.............  $     0    $     0      0.00%    $ 2,101    $ 2,101      5.78%    $     0    $     0      0.00%
After One Year to Five
  Years......................   68,610     67,949      6.29      17,456     17,253      6.73          --         --      0.00
After Five Years to Ten
  Years......................       --         --      0.00          --         --      0.00      10,774     10,751      7.48
After Ten Years..............       --         --      0.00          --         --      0.00       4,943      4,968      7.47
                               -------    -------               -------    -------               -------    -------
                               $68,610    $67,949               $19,557    $19,354               $15,717    $15,719
                               =======    =======               =======    =======               =======    =======

                                                                       DECEMBER 31, 1999
                                                ---------------------------------------------------------------
                                                       OTHER SECURITIES                 TOTAL PORTFOLIO
                                                ------------------------------   ------------------------------
                                                  BOOK      MARKET                 BOOK      MARKET
(DOLLARS IN THOUSANDS)                           VALUE      VALUE      YIELD      VALUE      VALUE      YIELD
----------------------                          --------   --------   --------   --------   --------   --------
Scheduled Maturities (continued):
One Year or Less..............................    $145       $147       6.50%    $  2,246   $  2,248     5.83%
After One Year to Five Years..................      --         --         --       86,066     85,202     6.33
After Five Years to Ten Years.................      --         --         --       10,774     10,751     7.48
After Ten Years...............................      --         --         --        4,943      4,968     7.47
                                                  ----       ----                --------   --------
                                                  $145       $147                $104,029   $103,169
                                                  ====       ====                ========   ========

    As required by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, First Indiana continually reassesses the classification of securities as either available-for-sale or held-to-maturity. During the third quarter of 1998, management changed its positive intent to hold held-to-maturity investments and mortgage-backed securities. Accordingly, the entire portfolios of mortgage-backed securities with an amortized cost of $19,274,000 and investment securities with an

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(2) INVESTMENTS AND THEIR SCHEDULED MATURITIES (CONTINUED) amortized cost of $5,243,000 were transferred from held-to-maturity to available-for-sale. At the time of the transfer, these mortgage-backed securities and investment securities had unrecognized gains of $374,000 and $86,000, respectively, which were recognized as a separate component of accumulated other comprehensive income.

    The weighted average yield on investment available for sale was
6.52 percent at December 31, 1999 and 6.17 percent at December 31, 1998.

    At December 31, 1999, all of First Indiana's corporate debt securities were issued by banks and finance companies and were rated investment grade or higher by Standard & Poors or Moody's Investor Services. The Bank's investment policy prohibits investment in non-investment grade issues. The asset-backed securities are collateralized by home equity and student loan receivables.

    In 1999, realized gains (losses) from the sale of investment securities available for sale were $218,000 and $(1,104,000). In 1998, realized gains (losses) from the sale of investment securities available for sale were $401,000 and $(6,000). In 1997, realized gains (losses) from the sale of investment securities available for sale were $234,000 and $(17,000).

    The following table discloses the reclassification adjustments, net of tax, for Comprehensive Income:

                                                                       DECEMBER 31,
                                                              ------------------------------
(DOLLARS IN THOUSANDS)                                          1999       1998       1997
----------------------                                        --------   --------   --------
Unrealized Holding Gains (Losses) Arising During the
  Period....................................................  $  (617)    $ 335      $ 526
Reclassification Adjustment for Gains (Losses) Included in
  Net Earnings..............................................     (532)     (235)      (129)
                                                              -------     -----      -----
Net Unrealized Gain (Losses) on Securities Available for
  Sale......................................................  $(1,149)    $ 100      $ 397
                                                              =======     =====      =====

(3)  MORTGAGE-BACKED SECURITIES

                                                                     DECEMBER 31, 1999
                                                    ---------------------------------------------------
                                                                 UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                              BOOK VALUE     GAINS        LOSSES     MARKET VALUE
----------------------                              ----------   ----------   ----------   ------------
Available for Sale:
FHLMC.............................................    $34,364        $11         $(223)       $34,152
FNMA..............................................     20,720          7          (151)        20,576
Participation Certificates........................          6         --            --              6
Deferred Income and Net Unearned Discounts........         23         --           (23)            --
                                                      -------        ---         -----        -------
                                                      $55,113        $18         $(397)       $54,734
                                                      =======        ===         =====        =======

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(3)  MORTGAGE-BACKED SECURITIES (CONTINUED)

                                                                     DECEMBER 31, 1998
                                                    ---------------------------------------------------
                                                                 UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                              BOOK VALUE     GAINS        LOSSES     MARKET VALUE
----------------------                              ----------   ----------   ----------   ------------
Available for Sale:
FHLMC.............................................    $ 8,085       $132         $   0        $ 8,217
FNMA..............................................      6,501        132            --          6,633
Participation Certificates........................     14,789        105           (64)        14,830
Deferred Income and Net Unearned Discounts........        432         --          (432)            --
                                                      -------       ----         -----        -------
                                                      $29,807       $369         $(496)       $29,680
                                                      =======       ====         =====        =======

    The weighted average yield on mortgage-backed securities available for sale was 7.03 percent and 6.76 percent at December 31, 1999 and 1998. The majority of the securities have maturities in excess of 10 years. Realized losses on the sale of mortgage-backed securities available for sale were $2,129,000 in 1999. Realized gains on sale of mortgage-backed securities were $368,000 in 1998.

(4)  LOANS RECEIVABLE

                                                                   DECEMBER 31,
                                                              -----------------------
(DOLLARS IN THOUSANDS)                                           1999         1998
----------------------                                        ----------   ----------
Residential Mortgage Loans
  Loans Held for Sale.......................................  $    5,996   $   66,469
  Loans Held in Portfolio...................................     470,824      465,654
Residential Construction Loans..............................     453,384      406,650
Commercial Real Estate Loans................................      35,697       32,813
Business Loans..............................................     255,199      189,074
Consumer Loans
  Home Equity Loans Held for Sale...........................      26,571       45,929
  Home Equity Loans Held in Portfolio.......................     638,606      520,003
  Installment Loans.........................................       7,424       10,334
  Other Consumer Loans......................................       3,162        4,259
Undisbursed Portion of Loans
  Residential Construction Loans............................    (179,374)    (190,591)
  Business Loans............................................     (19,258)     (10,141)
Deferred Income and Net Unearned Discounts..................       3,950        3,790
Allowance for Loan Losses...................................     (28,759)     (25,700)
                                                              ----------   ----------
                                                              $1,673,422   $1,518,543
                                                              ==========   ==========

    The weighted average yield on loans was 8.64 percent and 8.48 percent at December 31, 1999 and 1998. Residential loans serviced for others amounted to $843,443,000 and $908,582,000 at December 31, 1999 and 1998. Consumer loans serviced for others amounted to $260,223,000 and $106,243,000 at December 31, 1999 and 1998.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(4)  LOANS RECEIVABLE (CONTINUED)

    Over 45 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another
20 percent and 19 percent located in North Carolina and Florida. Over
54 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with 35 percent located in Indiana. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

    In connection with the Bank's efforts to establish a secondary market for its home equity loan originations, over $297 million, $168 million, and $72 million in fixed-rate loans were sold in 1999, 1998, and 1997. In addition, at December 31, 1999 and 1998, the Bank had classified $26,571,000 and $45,929,000 of home equity loans as held for sale.

    During 1999, 1998, and 1997, the Bank transferred $9,542,000, $9,572,000, and $7,922,000 from loans to real estate owned.

    At December 31, 1999, First Indiana had identified one impaired loan, totaling $1,719,000, which had an allocated reserve of $71,000.

(5)  ALLOWANCE FOR LOAN AND REO LOSSES

    A summary of activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 follows:

                                                      MARCH 31,                 DECEMBER 31,
                                                 -------------------   ------------------------------
(DOLLARS IN THOUSANDS)                             2000       1999       1999       1998       1997
----------------------                           --------   --------   --------   --------   --------
                                                     (UNAUDITED)
Balance of Allowance for Loan Losses at
  Beginning of Year............................  $28,259    $25,700    $25,700    $22,414    $18,768
Charge-Offs
  Residential Mortgage.........................      (24)        --        (30)       (91)       (83)
  Residential Construction.....................      (25)       (34)      (412)      (658)    (1,190)
  Commercial Real Estate.......................       --         --         --        (93)       (75)
  Consumer.....................................   (1,151)    (1,678)    (5,114)    (6,934)    (7,210)
  Business.....................................      (65)      (277)    (2,015)       (15)      (528)
                                                 -------    -------    -------    -------    -------
Total Charge-Offs..............................   (1,265)    (1,989)    (7,571)    (7,791)    (9,086)
                                                 -------    -------    -------    -------    -------
Recoveries
  Residential Mortgage.........................       --         --         --          2         --
  Residential Construction.....................       36         28        235        270         40
  Commercial Real Estate.......................       --         --         --         --        727
  Consumer.....................................      151        207        963        986      1,261
  Business.....................................       10          2         22         39          4
                                                 -------    -------    -------    -------    -------
Total Recoveries...............................      197        237      1,220      1,297      2,032
                                                 -------    -------    -------    -------    -------
Net Charge-Offs................................   (1,068)    (1,752)    (6,351)    (6,494)    (7,054)
                                                 -------    -------    -------    -------    -------
Provision for Loan Losses......................    2,439      2,460      9,410      9,780     10,700
                                                 -------    -------    -------    -------    -------
Balance of Allowance for Loan Losses at End of
  Period.......................................  $30,130    $26,408    $28,759    $25,700    $22,414
                                                 =======    =======    =======    =======    =======

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(5)  ALLOWANCE FOR LOAN AND REO LOSSES (CONTINUED)
    A summary of activity in the allowance for REO losses for the years ended December 31, 1999, 1998 and 1997 follows:

                                                                   MARCH 31,                 DECEMBER 31,
                                                              -------------------   ------------------------------
(DOLLARS IN THOUSANDS)                                          2000       1999       1999       1998       1997
----------------------                                        --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
Balance at Beginning of Period..............................    $500       $500       $500       $483       $543
REO Recoveries (Charge-Offs)................................      96          6        617        179        (60)
Recapture of REO Loss Provision.............................     (96)        (6)      (617)      (162)        --
                                                                ----       ----       ----       ----       ----
Balance at End of Period....................................    $500       $500       $500       $500       $483
                                                                ====       ====       ====       ====       ====

(6)  PREMISES AND EQUIPMENT

                                                             DECEMBER 31,
                                                          -------------------
(DOLLARS IN THOUSANDS)                                      1999       1998
----------------------                                    --------   --------
Land....................................................  $  3,485   $  2,710
Buildings...............................................     5,492      8,800
Leasehold improvements..................................     1,513      1,373
Furniture, fixtures and equipment.......................    21,648     22,822
Accumulated depreciation and amortization...............   (15,067)   (17,159)
                                                          --------   --------
                                                          $ 17,071   $ 18,546
                                                          ========   ========

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(7)  DEPOSITS

                                                                   DECEMBER 31,
                                    ---------------------------------------------------------------------------
                                                    1999                                   1998
                                    ------------------------------------   ------------------------------------
                                                              WEIGHTED                               WEIGHTED
(DOLLARS IN THOUSANDS)                AMOUNT     PERCENT    AVERAGE RATE     AMOUNT     PERCENT    AVERAGE RATE
----------------------              ----------   --------   ------------   ----------   --------   ------------
TYPE
Non-interest-bearing checking.....  $  114,356      8.72%            --    $  129,043     10.51%         --
NOW checking......................     108,041      8.23           1.23%      102,068      8.31        1.87%
Money market checking.............         188      0.01           0.99           237      0.02        1.30
Passbook and statement savings....     343,848     26.21           4.15       365,641     29.78        4.48
Money market savings..............      26,200      2.00           3.85        11,087      0.90        2.61
Jumbo certificates of deposit of
  $100 or greater.................     306,914     23.39           5.72       169,988     13.84        5.49
Fixed-rate certificates of
  deposit.........................     412,568     31.44           5.29       449,854     36.64        5.40
                                    ----------    ------                   ----------    ------
                                    $1,312,115    100.00%          4.27%   $1,227,918    100.00%       4.25%
                                    ==========    ======                   ==========    ======

MATURITY                              AMOUNT     PERCENT                   AMOUNT     PERCENT
--------                            ----------   --------                ----------   --------
Checking..........................  $  222,585     16.96%                $  231,348     18.85%
Passbook and statement savings....     343,848     26.21                    365,641     29.78
Money market savings..............      26,200      2.00                     11,087      0.90
Certificates of deposit maturing
  in
  One year........................     466,804     35.58                    377,656     30.76
  Two years.......................     189,193     14.42                    183,256     14.92
  Three years.....................      49,783      3.79                     33,264      2.71
  Four years......................      12,200      0.93                     21,771      1.77
  Five years......................       1,502      0.11                      3,895      0.31
                                    ----------    ------                 ----------    ------
                                    $1,312,115    100.00%                $1,227,918    100.00%
                                    ==========    ======                 ==========    ======

    Interest expense for the years ended December 31, 1999, 1998, and 1997 was as follows:

                                                            DECEMBER 31,
                                                   ------------------------------
(DOLLARS IN THOUSANDS)                               1999       1998       1997
----------------------                             --------   --------   --------
NOW and money market checking....................  $ 2,072    $ 2,570    $ 2,473
Passbook, statement and money market savings.....   15,684     15,596     14,317
Certificates of deposit..........................   36,717     36,769     33,146
                                                   -------    -------    -------
                                                   $54,473    $54,935    $49,936
                                                   =======    =======    =======

    Official checking accounts at December 31, 1999 and 1998 were $26,111,000 and $51,293,000, respectively. Included in official checking accounts at December 31, 1999 and 1998 were $3,407,000 and $4,285,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements.

    Cash paid during the year for interest on deposits, advances, and other borrowed money was $72,616,000, $73,149,000, and $63,654,000 for 1999, 1998, and
1997.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(7)  DEPOSITS (CONTINUED)
    During the third quarter of 1999, the Bank recognized a $7,590,000 gain on the sale of deposits at the Evansville, Indiana-area branches. The Bank also elected to sell certain loans and investment securities available for sale, which resulted in a $4,400,000 loss. In addition, approximately $1,600,000 in various non-interest expenses related to the Evansville sale and mortgage restructuring were recognized during the quarter.

(8)  FEDERAL HOME LOAN BANK ADVANCES

    Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:

                                                                   DECEMBER 31,
                                                 -------------------------------------------------
                                                          1999                      1998
                                                 -----------------------   -----------------------
                                                   INTEREST     INTEREST     INTEREST     INTEREST
(DOLLARS IN THOUSANDS)                              RATES        AMOUNT       RATES        AMOUNT
----------------------                           ------------   --------   ------------   --------
MATURITY
1999...........................................            --         --   5.00 to 6.29%  $152,000
2000...........................................  5.60 to 6.01%  $205,000   5.52 to 6.01    100,000
2001...........................................  4.99 to 5.61     35,000   4.99 to 5.61     35,000
2002...........................................          5.54     25,000             --         --
2003...........................................  5.24 to 6.04     85,000   5.24 to 5.74     25,000
2004...........................................            --         --             --         --
Thereafter.....................................  2.75 to 8.57     16,854   2.75 to 8.57     15,247
                                                                --------                  --------
                                                                $366,854                  $327,247
                                                                ========                  ========

    The weighted average interest rate on advances was 5.75 and 5.44 percent at December 31, 1999 and 1998. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 160 percent of FHLB advances. Additionally, First Indiana maintains an unused $10,000,000 line of credit with the FHLB. As of December 31, 1999 and 1998, First Indiana had sufficient collateral under this agreement.

(9)  OTHER BORROWINGS

    Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1999 and 1998, short-term borrowings had balances of $98,754,000 and $54,219,000 with weighted average interest rates of 5.35 and
4.81 percent, respectively.

    Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $54,578,000 and $51,166,000 during 1999 and 1998, and the maximum amounts outstanding at the end of any month during 1999 and 1998 were $98,754,000 and $62,620,000. The carrying value of the underlying securities at December 31, 1999 and 1998 was $98,370,000 and $53,673,000 with market values of $97,818,000 and $53,866,000. These securities are under the Bank's control.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(9)  OTHER BORROWINGS (CONTINUED)
    First Indiana had $68,000,000 and $28,000,000 in unused lines of credit available from local financial institutions, and the FHLB of Indianapolis at December 31, 1999 and 1998. There are no fees associated with these lines.

(10)  INCOME TAXES

    Income tax expense attributable to earnings before income taxes consists of:

(DOLLARS IN THOUSANDS)                             CURRENT    DEFERRED    TOTAL
----------------------                             --------   --------   --------
Year ended December 31, 1999:
Federal..........................................  $10,371    $   353    $10,724
State and local..................................    2,160        436      2,596
                                                   -------    -------    -------
                                                   $12,531    $   789    $13,320
                                                   =======    =======    =======

Year ended December 31, 1998:
Federal..........................................  $ 9,611    $  (374)   $ 9,237
State and local..................................    2,706        (99)     2,607
                                                   -------    -------    -------
                                                   $12,317    $  (473)   $11,844
                                                   =======    =======    =======

Year ended December 31, 1997:
Federal..........................................  $10,564    $(1,590)   $ 8,974
State and local..................................    2,927       (465)     2,462
                                                   -------    -------    -------
                                                   $13,491    $(2,055)   $11,436
                                                   =======    =======    =======

    The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Statutory rate............................................    35.0%      35.0%      35.0%
  State income taxes......................................     4.2        5.5        5.5
  Negative goodwill.......................................    (1.8)      (0.9)      (1.0)
  Non-taxable interest income.............................    (0.1)      (0.1)      (0.1)
  Other...................................................    (0.4)      (1.3)      (0.2)
                                                              ----       ----       ----
Effective rate............................................    36.9%      38.2%      39.2%
                                                              ====       ====       ====

    Deferred income tax assets and liabilities result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(10)  INCOME TAXES (CONTINUED)
temporary differences that give rise to significant portions of net deferred tax assets included in other assets are presented below:

(DOLLARS IN THOUSANDS)                                        1999       1998
----------------------                                      --------   --------
Deferred tax assets
  Allowance for loan and REO losses.......................  $11,671    $10,738
  Pension and retirement benefits.........................    3,308      3,012
  Interest credited.......................................      479        205
  Premises and equipment..................................      449        273
  Excess servicing........................................       --         11
  Accrued compensation....................................       --        679
  Unrealized loss on investments..........................      493         --
  Other...................................................      717        577
                                                            -------    -------
                                                             17,117     15,495
                                                            -------    -------
Deferred tax liabilities
  Loan servicing rights...................................    3,014      1,589
  FHLB stock dividends....................................      559        574
  Net deferred loan fees..................................    5,079      4,487
  Excess tax reserves.....................................      158        243
  Unrealized gain on investments..........................       --        289
  Excess servicing........................................        7         --
  Other...................................................       45         51
                                                            -------    -------
                                                              8,862      7,233
                                                            -------    -------
Net deferred tax assets...................................  $ 8,255    $ 8,262
                                                            =======    =======

    In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," a deferred liability has not been established for the Bank's tax bad debt base year reserves of $16,586,000. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionally for reductions in the Bank's loan portfolio since that date. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes; (2) certain distributions are made with respect to the stock of the Bank; (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (4) there is a change in tax law. The enactment of this legislation had no material impact on the Corporation's operations or financial position.

    Cash paid during the year for income taxes was $14,869,000, $11,187,000, and $11,360,000 for 1999, 1998, and 1997.

(11)  SHAREHOLDERS' EQUITY

    The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(11)  SHAREHOLDERS' EQUITY (CONTINUED)
    Savings institutions are required to have risk-based capital of 8 percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1999, and March 31, 2000, the Bank's risk-based capital exceeded the minimum requirement.

    Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least 4 percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. At December 31, 1999, and March 31, 2000, the Bank exceeded the minimum tangible and core capital requirements.

    OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1999, and March 31, 2000, First Indiana was classified as well-capitalized.

    OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1999, and March 31, 2000, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulations.

    First Indiana Corporation is not required under OTS regulations to meet regulatory capital restrictions. The following tables show First Indiana Bank's strong capital levels and compliance with all capital requirements at March 31, 2000, December 31, 1999 and 1998. First Indiana is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table. The table reflects categories of assets includable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed the Bank's category.

    Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1999, the liquidation accounts relating to all prior transactions aggregated $12,907,000,

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(11)  SHAREHOLDERS' EQUITY (CONTINUED)
which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

    The Corporation is not subject to any regulatory restrictions on the payment of dividends to its shareholders. However, the Bank may not declare or pay a cash dividend on its stock if, as a result, the Bank's capital would be reduced below the minimum requirements. The Bank is required to give the OTS 30 days' advance notice before declaring a dividend. Under OTS regulations, the Bank may, without prior OTS approval, make capital distributions to the Corporation of up to all of the Bank's net earnings over the most recent four-quarter period, less capital distributions made during such four-quarter period.

    The Corporation has a shareholder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock owned. The rights "flip in" upon the acquisition of 20 percent of the Corporation's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection for their investment in First Indiana.

    First Indiana's stock has split six times since December 31, 1991. In
March 1998, the Corporation paid a six-for-five stock dividend. In March 1997, the Corporation effected a five-for-four stock split. All per-share amounts have been adjusted to reflect the stock dividend and split.

                                                                    MARCH 31, 2000
                                            ---------------------------------------------------------------
                                                                                            TO BE WELL-
                                                                                         CAPITALIZED UNDER
                                                                      FOR CAPITAL        PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                            -------------------   -------------------   -------------------
(DOLLARS IN THOUSANDS)                       AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
----------------------                      --------   --------   --------   --------   --------   --------
Tangible capital (1)......................  $161,859     7.85%    $ 30,948    1.50%          N/A      N/A
Core (Tier one) capital...................   161,859     7.85       82,528    4.00      $103,160     5.00%
Tier one risk-based capital...............   161,859     9.85          N/A     N/A        98,552     6.00
Total risk-based capital (2)..............   180,908    11.01      131,403    8.00       164,425    10.00
First Indiana Bank capital................   160,381      N/A          N/A     N/A           N/A      N/A

------------------------

(1) First Indiana Bank capital differs from tangible capital by the FAS 115 equity securities adjustment of ($1,478).

(2) Risk-based capital includes a $20,649 addition for general loan loss reserves and a $1,600 deduction for land loans with loan-to-value ratios in excess of 80 percent.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(11)  SHAREHOLDERS' EQUITY (CONTINUED)

                                                                   DECEMBER 31, 1999
                                            ---------------------------------------------------------------
                                                                                            TO BE WELL-
                                                                                         CAPITALIZED UNDER
                                                                      FOR CAPITAL        PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                            -------------------   -------------------   -------------------
(DOLLARS IN THOUSANDS)                       AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
----------------------                      --------   --------   --------   --------   --------   --------
Tangible capital (1)......................  $157,725     7.98%    $ 29,635    1.50%          N/A      N/A
Core (Tier one) capital...................   157,725     7.98       79,026    4.00      $ 98,783     5.00%
Tier one risk-based capital...............   157,725     9.94          N/A     N/A        95,171     6.00
Total risk-based capital (2)..............   176,090    11.10      126,895    8.00       158,619    10.00
First Indiana Bank capital................   157,002      N/A          N/A     N/A           N/A      N/A

------------------------

(1) First Indiana Bank capital differs from tangible capital by the FAS 115 equity securities adjustment of ($724).

(2) Risk-based capital includes a $19,937 addition for general loan loss reserves and a $1,571 deduction for land loans with loan-to-value ratios in excess of 80 percent.

                                                                   DECEMBER 31, 1998
                                            ---------------------------------------------------------------
                                                                                            TO BE WELL-
                                                                                         CAPITALIZED UNDER
                                                                      FOR CAPITAL        PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                            -------------------   -------------------   -------------------
(DOLLARS IN THOUSANDS)                       AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
----------------------                      --------   --------   --------   --------   --------   --------
Tangible capital (1)......................  $139,992     7.80%    $ 26,915    1.50%          N/A      N/A
Core (Tier one) capital...................   139,992     7.80       53,831    3.00      $ 89,718     5.00%
Tier one risk-based capital...............   139,992    10.10          N/A     N/A        83,190     6.00
Total risk-based capital (2)..............   155,839    11.24      110,919    8.00       138,649    10.00
First Indiana Bank capital................   140,418      N/A          N/A     N/A           N/A      N/A

------------------------

(1) First Indiana Bank capital differs from tangible capital by the FAS 115 equity securities adjustment of $425.

(2) Risk-based capital includes a $17,434 addition for general loan loss reserves and a $1,587 deduction for land loans with loan-to-value ratios in excess of 80 percent.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(12)  COMMITMENTS AND CONTINGENCIES

    At December 31, 1999 and 1998, First Indiana had the following outstanding commitments to fund loans:

                                                             DECEMBER 31,
                                                          -------------------
(DOLLARS IN THOUSANDS)                                      1999       1998
----------------------                                    --------   --------
Commitments to fund:
  Residential mortgage loans............................  $ 56,329   $252,576
  Commercial real estate loans..........................    10,950     16,422
  Consumer loans:
    Home equity loans...................................   169,482    155,447
    Other...............................................     5,764      7,226
                                                          --------   --------
                                                          $242,525   $431,671
                                                          ========   ========

    Of the commitments to fund loans at December 31, 1999, nearly all are commitments to fund variable-rate products. Commitments to sell loans at December 31, 1999 and 1998 were $3,520,000 and $134,198,000, respectively.

    At December 31, 1999, the Corporation had approximately $36,995,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate loan, the investor has the option to require First Indiana to repurchase the loan. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

    First Indiana issues lines of credit to residential builders to purchase residential lots to build model or speculative homes as well as homes for committed buyers. At December 31, 1999, First Indiana had outstanding lines of credit totaling $270,487,000 with $157,862,000 disbursed against those lines. First Indiana also makes residential construction loans to individual borrowers. At December 31, 1999, First Indiana had outstanding commitments for these loans totaling $28,094,000 with $16,861,000 disbursed against those commitments. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.

    First Indiana issues letters of credit on behalf of its commercial loan customers in exchange for a fee. At December 31, 1999, outstanding letters of credit totaled $35.6 million. Letters of credit issued to enhance the bond rating of economic development bonds totaled $31.4 million. Should these letters be submitted for payment, First Indiana's collateral policy requires the assignment of the underlying commercial real estate. The Bank also had outstanding $2.9 million of standby letters of credit which guarantee payment to a vendor for goods and services in the event of customer default. To insure the completion of infrastructure improvements (sewers, streets, sidewalks, underground utilities etc.), the Bank had outstanding $1.3 million of completion letters of credit. These letters were issued to municipal authorities and utility companies on behalf of the Bank's commercial real estate borrowers. The standby and completion letters of credit are collateralized by all assets of the borrower. Evaluation of the credit risk associated with these letters of credit is part of the Bank's commercial loan review procedures.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(12)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    RENTAL OBLIGATIONS--Obligations under non-cancelable operating leases for office space at December 31, 1999 require minimum future payments of $1,541,000 in 2000, $1,473,000 in 2001, $1,367,000 in 2002, $1,189,000 in 2003, $984,000 in
2004, and $3,260,000 thereafter. Minimum future payments have not been reduced by minimum sublease rental income of $232,000 receivable in the future under non-cancelable subleases. Rental expense on office buildings was $1,736,000, $1,637,000, and $1,616,000, for 1999, 1998, and 1997.

    OTHER CONTINGENCIES--Other lawsuits and claims are pending in the ordinary course of business on behalf of and against First Indiana. In the opinion of management, adequate provision has been made for these items in the Consolidated Financial Statements.

(13)  EMPLOYEE BENEFIT PLANS

    RETIREMENT PLANS--First Indiana maintains non-qualified retirement plans for the directors of its Mooresville and Rushville Divisions and supplemental pension benefit plans covering certain senior officers of the Bank and its divisions. These supplemental benefit plans provide benefits for some of their participants that normally would be paid under the Financial Institution Retirement Fund ("FIRF") or Mooresville pension plans but are precluded from being paid by limitations under the Internal Revenue Code.

    The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of 8.00 percent and 6.75 percent at December 31, 1999 and 1998. The assumed long-term salary increases were 5 percent at December 31, 1999 and December 31, 1998, compounded annually.

    Net periodic pension expense for the plan consists of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                          ------------------------------
(DOLLARS IN THOUSANDS)                                      1999       1998       1997
----------------------                                    --------   --------   --------
Service cost-benefits earned during the year............    $186       $198       $150
Interest cost on projected benefit obligations..........     543        486        440
Net amortization and deferral...........................      80         60         29
                                                            ----       ----       ----
Net pension costs.......................................    $809       $744       $619
                                                            ====       ====       ====

    The funded status of the plan and the amounts reflected in the accompanying consolidated balance sheets are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
(DOLLARS IN THOUSANDS)                                          1999       1998
----------------------                                        --------   --------
Projected benefit obligations...............................   $8,098     $7,861
Fair value of plan assets...................................       --         --
                                                               ------     ------
Excess of projected benefit obligation over fair value of
  plan assets...............................................    8,098      7,861
Unrecognized net transition obligation......................     (158)      (170)
Unrecognized loss...........................................     (914)    (1,415)
                                                               ------     ------
Accrued pension cost........................................   $7,026     $6,276
                                                               ======     ======

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(13)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Additionally, First Indiana is a participant in FIRF. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1999, the date of the latest actuarial valuation. Pension expense was $16,000, $12,000, and $59,000 for 1999, 1998, and 1997.

    The Bank has a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Employees can participate after 12 months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. In 1999, the Corporation matched employee contributions for the Corporation's common stock at a rate of $.50 for every $1. First Indiana made matching contributions of $233,000, $172,000, and $129,000 in 1999, 1998, and
1997.

    POST-RETIREMENT BENEFITS OTHER THAN PENSION--The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers of those institutions relating to merger agreements of prior acquisitions was $717,000 and $752,000, and the accrued liability was $1,123,000 and $1,094,000 at December 31, 1999 and 1998. Expense under the programs was $29,000, $38,000, and $35,000 in 1999, 1998, and 1997,
respectively.

    The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 8.00 percent and 6.75 percent at December 31, 1999 and 1998. The assumed long-term salary increase was 5.00 percent for 1999 and 1998. The assumed health care cost trend rates used were 7 percent for 1998, 6 percent for 1999 and 5.50 percent for 2000 and later years. The trend rate for years 10 and thereafter was 6 percent per year.

    STOCK-BASED COMPENSATION--First Indiana has four stock-based compensation plans, which are described below. First Indiana applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost charged against income for its performance-based plan was $523,000, $777,000, and $660,000 in 1999, 1998, and 1997. The compensation cost charged against income for the Employees' Stock Purchase Plan was $377,000, $184,000, and $153,000 in 1999, 1998, and 1997. Had compensation cost been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standard No. 123, First Indiana's net earnings and earnings per share would have

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(13)  EMPLOYEE BENEFIT PLANS (CONTINUED)
been reduced to the pro forma amounts indicated below. The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        1999       1998       1997
---------------------------------------------      --------   --------   --------
Net earnings
  As reported....................................  $22,733    $19,147    $17,744
  Pro forma......................................   22,578     18,704     17,675

Basic earnings per share
  As reported....................................  $  1.81    $  1.50    $  1.40
  Pro forma......................................     1.80       1.46       1.40

Diluted earnings per share
  As reported....................................     1.77       1.44       1.36
  Pro forma......................................     1.76       1.41       1.35

    A summary of the status of First Indiana's fixed stock option plans as of December 31, 1999, 1998, and 1997, and changes during the years ended on those dates is presented below:

                                                     1999                  1998                  1997
                                              -------------------   -------------------   -------------------
                                                         WEIGHTED              WEIGHTED              WEIGHTED
                                                         AVERAGE               AVERAGE               AVERAGE
                                                         EXERCISE              EXERCISE              EXERCISE
                                               SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                              --------   --------   --------   --------   --------   --------
Outstanding at beginning of year............   661,898    $11.56     688,076    $ 8.33     863,903    $ 7.16
Granted.....................................   101,476     18.98     119,316     23.52      25,479     16.30
Exercised...................................  (102,147)     6.68    (139,147)     6.37    (201,306)     4.32
Surrendered.................................    (2,940)    20.44      (6,347)    24.67          --        --
                                              --------              --------              --------
Outstanding at end of year..................   658,287     13.42     661,898     11.56     688,076      8.33
                                              ========              ========              ========
Options exercisable at year end.............   553,677               548,902               662,597
                                              ========              ========              ========
Weighted average fair value of options
  granted during the year...................  $   5.68              $   6.25              $   4.54
                                              ========              ========              ========

    FIXED STOCK OPTION PLANS--First Indiana has three fixed stock option plans: the 1991 Stock Option and Incentive Plan, the 1992 Directors' Stock Option Plan, and the 1998 Stock Option and Incentive Plan. Under the 1991 and 1998 Plans, First Indiana is authorized to grant options to its employees for up to 562,500 and 630,000 shares of common stock, respectively. Under the 1992 Plan, First Indiana is authorized to grant options to its outside directors (i.e., directors who are not employees of the Corporation or any subsidiary) for up to 262,500 shares. Under all plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, the option's maximum term is ten years, and all options fully vest at the end of one or five years. Similar plans were effected upon completion of the mergers with the Evansville, Rushville, and Mooresville divisions, which allow grants for up to approximately 415,000 shares of common stock. In lieu of cash, some optionees elect to fund their option exercises with stock they currently own. In that event, the Corporation cancels the stock certificates received from the optionee in the stock swap transaction.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(13)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997: dividend yield of
3.0 percent for all years; expected volatility of 32 percent for 1999 and 23 percent for 1998 and 1997; weighted average risk-free interest rates of
5.22 percent, 5.66 percent, and 6.89 percent respectively; and expected lives of seven years for all years.

    In addition to the options outstanding at December 31, 1999, 644,673 shares of common stock were available for future grants or awards.

    The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                            -------------------------------------   ----------------------
                                                            WEIGHTED     WEIGHTED                 WEIGHTED
                                                           REMAINING     AVERAGE      NUMBER      AVERAGE
                                            OUTSTANDING   CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES                    AT 12/31/99   LIFE (YEARS)    PRICE     AT 12/31/99    PRICE
------------------------                    -----------   ------------   --------   -----------   --------
$ 3.00 - $ 7.00...........................    198,277          2.40       $6.51       198,277      $6.51
  7.01 -  15.00...........................    217,160          4.80       10.96       217,160      10.96
 15.01 -  28.00...........................    242,850          8.26       21.26       138,240      22.74
                                              -------                                 -------
  3.00 -  28.00...........................    658,287          5.35       13.42       553,677      12.31
                                              =======                                 =======

    PERFORMANCE-BASED STOCK PLAN--Under the 1991 Stock Option and Incentive Plan, First Indiana may award restricted stock to executive officers. On
January 23, 1997, First Indiana awarded 43,500 shares of stock among three executive officers. On April 15, 1998, First Indiana awarded 6,000 shares of stock to an executive officer. All of these shares are subject to recall by First Indiana in the event certain specified performance objectives are not met by December 31, 1999. First Indiana expensed $523,000, $777,000, and $660,000 in 1999, 1998 and 1997, respectively, in connection with these awards.

    EMPLOYEES' STOCK PURCHASE PLAN--Under the 1987 Employees' Stock Purchase Plan, all full-time employees and directors are eligible to participate after six months' employment. Approximately 51 percent of eligible employees participated in the plan in 1999. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld to purchase the Corporation's common stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. In 1999 the matching contribution was increased to $1 for every $2 in employee contributions. This action was taken in order to encourage increased participation in the plan. The contributions are then paid to a trustee, who purchases the Corporation's stock each month at the then prevailing market price. A one-to-three contribution was in effect for the 1998 and 1997 plan years. First Indiana's matching contributions were $377,000, $184,000, and $153,000 for the years ended 1999, 1998, and 1997, respectively.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(14)  PARENT COMPANY STATEMENTS

                                                                 DECEMBER 31,
CONDENSED BALANCE SHEETS                                      -------------------
(DOLLARS IN THOUSANDS)                                          1999       1998
----------------------                                        --------   --------
Assets
  Certificate of Deposit and Checking Account with the
    Bank....................................................  $    501   $    501
  Due from Bank.............................................    16,260     23,575
  Investment in the Bank....................................   157,002    140,418
  Other Assets..............................................     3,340      1,476
                                                              --------   --------
Total Assets................................................  $177,103   $165,970
                                                              ========   ========
Liabilities.................................................  $      0   $      0
Shareholders' Equity........................................   177,103    165,970
                                                              --------   --------
Total Liabilities and Shareholders' Equity..................  $177,103   $165,970
                                                              ========   ========

                                                                 YEARS ENDED DECEMBER 31,
CONDENSED STATEMENTS OF EARNINGS                              ------------------------------
(DOLLARS IN THOUSANDS)                                          1999       1998       1997
----------------------                                        --------   --------   --------
Cash Dividends from the Bank................................  $ 6,532    $15,295    $14,241
Interest Income on Certificate of Deposit...................       25         28         27
Expenses....................................................   (2,557)    (1,965)      (240)
Income Tax Credit...........................................    1,000        786         81
                                                              -------    -------    -------
Earnings Before Equity in Undistributed Net Earnings of the
  Bank......................................................    5,000     14,144     14,109
Equity in Undistributed Net Earnings of the Bank............   17,733      5,003      3,635
                                                              -------    -------    -------
Net Earnings................................................  $22,733    $19,147    $17,744
                                                              =======    =======    =======

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(14)  PARENT COMPANY STATEMENTS (CONTINUED)

                                                                 YEARS ENDED DECEMBER 31,
CONDENSED STATEMENTS OF CASH FLOWS                            ------------------------------
(DOLLARS IN THOUSANDS)                                          1999       1998       1997
----------------------                                        --------   --------   --------
Cash Flows from Operating Activities
Net Earnings................................................  $ 22,733   $19,147    $ 17,744
Adjustments to Reconcile Net Earnings to Net Cash Provided
  by Operating Activities
Equity in Undistributed Earnings of the Bank................   (17,733)   (5,003)     (3,635)
Amortization of Restricted Stock Plan.......................       286       427         363
Change in Other Liabilities.................................        --       (64)        127
Change in Due from the Bank and Other Assets................     6,302    (7,767)    (10,391)
                                                              --------   -------    --------
Net Cash Provided by Operating Activities...................    11,588     6,740       4,208
                                                              --------   -------    --------
Cash Flows from Investing Activities
Investment in Equity Security...............................      (851)       --          --
                                                              --------   -------    --------
Cash Flows from Financing Activities
Stock Option Proceeds.......................................       626       702         367
Common Stock Issued Under Deferred Compensation Plan........        --        65         (24)
Purchase of Treasury Stock..................................    (5,299)   (2,242)       (132)
Payment for Fractional Shares...............................        --       (10)        (12)
Tax Benefit of Option Compensation..........................       468       870         656
Dividends Paid..............................................    (6,532)   (6,125)     (5,063)
                                                              --------   -------    --------
Net Cash Used by Financing Activities.......................   (10,737)   (6,740)     (4,208)
                                                              --------   -------    --------
Net Change in Cash and Cash Equivalents.....................        --        --          --
Cash and Cash Equivalents at Beginning of the Year..........       501       501         501
                                                              --------   -------    --------
Cash and Cash Equivalents at End of the Year................  $    501   $   501    $    501
                                                              ========   =======    ========

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(15)  INTERIM QUARTERLY RESULTS (UNAUDITED)

                                                           FIRST      SECOND     THIRD      FOURTH
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)             QUARTER    QUARTER    QUARTER    QUARTER
---------------------------------------------             --------   --------   --------   --------
1999
Total Interest Income...................................  $34,383    $35,917    $37,545    $38,581
Net Interest Income.....................................   16,584     17,490     18,244     18,533
Provision for Loan Loss.................................    2,460      2,460      1,950      2,540
Earnings Before Income Taxes............................    7,619      8,096     10,531      9,807
Net Earnings............................................    4,630      5,021      6,622      6,460
Basic Earnings Per Share................................     0.37       0.40       0.53       0.52
Diluted Earnings Per Share..............................     0.36       0.39       0.52       0.50

1998
Total Interest Income...................................  $33,130    $34,255    $34,857    $34,689
Net Interest Income.....................................   15,693     15,826     15,952     16,380
Provision for Loan Loss.................................    2,820      2,320      2,320      2,320
Earnings Before Income Taxes............................    7,278      7,524      8,174      8,015
Net Earnings............................................    4,418      4,617      5,003      5,109
Basic Earnings Per Share................................     0.35       0.36       0.39       0.40
Diluted Earnings Per Share..............................     0.33       0.35       0.38       0.39

(16)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The table below discloses the estimated fair value of financial instruments and is made in accordance with the requirements of Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Corporation could

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(16) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

                                                        DECEMBER 31, 1999       DECEMBER 31, 1998
                                                      ---------------------   ---------------------
                                                      CARRYING   ESTIMATED    CARRYING   ESTIMATED
(DOLLARS IN THOUSANDS)                                 AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
----------------------                                --------   ----------   --------   ----------
Assets
  Cash and cash equivalents.........................  $ 61,441    $ 61,441    $ 57,653    $ 57,653
  Investment securities.............................   103,169     103,169     113,291     113,291
  Mortgage-backed securities........................    54,734      54,734      29,680      29,680
  Loans receivable
    Residential mortgage loans......................   480,361     479,309     535,515     542,035
    Residential construction loans..................   268,546     267,335     211,446     211,012
    Commercial real estate loans....................    35,111      35,114      32,304      33,402
    Business loans..................................   231,591     231,707     176,206     177,522
    Consumer loans..................................   665,097     662,058     571,017     585,212
  Accrued interest receivable.......................    13,554      13,554      11,680      11,680
  Loan servicing rights.............................     8,759      11,405       5,770       6,865

Liabilities
  Deposits
    Demand deposits.................................   211,609     211,609     215,457     215,457
    Passbook deposits...............................    37,201      37,201      41,233      41,233
    Money market savings............................   343,822     343,822     351,387     351,387
    Jumbo certificates..............................   308,088     308,088     171,171     171,579
    Fixed-rate certificates.........................   411,395     411,395     448,670     454,845
  Borrowings
    FHLB advances...................................   366,854     363,664     327,247     328,936
    Short-term borrowings...........................    98,754      98,765      54,219      54,228
  Accrued interest payable..........................     5,605       5,605       2,646       2,646
  Advances by borrowers for taxes and insurance.....     1,377       1,377       1,958       1,958

Off-balance-sheet instruments (Unrealized gains
  (losses))
    Commitments to extend credit....................        --        (245)         --         137
    Letters of credit...............................        --          --          --          (2)
    Loan servicing rights...........................        --       1,916          --       2,589

    CASH AND CASH EQUIVALENTS--For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

    INVESTMENT SECURITIES--For securities, fair values are based on quoted market prices or dealer quotes.

    MORTGAGE-BACKED SECURITIES--Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of mortgage-backed securities issued by non-quasi-governmental agencies is estimated based on similar securities with quoted market prices and adjusted for any differences in credit ratings or maturities.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(16)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    LOANS RECEIVABLE--For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Interest rates on such loans approximate current lending rates.

    DEPOSITS--The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities, but not less than the carrying amount.

    BORROWINGS--Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also includes the difference between current levels of interest rates and the committed rates. The fair value of guaranties and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

    LOAN SERVICING RIGHTS--The fair value of residential and consumer loan servicing rights is determined based on the estimated discounted net cash flows to be received less the estimated costs of servicing. This estimated fair value approximates the amount for which the servicing could currently be sold.

    ACCRUED INTEREST RECEIVABLE, ACCRUED INTEREST PAYABLE, AND ADVANCES BY BORROWERS FOR TAXES AND INSURANCE--The estimated fair value of these financial instruments approximates their carrying value.

(17)  SEGMENT REPORTING

    The Corporation's business units are primarily organized to operate in the banking industry, and are determined by the products and services offered. The consumer segment includes the origination, sale, servicing and portfolio activities of both home equity and installment loans, and the residential segment encompasses the origination, sale, servicing and portfolio of both residential first mortgage and Community Reinvestment Act loans. The business segment originates construction, commercial, and commercial real estate loans, and provides traditional cash management services to business customers. Investment portfolio management is included in the treasury segment. The retail segment includes the Bank's 23-branch network, as well as virtual banking services, which were introduced in February 1998. FirstTrust, which commenced operations in the first quarter of 1999, provides trust and advisory services to the Bank's customers. Revenues in the Corporation's segments are generated from loans, deposits, investments, servicing fees, loan sales and trust and advisory services. There are no foreign operations.

    The segment financial information provided below is based on the internal management reporting software used by the Corporation's Executive Committee to monitor and manage the financial

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(17)  SEGMENT REPORTING (CONTINUED)
performance of the Corporation. The Corporation evaluates segment performance based on average assets and profit or loss before income taxes and indirect expenses. Indirect expenses include the Corporation's overhead and support expenses. The Corporation attempts to match fund each business unit by reviewing the earning assets and costing liabilities held by each unit and assigning an appropriate expense or income offset based on the Treasury yield curve. The Corporation accounts for intersegment revenues, expenses, and transfers based on estimates of the actual costs to perform the intersegment services.

                                                                                                   SEGMENT     INTERSEGMENT
(DOLLARS IN THOUSANDS)    CONSUMER    RESIDENTIAL   BUSINESS   TREASURY    RETAIL    FIRSTTRUST     TOTALS     ELIMINATIONS
----------------------    ---------   -----------   --------   --------   --------   ----------   ----------   ------------
Average Segment Assets..  $706,629     $497,034     $554,744   $216,135   $20,042      $1,016     $1,995,600     $(1,103)(1)
Net Interest Income.....     5,561        1,590       4,643        963      4,911          --         17,668       1,293(2)
Non Interest Income.....     1,344          370         847         10      1,415         306          4,292         486(3)
Intersegment Income
  (Expense).............     1,088           (9)         --         --        957          --          1,079      (1,079)(4)
Significant Noncash
  Items:
Provision for Loan
  Losses................     2,151           62         226         --         --          --          2,439          --
Earning (Loss) before
  Income Tax............     4,998        1,323       3,155        827      3,091         (56)        13,338      (4,426)(3)

                          FIRST QUARTER
                              2000
                          CONSOLIDATED
(DOLLARS IN THOUSANDS)       TOTALS
----------------------    -------------
Average Segment Assets..   $1,994,497
Net Interest Income.....       18,961
Non Interest Income.....        4,778
Intersegment Income
  (Expense).............           --
Significant Noncash
  Items:
Provision for Loan
  Losses................        2,439
Earning (Loss) before
  Income Tax............        8,912

                                                                                                   SEGMENT     INTERSEGMENT
                          CONSUMER    RESIDENTIAL   BUSINESS   TREASURY    RETAIL    FIRSTTRUST     TOTALS     ELIMINATIONS
                          ---------   -----------   --------   --------   --------   ----------   ----------   ------------
Average Segment Assets..  $604,700     $529,930     $432,414   $170,695   $49,812      $  842     $1,788,393     $17,105(1)
Net Interest Income.....     5,219        1,926       2,814        456      3,445          --         13,860       2,628(2)
Non Interest Income.....     2,141        1,454         571        193        937          27          5,323         770(3)
Intersegment Income
  (Expense).............     1,818        1,600        (540)        --        146          --          3,024      (3,024)(4)
Significant Noncash
  Items:
Provision for Loan
  Losses................     1,792           12         656         --         --       2,460             --       2,460
Earning (Loss) before
  Income Tax............     5,990        3,155       1,771        436        832        (381)        11,803      (4,184)(3)

                          FIRST QUARTER
                              1999
                          CONSOLIDATED
                             TOTALS
                          -------------
Average Segment Assets..   $1,805,498
Net Interest Income.....       16,488
Non Interest Income.....        6,093
Intersegment Income
  (Expense).............           --
Significant Noncash
  Items:
Provision for Loan
  Losses................
Earning (Loss) before
  Income Tax............        7,619

------------------------------

(1) Segment assets differ from consolidated assets due to reclassification adjustments (primarily related to income tax assets) that are not reflected in the management reporting system.

(2) The net interest income amounts in the segment results reflect not only the actual interest income and expense from segment activities, but also amounts for transfer income and expense to match fund each segment. Transfer income and expense is assigned to each asset and liability based on the treasury yield curve. These match-funding entries are not made to the Corporation's actual results.

(3) Represents other income and expense items which are allocated to Corporate overhead departments. These amounts are included in the Corporation's overall results, but are not part of the management reporting system.

(4) Intersegment income and expenses are received by one segment for performing a service for another segment. In the case of residential and consumer portfolios, an amount is paid to the origination office which is capitalized in the portfolio and amortized over a four-year period. These charges are similar to premiums paid for the purchase of loans, and are treated as such for management reporting. These entries are eliminated from the Corporation's actual results.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(17)  SEGMENT REPORTING (CONTINUED)

                                                                                                    SEGMENT     INTERSEGMENT
(DOLLARS IN THOUSANDS)     CONSUMER    RESIDENTIAL   BUSINESS   TREASURY    RETAIL    FIRSTTRUST     TOTALS     ELIMINATIONS
----------------------     ---------   -----------   --------   --------   --------   ----------   ----------   ------------
Average Segment Assets...  $638,870     $514,278     $482,519   $182,729   $53,037      $  851     $1,872,284     $ 16,554(1)
Net Interest Income......    22,460        7,173      17,330      1,049     15,817          --         63,829        7,022(2)
Non Interest Income......     7,538          889       4,228      4,538      4,791       1,080         23,064        3,894(3)
Intersegment Income
  (Expense)..............     4,821        5,381      (1,945)        --        957          --          9,213       (9,213)(4)
Significant Noncash
  Items:
Provision for Loan
  Losses.................     6,174           87       3,149         --         --          --          9,410           --
Earning (Loss) before
  Income Tax.............    24,895        6,455      11,298      4,611      5,685        (452)        52,491      (16,438)(3)

                               1999
                           CONSOLIDATED
(DOLLARS IN THOUSANDS)        TOTALS
----------------------     ------------
Average Segment Assets...   $1,888,838
Net Interest Income......       70,851
Non Interest Income......       26,958
Intersegment Income
  (Expense)..............           --
Significant Noncash
  Items:
Provision for Loan
  Losses.................        9,410
Earning (Loss) before
  Income Tax.............       36,053

                                                                                                   SEGMENT     INTERSEGMENT
                           CONSUMER    RESIDENTIAL   BUSINESS   TREASURY    RETAIL                  TOTALS     ELIMINATIONS
                           ---------   -----------   --------   --------   --------               ----------   ------------
Average Segment Assets...  $661,990     $479,913     $352,883   $183,107   $46,939                $1,724,832     $ (9,817)(1)
Net Interest Income......    17,079        2,868      13,486      1,003      9,927                    44,363       19,488(2)
Non Interest Income
  (Expense)..............    18,696       (7,229)      3,661      1,917      3,259                    20,304        2,373(3)
Intersegment Income
  (Expense)..............     5,369        6,984      (1,551)        --      2,666                    13,468      (13,468)(4)
Significant Noncash
  Items:
Provision for Loan
  Losses.................     7,076          136       2,568         --         --                     9,780           --
Earning (Loss) before
  Income Tax.............    29,731       (1,428)     10,697      2,576      2,871                    44,447      (13,456)(3)

                               1998
                           CONSOLIDATED
                              TOTALS
                           ------------
Average Segment Assets...   $1,715,015
Net Interest Income......       63,851
Non Interest Income
  (Expense)..............       22,677
Intersegment Income
  (Expense)..............           --
Significant Noncash
  Items:
Provision for Loan
  Losses.................        9,780
Earning (Loss) before
  Income Tax.............       30,991

                                                                                                   SEGMENT     INTERSEGMENT
                           CONSUMER    RESIDENTIAL   BUSINESS   TREASURY    RETAIL                  TOTALS     ELIMINATIONS
                           ---------   -----------   --------   --------   --------               ----------   ------------
Average Segment Assets...  $543,298     $460,670     $296,966   $177,659   $38,404                $1,516,997     $ (6,504)(1)
Net Interest Income......    18,386        4,436      11,056        365     18,375                    52,618       11,416(2)
Non Interest Income......     4,024        4,086       2,783      1,418      2,664                    14,975        1,975(3)
Intersegment Income
  (Expense)..............      (312)       4,161          76         --        475                     4,400       (4,400)(4)
Significant Noncash
  Items:
Provision for Loan
  Losses.................     9,281          152       1,267         --         --                    10,700           --
Earning (Loss) before
  Income Tax.............     9,903        8,334       9,867      1,590      9,796                    39,490      (10,310)(3)

                               1997
                           CONSOLIDATED
                              TOTALS
                           ------------
Average Segment Assets...   $1,510,493
Net Interest Income......       64,034
Non Interest Income......       16,950
Intersegment Income
  (Expense)..............           --
Significant Noncash
  Items:
Provision for Loan
  Losses.................       10,700
Earning (Loss) before
  Income Tax.............       29,180

------------------------------

(1) Segment assets differ from consolidated assets due to reclassification adjustments (primarily related to income tax assets) that are not reflected in the management reporting system.

(2) The net interest income amounts in the segment results reflect not only the actual interest income and expense from segment activities, but also amounts for transfer income and expense to match fund each segment. Transfer income and expense is assigned to each asset and liability based on the treasury yield curve. These match-funding entries are not made to the Corporation's actual results.

(3) Represents other income and expense items which are allocated to Corporate overhead departments. These amounts are included in the Corporation's overall results, but are not part of the management reporting system.

(4) Intersegment income and expenses are received by one segment for performing a service for another segment. In the case of residential and consumer portfolios, an amount is paid to the origination office which is capitalized in the portfolio and amortized over a four-year period. These charges are similar to premiums paid for the purchase of loans, and are treated as such for management reporting. These entries are eliminated from the Corporation's actual results.

                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

(18)  SUBSEQUENT EVENT (UNAUDITED)

   On April 19, 2000, First Indiana and The Somerset Group, Inc. ("Somerset") jointly announced the signing of a definitive agreement pursuant to which Somerset will be merged with and into a wholly-owned subsidiary of First Indiana. The merger agreement provides that each shareholder of Somerset will have the option of receiving 1.21 shares of First Indiana common stock (valued at $21.48, based on First Indiana's April 18, 2000 closing price of $17.75 per share) or $24.70 in cash, or a combination of each (with cash limited to 35% of Somerset's shares outstanding at closing), for each share of Somerset stock owned as of the effective date of the merger. Based on First Indiana's
April 18, 2000 closing price, and assuming that 80% of Somerset's shares are exchanged for stock and 20% are exchanged for cash, the transaction has an aggregate value of approximately $63 million. This transaction, which is expected to close in the third quarter of 2000, will be accounted for using purchase accounting. The transaction is also subject to approval by First Indiana and Somerset shareholders, the Office of Thrift Supervision, and the Securities and Exchange Commission.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Somerset Group, Inc.:

    We have audited the accompanying consolidated balance sheets of The Somerset Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of The Somerset
Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Somerset Group, Inc., and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Indianapolis, Indiana
February 11, 2000

                       CONSOLIDATED STATEMENTS OF INCOME

                            THE SOMERSET GROUP, INC.

                                    THREE MONTHS ENDED
                                         MARCH 31,                  YEAR ENDED DECEMBER 31,
                                  -----------------------   ---------------------------------------
                                     2000         1999         1999          1998          1997
                                  ----------   ----------   -----------   -----------   -----------
                                        (UNAUDITED)
Revenue and income:
  Fees and commissions..........  $4,419,000   $3,600,000   $10,228,000   $ 7,327,000   $ 6,849,000
  Equity in earnings of FIC.....   1,209,000    1,006,000     4,986,000     4,130,000     3,883,000
  Investment income.............      12,000       62,000        89,000       329,000       393,000
                                  ----------   ----------   -----------   -----------   -----------
  Total revenue and income......   5,640,000    4,668,000    15,303,000    11,786,000    11,125,000
                                  ----------   ----------   -----------   -----------   -----------
Operating expenses:
  Salaries, wages,
    commissions, & benefits.....   2,411,000    1,875,000     7,689,000     5,849,000     5,990,000
  General & administrative
    expenses....................     371,000      441,000     1,474,000       998,000       882,000
  Occupancy expenses............     136,000      102,000       449,000       347,000       305,000
  Advertising and marketing.....      42,000       46,000       201,000       152,000        96,000
  Depreciation and
    amortization................     133,000       72,000       349,000       272,000       246,000
  Interest expense..............          --           --            --         4,000        39,000
  Merger expenses...............          --           --            --       163,000            --
                                  ----------   ----------   -----------   -----------   -----------
  Total operating expenses......   3,093,000    2,536,000    10,162,000     7,785,000     7,558,000
                                  ----------   ----------   -----------   -----------   -----------
Income before income taxes and
  cumulative effect of change in
  accounting principle..........   2,547,000    2,132,000     5,141,000     4,001,000     3,567,000
Income tax expense..............     874,000      726,000     1,634,000     1,136,000     1,031,000
                                  ----------   ----------   -----------   -----------   -----------
Income before cumulative effect
  of change in accounting
  principle.....................   1,673,000    1,406,000     3,507,000     2,865,000     2,536,000
Cumulative effect of change in
  accounting principle, net.....          --     (115,000)     (115,000)           --            --
                                  ----------   ----------   -----------   -----------   -----------
  Net income....................  $1,673,000   $1,291,000   $ 3,392,000   $ 2,865,000   $ 2,536,000
                                  ==========   ==========   ===========   ===========   ===========
Income per share:
  Basic:
  Income before cumulative
    effect of change in
    accounting principle........  $     0.60   $     0.49   $      1.24   $      0.99   $      0.87
  Cumulative effect of change in
    accounting principle........          --        (0.04)        (0.04)           --            --
                                  ----------   ----------   -----------   -----------   -----------
                                  $     0.60   $     0.45   $      1.20   $      0.99   $      0.87
                                  ==========   ==========   ===========   ===========   ===========
  Diluted:
  Income before cumulative
    effect of change in
    accounting principle........  $     0.59   $     0.48   $      1.22   $      0.97   $      0.86
  Cumulative effect of change in
    accounting principle........          --        (0.04)        (0.04)           --            --
                                  ----------   ----------   -----------   -----------   -----------
                                  $     0.59   $     0.44   $      1.18   $      0.97   $      0.86
                                  ==========   ==========   ===========   ===========   ===========
Average shares outstanding:
  Basic.........................   2,804,954    2,879,917     2,822,583     2,899,933     2,902,800
  Diluted.......................   2,830,483    2,920,560     2,868,229     2,961,835     2,957,978

          See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS

                            THE SOMERSET GROUP, INC.

                                                           AS OF         AS OF DECEMBER 31,
                                                         MARCH 31,    -------------------------
                                                           2000          1999          1998
                                                        -----------   -----------   -----------
                                                        (UNAUDITED)
                                            ASSETS
Current assets
  Cash and cash equivalents...........................  $   331,000   $ 1,043,000   $   526,000
  Short-term investments..............................           --            --     3,713,000
  Trade accounts, notes, and other receivables, less
    allowance for doubtful accounts...................    4,411,000     2,539,000     1,888,000
  Prepaid expenses....................................      110,000        93,000        87,000
  Refundable income taxes.............................           --        14,000            --
                                                        -----------   -----------   -----------
    Total current assets..............................    4,852,000     3,689,000     6,214,000
Investments
  First Indiana Corporation (market values of
    $51,032,000, $59,997,000 and $55,169,000).........   39,557,000    39,010,000    36,104,000
                                                        -----------   -----------   -----------
Office furniture and equipment........................    2,127,000     2,000,000     1,169,000
  Less accumulated depreciation.......................    1,105,000     1,039,000       712,000
                                                        -----------   -----------   -----------
                                                          1,022,000       961,000       457,000
                                                        -----------   -----------   -----------
Other assets
  Note receivable, net................................           --            --       240,000
  Goodwill, net of accumulated amortization...........    3,103,000     3,152,000     1,074,000
  Other...............................................      500,000       497,000       684,000
                                                        -----------   -----------   -----------
                                                          3,603,000     3,649,000     1,998,000
                                                        -----------   -----------   -----------
Total Assets..........................................  $49,034,000   $47,309,000   $44,773,000
                                                        ===========   ===========   ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable..............................  $   165,000   $   238,000   $    97,000
  Accrued compensation................................      240,000       498,000       194,000
  Taxes, other than income taxes......................      145,000        82,000        33,000
  Income taxes........................................      510,000            --        30,000
  Other accrued expenses..............................       93,000        67,000        65,000
                                                        -----------   -----------   -----------
    Total current liabilities.........................    1,153,000       885,000       419,000
                                                        -----------   -----------   -----------
Deferred income taxes.................................   10,266,000    10,053,000     8,891,000
                                                        -----------   -----------   -----------
Shareholders' equity
  Common stock without par value, authorized
    4,000,000 shares, issued and outstanding
    2,909,214 shares..................................    1,862,000     1,862,000     1,862,000
  Capital in excess of stated value...................    3,549,000     3,560,000     3,599,000
  Accumulated other comprehensive income (loss), net
    of deferred income taxes..........................           --            --       (19,000)
  Retained earnings...................................   33,989,000    32,792,000    30,359,000
                                                        -----------   -----------   -----------
                                                         39,400,000    38,214,000    35,801,000
  Less 101,983, 105,312 and 17,371 treasury shares, at
    cost..............................................   (1,785,000)   (1,843,000)     (338,000)
                                                        -----------   -----------   -----------
    Total shareholders' equity........................   37,615,000    36,371,000    35,463,000
                                                        -----------   -----------   -----------
Total Liabilities and Shareholders' Equity............  $49,034,000   $47,309,000   $44,773,000
                                                        ===========   ===========   ===========

          See accompanying Notes to Consolidated Financial Statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            THE SOMERSET GROUP, INC.

                                                        THREE MONTHS ENDED
                                                             MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                     -------------------------   ---------------------------------------
                                                        2000          1999          1999          1998          1997
                                                     -----------   -----------   -----------   -----------   -----------
                                                            (UNAUDITED)
Cash flows from operating activities:
Net income.........................................  $ 1,673,000   $ 1,291,000   $ 3,392,000   $ 2,865,000   $ 2,536,000
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Cumulative effect of change in accounting
    principle, net.................................           --            --       115,000            --            --
  Depreciation and amortization....................      133,000        72,000       349,000       272,000       246,000
  Deferred income taxes............................      307,000       237,000     1,448,000       719,000     1,199,000
  Equity in earnings of First Indiana
    Corporation....................................   (1,209,000)   (1,006,000)   (4,986,000)   (4,130,000)   (3,883,000)
  Dividends received from First Indiana
    Corporation....................................      386,000       359,000     1,434,000     1,319,000     1,087,000
  Changes in operating assets and liabilities:
    Trade accounts, notes and other receivables....   (1,872,000)   (1,501,000)     (651,000)     (666,000)      171,000
    Prepaid expenses...............................      (17,000)      (37,000)       (6,000)       (7,000)      (18,000)
    Accounts payable and accrued expenses..........     (242,000)      417,000       496,000        86,000       (42,000)
    Accrued and refundable income taxes............      524,000       432,000       (44,000)      276,000      (173,000)
                                                     -----------   -----------   -----------   -----------   -----------
Net cash provided (used) by operating activities...     (317,000)      264,000     1,547,000       734,000     1,123,000
                                                     -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Decrease (increase) in short-term investments....           --       786,000     3,713,000     1,533,000      (524,000)
  Payment for purchase of McGee Rice & Wheat.......           --            --    (1,046,000)           --            --
  Purchase of shares of First Indiana..............           --            --            --      (990,000)           --
  Proceeds from sale of assets.....................           --            --            --            --         8,000
  Purchase of property and equipment...............     (127,000)     (199,000)     (755,000)     (207,000)     (229,000)
  Decrease (increase) in other assets..............       (3,000)      175,000       286,000       256,000        (3,000)
                                                     -----------   -----------   -----------   -----------   -----------
Net cash provided (used) by investing activities...     (130,000)      762,000     2,198,000       592,000      (748,000)
                                                     -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Principal payments on note payable, bank.........           --            --            --      (459,000)     (225,000)
  Principal payments on long-term borrowings.......           --            --            --       (43,000)      (12,000)
  Proceeds from sale of common stock...............       92,000        25,000       338,000        88,000       330,000
  Purchase of treasury shares......................      (49,000)     (677,000)   (3,000,000)     (464,000)     (475,000)
  Cash dividends paid..............................     (308,000)     (288,000)     (566,000)     (522,000)     (462,000)
                                                     -----------   -----------   -----------   -----------   -----------
Net cash used by financing activities..............     (265,000)     (940,000)   (3,228,000)   (1,400,000)     (844,000)
                                                     -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents...     (712,000)       86,000       517,000       (74,000)     (469,000)
Cash and cash equivalents at beginning of period...    1,043,000       526,000       526,000       600,000     1,069,000
                                                     -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.........  $   331,000   $   612,000   $ 1,043,000   $   526,000   $   600,000
                                                     ===========   ===========   ===========   ===========   ===========

          See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            THE SOMERSET GROUP, INC.

 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 AND THREE MONTHS ENDED MARCH 31,
                                      2000

                                                                 CAPITAL     ACCUMULATED
                                                                IN EXCESS       OTHER
                                                      COMMON    OF STATED   COMPREHENSIVE    RETAINED   TREASURY
(DOLLARS IN THOUSANDS)                                STOCK       VALUE      INCOME(LOSS)    EARNINGS    SHARES     TOTAL
----------------------                               --------   ---------   --------------   --------   --------   --------
Balance January 1, 1997............................   $1,836     $3,713          $ --        $26,048    $    --    $31,597
Comprehensive income:
Net income year ended December 31, 1997............       --         --            --          2,536         --      2,536
Unrealized losses on short-term investments, net of
  deferred income taxes............................       --         --           (22)            --         --        (22)
                                                                                                                   -------
  Total comprehensive income.......................                                                                  2,514
                                                                                                                   -------
Common stock issued (40,157 shs.)..................       39        265            --             39         --        343
Common stock retired (30,825 shs.).................      (20)      (429)           --             --         --       (449)
Cash dividends paid................................       --         --            --           (462)        --       (462)
Equity in other capital changes of First Indiana
  Corporation, net of deferred income taxes........       --         --            --            (83)        --        (83)
                                                      ------     ------          ----        -------    -------    -------
Balance December 31, 1997..........................    1,855      3,549           (22)        28,078         --     33,460
Comprehensive income:
Net income year ended December 31, 1998............       --         --            --          2,865         --      2,865
Unrealized gains on short-term investments, net of
  deferred income taxes............................       --         --             3             --         --          3
                                                                                                                   -------
  Total comprehensive income.......................                                                                  2,868
                                                                                                                   -------
Tax benefit of stock options exercised.............       --         95            --             --         --         95
Reissuance of treasury shares (6,094 shs.).........        7        (45)           --             --        126         88
Purchase of treasury shares (23,465 shs.)..........       --         --            --             --       (464)      (464)
Cash dividends paid................................       --         --            --           (522)        --       (522)
Equity in other capital changes of First Indiana
  Corporation, net of deferred income taxes........       --         --            --            (62)        --        (62)
                                                      ------     ------          ----        -------    -------    -------
Balance December 31, 1998..........................    1,862      3,599           (19)        30,359       (338)    35,463
Comprehensive income:
Net income year ended December 31, 1999............       --         --            --          3,392         --      3,392
Unrealized gains on short-term investments, net of
  deferred income taxes............................       --         --            19             --         --         19
                                                                                                                   -------
  Total comprehensive income.......................                                                                  3,411
                                                                                                                   -------
Tax benefit of stock options exercised.............       --         98            --             --         --         98
Reissuance of treasury shares:
  Stock plans (39,380 shs.)........................       --       (347)           --             --        685        338
  Merger transaction (47,442 shs.).................       --        210            --             --        810      1,020
Purchase of treasury shares (174,763 shs.).........       --         --            --             --     (3,000)    (3,000)
Cash dividends paid................................       --         --            --           (566)        --       (566)
Equity in other changes of First Indiana
  Corporation, net of deferred income taxes........       --         --            --           (393)        --       (393)
                                                      ------     ------          ----        -------    -------    -------
Balance December 31, 1999..........................    1,862      3,560            --         32,792     (1,843)    36,371
Comprehensive income (unaudited):
Net income January 1 to March 31, 2000
  (unaudited)......................................       --         --            --          1,673         --      1,673
                                                                                                                   -------
  Total comprehensive income (unaudited)...........                                                                  1,673
                                                                                                                   -------
Tax benefit of stock options exercised
  (unaudited)......................................       --          4            --             --         --          4
Reissuance of treasury shares (unaudited)..........       --        (15)           --             --        107         92
Purchase of treasury shares (unaudited)............       --         --            --             --        (49)       (49)
Cash dividends paid (unaudited)....................       --         --            --           (308)        --       (308)
Equity in other changes of First Indiana
  Corporation, net of deferred income taxes
  (unaudited)......................................       --         --            --           (168)        --       (168)
                                                      ------     ------          ----        -------    -------    -------
Balance March 31, 2000 (unaudited).................   $1,862     $3,549          $ --        $33,989    $(1,785)   $37,615
                                                      ======     ======          ====        =======    =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            THE SOMERSET GROUP, INC.

   (INFORMATION AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

NOTE 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Somerset Group, Inc. (The "Company" or "Somerset") is a non-diversified, unitary savings and loan holding company. Its major asset at December 31, 1999 and March 31, 2000 is an ownership interest of 22.0% and 21.8%, respectively, in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company operates First Indiana Investor Services, which markets insurance and investment products primarily to Bank customers. A division of the Company, Somerset Financial Services, provides tax, accounting, health care consulting, investment and wealth management, and management consulting services. A subsidiary of the Company, Paradym Technologies, Inc., provides information technology consulting, including corporate Internet and networking services.

    (a) BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements for the years ended December 31, 1999, 1998 and 1997 include the accounts of the Company and its 100% owned subsidiary. The consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The consolidated financial statements for the quarter ended March 31, 2000 have been prepared with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

    (b) FEES AND COMMISSIONS: Fees and commissions represent revenue from financial services provided to clients and from the sale of insurance and investment products.

    (c) CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

    (d) SHORT-TERM INVESTMENTS: Investments are valued at fair value on the statement date. They are available-for-sale and proceeds are available on three days' notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as accumulated other comprehensive income.

    (e) INVESTMENT IN FIRST INDIANA CORPORATION: First Indiana Corporation is a non-diversified unitary savings and loan holding company whose primary subsidiary is a federally chartered stock savings bank. It operates retail banking and mortgage and consumer loan offices throughout Indiana and mortgage and consumer loan offices in seven other states. Somerset's investment in First Indiana Corporation is stated at cost, adjusted for its share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

    (f) OFFICE FURNITURE AND EQUIPMENT: Office furniture and equipment are stated at historical cost for financial reporting purposes. Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

                            THE SOMERSET GROUP, INC.

NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (g) EMPLOYEE BENEFIT PLANS: Somerset maintains a profit-sharing retirement and savings plan that is qualified under Internal Revenue Service Code
Section 401(k). The Company makes direct contributions to the plan for all eligible employees annually and also matches employee contributions to the plan.

    (h) INCOME TAXES: The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change became effective.

    (i) EARNINGS PER SHARE: Basic earnings per share for 1999, 1998, and 1997, and for the three months ended March 31, 2000 and 1999 were computed by dividing net income by the weighted average shares of common stock outstanding (2,822,583, 2,899,933, and 2,902,800 in 1999, 1998, and 1997, respectively, and
2,804,954 and 2,879,917 for the three months ended March 31, 2000 and 1999, respectively). Diluted earnings per share for 1999, 1998, and 1997, were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all potential dilutive shares outstanding (2,868,229, 2,961,835, and 2,957,978 in 1999, 1998, and 1997, respectively, and 2,830,483 and 2,920,560 for the three months ended March 31, 2000 and 1999, respectively). Dilution of the per-share calculation relates to stock options. All share and per-share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.

    (j) TREASURY SHARES: Treasury shares issued were valued at average cost of all treasury shares at the date of issuance. Treasury share transactions for the three months ended March 31, 2000 were as follows:

                                             THREE MONTHS ENDED       YEAR ENDED
                                               MARCH 31, 2000     DECEMBER 31, 1999
                                             ------------------   ------------------
Shares held in treasury, beginning of
  period...................................       105,312                17,371
Number of shares repurchased...............         2,922               174,763
Number of shares re-issued for exercise of
  stock options............................        (6,251)              (39,380)
Number of shares re-issued for exercise of
  stock options in merger transaction......            --               (47,442)
                                                  -------               -------
Shares held in treasury, March 31, 2000 and
  December 31, 1999........................       101,983               105,312
                                                  =======               =======

    (k) COMPREHENSIVE INCOME: Comprehensive income is the total of net income and all non-owner changes in shareholders' equity.

                            THE SOMERSET GROUP, INC.

NOTE 2.  CHANGE IN ACCOUNTING PRINCIPLE

    During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Reporting On The Costs of Start-Up Activities. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. It further requires that any such costs capitalized in prior periods be charged to expense. SOP 98-5 was effective for financial statements for fiscal years beginning after December 15, 1998. Somerset adopted SOP 98-5 effective January 1, 1999. Concurrent with the adoption, Somerset charged $189,000 to expense ($115,000 after income taxes) that is reported as the cumulative effect of a change in accounting principle in the Consolidated Statements of Income.

NOTE 3.  BUSINESS COMBINATIONS

WHIPPLE & COMPANY P.C.

    On January 20, 1998, Somerset issued 333,339 shares of its common stock for all the outstanding common stock of Whipple & Company P.C. ("Whipple"), a provider of financial and accounting services that include tax planning and preparation, accounting, health care consulting, information technology, investment management, and management consulting services. Shares of Whipple were not publicly traded. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Whipple.

PARADYM TECHNOLOGIES, INC.

    On January 4, 1999, a 100% owned subsidiary of Somerset purchased the assets of two companies and commenced operations as Paradym Technologies, Inc. ("Paradym"). Paradym provides information technology consulting services, including corporate Internet and networking services. The total cost of the assets purchased was $315,000.

MCGEE, RICE & WHEAT, INC.

    On September 1, 1999, Somerset completed a merger with McGee, Rice &
Wheat, Inc. ("MRW"), a certified public accounting firm located in Indianapolis, Indiana. The accounting, tax, and other services offered by MRW were combined with the Company's financial services division. This business combination was accounted for as a purchase. Accordingly, the results of MRW have been included in the Consolidated Financial Statements since the date of the merger. Somerset issued 47,442 shares of its common stock, valued at $1,020,000, and paid $1,046,000 cash in exchange for all outstanding shares of MRW. The transaction was valued at $2,066,000, all of which was considered goodwill, and is being amortized over 20 years. There were no liabilities assumed, and no cash was acquired in the transaction.

    The following unaudited pro forma financial information presents the combined results of operations of Somerset and MRW as if the merger had occurred as of the beginning of 1997, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects.

                            THE SOMERSET GROUP, INC.

NOTE 3.  BUSINESS COMBINATIONS (CONTINUED)
The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Somerset and MRW constituted a single entity during the periods shown.

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                           1999          1998          1997
                                        -----------   -----------   -----------
                                                      (UNAUDITED)
Revenue and income....................  $16,953,000   $13,598,000   $12,780,000
                                        ===========   ===========   ===========
Net income............................  $ 3,523,000   $ 2,924,000   $ 2,555,000
                                        ===========   ===========   ===========
Income per share:
  Basic...............................  $      1.23   $      0.99   $      0.87
  Diluted.............................  $      1.21   $      0.97   $      0.86

NOTE 4.  SHORT-TERM INVESTMENTS

    Short-term investments are stated at fair value and are available-for-sale. At December 31, 1999, the Company did not have any short-term investments. All investments were sold during 1999 for a loss of $124,000 that reduced investment income. Investments at December 31, 1998, consisted of the following:

                                                                UNREALIZED   UNREALIZED      FAIR
                                                      COST        GAINS        LOSSES       VALUE
                                                   ----------   ----------   ----------   ----------
DECEMBER 31, 1998
Bond Mutual Funds................................  $2,059,000     $1,000      $(43,000)   $2,017,000
Government Agency Mortgage Securities............     830,000      4,000            --       834,000
Collateralized Mortgage Securities...............     674,000      3,000            --       677,000
Money Market Funds, Pending Investment...........     185,000         --            --       185,000
                                                   ----------     ------      --------    ----------
                                                   $3,748,000     $8,000      $(43,000)   $3,713,000
                                                   ==========     ======      ========    ==========

NOTE 5.  ALLOWANCES FOR DOUBTFUL ACCOUNTS

    Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1999 was as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   ---------
Balance at beginning of period..............................  $ 138,000   $153,000   $ 118,000
Additions (recoveries) charged (credited) to costs and
  expenses..................................................   (108,000)    10,000     149,000
Uncollectible accounts written off, net of recoveries.......         --    (25,000)   (114,000)
                                                              ---------   --------   ---------
Balance at end of period....................................  $  30,000   $138,000   $ 153,000
                                                              =========   ========   =========
Amount classified as a reduction of trade accounts, notes,
  and other receivables.....................................  $  30,000   $138,000   $  53,000
Amount classified as a reduction of other assets, notes
  receivable................................................         --         --     100,000
                                                              ---------   --------   ---------
                                                              $  30,000   $138,000   $ 153,000
                                                              =========   ========   =========

                            THE SOMERSET GROUP, INC.

NOTE 6.  INVESTMENT IN FIRST INDIANA CORPORATION

    The Company's percentage ownership in First Indiana was as follows:

(Shares adjusted for First Indiana's stock splits.)

                                                          FIRST INDIANA
                                               SHARES        SHARES       PERCENTAGE
                                                OWNED      OUTSTANDING    OWNERSHIP
AS OF:                                        ---------   -------------   ----------
March 31, 2000..............................  2,758,467    12,625,856        21.8%
December 31, 1999...........................  2,758,467    12,513,344        22.0%
December 31, 1998...........................  2,758,467    12,703,294        21.7%
December 31, 1997...........................  2,717,967    12,668,191        21.5%

    The Company's equity in earnings of First Indiana was as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                MARCH 31,    ------------------------------------
                                                   2000         1999         1998         1997
                                                ----------   ----------   ----------   ----------
Equity in earnings of First Indiana based on
  percentage of ownership.....................  $1,209,000   $4,986,000   $4,122,000   $3,815,000
Equity in First Indiana's gain on sale of
  subsidiary sold to the Company, contained in
  equity in earnings..........................          --           --           --      (15,000)
Purchase price adjustments:
  The Company's equity ownership of First
    Indiana's net assets exceeded the actual
    cost of its shares. Under the purchase
    accounting method, these purchase price
    adjustments are being amortized to income
    using both the declining balance and
    straight line methods and amortization
    periods of of 3 to 25 years...............          --           --        8,000       83,000
                                                ----------   ----------   ----------   ----------
Total equity in earnings......................  $1,209,000   $4,986,000   $4,130,000   $3,883,000
                                                ==========   ==========   ==========   ==========

    At December 31, 1999, the actual cost of the Company's shares exceeded its equity ownership of First Indiana's net assets. In future periods these aggregate purchase price adjustments will be amortized to expense using the straight-line method over 3 to 25 years. At December 31, 1999, the unamortized balance of the purchase price adjustments to be charged against equity in earnings was $62,000.

    The changes in retained earnings for equity in other capital changes of First Indiana primarily represents changes in the Company's percentage share of First Indiana's net worth resulting from changes in the number of First Indiana shares outstanding or the number of shares owned by the Company. Such capital changes also represent changes in First Indiana's unrealized gain or loss on investments and other changes reflected in First Indiana's retained earnings.

    The Company's equity in undistributed earnings (equity in earnings not received as dividends) and capital changes of First Indiana, included in consolidated retained earnings at December 31, 1999 and 1998 were $24,735,000 and $21,829,000, respectively.

                            THE SOMERSET GROUP, INC.

NOTE 6.  INVESTMENT IN FIRST INDIANA CORPORATION (CONTINUED)
    First Indiana is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana of up to 100% of the Bank's net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declaring a dividend.

NOTE 7.  OTHER ASSETS

    Note receivable at December 31, 1998, consisted of a balance of $240,000 on a promissory note in connection with the sale of assets. The note was paid in full in 1999.

    Goodwill is stated net of accumulated amortization. The amounts represent cost of assets purchased in excess of their fair value and include consideration paid for exclusive operating agreements, client lists, and other intangible assets.

    Amounts paid are being amortized to expense over 15 and 20 years and consisted of the following:

                                                               1999                    1998
                                                       ---------------------   ---------------------
                                                         LIFE       AMOUNT       LIFE       AMOUNT
                                                       --------   ----------   --------   ----------
First Indiana Investor Services:
  Original amount paid (1996)........................  15 yrs.    $1,188,000   15 yrs.    $1,188,000
  Additional purchase price paid under an agreement
    for payment if profits exceeded pre-determined
    amounts..........................................  13 yrs.       101,000   13 yrs.       101,000
                                                       -------    ----------   -------    ----------
                                                                   1,289,000               1,289,000
Paradym Technologies, Inc............................  15 yrs.       141,000                      --
McGee, Rice & Wheat, Inc.............................  20 yrs.     2,066,000                      --
                                                       -------    ----------              ----------
                                                                   3,496,000               1,289,000
Less accumulated amortization........................               (344,000)               (215,000)
                                                                  ----------              ----------
                                                                  $3,152,000              $1,074,000
                                                                  ==========              ==========

    Other assets consisted of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Investment in split-dollar life insurance...............  $497,000   $495,000
Organizational costs....................................        --    189,000
                                                          --------   --------
                                                          $497,000   $684,000
                                                          ========   ========

    The investment in split-dollar life insurance consists of contracts for a key officer of the Company and is secured by cash value of the contracts and a contractual guarantee of yield.

    Organizational costs were incurred in connection with the start-up of specialty consulting services offered by the Company and Whipple. As discussed in Note 2, the Company adopted the American

                            THE SOMERSET GROUP, INC.

NOTE 7.  OTHER ASSETS (CONTINUED)
Institute of Certified Public Accountants ("AICPA") Statement of Position
No. 98-5, Reporting on the Costs of Start-Up Activities, effective January 1, 1999. Concurrent with this adoption, the $189,000 was charged to expense as a change in accounting principle in 1999.

NOTE 8.  FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments at December 31, 1999 and 1998 approximate their carrying value as reflected in the consolidated balance sheets, except for the investment in First Indiana. The Company's financial instruments include cash and cash equivalents, short-term investments, and notes receivable. The investment in First Indiana had a fair value of $51,032,000, $59,997,000 and $55,169,000 at March 31, 2000,
December 31, 1999 and 1998, respectively.

NOTE 9.  INCOME TAXES

    Income tax expense (benefit) attributable to income before cumulative effect of change in accounting principle consisted of:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1999         1998         1997
                                           ----------   ----------   ----------
Current:
  Federal................................  $  162,000   $  321,000   $ (147,000)
  State and local........................      24,000       58,000      (20,000)
                                           ----------   ----------   ----------
                                              186,000      379,000     (167,000)
                                           ----------   ----------   ----------
Deferred:
  Federal................................   1,260,000      659,000    1,033,000
  State and local........................     188,000       98,000      165,000
                                           ----------   ----------   ----------
                                            1,448,000      757,000    1,198,000
Total:
  Federal................................   1,422,000      980,000      886,000
  State and local........................     212,000      156,000      145,000
                                           ----------   ----------   ----------
Total income tax expense on income before
  cumulative effect of change in
  accounting principle...................  $1,634,000   $1,136,000   $1,031,000
                                           ==========   ==========   ==========

                            THE SOMERSET GROUP, INC.

NOTE 9.  INCOME TAXES (CONTINUED)
    Income tax expense attributable to income before cumulative effect of change in accounting principle differed from the amounts computed by applying the federal income tax rate of 34% to the pretax income as a result of the following:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1999         1998         1997
                                           ----------   ----------   ----------
Federal income tax at statutory rate of
  34%....................................  $1,748,000   $1,360,000   $1,213,000
Add tax effect of:
  State and local income taxes, net of
    federal income tax benefit...........     140,000      106,000      132,000
Dividends received deduction (First
  Indiana)...............................    (390,000)    (359,000)    (296,000)
Other....................................     136,000       29,000      (18,000)
                                           ----------   ----------   ----------
                                           $1,634,000   $1,136,000   $1,031,000
                                           ==========   ==========   ==========

    The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1999 and 1998 consist of:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      -----------   ----------
Deferred tax assets:
  Allowance for doubtful accounts...................  $    11,000   $   53,000
  Unrealized investment losses......................           --       12,000
  Accrued liabilities...............................           --        7,000
  Merger expenses...................................       57,000           --
                                                      -----------   ----------
  Total deferred tax assets.........................  $    68,000   $   72,000
                                                      ===========   ==========
Deferred tax liabilities:
  Investment in First Indiana.......................  $10,084,000   $8,951,000
  Office furniture and equipment....................       26,000       12,000
                                                      -----------   ----------
  Total deferred tax liabilities....................  $10,110,000   $8,963,000
                                                      ===========   ==========
Net deferred tax liabilities........................  $10,042,000   $8,891,000
                                                      ===========   ==========
Amount classified as current........................  $   (11,000)  $       --
Amount classified as long-term......................   10,053,000    8,891,000
                                                      -----------   ----------
                                                      $10,042,000   $8,891,000
                                                      ===========   ==========

    The Company made income tax payments of $177,000 and $61,000 during the years ended December 31, 1999 and 1998, respectively, and received income tax refunds of $125,000 during the year ended December 31, 1997.

                            THE SOMERSET GROUP, INC.

NOTE 10.  INTERIM QUARTERLY RESULTS (UNAUDITED)

                                                  FIRST      SECOND     THIRD      FOURTH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)     QUARTER    QUARTER    QUARTER    QUARTER     ANNUAL
--------------------------------------------     --------   --------   --------   --------   --------
1999
Commissions, fees, and investment income.......  $ 3,662    $ 2,008    $ 2,001    $ 2,646    $ 10,317
Equity in earnings of First Indiana............    1,006      1,095      1,460      1,425       4,986
Operating expenses.............................   (2,536)    (2,314)    (2,416)    (2,896)    (10,162)
                                                 -------    -------    -------    -------    --------
Income before income taxes and cumulative
  effect of change in accounting principle.....    2,132        789      1,045      1,175       5,141
Income tax expense.............................      726        195        286        427       1,634
                                                 -------    -------    -------    -------    --------
Income before cumulative effect of change in
  accounting principle.........................    1,406        594        759        748       3,507
Cumulative effect of change in accounting
  principle....................................     (115)        --         --         --        (115)
                                                 -------    -------    -------    -------    --------
Net income.....................................  $ 1,291    $   594    $   759    $   748    $  3,392
                                                 =======    =======    =======    =======    ========
Income per share--basic........................  $  0.45    $  0.21    $  0.27    $  0.27    $   1.20
                                                 =======    =======    =======    =======    ========
Income per share--diluted......................  $  0.44    $  0.21    $  0.27    $  0.26    $   1.18
                                                 =======    =======    =======    =======    ========
1998
Commissions, fees, and investment income.......  $ 2,587    $ 1,720    $ 1,673    $ 1,676    $  7,656
Equity in earnings of First Indiana............      950        997      1,081      1,102       4,130
Operating expenses.............................   (2,045)    (1,949)    (1,888)    (1,903)     (7,785)
                                                 -------    -------    -------    -------    --------
Income before income taxes.....................    1,492        768        866        875       4,001
                                                 -------    -------    -------    -------    --------
Net income.....................................  $ 1,012    $   570    $   628    $   655    $  2,865
                                                 =======    =======    =======    =======    ========
Income per share--basic........................  $  0.35    $  0.20    $  0.22    $  0.23    $   0.99
                                                 =======    =======    =======    =======    ========
Income per share--diluted......................  $  0.34    $  0.19    $  0.21    $  0.22    $   0.97
                                                 =======    =======    =======    =======    ========

    Revenue and income from financial services is cyclical in nature as a result of the timing of income tax planning and preparation services performed by the Company. Because of government imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year. Revenue and income during the first quarter of each year will be favorably affected, as compared to the remaining three-quarters of the year.

NOTE 11.  SEGMENT REPORTING

    Somerset's business units are organized to operate in the financial services industry and as a holding company for its investment in First Indiana. There are four operating and reporting units organized on the basis of the type and source of their revenue and income.

THE SOMERSET GROUP MANAGEMENT DIVISION

    This division manages all investment and treasury functions of the Company, including overseeing its investment in First Indiana. It also sets policy guidelines for the other operating divisions. Revenue and income is derived from the Company's investment in First Indiana and from investment and loan portfolios.

                            THE SOMERSET GROUP, INC.

NOTE 11.  SEGMENT REPORTING (CONTINUED)
SOMERSET FINANCIAL SERVICES DIVISION

    Services provided to the general public by Somerset Financial Services include tax planning and preparation, health care consulting, investment and wealth management, and management consulting services for entrepreneurs, their businesses, families, and individuals. Revenue and income for services is primarily on a fee basis; as an hourly fee or a quoted flat fee. No products are sold and only minimal remuneration is received as an agent for any other business or organization.

FIRST INDIANA INVESTOR SERVICES DIVISION

    This division markets investment and insurance products primarily within the branch bank system of First Indiana and to a lesser degree to the general public. The primary investment products include variable annuities, mutual funds, and stocks and bonds. The primary insurance products include fixed annuities, life insurance, and property and casualty insurance. Revenue and income received is generated solely from commissions received on products sold, as an agent for insurance companies, or through a contractual arrangement with a registered investment broker/dealer.

PARADYM TECHNOLOGIES, INC.

    This 100 percent owned subsidiary, which commenced operations on January 4, 1999, provides information technology consulting services, including corporate Internet, network systems and software, and accounting systems design and support. Revenue and income for services is primarily on a fee basis; as an hourly fee or a quoted flat fee.

    There were no material inter-segment sales and no foreign operations.

                            THE SOMERSET GROUP, INC.

NOTE 11.  SEGMENT REPORTING (CONTINUED)

    The segment financial information provided below is based on the internal management reporting system used by the Company's management to monitor and manage the financial performance of the Company. The Company evaluates segment performance based on the return on beginning equity employed and the return on revenue.

                                                                    FIRST
                                           SOMERSET    SOMERSET    INDIANA
                                            GROUP      FINANCIAL   INVESTOR     PARADYM
                                          MANAGEMENT   SERVICES    SERVICES   TECHNOLOGIES
(DOLLARS IN THOUSANDS)                     DIVISION    DIVISION    DIVISION       INC.       CONSOLIDATED
----------------------                    ----------   ---------   --------   ------------   ------------
YEAR ENDED DECEMBER 31, 1999
Beginning equity employed...............   $33,022      $  842      $1,274       $  325         $35,463
Assets..................................   $39,902      $5,208      $1,502       $  697         $47,309
Revenue and income:
  Fee based revenue--external
    customers...........................   $    --      $7,717      $   --       $1,398         $ 9,115
  Commission revenue--external
    customers...........................        --          --       1,113           --           1,113
                                           -------      ------      ------       ------         -------
    Total fees and commissions..........        --       7,717       1,113        1,398          10,228
  Equity earnings from First Indiana....     4,986          --          --           --           4,986
  Investment income--external sources...        72          16          --            1              89
                                           -------      ------      ------       ------         -------
    Total revenue and income............     5,058       7,733       1,113        1,399          15,303
                                           -------      ------      ------       ------         -------
Expenses:
  Salaries, wages, commissions, &
    benefits............................       546       5,672         609          862           7,689
  General and administrative expenses...       299         841         181          153           1,474
  Occupancy expenses....................        24         362          21           42             449
  Advertising and marketing.............        10         170           8           13             201
  Depreciation and amortization(1)......        17         185         111           36             349
                                           -------      ------      ------       ------         -------
    Total expenses......................       896       7,230         930        1,106          10,162
                                           -------      ------      ------       ------         -------
Income before income taxes and
  cumulative effect change in accounting
  principle.............................     4,162         503         183          293           5,141
                                           -------      ------      ------       ------         -------
Income tax expense:
  Current provision.....................      (192)        202          67          109             186
  Deferred provision(1).................     1,429          17          --            2           1,448
                                           -------      ------      ------       ------         -------
                                             1,237         219          67          111           1,634
                                           -------      ------      ------       ------         -------
Income before cumulative effect of
  change in accounting principle........     2,925         284         116          182           3,507
Cumulative effect of change in
  accounting principle, net(2)..........        --        (115)         --           --            (115)
                                           -------      ------      ------       ------         -------
Net income..............................   $ 2,925      $  169      $  116       $  182         $ 3,392
                                           =======      ======      ======       ======         =======

------------------------

(1) A significant non-cash expense

(2) Unusual non-recurring expense

                            THE SOMERSET GROUP, INC.

NOTE 11.  SEGMENT REPORTING (CONTINUED)

                                                   SOMERSET    SOMERSET    FIRST INDIANA
                                                    GROUP      FINANCIAL     INVESTOR
                                                  MANAGEMENT   SERVICES      SERVICES
(DOLLARS IN THOUSANDS)                             DIVISION    DIVISION      DIVISION      CONSOLIDATED
----------------------                            ----------   ---------   -------------   ------------
YEAR ENDED DECEMBER 31, 1998
Beginning equity employed.......................   $31,421      $  824        $1,215          $33,460
Assets..........................................    41,208      $2,217        $1,348          $44,773
Revenue and income:
  Fee based revenue--external customers.........   $    --      $6,386        $   --          $ 6,386
  Commission revenue--external customers........        --          --           941              941
                                                   -------      ------        ------          -------
    Total fees and commissions..................        --       6,386           941            7,327
  Equity earnings from First Indiana
    Corporation.................................     4,130          --            --            4,130
  Investment income--external sources...........       329          --            --              329
                                                   -------      ------        ------          -------
    Total revenue and income....................     4,459       6,386           941           11,786
                                                   -------      ------        ------          -------
Expenses:
  Salaries, wages, commissions, and benefits....       503       4,802           544            5,849
  General and administrative expenses...........       172         684           142              998
  Occupancy expenses............................        25         303            19              347
  Advertising and marketing.....................        12         130            10              152
  Depreciation and amortization(1)..............        19         143           110              272
  Interest expense..............................        --           4            --                4
  Merger expenses(2)............................        95          68            --              163
                                                   -------      ------        ------          -------
    Total expenses..............................       826       6,134           825            7,785
                                                   -------      ------        ------          -------
Income before income taxes......................     3,633         252           116            4,001
                                                   -------      ------        ------          -------
Income tax expense:
  Current provision (benefit)...................       (87)        423            43              379
  Deferred provision(1).........................     1,083        (327)            1              757
                                                   -------      ------        ------          -------
                                                       996          96            44            1,136
                                                   -------      ------        ------          -------
Net income......................................   $ 2,637      $  156        $   72          $ 2,865
                                                   =======      ======        ======          =======

------------------------

(1) A significant non-cash expense

(2) Unusual non-recurring expenses

                            THE SOMERSET GROUP, INC.

NOTE 11.  SEGMENT REPORTING (CONTINUED)

                                                   SOMERSET    SOMERSET    FIRST INDIANA
                                                    GROUP      FINANCIAL     INVESTOR
                                                  MANAGEMENT   SERVICES      SERVICES
(DOLLARS IN THOUSANDS)                             DIVISION    DIVISION      DIVISION      CONSOLIDATED
----------------------                            ----------   ---------   -------------   ------------
YEAR ENDED DECEMBER 31, 1997
Beginning equity employed.......................   $29,592      $  761        $1,244          $31,597
Assets..........................................   $39,628      $1,487        $1,345          $42,460
Revenue and income:
  Fee based revenue--external customers.........   $    --      $5,765        $   --          $ 5,765
  Commission revenue--external customers........        --          --         1,084            1,084
                                                   -------      ------        ------          -------
    Total fees and commissions..................        --       5,765         1,084            6,849
  Equity earnings from First Indiana
    Corporation.................................     3,883          --            --            3,883
  Investment income--external sources...........       369          24            --              393
                                                   -------      ------        ------          -------
    Total revenue and income....................     4,252       5,789         1,084           11,125
                                                   -------      ------        ------          -------
Expenses:
  Salaries, wages, commissions, and benefits....       756       4,788           446            5,990
  General and administrative expenses...........       133         541           208              882
  Occupancy expenses............................        23         264            18              305
  Advertising and marketing.....................         6          78            12               96
  Depreciation and amortization(1)..............        19         127           100              246
  Interest expense..............................        --          39            --               39
    Total expenses..............................       937       5,837           784            7,558
                                                   -------      ------        ------          -------
Income before income taxes......................     3,315         (48)          300            3,567
                                                   -------      ------        ------          -------
  Income tax expense:
    Current provision (benefit).................      (142)       (131)          106             (167)
    Deferred provision(1).......................     1,069         126             3            1,198
                                                   -------      ------        ------          -------
                                                       927          (5)          109            1,031
Net income......................................   $ 2,388      $  (43)       $  191          $ 2,536
                                                   =======      ======        ======          =======

------------------------

(1) A significant non-cash expense

                            THE SOMERSET GROUP, INC.

NOTE 11.  SEGMENT REPORTING (CONTINUED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Assets:
  Somerset Group Management Division........................  $40,027,000   $40,251,000
  Somerset Financial Services L.L.C.........................    7,170,000     3,728,000
  First Indiana Investor Services Division..................    1,368,000     1,351,000
  Paradym Technologies, Inc.................................      469,000       629,000
                                                              -----------   -----------
                                                              $49,034,000   $45,959,000
                                                              ===========   ===========
Revenue and Income:(A)
  Somerset Group Management Division........................  $ 1,221,000   $ 1,069,000
  Somerset Financial Services L.L.C.........................    3,876,000     2,896,000
  First Indiana Investor Services Division..................      348,000       248,000
  Paradym Technologies, Inc.................................      195,000       455,000
                                                              -----------   -----------
                                                              $ 5,640,000   $ 4,668,000
                                                              ===========   ===========
Net Income (Loss):
  Somerset Group Management Division........................  $   701,000   $   639,000
  Somerset Financial Services L.L.C.........................      928,000       673,000
  First Indiana Investor Services Division..................       53,000        16,000
  Paradym Technologies, Inc.................................       (9,000)       78,000
                                                              -----------   -----------
Income before cumulative effect of change in accounting
  principle.................................................    1,673,000     1,406,000
Cumulative effect of change in accounting principle(B)......           --      (115,000)
                                                              -----------   -----------
Net Income..................................................  $ 1,673,000   $ 1,291,000
                                                              ===========   ===========

------------------------

NOTES:

(A) All revenue and income is from external sources, except for equity in earnings of First Indiana Corporation, included in Somerset Group Management Division.

(B) A significant non-recurring, non-cash expense.

NOTE 12.  STOCK-BASED COMPENSATION

    The Company has two types of stock-based compensation plans: stock options and stock grants, as described below. The Company has applied Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for such stock options. Compensation cost for stock grants issued has been charged against income and includes reimbursement to the grantee of personal income taxes incurred. There were no stock grants issued or outstanding during 1999. The amounts charged for the stock grants and taxes were $31,000 and $395,000 in 1998 and 1997, respectively.

    Had compensation cost for the stock options granted in 1999, 1998, and 1997 been determined based on the fair value at the grant date consistent with the methods of Federal Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, the Company's net

                            THE SOMERSET GROUP, INC.

NOTE 12.  STOCK-BASED COMPENSATION (CONTINUED)
income and earnings per share would have been reduced as shown in the pro forma amounts as follows:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1999         1998         1997
                                           ----------   ----------   ----------
Net Income:
  As reported............................  $3,392,000   $2,865,000   $2,536,000
  Pro forma..............................  $3,218,000   $2,810,000   $2,507,000
Basic earnings per share:
  As reported............................  $     1.20   $     0.99   $     0.87
  Pro forma..............................  $     1.14   $     0.97   $     0.86
Diluted earnings per share:
  As reported............................  $     1.18   $     0.97   $     0.86
  Pro forma..............................  $     1.12   $     0.95   $     0.85

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with weighted-average assumptions as follows:

YEAR GRANTS ISSUED                                      1999       1998       1997
------------------                                    --------   --------   --------
Dividend yield......................................   1.00%      1.20%      1.15%
Expected volatility.................................     54%        59%        47%
Risk-free interest rate.............................    6.0%      5.43%      6.11%
Expected option life................................  5 yrs.     5 yrs.     5 yrs.

    The effects of applying FASB Statement No. 123 in the above pro forma are not indicative of future amounts. The Company expects that grants will be made in the future.

STOCK OPTIONS

    The Company's 1991 and 1998 Stock Incentive Plans provide for granting of qualified and non-qualified stock options to officers and other key employees at the quoted market value of the Company's common stock on the date of the grant.

    The two plans are essentially identical. Qualified options are exercisable during either a period of two to five years or a period of three to five years after the date of grant, and expire five years from the date of the grant.

    Non-qualified options are exercisable during a period of six months to ten years after the date of the grant and expire ten years from the date of the grant. The 1991 Plan authorized 156,250 shares for granting options, and the 1998 Plan authorized 145,000 shares, with or without stock appreciation rights.

    The Company also maintains a 1991 Director Stock Option Plan, which authorized 78,125 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company. Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no

                            THE SOMERSET GROUP, INC.

NOTE 12.  STOCK-BASED COMPENSATION (CONTINUED)
more than the grant of 15,625 shares annually. Director options have a term of five years and are exercisable during the second through fifth years.

    Certain incentive stock option grants, issued February 18, 1998, were amended on February 19, 1999. The amendments changed the exercise price, the term of the option, and the exercise dates. The effect of the amendments were to change the 1998 option grants to correspond exactly with the terms of additional option grants issued on February 19, 1999. Option grants for 1998 for 51,813 shares, held by 24 officers and key employees, were amended. The original grants bore an exercise price equal to the market price on February 18, 1998, of $23.63 per share and were amended to the market price on February 17, 1999, of $16.375 per share.

    The following summary reflects changes in the options outstanding during the three years ended December 31, 1999.

                                                 OFFICERS'                 WEIGHTED
                                                  AND KEY                   AVERAGE
                                                 EMPLOYEES'   DIRECTORS'   PRICE PER
                                                    PLAN         PLAN        SHARE
                                                 ----------   ----------   ---------
Balance at January 1, 1997.....................   121,719        26,562     $  7.82
  Options granted..............................    23,879         9,387       16.30
  Options expired..............................        --        (1,563)     (12.80)
  Options exercised............................   (35,468)       (4,689)      (6.33)
                                                  -------       -------
Balance at December 31, 1997...................   110,130        29,697       10.21
  Options granted..............................    62,063         9,378       18.49
  Options exercised............................   (13,595)       (4,689)       4.81
                                                  -------       -------
Balance at December 31, 1998...................   158,598        34,386       15.33
  Options granted..............................    58,112         7,815       16.36
  Options expired..............................    (1,000)           --       16.38
  Options exercised............................   (28,439)      (10,941)       8.58
                                                  -------       -------
Balance at December 31, 1999...................   187,271        31,260       15.40
                                                  =======       =======

                            THE SOMERSET GROUP, INC.

NOTE 12.  STOCK-BASED COMPENSATION (CONTINUED)
    Outstanding option shares at December 31, 1999, by exercise price per share, were as follows:

                                                      OFFICERS' AND KEY   DIRECTORS'
PRICE PER SHARE                                       EMPLOYEES' PLANS       PLAN
---------------                                       -----------------   ----------
$ 5.84..............................................          5,469             --
  8.32..............................................         10,938             --
  8.48..............................................         12,501          1,563
 11.20..............................................         17,188             --
 12.80..............................................             --          4,689
 15.50..............................................             --          7,815
 15.80..............................................          9,500             --
 16.25..............................................             --         *7,815
 16.375.............................................       *111,175             --
 17.375.............................................         12,500             --
 24.25..............................................             --          9,378
 25.99..............................................       *  8,000             --
                                                           --------         ------
                                                            187,271         31,260
                                                           ========         ======

------------------------

* Options not exercisable at December 31, 1999; 119,175 option shares issued to Officers and Key Employees, and 7,815 option shares issued to Directors. All other options were exercisable.

STOCK GRANTS

    The Company's 1991 and 1998 Stock Incentive Plans also provide for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 15,625 shares of stock to each of two executive officers. These shares were subject to recall by the Company in the event that certain specific employment and performance objectives were not met by March 31, 1997. Such objectives were met and the shares were vested with the two executive officers. The Company does not have any stock grants outstanding at December 31, 1999.

    Reserved for future stock options and stock grants at December 31, 1999 were 73,948 shares under the Officers and Key Employees' Plans and 12,492 shares under the Directors' Stock Option Plan.

NOTE 13.  RETIREMENT PLANS

    The Company maintained a retirement plan for all employees during 1998 and 1997. The plan was a SAR-SEP and was qualified for income tax deferral under Internal Revenue Service Code Section 408(k). Under the plan, employee contributions and employer matching contributions were deferred for income tax purposes. All amounts were contributed to trusteed Individual Retirement Accounts established by the participants.

    The Company made matching SAR-SEP contributions for participants of 100% of each employee's contributions, to a maximum of 6% of salary. The costs of such matching contributions were $52,000 and $53,000 during the years ended
December 31, 1998 and 1997, respectively.

    The SAR-SEP was terminated in 1998, following the merger with Whipple, and all employees became participants in a plan maintained by Whipple for the benefit of its employees.

                            THE SOMERSET GROUP, INC.

NOTE 13.  RETIREMENT PLANS (CONTINUED)
    The Whipple Plan adopted by the Company is a Profit Sharing Plan qualified for tax-deferred employee and employer contributions under Internal Revenue Code
Section 401(k). Contributions made to the plan for all plan participants were $245,000, $126,000, and $129,000 during the years ended December 31, 1999, 1998, and 1997, respectively.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

    The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel's evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.

NOTE 15.  SUMMARIZED FINANCIAL STATEMENTS OF FIRST INDIANA CORPORATION

    Summarized consolidated financial information is presented below and on the following two pages for First Indiana. This 22 percent-owned subsidiary represents a significant part of the Company's income and financial strength. Summary discussions of the operating and financial results for First Indiana Corporation appear in the Management's Discussion and Analysis section of the report. A complete 1999 annual report for First Indiana is available upon request.

                           FIRST INDIANA CORPORATION

                     SUMMARIZED CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
(DOLLARS IN THOUSANDS)                                           1999         1998
----------------------                                        ----------   ----------
                                       ASSETS
Cash and cash equivalents...................................  $   61,441   $   57,653
Investments.................................................     103,169      113,291
Mortgage-backed securities--net.............................      54,734       29,680
Loans receivable--net.......................................   1,673,422    1,518,543
Premises and equipment......................................      17,071       18,546
Accrued interest receivable.................................      13,554       11,680
Real estate owned...........................................       1,227        2,204
Prepaid expenses and other assets...........................      55,156       44,393
                                                              ----------   ----------
    Total Assets............................................  $1,979,774   $1,795,990
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits..................................................  $1,312,115   $1,227,918
  Federal Home Loan Bank (FHLB) advances....................     366,854      327,247
  Short-term borrowings.....................................      98,754       54,219
  Accrued interest payable..................................       5,605        2,646
  Advances by borrowers for taxes and insurance.............       1,377        1,958
  Other liabilities.........................................      17,966       16,032
                                                              ----------   ----------
    Total Liabilities.......................................   1,802,671    1,630,020
Shareholders' Equity........................................     177,103      165,970
                                                              ----------   ----------
    Total Liabilities and Shareholders' Equity..............  $1,979,774   $1,795,990
                                                              ==========   ==========

                            THE SOMERSET GROUP, INC.

NOTE 15.  SUMMARIZED FINANCIAL STATEMENTS OF FIRST INDIANA CORPORATION
          (CONTINUED)

                           FIRST INDIANA CORPORATION

                 SUMMARIZED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
(DOLLARS IN THOUSANDS)                                          1999       1998       1997
----------------------                                        --------   --------   --------
Interest Income.............................................  $146,426   $136,931   $128,385
                                                              --------   --------   --------
Interest Expense
  Deposits..................................................    54,473     54,935     49,936
  FHLB advances.............................................    18,309     15,348     12,288
  Short-term borrowings.....................................     2,793      2,797      2,127
                                                              --------   --------   --------
Total Interest Expense......................................    75,575     73,080     64,351
                                                              --------   --------   --------
Net Interest Income.........................................    70,851     63,851     64,034
  Provision for loan losses.................................     9,410      9,780     10,700
                                                              --------   --------   --------
Net Interest Income After Provision for Loan Losses.........    61,441     54,071     53,334
Non-Interest Income
  Sale of loans.............................................     7,417      9,418      4,932
  Loan servicing income.....................................     1,220      1,635      2,767
  Loan fees.................................................     3,626      3,092      2,358
  Customer fee income.......................................     5,296      4,107      3,704
  Other.....................................................     9,399      4,424      3,189
                                                              --------   --------   --------
Total Non-Interest Income...................................    26,958     22,676     16,950
                                                              --------   --------   --------
Non-Interest Expense
  Salary and benefits.......................................    28,152     22,701     19,916
  Net occupancy.............................................     2,942      2,893      2,852
  Deposit insurance.........................................       712        691        693
  Real estate owned operations--net.........................       537        858        652
  Other.....................................................    20,003     18,613     16,991
                                                              --------   --------   --------
Total Non-Interest Expense..................................    52,346     45,756     41,104
                                                              --------   --------   --------
Earnings Before Income Taxes................................    36,053     30,991     29,180
Income Taxes................................................    13,320     11,844     11,436
                                                              --------   --------   --------
Net Earnings................................................  $ 22,733   $ 19,147   $ 17,744
                                                              ========   ========   ========

                            THE SOMERSET GROUP, INC.

NOTE 15.  SUMMARIZED FINANCIAL STATEMENTS OF FIRST INDIANA CORPORATION
          (CONTINUED)
                           FIRST INDIANA CORPORATION

                SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
(DOLLARS IN THOUSANDS)                                          1999        1998        1997
----------------------                                        ---------   ---------   ---------
Cash Flows from Operating Activities
  Net earnings..............................................  $  22,733   $  19,147   $  17,744
  Adjustments to reconcile net earnings to net
  Cash provided (used) by operating activities
    (Gain) Loss on sales of assets & deposits...............    (11,992)    (10,181)     (5,149)
    Amortization............................................      2,104       2,368       1,227
    Depreciation............................................      2,524       2,211       2,022
    Provision for loan losses...............................      9,410       9,780      10,700
    Net sale of loans held for resale.......................     88,578     (31,944)    (28,700)
    Net Change in all other assets & liabilities............    (15,010)    (17,765)     (6,559)
                                                              ---------   ---------   ---------
    Net Cash (Used) Provided by Operating Activities........     98,347     (26,384)     (8,715)
                                                              ---------   ---------   ---------
Cash Flows from Investing Activities
  Proceeds--sales investments available for sale............    147,486      20,399      14,991
  Proceeds--sales investment securities.....................     55,752      23,483          --
  Proceeds--maturities investment securities................      3,143      25,855      20,932
  Purchase of investment securities.........................   (144,898)    (47,375)    (39,912)
  Origination of loans and mortgage-backed securities--net
    of collections..........................................   (306,488)   (125,399)   (107,404)
  Proceeds from sale of loans...............................     70,915       9,567       5,274
  Purchase of premises and equipment........................     (2,965)     (6,810)     (2,291)
  Other--net................................................    (82,115)    (28,333)      2,110
                                                              ---------   ---------   ---------
Net Cash (Used) Provided Investing Activities...............   (259,170)   (128,613)   (110,520)
                                                              ---------   ---------   ---------
Cash Flows from Financing Activities
  Net change in deposits....................................    204,137     120,363      12,069
  Net change in short-term borrowings.......................     44,535     (21,532)     45,696
  Net change in FHLB advances...............................     39,607      69,789      41,992
  Purchase of treasury stock................................     (5,299)     (2,242)       (132)
  Dividends paid............................................     (6,532)     (6,125)     (5,063)
  Other--net................................................   (111,837)      2,166       1,286
                                                              ---------   ---------   ---------
Net Cash Provided (Used) Financing Activities...............    164,611     162,419      95,848
                                                              ---------   ---------   ---------
Increase (Decrease) Cash & Cash Equivalents.................  $   3,788   $   7,422   $ (23,387)
                                                              =========   =========   =========

                            THE SOMERSET GROUP, INC.

NOTE 15.  SUMMARIZED FINANCIAL STATEMENTS OF FIRST INDIANA CORPORATION
          (CONTINUED)
                   FIRST INDIANA CORPORATION AND SUBSIDIARIES

                          SUMMARIZED INCOME STATEMENTS

                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          -------------------
(DOLLARS IN THOUSANDS)                                      2000       1999
----------------------                                    --------   --------
Interest income.........................................  $ 40,256   $ 34,287
Interest expense........................................    21,295     17,799
                                                          --------   --------
Net interest income.....................................    18,961     16,488
Provision for loan losses...............................     2,439      2,460
                                                          --------   --------
Net interest income after provision for loan losses.....    16,522     14,028
Non interest income.....................................     4,778      6,093
Non interest expense....................................   (12,388)   (12,502)
                                                          --------   --------
Income before income taxes..............................     8,912      7,619
Income tax expense......................................     3,395      2,989
                                                          --------   --------
Net income..............................................  $  5,517   $  4,630
                                                          ========   ========

                            SUMMARIZED BALANCE SHEET

                                                      MARCH 31,    DECEMBER 31,
(DOLLARS IN THOUSANDS)                                   2000          1999
----------------------                                ----------   -------------
Assets..............................................  $2,065,247    $1,979,774
Loans--Net..........................................  $1,764,268    $1,673,422
Deposits............................................  $1,351,794    $1,312,115
Shareholders' Equity................................  $  180,770    $  177,103

NOTE 16.  CYCLICAL BUSINESS OPERATIONS (UNAUDITED)

    Revenue and income from financial services is cyclical in nature as a result of the timing of income tax planning and preparation services performed by Somerset. Because of government imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year. Revenue and income during the first quarter of each year is favorably affected, as compared to the remaining three-quarters of the year.

                            THE SOMERSET GROUP, INC.

NOTE 16.  CYCLICAL BUSINESS OPERATIONS (UNAUDITED) (CONTINUED)
    Revenue, net income and earnings per share for the four quarterly periods ended December 31, 1999 were as follows:

                                               1(ST) QTR.   2(ND) QTR.   3(RD) QTR.   4(TH) QTR.    ANNUAL
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)   MAR. 31      JUNE 30      SEPT. 30     DEC. 31       1999
---------------------------------------------  ----------   ----------   ----------   ----------   --------
Revenue and income......................         $4,668       $3,103       $3,461       $4,071     $15,303
Net income..............................         $1,291       $  594       $  759       $  748     $ 3,392
Basic earnings per share................         $ 0.45       $ 0.21       $ 0.27       $ 0.27     $  1.20
Diluted earnings per share..............         $ 0.44       $ 0.21       $ 0.27       $ 0.26     $  1.18

NOTE 17.  AVERAGE SHARES OUTSTANDING

    Average shares outstanding, computed on the diluted basis as required by Financial Accounting Standards Board Statement 128, included the common share equivalents of outstanding stock options. There were 25,529 and 40,643 equivalent shares included in the average diluted shares outstanding for the three months ended March 31, 2000 and March 31, 1999 respectively.

    Somerset had the following shares of its stock reserved for exercise of stock options.

DATE                                                           SHARES
----                                                          --------
March 31, 2000..............................................   15,262
December 31, 1999...........................................   86,440

NOTE 18.  SUBSEQUENT EVENT (UNAUDITED)

    On April 19, 2000, Somerset and First Indiana jointly announced the signing of a definitive agreement pursuant to which Somerset will be merged with and into a wholly-owned subsidiary of First Indiana. The merger agreement provides that each shareholder of Somerset will have the option of receiving 1.21 shares of First Indiana common stock (valued at $21.48, based on First Indiana's
April 18, 2000 closing price of $17.75 per share) or $24.70 in cash, or a combination of each (with cash limited to 35% of Somerset's shares outstanding at closing), for each share of Somerset stock owned as of the effective date of the merger. Based on First Indiana's April 18, 2000 closing price, and assuming that 80% of Somerset's shares are exchanged for stock and 20% are exchanged for cash, the transaction has an aggregate value of approximately $63 million. This transaction, which is expected to close in the third quarter of 2000, will be accounted for using purchase accounting. The transaction is also subject to approval by Somerset and First Indiana shareholders and the Office of Thrift Supervision.

                                                                         ANNEX A

                             AGREEMENT AND PLAN OF
                                 REORGANIZATION

                                    BETWEEN

                            THE SOMERSET GROUP, INC.

                                      AND

                           FIRST INDIANA CORPORATION

                                 APRIL 19, 2000

                               TABLE OF CONTENTS

ARTICLE I...................................................   A-1
    Certain Definitions; Interpretation.....................   A-1
        1.01  CERTAIN DEFINITIONS...........................   A-1
        1.02  INTERPRETATION................................   A-5

ARTICLE II..................................................   A-5
    The Merger..............................................   A-5
        2.01  THE MERGER....................................   A-5
        2.02  RESERVATION OF RIGHT TO REVISE STRUCTURE......   A-6
        2.03  EFFECTIVE TIME................................   A-6
        2.04  ACCOUNTING TREATMENT..........................   A-6

ARTICLE III.................................................   A-7
    Consideration...........................................   A-7
        3.01  CONSIDERATION.................................   A-7
        3.02  RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS.......   A-8
        3.03  FRACTIONAL SHARES.............................   A-8
        3.04  EXCHANGE PROCEDURES...........................   A-8
        3.05  ANTI-DILUTION ADJUSTMENTS.....................  A-10
        3.06  STOCK OPTIONS.................................  A-10

ARTICLE IV..................................................  A-10
    Actions Pending the Merger..............................  A-10
        4.01  FORBEARANCES OF SOMERSET......................  A-10
        4.02  FORBEARANCES OF FIRST INDIANA.................  A-12

ARTICLE V...................................................  A-13
    Representations and Warranties..........................  A-13
        5.01  DISCLOSURE SCHEDULES..........................  A-13
        5.02  STANDARD......................................  A-13
        5.03  REPRESENTATIONS AND WARRANTIES OF SOMERSET....  A-13
        5.04  REPRESENTATIONS AND WARRANTIES OF FIRST
        INDIANA.............................................  A-21

ARTICLE VI..................................................  A-24
    Covenants...............................................  A-24
        6.01  REASONABLE BEST EFFORTS.......................  A-24
        6.02  SHAREHOLDER APPROVALS.........................  A-24
        6.03  REGISTRATION STATEMENT........................  A-25
        6.04  PRESS RELEASES................................  A-26
        6.05  ACCESS; INFORMATION...........................  A-26
        6.06  ACQUISITION PROPOSALS.........................  A-26
        6.07  AFFILIATE AGREEMENTS..........................  A-27
        6.08  NASDAQ LISTING................................  A-27
        6.09  REGULATORY APPLICATIONS.......................  A-27
        6.10  D & O INDEMNIFICATION AND INSURANCE...........  A-27
        6.11  ACCOUNTANTS' LETTERS..........................  A-28
        6.12  NOTIFICATION OF CERTAIN MATTERS...............  A-28
        6.13  EMPLOYEE MATTERS..............................  A-28

ARTICLE VII.................................................  A-29
    Conditions to Consummation of the Merger................  A-29
        7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO
        EFFECT THE MERGER...................................  A-29
        7.02  CONDITIONS TO OBLIGATION OF SOMERSET..........  A-30
        7.03  CONDITIONS TO OBLIGATION OF FIRST INDIANA.....  A-30

ARTICLE VIII................................................  A-31
    Termination.............................................  A-31
        8.01  TERMINATION...................................  A-31
        8.02  EFFECT OF TERMINATION AND ABANDONMENT.........  A-32
        8.03  TERMINATION FEE...............................  A-32

ARTICLE IX..................................................  A-33
    Miscellaneous...........................................  A-33
        9.01  SURVIVAL......................................  A-33
        9.02  WAIVER; AMENDMENT.............................  A-33
        9.03  COUNTERPARTS..................................  A-33
        9.04  GOVERNING LAW.................................  A-33
        9.05  EXPENSES......................................  A-33
        9.06  NOTICES.......................................  A-33
        9.07  ENTIRE UNDERSTANDING; NO THIRD PARTY
        BENEFICIARIES.......................................  A-34
LIST OF EXHIBITS............................................  A-36

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of April 19, 2000, by and between THE SOMERSET GROUP, INC. ("Somerset") and FIRST INDIANA CORPORATION ("First Indiana"), each Indiana corporations with their respective headquarters in Indianapolis, Indiana.

                              W I T N E S S E T H:

    A. The parties desire to effect the acquisition by First Indiana of Somerset, which shall be accomplished through the merger of Somerset with and into First Indiana Financial Services, Inc. ("Financial Services"), an entity to be organized as an Indiana corporation that will be wholly owned by First Indiana and which will be created solely for the purpose of effecting this merger (the "Merger").

    B. The Boards of Directors of Somerset and First Indiana, respectively, each have determined that it is in the best interests of their respective corporations and shareholders to effect the Merger.

    D. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                      CERTAIN DEFINITIONS; INTERPRETATION

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings assigned below:

        (a) "Acquisition Proposal" has the meaning assigned in Section 6.06.

        (b) "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        (c) "Ancillary Documents" means, when executed and delivered, the Articles of Merger attached hereto as Exhibit A, the Affiliate Agreement attached hereto as Exhibit B, the Opinion of First Indiana's Counsel, Bose McKinney & Evans LLP, attached hereto as Exhibit C, the Opinion of Somerset's Counsel, Barnes & Thornburg, attached hereto as Exhibit D, and the Agreement and Plan of Merger by and between Financial Services and Somerset attached hereto as Exhibit E.

        (d) "Closing Date" has the meaning assigned in Section 2.03.

        (e) "Code" has the meaning assigned in the recitals to this Agreement.

        (f) "Compensation Plans" has the meaning assigned in Section 5.03(l).

        (g) "Consideration" has the meaning assigned in Section 3.01(a).

        (h) "Consideration Ratio" has the meaning assigned in Section 3.06.

        (i) "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

        (j) "Disclosure Schedule" has the meaning assigned in Section 5.01.

        (k) "DOL" means the United States Department of Labor.

        (l) "Effective Date" means the date on which the Effective Time occurs.

       (m) "Effective Time" means the date and time at which the Merger becomes effective.

        (n) "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

        (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (p) "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(l).

        (q) "ERISA Affiliate Plan" has the meaning assigned in Section 5.03(l).

        (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        (s) "Exchange Agent" means Harris Trust and Savings Bank or another bank or trust company selected by First Indiana and reasonably acceptable to Somerset to effect the payment of the Consideration pursuant to
    Section 3.01.

        (t) "Exchange Fund" has the meaning assigned in Section 3.04(a).

        (u) "Exchange Ratio" has the meaning assigned in Section 3.01(a).

        (v) "Fee" has the meaning assigned in Section 8.03.

        (w) "Financial Services" has the meaning assigned in the recitals to this Agreement.

        (x) "Financial Services Articles" means the Articles of Incorporation of Financial Services.

        (y) "Financial Services By-laws" means the By-laws of Financial
    Services.

        (z) "Financial Services Merger Agreement" means the Agreement and Plan of Merger by and between Financial Services and Somerset, a form of which is attached as Exhibit E.

       (aa) "First Indiana" has the meaning assigned in the preamble to this Agreement.

       (bb) "First Indiana Articles" means the Articles of Incorporation of First Indiana.

       (cc) "First Indiana Board" means the First Indiana Board of Directors.

       (dd) "First Indiana By-Laws" means the By-Laws of First Indiana.

       (ee) "First Indiana Common Stock" means the common stock, par value of $.01 per share, of First Indiana.

        (ff) "First Indiana Preferred Stock" means the preferred stock, par value of $.01 per share, of First Indiana.

       (gg) "First Indiana's SEC Documents" has the meaning assigned in
    Section 5.04(g).

       (hh) "Former Somerset Employees" has the meaning assigned in
    Section 6.13.

        (ii) "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        (jj) "Hazardous Substance" means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law;
    (2) any petroleum product or by- product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

       (kk) "Indemnified Person" has the meaning assigned in Section 5.03(l).

        (ll) "IBCL" means the Indiana Business Corporation Law, I.C. 23-1-17-1 ET SEQ.

      (mm) "Insurance Amount" has the meaning assigned in Section 6.10(a).

       (nn) "Insurance Policies" has the meaning assigned in Section 5.03(r).

       (oo) "IRS" means the United States Internal Revenue Service.

       (pp) "KBW" means Keefe, Bruyette & Woods, Inc.

       (qq) "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

       (rr) "Loans" means loans, leases, extensions of credit, commitments to extend credit and other assets.

       (ss) "Market Value" has the meaning, in respect of First Indiana Common Stock and the Effective Date, assigned in Section 3.06.

        (tt) "Material Adverse Effect" means, with respect to First Indiana or Somerset, any effect that (1) is both material and adverse to the financial position, results of operations or business of First Indiana and its Subsidiaries taken as a whole, or Somerset and its Subsidiaries taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines (generally accepted accounting principles or otherwise) applicable to depository institutions generally, or in general levels of interest rates, and (B) payments associated with the Merger as contemplated by this Agreement; or (2) would materially impair the ability of either First Indiana or Somerset to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

       (uu) "McDonald" means McDonald Investments Inc.

       (vv) "Merger" has the meaning assigned in the recitals to this Agreement.

      (ww) "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

       (xx) "NASDAQ" means The NASDAQ Stock Market.

       (yy) "New Certificates" has the meaning assigned in Section 3.04(b).

       (zz) "Old Certificates" has the meaning assigned in Section 3.04().

      (aaa) "OTS" means the Office of Thrift Supervision.

      (bbb) "PBGC" means the Pension Benefit Guaranty Corporation.

      (ccc) "Pension Plan" has the meaning assigned in Section 5.03(l).

      (ddd) "Per Share Cash Consideration" has the meaning assigned in
    Section 3.01(a).

      (eee) "Per Share Stock Consideration" has the meaning assigned in
    Section 3.01(a).

       (fff) "Person" means any individual, bank, savings bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

      (ggg) "Previously Disclosed" means, with respect to Somerset or First Indiana, information set forth in such party's Disclosure Schedule.

      (hhh) "Proxy Statements" has the meaning assigned in Section 6.03.

       (iii) "Registration Statement" has the meaning assigned in Section 6.03.

       (jjj) "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

      (kkk) "Replacement Option" has the meaning assigned in Section 3.06.

       (lll) "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     (mmm) "SEC" means the Securities and Exchange Commission.

      (nnn) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      (ooo) "Somerset" has the meaning assigned in the preamble to this Agreement.

      (ppp) "Somerset Affiliate" has the meaning assigned in Section 6.07.

      (qqq) "Somerset Articles" means the Articles of Incorporation of Somerset.

       (rrr) "Somerset Board" means the Board of Directors of Somerset.

       (sss) "Somerset By-Laws" means the By-laws of Somerset, as and if amended.

       (ttt) "Somerset Common Stock" means the common stock, without par value per share, of Somerset.

      (uuu) "Somerset Reports" has the meaning assigned in Section 5.03(i).

      (vvv) "Somerset Stock Option" means each option to purchase shares of Somerset Common Stock which is outstanding under the Somerset Stock Plans on the date as of which this Agreement is made and which remains outstanding as of the Effective Time.

     (www) "Somerset Stock Plans" means the 1986, 1991, and 1998 Stock Incentive Plans and the 1991 Directors Stock Option Plan of The Somerset Group, Inc.

      (xxx) "Somerset's SEC Documents" has the meaning assigned in
    Section 5.03(g).

      (yyy) "Subsidiary" and "Significant Subsidiary" have the meanings assigned to them in Rule 1-02 of Regulation S-X of the SEC; provided that reference to Subsidiaries of Somerset shall not mean or include First Indiana or any Subsidiaries of First Indiana.

      (zzz) "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of the corporation receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Merger for the applicable corporation and its shareholders and other relevant constituencies.

     (aaaa) "Surviving Corporation" has the meaning assigned in Section 2.01.

     (bbbb) "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     (cccc) "Tax Returns" has the meaning assigned in Section 5.03(o).

     (dddd) "TRA" has the meaning assigned in Section 5.03(l).

    1.02 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. References herein to "transaction contemplated by this Agreement" shall be deemed to include a reference to the transactions contemplated by the Ancillary Documents.

                                   ARTICLE II
                                   THE MERGER

    2.01 THE MERGER. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

        (a) STRUCTURE AND EFFECTS OF THE MERGER. Somerset shall merge with and into Financial Services, and the separate corporate existence of Somerset shall thereupon cease. Financial Services shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of Financial Services with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the IBCL.

        (b) ARTICLES OF INCORPORATION. The Financial Services Articles as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation following the Merger, until duly amended in accordance with the terms thereof and the IBCL.

        (c) BY-LAWS. The Financial Services By-laws as in effect immediately prior to the Effective Time shall continue to be the by-laws of the Surviving Corporation following the Merger, until duly amended in accordance with the terms thereof and the Financial Services Articles.

        (d) DIRECTORS. The directors of Financial Services immediately prior to the Effective Time shall continue to hold such positions following the Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. The directors immediately prior to the Effective Time shall be as follows:

           Robert H. McKinney
           Marni McKinney
           Owen B. Melton, Jr.
           Patrick J. Early.

        (e) OFFICERS. The officers of Financial Services holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Merger. The officers immediately prior to the Effective Time shall be as follows:

Patrick J. Early       President and Chief Executive Officer
Marni McKinney         Chairman
Owen B. Melton, Jr.    Secretary and Treasurer

    2.02 RESERVATION OF RIGHT TO REVISE STRUCTURE. At First Indiana's election, the Merger may alternatively be structured so that (a) Somerset is merged with and into First Indiana directly, or any direct or indirect wholly owned subsidiary of First Indiana other than Financial Services or (b) any direct or indirect wholly owned subsidiary of First Indiana is merged with and into Somerset; provided, however, that no such change shall (x) alter or change the amount or kind of the Consideration or the treatment of the holders of Somerset Common Stock or Somerset Stock Options, (y) prevent the parties from obtaining the opinions of Barnes & Thornburg and Bose McKinney & Evans LLP referred to in Sections 7.02(d) and 7.03(d), respectively, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

    2.03 EFFECTIVE TIME. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger in accordance with IBCL Section 23-1-40-5, or at such later date and time as may be set forth in such articles, which articles shall be in substantially the same form as that attached hereto as Exhibit A. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (a) on the date that is the fifth full NASDAQ trading day (the "Closing Date") to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement, or
(b) on such date as the parties may agree in writing.

    2.04 ACCOUNTING TREATMENT. The acquisition of Somerset by First Indiana, as effected by the Merger, will be accounted for under the purchase method of accounting.

    2.05 TREATMENT OF FIRST INDIANA COMMON STOCK HELD BY SOMERSET. Each share of First Indiana Common Stock issued, outstanding and held by Somerset immediately prior to the Effective Time shall be cancelled as of the Effective Time and certificates representing such shares shall be delivered by Somerset to First Indiana. Immediately following the Effective Time, all such shares shall be treated as authorized but unissued shares of First Indiana.

                                  ARTICLE III
                                 CONSIDERATION

    3.01  CONSIDERATION.

        (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

           (1) Each share of Somerset Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of Somerset and shares held directly or indirectly by First Indiana, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as set forth in Section 3.05:

               (A) 1.21 shares (the "Exchange Ratio") of First Indiana Common Stock (the "Per Share Stock Consideration"), or

               (B) $24.70, in cash (such sum, the "Per Share Cash Consideration" and together with the Per Share Stock Consideration, the "Consideration"); and

       provided, that the aggregate number of shares of First Indiana Common Stock that shall be issued in the Merger shall be not less than the product of (a) sixty-five percent (65%), of (b) the Exchange Ratio, times
       (c) the number of shares of Somerset Common Stock outstanding as of the Effective Time (the "Stock Number").

           (2) Each share of Somerset Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Somerset or held directly or indirectly by First Indiana, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

        (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of Somerset Common Stock will be entitled (1) to elect to receive First Indiana Common Stock for all or some of the shares of Somerset Common Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive cash for all or some of the shares of Somerset Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes no such election for all or some of the shares of Somerset Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by First Indiana and reasonably acceptable to Somerset (an "Election Form"). Any shares of Somerset Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

        (c) Not later than the 15(th) day after the Election Deadline, First Indiana shall cause the Exchange Agent to effect the allocation among the holders of Somerset Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

           (1) Number of Stock Elections Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

               (A) all Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

               (B) the Exchange Agent shall allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be Stock-Selected No-Election Shares,

               (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall allocate pro rata from among the Cash Election Shares a sufficient number of Cash Election Shares such that the sum of such number, plus the number of Stock Election Shares and the number of Stock-Selected No-Election Shares, shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Cash Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

               (D) the No-Election Shares and Cash Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

           (2) Number of Stock Elections Greater Than or Equal to Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than or equal to the Stock Number, then

               (A) all Cash Election Shares and No-Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

               (B) The Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

    3.02  RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS.  At the Effective Time,
(a) holders of Somerset Common Stock shall cease to be, and shall have no rights as, shareholders of Somerset, other than the right to receive (1) any dividend or other distribution with respect to such Somerset Common Stock with a record date occurring prior to the Effective Time and (2) the consideration provided under this Article III, and (b) holders of Somerset Stock Options shall have no further or continuing right to receive Somerset Common Stock, First Indiana Common Stock or any form of consideration other than the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Somerset or the Surviving Corporation of shares of Somerset Common Stock, and no attempted or purported exercise of Somerset Stock Options shall be effective.

    3.03 FRACTIONAL SHARES. Notwithstanding any other provision in this Agreement, no fractional shares of First Indiana Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Indiana shall pay to each holder of Somerset Common Stock who otherwise would be entitled to a fractional share of First Indiana Common Stock an amount in cash (without interest) determined by multiplying such fraction by the Per Share Cash Consideration.

    3.04  EXCHANGE PROCEDURES.

        (a) Not later than the 20(th) business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), First Indiana shall mail an Election Form and a letter of transmittal to each holder of record of Somerset Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., Chicago time, on the 20(th)calendar day after the Mailing Date (the "Election Deadline") or such other time and date as the parties may agree in writing, and in order to be deemed properly completed the Election Form must be accompanied by one or more certificates (the "Old Certificates") (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) representing all shares of Somerset Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. First Indiana shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms (and the accompanying certificates and material) have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of First Indiana (or of the Exchange Agent) shall be conclusive and binding. Neither First Indiana nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and First Indiana shall also make all computations contemplated by Section 3.01 hereof, and, after consultation with Somerset, all such computations shall be conclusive and binding on the former holders of Somerset Common Stock absent manifest error. Shares of Somerset Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of Somerset Common Stock. Once an Election is made it may be amended at any time prior to the Election Deadline, but thereafter it may not be amended or revoked.

        (b) At or prior to the Effective Time, First Indiana shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of First Indiana Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be issued as consideration.

        (c) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's Somerset Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery (if not previously delivered) to the Exchange Agent of certificates representing such shares of Somerset Common Stock ("Old Certificates") (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder; provided that New Certificates and/or any such check shall not be issued to any Somerset Affiliate unless and until such Somerset Affiliate has delivered an agreement pursuant to
    Section 6.07. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

        (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Somerset Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) No dividends or other distributions on First Indiana Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Somerset Common Stock converted in the Merger into the right to receive shares of such First Indiana Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this
    Article III. After becoming so entitled in accordance with this
    Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Indiana Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Somerset for six months after the Effective Time shall be returned to First Indiana. Any shareholders of Somerset who have not theretofore complied with this Article III shall thereafter look only to First Indiana for payment of Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on First Indiana Common Stock deliverable in respect of each share of Somerset Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    3.05 ANTI-DILUTION ADJUSTMENTS. Should First Indiana change (or establish a record date for changing) the number of shares of First Indiana Common Stock issued and outstanding prior to the Effective Date by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Indiana Common Stock, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the Per Share Cash Consideration shall be proportionately adjusted.

    3.06 STOCK OPTIONS. At the Effective Time, each Somerset Stock Option shall be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such Somerset Stock Option, a specified number of shares of First Indiana Common Stock, at a specified exercise price per share. In respect of each option or set of identical options outstanding to the same holder, such number shall be determined by multiplying the number of shares of Somerset Common Stock subject to such Somerset Stock Option or set of identical Somerset Stock Options by the Exchange Ratio and rounding such product to the nearest whole number, and such exercise price per share shall be determined by dividing the per share exercise price under such Somerset Stock Option or set of identical Somerset Stock Options by the Exchange Ratio and rounding such quotient to the nearest whole cent. For example, a Somerset Stock Option to purchase 200 shares of Somerset Common Stock at an exercise price of $14.52 per share would be converted into an option to purchase 242 shares of First Indiana Common Stock at an exercise price of $12.00 per share. Notwithstanding the foregoing, each Somerset Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded up to the nearest cent. At the Effective Time, First Indiana shall assume the Somerset Stock Plans; provided, however, that such assumption shall be only in respect of the Replacement Options and that First Indiana shall have no obligation with respect to any awards under the Somerset Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Somerset Stock Plans. At all times after the Effective Time, First Indiana shall reserve for issuance such number of shares of First Indiana Common Stock as are needed to permit the Replacement Options to be exercised in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. First Indiana shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of First Indiana Common Stock subject to the Replacement Options and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                                   ARTICLE IV
                           ACTIONS PENDING THE MERGER

    4.01 FORBEARANCES OF SOMERSET. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule, without the prior written consent of First Indiana, Somerset will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Conduct the business of Somerset and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

        (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Somerset Common Stock or any Rights with respect to Somerset Common Stock,
    (2) permit any additional shares of Somerset Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Somerset Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Somerset Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Somerset Common Stock to vote any shares of Somerset Common Stock, or cooperate in any formation of any voting trust relating to such shares.

        (c) DIVIDENDS, ETC. Make, declare, pay or set aside for payment any dividend, other than (1) regular semi-annual cash dividends on Somerset Common Stock paid with record and payment dates consistent with past practice in an amount not to exceed $.11 per share or in the case of such dividends declared after August 31, 2000, $.17 per share and (2) dividends from wholly owned Subsidiaries to Somerset or another wholly owned Subsidiary of Somerset, as applicable (in each case consistent with past practice), on or in respect of, any shares of its capital stock, or declare or make any other distribution on any shares of its capital stock, or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d) COMPENSATION; EMPLOYMENT CONTRACTS; ETC. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar Contracts with any directors, officers, or employees of, or independent contractors with respect to, Somerset or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal general increases in salary to individual, non-officer employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law or this Agreement, or (3) to satisfy Previously Disclosed Contracts existing on the date hereof.

        (e) BENEFIT PLANS. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such Contract, plan or arrangement, in respect of any current or former directors, officers, or employees of, or independent contractors with respect to, Somerset or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, as may be required by applicable law or this Agreement, and except, as to any or all such outstanding stock options, an amendment made prior to July 1, 2000, which, subject to such definitions and additional conditions and limitations as Somerset may deem appropriate, and subject to First Indiana's approval of the form and substance of the amendment (which approval shall not be withheld unreasonably), makes the option exercisable immediately, and for a period of up to six months after termination of the optionee's continuous service (but in no event after the expiration of the original life of the option), in the event, at or within 120 days after the Effective Time, the optionee's continuous service as a director or employee, including service with First Indiana and its Subsidiaries after the Merger,
    (i) terminates automatically by reason of the Merger or (ii) is terminated by the employer (including any direct or indirect successor employer), provided, in a situation to which clause (ii) applies, the employer characterizes such termination as having resulted from the Merger.

        (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties or sell, transfer, pledge, encumber or otherwise dispose of any First Indiana Common Stock held by it as of the date of this Agreement.

        (g) ACQUISITIONS. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, (2) for short-term investments for cash management purposes, (3) pursuant to BONA FIDE hedging transactions, or
    (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, acquire any assets, properties or deposits of another person in any one transaction or a series of related transactions which otherwise would not be permitted by this Section 4.01.

        (h) GOVERNING DOCUMENTS. Amend the Somerset Articles, Somerset By-laws or the articles of incorporation or by-laws (or similar governing documents) of any of Somerset's Subsidiaries.

        (i) ACCOUNTING METHODS. Implement or adopt any change in the accounting principles, practices or methods used by Somerset and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by Somerset's independent auditors.

        (j) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

        (k) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to Somerset and its Subsidiaries, taken as a whole.

        (l) INDEBTEDNESS. Without the prior written consent of First Indiana, other than in the ordinary course of business, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person,
    (3) cancel, release, assign or modify any material amount of indebtedness of any other Person, or (4) make any loan or advance to any Subsidiary or any third party.

        (m) ADVERSE ACTIONS. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

        (n) COMMITMENTS. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through
    (m) without first obtaining First Indiana's written consent.

    4.02 FORBEARANCES OF FIRST INDIANA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Somerset, First Indiana will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Conduct the business of First Indiana and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent herewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

        (b) ADVERSE ACTIONS. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

        (c) GOVERNING DOCUMENTS. Amend the First Indiana Articles or the First Indiana By-Laws in a manner that would be materially adverse to the holders of First Indiana Common Stock.

        (d) COMMITMENTS. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through
    (c) without first obtaining Somerset's consent.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Somerset has delivered to First Indiana and First Indiana has delivered to Somerset a schedule (respectively, each party's "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either
(a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV.

    5.02 STANDARD. No representation or warranty of Somerset or First Indiana contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance is not Previously Disclosed.

    5.03 REPRESENTATIONS AND WARRANTIES OF SOMERSET. Except as Previously Disclosed, Somerset hereby represents and warrants to First Indiana:

        (a) ORGANIZATION, STANDING AND AUTHORITY. Somerset is duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

        (b) SOMERSET STOCK. As of the date hereof, the authorized capital stock of Somerset consists solely of 4,000,000 shares of Somerset Common Stock, of which 2,807,231 shares are outstanding as of the date hereof. As of the date hereof, 101,984 shares of Somerset Common Stock are held in treasury by Somerset. The outstanding shares of Somerset Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of Somerset Common Stock authorized and reserved for issuance, Somerset does not have any Rights issued or outstanding with respect to Somerset Common Stock, and Somerset does not have any commitment to authorize, issue or sell any Somerset Common Stock or Rights, except pursuant to this Agreement. The Disclosure Schedule sets forth the number of shares of Somerset Common Stock which are issuable and reserved for issuance upon exercise of Somerset Stock Options as of the date hereof and the exercise price of such Somerset Stock Options.

        (c)  SUBSIDIARIES.

           (1) (A) The Disclosure Schedule sets forth all of Somerset's Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Somerset owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Somerset's Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Somerset's rights to vote or to dispose of such securities (other than to Somerset or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by Somerset or its Subsidiaries are fully paid and nonassessable and are owned by Somerset or its Subsidiaries free and clear of any Liens.

           (2) The Disclosure Schedule describes all equity securities and interests in a partnership or joint venture of any kind in which Somerset owns, directly or indirectly, a beneficial interest, and Somerset has provided to First Indiana all material information or agreements pertaining to such interests.

           (3) Each of Somerset's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

        (d) CORPORATE POWER. Somerset and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and Somerset has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e) CORPORATE AUTHORITY AND ACTION. Somerset has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement, and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Somerset Common Stock, to consummate the Merger. This Agreement and the Ancillary Documents to which Somerset is a party each constitute and/or will constitute the valid and legally binding obligation of Somerset, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)  REGULATORY FILINGS; NO DEFAULTS.

           (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Somerset or any of its Subsidiaries in connection with the execution, delivery or performance by Somerset of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (B) the filing of applications and receipt of approval thereof from the OTS with respect to the Merger, (C) the filing of articles of merger with the Secretary of State of the State of Indiana pursuant to the IBCL, (D) the filing of a notice with the NASDAQ with respect to the listing for trading of the shares of First Indiana Common Stock to be issued in the Merger on the National Market System, and (E) such other filings, approvals, consents or waivers as are required under applicable law in connection with the transactions contemplated by this Agreement. As of the date hereof, Somerset is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

           (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of Somerset or of any of its Subsidiaries or to which Somerset or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Somerset Articles or the Somerset By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

        (g)  SEC DOCUMENTS; FINANCIAL STATEMENTS.

           (1) Somerset's Annual Reports on Form 10-K and proxy statements on Form 14-A for the fiscal years ended December 31, 1997, 1998 and 1999, quarterly reports on Form 10-Q for the fiscal years ended December 31, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Somerset or any of its Subsidiaries subsequent to December 31, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Somerset's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Somerset's SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Somerset and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such of Somerset's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Somerset and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

           (2) Since December 31, 1999 on a consolidated basis Somerset and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

           (3) Since December 31, 1999 (A) Somerset and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Somerset.

        (h) LITIGATION. Except as disclosed in Somerset's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against Somerset or any of its Subsidiaries and, to Somerset's knowledge, no such litigation, claim or other proceeding has been threatened which would have a Material Adverse Effect with respect to Somerset.

        (i)  COMPLIANCE WITH LAWS.  Somerset and each of its Subsidiaries:

           (1) conducts its business in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

           (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Somerset's knowledge, no suspension or cancellation of any of them is threatened;

           (3) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that Somerset or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or
       (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Somerset's knowledge, do grounds for any of the foregoing exist), or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on accounting professionals generally);

           (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Somerset, any of its Subsidiaries or any officer, director or employee thereof;

           (5) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

           (6) since December 31, 1996, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the "Somerset Reports"). As of their respective dates, the Somerset Reports complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

        (j) MATERIAL CONTRACTS; DEFAULTS. The Disclosure Schedule sets forth a complete and accurate list of the following categories of material Contracts to which Somerset or any of its Subsidiaries is a party:

           (1) any Contract that (A) is not terminable at will both without cost or other liability to Somerset or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) which provides for fees or other payments by Somerset or its Subsidiaries in excess of $30,000 per annum or in excess of $50,000 for the remaining term of the Contract;

           (2) any Contract with a term beyond the Effective Time under which Somerset or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in an amount in excess of $30,000;

           (3) any Contract restricting the conduct of business by Somerset or any of its Subsidiaries;

           (4) any Contract to which Somerset or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee, or any person who owns more than 10% of the outstanding Somerset Common Stock or the common stock of any of its Subsidiaries, on the other hand, is a party or beneficiary;

           (5) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with Somerset or any Subsidiary; and

           (6) any Contract involving the purchase or sale of assets with a book value greater than $50,000 entered into since December 31, 1999.

       Neither Somerset nor any of its Subsidiaries nor, to Somerset's knowledge, any other party thereto, is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (k) PROPERTIES. Except as disclosed in the financial statements filed in Somerset's SEC Documents on or before the date hereof, Somerset and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent, or Liens held by Somerset or its Subsidiaries) to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by Somerset and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of Somerset and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

        (l)  EMPLOYEE BENEFIT PLANS.

           (1) Somerset's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Somerset or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, Somerset's "Compensation Plans").

           (2) With respect to each Compensation Plan, if applicable, Somerset has provided or made available to First Indiana, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto;
       (B) trust instruments and insurance contracts; (C) the most recent
       Form 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description;
       (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the

       IRS; and (H) any Form 5310 or Form 5330 filed with the IRS. Each
       Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Compensation Plan.

           (3) Each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Neither Somerset, any of its Subsidiaries nor any other person for whom indemnification by Somerset or any of its Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Part 4 of Title I of ERISA with respect to any Compensation Plan. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
       Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and, except as Previously Disclosed, Somerset is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of Somerset, any of its Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to Somerset's knowledge, subject Somerset or any of its Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There is no pending or, to Somerset's knowledge, threatened litigation or governmental audit, examination or investigation relating to Somerset's Compensation Plans.

           (4) No liability under Title IV of ERISA (other than premiums to the PBGC) has been or is reasonably expected to be incurred by Somerset or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with Somerset under
       Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Somerset's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Somerset, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation Plan.

           (5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in Somerset's SEC Documents and made in accordance with generally accepted accounting principles. Neither any of the Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of
       Section 412 of the Code or Section 302 of ERISA. None of Somerset, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring, or which can reasonably be expected to result in, the imposition of any lien on the assets of Somerset or any of its Subsidiaries with respect to, any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code or pursuant to ERISA.

           (6) To Somerset's knowledge, under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" attributable to the participant therein of Somerset and its Subsidiaries did not exceed the then current value of the assets of such plan attributable to the participation therein of Somerset and its Subsidiaries. For this purpose, "benefit liabilities" shall be determined in accordance with
       Section 4001(a)(16) of ERISA on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation.

           (7) Except as set forth in Somerset's Disclosure Schedule or as required by COBRA, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Somerset or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Somerset or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

           (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Somerset or any of its Subsidiaries under any Compensation Plan or otherwise from Somerset or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit.

           (9) Neither Somerset nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are not or would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. None of Somerset, the Surviving Corporation or any of their respective Subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

           (10) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time), neither Somerset nor the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code)in respect of Somerset, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (m) LABOR MATTERS. Neither Somerset nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is Somerset or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Somerset or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Somerset's knowledge, threatened, nor is Somerset aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (n) ENVIRONMENTAL MATTERS. (1) To Somerset's knowledge, Somerset and each of its Subsidiaries has complied in all material respects at all times with applicable Environmental Laws;

    (2) to Somerset's knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Somerset or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance except as Previously Disclosed; (3) to Somerset's knowledge, neither Somerset nor any of its Subsidiaries would reasonably be expected to be ruled to be the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien; (4) to Somerset's knowledge, neither Somerset nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither Somerset nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither Somerset nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) to Somerset's knowledge, there are no circumstances or conditions involving Somerset or any of its Subsidiaries or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) Somerset has delivered to First Indiana copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Somerset, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which Somerset or any of its Subsidiaries has held a Lien.

        (o) TAX MATTERS. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to Somerset or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by Somerset and its Subsidiaries are complete and accurate in all material respects; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to Somerset's knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Somerset or any of its Subsidiaries have been paid in full; (6) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Somerset or its Subsidiaries; (7) Somerset and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which Somerset was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Somerset or any of its Subsidiaries; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (10) Somerset and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (11) Somerset and its Subsidiaries have withheld and paid all Taxes that they are required to withhold from compensation income of their employees.

        (p) RISK MANAGEMENT. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Somerset's own account, or for the account of one or more of Somerset's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Somerset or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Somerset nor its Subsidiaries, nor to Somerset's knowledge any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

        (q) BOOKS AND RECORDS. The books and records of Somerset and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Somerset and its Subsidiaries.

        (r) INSURANCE. Somerset's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Somerset or its Subsidiaries ("Insurance Policies"). Somerset and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; Somerset and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (s) NO BROKERS. No action has been taken by Somerset that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Somerset to McDonald in an amount and on terms Previously Disclosed.

        (t) DISCLOSURE. The information Previously Disclosed or otherwise provided to First Indiana in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to First Indiana hereunder are true and complete.

    5.04 REPRESENTATIONS AND WARRANTIES OF FIRST INDIANA. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, First Indiana hereby represents and warrants to Somerset as follows:

        (a) ORGANIZATION, STANDING AND AUTHORITY. First Indiana is duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

        (b)  FIRST INDIANA STOCK.

           (1) As of the date hereof, the authorized capital stock of First Indiana consists solely of 33,000,000 shares of First Indiana Common Stock, of which 12,625,856 shares are outstanding, and 2,000,000 shares of First Indiana Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, there are no shares of First Indiana Common Stock authorized and reserved for issuance, First Indiana does not have any Rights issued or outstanding with respect to First Indiana Common Stock, and First Indiana does not have any commitment to authorize, issue or sell any First Indiana Common Stock or Rights, except pursuant to this Agreement. The number of shares of First Indiana Common Stock which are issuable and reserved for issuance upon exercise of First Indiana

       Stock Options as of the date hereof and the exercise price of such First Indiana Stock Options are Previously Disclosed.

           (2) The shares of First Indiana Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

        (c) SUBSIDIARIES. Each of First Indiana's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        (d) CORPORATE POWER. First Indiana and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; First Indiana has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and as of the Closing Date Financial Services will have the requisite power and authority to execute, perform and deliver its obligations and to consummate the transactions contemplated hereby.

        (e) CORPORATE AUTHORITY AND ACTION. First Indiana has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement, and (B) subject only to (i) receipt of the approval by the holders of a majority of the outstanding shares of First Indiana Common Stock of the plan of merger contained in this Agreement and (ii) the registration and issuance of the First Indiana Common Stock to be provided as part of the Consideration, to consummate the Merger. This Agreement and the Ancillary Documents to which First Indiana and/or Financial Services is a party each constitute and/or will constitute the valid and legally binding obligation thereof, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)  REGULATORY APPROVALS; NO DEFAULTS.

           (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Indiana or any of its Subsidiaries in connection with the execution, delivery or performance by First Indiana or Financial Services of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (B) the filing of applications with and receipt of approval thereof from the OTS, with respect to the Merger, (C) the filing of articles of merger with the Secretary of State of the State of Indiana pursuant to the IBCL, (D) the filing of a notice with the NASDAQ with respect to the listing for trading of the shares of First Indiana Common Stock to be issued in the Merger on the National Market System, and
       (E) such other filings, approvals, consents or waivers as are required under applicable law in connection with the transactions contemplated by this Agreement. As of the date hereof, First Indiana is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

           (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of First Indiana or of any of its Subsidiaries or to which First Indiana or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Indiana Articles or the First Indiana By-laws, or as of the Closing Date, constitute a breach or violation of, or a default under, the Financial Services Articles or the Financial Services By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

        (g)  SEC DOCUMENTS; FINANCIAL STATEMENTS.

           (1) First Indiana's Annual Reports on Form 10-K and proxy statements on Form 14-A for the fiscal years ended December 31, 1997, 1998 and 1999, quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by First Indiana or any of its Subsidiaries subsequent to December 31, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "First Indiana's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such First Indiana SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of First Indiana and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such of First Indiana's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of First Indiana and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

           (2) Since December 31, 1999 on a consolidated basis First Indiana and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

           (3) Since December 31, 1999 (A) First Indiana and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to First Indiana.

        (h) LITIGATION. Except as disclosed in First Indiana's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against First Indiana or any of its Subsidiaries and, to First Indiana's knowledge, no such litigation, claim or other proceeding has been threatened.

        (i)  COMPLIANCE WITH LAWS.  First Indiana and each of its Subsidiaries:

           (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

           (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

           (3) has received, since December 31, 1997 no notification or communication from any Governmental Authority (A) asserting that First Indiana or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to First Indiana's knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); and

           (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

        (j) NO BROKERS. No action has been taken by First Indiana that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by First Indiana to KBW.

        (k) DISCLOSURE. The information Previously Disclosed or otherwise provided to Somerset in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to Somerset hereunder are true and complete.

                                   ARTICLE VI

                                   COVENANTS

    6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Somerset and First Indiana agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6,.02 SHAREHOLDER APPROVALS. Each of Somerset and First Indiana agrees to take, in accordance with applicable law, applicable stock exchange rules, and their respective articles of incorporation and by-laws, all action necessary to convene appropriate meetings of their shareholders to consider and vote upon the approval and adoption of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval and adoption, as promptly as practicable after the Registration Statement is declared effective. The Somerset Board and the First Indiana Board each is recommending and, unless either board of directors, after having consulted with

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
and considered the advice of outside counsel and its investment banking firm, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Indiana law, the Somerset Board and First Indiana Board will continue to recommend to the shareholders of Somerset and First Indiana, respectively, that they approve this Agreement and take any other action required to permit consummation of the transactions contemplated hereby. First Indiana agrees to take all action necessary to cause the Board of Directors of Financial Services to approve and have executed the Financial Services Merger Agreement, and First Indiana agrees to approve such agreement and the transactions contemplated thereby in its capacity as sole shareholder of Financial Services.

    6.03  REGISTRATION STATEMENT.

        (a) First Indiana agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by First Indiana with the SEC in connection with the issuance of First Indiana Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of First Indiana and Somerset constituting a part thereof (the "Proxy Statements") and all related documents). Somerset agrees to cooperate, and to cause its Subsidiaries to cooperate, with First Indiana, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statements; and, provided that Somerset and its Subsidiaries have cooperated as required above, First Indiana agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of Somerset and First Indiana agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. First Indiana also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Somerset agrees to furnish to First Indiana all information concerning Somerset, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

        (b) Each of Somerset and First Indiana agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statements and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meetings for the respective corporations, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Somerset and First Indiana further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statements.

        (c) First Indiana agrees to advise Somerset, promptly after First Indiana receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Indiana Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04 PRESS RELEASES. Each of Somerset and First Indiana agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

    6.05  ACCESS; INFORMATION.

        (a) Each of Somerset and First Indiana agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and
    (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

        (b) Each of Somerset and First Indiana agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with that certain Confidentiality Agreement dated as of January 7, 2000 by and between First Indiana and Somerset. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

        (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06 ACQUISITION PROPOSALS. Somerset agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Somerset or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Somerset or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided however, that if Somerset is not otherwise in violation of this Section 6.06, the Somerset Board may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Somerset Board, after consultation with its outside counsel and McDonald, determines in good faith that its failure to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. Somerset shall promptly (within 24 hours) advise First Indiana following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such

Acquisition Proposal), and advise First Indiana of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    6.07 AFFILIATE AGREEMENTS. Not later than the 15th day prior to the mailing of the Proxy Statements, Somerset shall deliver to First Indiana a schedule of each person that, to Somerset's knowledge, is or is reasonably likely to be, as of the date of the Somerset shareholders' meeting, deemed to be an "affiliate" of it (each, a "Somerset Affiliate") as that term is used in Rule 145 under the Securities Act. Somerset agrees to use its reasonable best efforts to cause each person who may be deemed to be a Somerset Affiliate to execute and deliver to Somerset and First Indiana on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

    6.08 NASDAQ LISTING. First Indiana agrees to use its best efforts to list, prior to the Effective Date, on the National Market System of NASDAQ, subject to official notice of issuance, the shares of First Indiana Common Stock to be issued to the holders of Somerset Common Stock in the Merger.

    6.09  REGULATORY APPLICATIONS.

        (a) First Indiana and Somerset and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of First Indiana and Somerset agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

        (b) Each of First Indiana and Somerset agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    6.10  D & O INDEMNIFICATION AND INSURANCE.

        (a) For a period of two years from the Effective Time, First Indiana shall use its reasonable best efforts obtain an endorsement to its directors' and officers' liability insurance policy to cover the present and former officers and directors of Somerset or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Somerset; provided however, that if First Indiana is unable to obtain such endorsement, then First Indiana may purchase run-off coverage under Somerset's existing directors' and officers' liability insurance policy for such claims; provided further, that in no event shall First Indiana be required to expend each year during such two-year period more than one and one-half times the current annual amount spent by Somerset (the "Insurance Amount") to maintain or procure its current directors' and officers' liability insurance coverage; provided further, that if First Indiana is unable to maintain or obtain the insurance called for by this Section 6.10(a), First Indiana shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Somerset or any Subsidiary may be required to make application and provide customary representations and warranties to First Indiana's insurance carrier for the purpose of obtaining such insurance.

        (b) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Somerset and its Subsidiaries against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by First Indiana's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

        (c) If First Indiana shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Indiana shall assume the obligations set forth in this Section 6.10.

    6.11 ACCOUNTANTS' LETTERS. Each of Somerset and First Indiana shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, with the consent of KPMG, LLP, independent auditors, letters of KPMG, LLP dated
(a) the date on which the Registration Statement shall become effective and
(b) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    6.12 NOTIFICATION OF CERTAIN MATTERS. Each of Somerset and First Indiana shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.13 EMPLOYEE MATTERS. First Indiana agrees that those employees of Somerset or its Subsidiaries who become employees of First Indiana or its Subsidiaries on the Effective Date ("Former Somerset Employees"), while they remain employees of First Indiana or its Subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by First Indiana to similarly situated employees of First Indiana and its Subsidiaries or to those currently provided by Somerset. At the Effective Time, First Indiana will amend or cause to be amended each employee benefit plan of First Indiana and its Subsidiaries in which Former Somerset Employees are eligible to participate, to the extent necessary, so that as of the Effective time (i) such plans take into account for purposes of eligibility, vesting and benefit accrual, the service of such employees with Somerset and its Subsidiaries as if such service were with First Indiana and its Subsidiaries, to the same extent that such service was credited under a comparable plan of Somerset and its Subsidiaries, (ii) Former Somerset Employees and their dependents who were covered immediately prior to the Effective Time under any medical benefit plan of Somerset are not subject to any waiting periods or pre-existing condition limitations under the comparable medical benefit plans of First Indiana or its Subsidiaries in which they are eligible to participate (other than waiting periods and pre-existing condition limitations no longer or more limiting than those to which they were subject under such medical benefit plan of Somerset) and may commence participation in such plans on the Effective Date, (iii) Former Somerset Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time, and (iv) for purposes of determining the entitlement of Former Somerset Employees to sick leave and vacation pay following the Effective Time, the service of such employees with Somerset and its Subsidiaries shall be treated as if such service were with First Indiana and its Subsidiaries. Notwithstanding the foregoing, it is contemplated that Financial Services will not adopt and maintain for its employees the qualified defined benefit pension plan currently maintained by First Indiana and its other Subsidiaries for their respective employees. Further, it is contemplated that Financial Services may cover its employees under the 401(k) and medical benefit plans now maintained by Somerset rather than under the 401(k) and medical benefit plans now maintained by First Indiana and its other Subsidiaries and that such 401(k) plan of Somerset will continue to be in effect until at least January 1, 2001. It is also contemplated that Financial Services may cover its employees under the employee stock purchase plan now maintained by Somerset and that such plan will continue to be in effect until at least January 1, 2001, except that such plan would relate to First Indiana Common Stock instead of Somerset Common Stock. Financial Services will honor the employment agreements of Somerset which have been disclosed to First Indiana in the Disclosure Schedule of Somerset.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of First Indiana and Somerset to consummate the Merger is subject to the fulfillment or written waiver by First Indiana and Somerset prior to the Effective Time of each of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the actions and transactions contemplated hereby shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Somerset Common Stock and First Indiana Common Stock entitled to vote thereon in accordance with applicable law, the Somerset Articles and the Somerset By-laws, and the First Indiana Articles and First Indiana By-Laws, as applicable and the actions and transactions contemplated by this Agreement shall have been adopted by the Board of Directors and sole shareholder of Financial Services.

        (b) GOVERNMENTAL AND REGULATORY CONSENTS. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either First Indiana or Somerset or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that First Indiana would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

        (c) THIRD PARTY CONSENTS. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Indiana or the Surviving Corporation.

        (d) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (f) BLUE SKY APPROVALS. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of First Indiana Common Stock to be issued in the Merger shall have been received and be in full force and effect.

        (g) LISTING. The shares of First Indiana Common Stock to be issued in the Merger shall have been approved for listing on the National Market System of NASDAQ, subject to official notice of issuance.

    7.02 CONDITIONS TO OBLIGATION OF SOMERSET. The obligation of Somerset to consummate the Merger is also subject to the fulfillment or written waiver by Somerset prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Indiana set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Somerset shall have received a certificate, dated the Effective Date, signed on behalf of First Indiana by a senior executive officer and the Treasurer of First Indiana to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF FIRST INDIANA. First Indiana shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Somerset shall have received a certificate, dated the Effective Date, signed on behalf of First Indiana by the Chairman and the President of First Indiana to such effect.

        (c) OPINION OF COUNSEL. Somerset shall have received an opinion, dated the Effective Date, of Bose McKinney & Evans LLP, counsel to First Indiana, in substantially the same form as that attached hereto as Exhibit C.

        (d) TAX OPINION OF SOMERSET'S COUNSEL. Somerset shall have received an opinion of Barnes & Thornburg, counsel to Somerset, to the effect that
    (1) the Merger constitutes a "reorganization" within the meaning of
    Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Somerset to the extent they receive shares of First Indiana Common Stock as Consideration in exchange for shares of Somerset Common Stock.

        (e) ACCOUNTANTS' LETTERS. Somerset shall have received the letters referred to in Section 6.11 from KPMG, LLP, First Indiana's independent auditors.

        (f) MCDONALD FAIRNESS OPINION. Somerset shall have received the opinion of McDonald, dated the date of the Proxy Statement (which shall be appended as an exhibit thereto), to the effect that the Consideration to be received in the Merger by the shareholders of Somerset is fair to the shareholders of Somerset from a financial viewpoint.

    7.03 CONDITIONS TO OBLIGATION OF FIRST INDIANA. The obligation of First Indiana to consummate the Merger is also subject to the fulfillment or written waiver by First Indiana prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Somerset set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and First Indiana shall have received a certificate, dated the Effective Date, signed on behalf of Somerset by the Chief Executive Officer and the Chief Financial Officer of Somerset to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF SOMERSET. Somerset shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Indiana shall have received a certificate, dated the Effective Date, signed on behalf of Somerset by the Chief Executive Officer and the Chief Financial Officer of Somerset to such effect.

        (c) OPINION OF COUNSEL. First Indiana shall have received an opinion, dated the Effective Date, of Barnes & Thornburg, Counsel to Somerset, in substantially the same form as that attached hereto as Exhibit D.

        (d) TAX OPINION OF FIRST INDIANA'S COUNSEL. First Indiana shall have received an opinion of Bose McKinney & Evans LLP, counsel to First Indiana, dated the Effective Date, to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

        (e) ACCOUNTANTS' LETTERS. First Indiana and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.11 from KPMG, LLP, Somerset's independent auditors.

        (f) KBW FAIRNESS OPINION. First Indiana shall have received the opinion of KBW, dated the date of the Proxy Statement (which shall be appended as an exhibit thereto), to the effect that the consideration to be received in the Merger by the shareholders of First Indiana is fair to the shareholders of First Indiana from a financial viewpoint.

                                  ARTICLE VIII
                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned:

        (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of First Indiana and Somerset, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b) BREACH. At any time prior to the Effective Time, by First Indiana or Somerset, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
    (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
    (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party.

        (c) DELAY. At any time prior to the Effective Time, by First Indiana or Somerset, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this
    Section 8.01(c).

        (d) NO APPROVAL. By Somerset or First Indiana, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) any shareholder approval contemplated by Section 6.02 herein is not obtained.

        (e) FAILURE TO RECOMMEND, ETC. By either party, if (1) prior to the effectiveness of the Registration Statement, the Board of Directors of the other party shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of the other party's shareholders contemplated by
    Section 7.01(a), the other party's Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the other party (whether in accordance with Section 6.02 or otherwise).

        (f) ACCEPTANCE OF SUPERIOR PROPOSAL. By Somerset, if, without breaching Section 6.06, Somerset shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Somerset Board, after consulting with and considering the written advice of Somerset's outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this
    Section 8.01(f) shall not be available to Somerset unless it delivers to First Indiana (1) written notice of Somerset's intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 8.03.

        (g) SHARE PRICE PERFORMANCE. By Somerset, if the average of the closing prices of First Indiana Common Stock for the thirty (30) trading days ending five (5) trading days before the Effective Time is less than $14.40 per share.

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and
(b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

    8.03 TERMINATION FEE. If (1) First Indiana terminates this Agreement pursuant to Section 8.01(e) (at a time when Somerset could not also terminate pursuant to Section 8.01(e)) or (2) Somerset terminates this Agreement pursuant to Section 8.01(f), then, within five business days of such termination, Somerset shall pay First Indiana by wire transfer in immediately available funds a fee of One Million Dollars ($1,000,000) (the "Fee"). If Somerset terminates this Agreement pursuant to Section 8.01(e) (at a time when First Indiana could not also do so pursuant to Section 8.01(e), then, within five business days of such termination, First Indiana shall pay the Fee to Somerset by wire transfer in immediately available funds. If Somerset terminates this Agreement solely by reason of the failure of Somerset to receive shareholder approval of the Merger, and if, within twelve months of the date of such termination by Somerset, a change in control of Somerset is consummated, then Somerset shall pay the Fee to First Indiana by wire transfer in immediately available funds. (For purposes of this Section 8.03, a "change in control" shall be deemed to have taken place if:
(w) any person or entity, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, other than Somerset or First Indiana, or a group consisting of Robert H. McKinney and Marni McKinney, or a Subsidiary of Somerset, or a Subsidiary of First Indiana, or any employee benefit plan of Somerset or First Indiana or any of their respective Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of Somerset or the combined voting power of the then-outstanding securities of Somerset, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which Somerset is not the continuing or surviving corporation (except for a merger in which the holders of Somerset's common and/or other voting stock immediately prior to the merger have the same pro- portionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which Somerset is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property; or
(z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Somerset.) Notwithstanding the foregoing, no Fee shall be required to be paid if First Indiana or Somerset terminates this Agreement solely because of the failure of either party to obtain shareholder approval of this Agreement and the actions and transactions contemplated hereby.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 SURVIVAL. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Section 6.10 which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

    9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or
(b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of Somerset, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

    9.05 EXPENSES. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses relating to the Somerset stockholder meeting and SEC registration fees shall be shared equally between Somerset and First Indiana.

    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

       If to Somerset, to:

       Marni McKinney, Chief Executive Officer
       The Somerset Group, Inc.
       2800 First Indiana Plaza
       135 North Pennsylvania Street
       Indianapolis, Indiana 46204

       With a copy to:

       Claudia V. Swhier, Esq.
       Barnes & Thornburg
       11 South Meridian Street
       Indianapolis, Indiana 46204

       If to First Indiana, to:

       Robert H. McKinney, Chairman
       First Indiana Corporation
       2800 First Indiana Plaza
       135 North Pennsylvania Street
       Indianapolis, Indiana 46204

       With a copy to:

       David A. Butcher, Esq.
       Bose McKinney & Evans LLP
       2700 First Indiana Plaza
       135 North Pennsylvania Street
       Indianapolis, Indiana 46204

    9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10 hereof (which are intended to be for the benefit of those present and former officers and directors of Somerset and its Subsidiaries affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE SOMERSET GROUP, INC.                        FIRST INDIANA CORPORATION
("Somerset")                                    ("First Indiana")

By:  /s/ MARNI MCKINNEY                         By:  /s/ ROBERT H. MCKINNEY
     ----------------------------------------        ----------------------------------------
     Printed: Marni McKinney                         Printed: Robert H. McKinney
     Title: CHIEF EXECUTIVE OFFICER                  Title: CHAIRMAN

    Each of the undersigned directors of Somerset hereby (a) agrees in his capacity as a director to recommend to Somerset's shareholders the approval of this Agreement and the Merger, and (b) agrees in his individual capacity to vote his shares of Somerset common stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of Somerset common stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Somerset with the purpose of avoiding his agreements set forth in the preceding sentence.

    Dated this 19(th) day of April, 2000.

                                                /s/ PATRICK J. EARLY
                                                -------------------------------------------
                                                Patrick J. Early

                                                /s/ WILLIAM L. ELDER
                                                -------------------------------------------
                                                William L. Elder

                                                /s/ DOUGLAS W. HUEMME
                                                -------------------------------------------
                                                Douglas W. Huemme

                                                /s/ MALCOLM ARCHIBALD LESLIE
                                                -------------------------------------------
                                                Malcolm Archibald Leslie

                                                /s/ GARY L. LIGHT
                                                -------------------------------------------
                                                Gary L. Light

                                                /s/ KEVIN K. MCKINNEY
                                                -------------------------------------------
                                                Kevin K. McKinney

                                                /s/ MARNI MCKINNEY
                                                -------------------------------------------
                                                Marni McKinney

                                                /s/ ROBERT H. MCKINNEY
                                                -------------------------------------------
                                                Robert H. McKinney

                                                /s/ MICHAEL L. SMITH
                                                -------------------------------------------
                                                Michael L. Smith

                                                                         ANNEX B

                                  [LETTERHEAD]

                                          April 19, 2000

Board of Directors
The Somerset Group, Inc.
135 N. Pennsylvania Street
Suite 2800
Indianapolis, IN 46204

Attention:  Mr. Robert H. McKinney
        Chairman of the Board

Madame and Gentlemen:

    You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, without par value ("Somerset Common Stock"), of The Somerset Group, Inc. ("Somerset"), of the Consideration, as set forth in Section 3.01(a) of the Agreement and Plan of Reorganization dated as of April 19, 2000 (the "Agreement"), between Somerset and First Indiana Corporation ("First Indiana").

    The Agreement provides for the merger (the "Merger") of Somerset with and into First Indiana. Pursuant to the Agreement at the Effective Time (as defined in the Agreement), each outstanding share of Somerset Common Stock, other than any shares held in the treasury of Somerset, will be exchanged for the right to receive 1.21 shares (the "Exchange Ratio") of the common stock, par value of $.01 per share, of First Indiana ("First Indiana Common Stock") or $24.70 in cash, provided that the aggregate number of shares of First Indiana Common Stock that shall be issued in the Merger shall be not less than the product of
(a) sixty-five percent (65%) of (b) the Exchange Ratio, times (c) the number of shares of Somerset Common Stock outstanding as of the Effective Time, as set forth in Section 3.01(a) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

    McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    We have acted as Somerset's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed Somerset's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein;

Board of Directors
April 19, 2000
Page 2

         (ii) Reviewed First Indiana's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein;

        (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Somerset and First Indiana provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of Somerset and First Indiana concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for Somerset Common Stock and First Indiana Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Somerset and First Indiana with that of certain companies, which we deemed to be relevant for purposes of this opinion;

        (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

       (viii) Reviewed the Agreement dated April 19, 2000 and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Somerset and First Indiana contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Somerset or First Indiana, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Somerset or First Indiana. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Somerset and First Indiana, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Somerset and First Indiana, as to the future performance of Somerset, First Indiana, and Somerset and First Indiana combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Somerset Common Stock who elect to receive payment for their shares in shares of First Indiana Common Stock, and that the merger will be accounted for under the purchase method of accounting, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

Board of Directors
April 19, 2000
Page 3

    Our engagement was limited to providing financial advice to the Special Committee of the Board of Directors of Somerset in connection with the Merger, and we were not requested to, and did not, solicit indications of interest from any potential acquirors. We will receive a fee for our services as financial advisor to Somerset, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for First Indiana and have received compensation for such services.

    In the ordinary course of business, we may actively trade securities of Somerset and First Indiana for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

    This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration, to the holders of Somerset Common Stock, and does not address the underlying business decision by Somerset's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any Somerset shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Somerset Common Stock or First Indiana Common Stock may be at the Effective Time of the Merger or as to the prospects of Somerset's business or First Indiana's business.

    This opinion is directed to the Board of Directors of Somerset and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Somerset Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of Somerset Common Stock from a financial point of view.

                                          Very truly yours,

                                          /s/ McDonald Investments Inc.

                                          MCDONALD INVESTMENTS INC.

                                                                         ANNEX C

                                  [LETTERHEAD]

                                          JUNE   , 2000

BOARD OF DIRECTORS
FIRST INDIANA CORPORATION
135 NORTH PENNSYLVANIA STREET
INDIANAPOLIS, IN 46204

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Indiana Corporation ("First Indiana") of the consideration (the "Consideration") offered in the proposed merger (the "Merger") of First Indiana with The Somerset Group, Inc. ("Somerset"), pursuant to the Agreement and Plan of Reorganization dated as of April 19, 2000 between First Indiana and Somerset (the "Agreement"). Under terms of the Agreement, First Indiana is offering the right to receive, at the election of each holder of Somerset common stock, either (i) 1.21 shares of First Indiana Common Stock, (ii) $24.70 in cash or (iii) a combination of stock and cash provided no less that 65% of Somerset Common Stock outstanding will be converted into First Indiana Common Stock and no more than 35% of Somerset Common Stock will be converted into cash.

    Keefe, Bruyette & Woods, Inc. as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Indiana and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Indiana for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Indiana. We have acted as a financial advisor to the Board of Directors of First Indiana in rendering this fairness opinion and will receive a fee from First Indiana for our services.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, Annual Reports to Stockholders of First Indiana and Somerset for the three years ended
December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Somerset and First Indiana, and certain internal financial analyses and forecasts for Somerset and First Indiana prepared by management. We also have held discussions with members of the senior management of Somerset and First Indiana regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Somerset and First Indiana with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of First Indiana and Somerset as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of First Indiana and Somerset and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for First Indiana are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Indiana or Somerset nor have we examined any individual credit files of First Indiana.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of First Indiana and Somerset and (ii) the assets and liabilities of First Indiana and Somerset. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to the common stockholders of First Indiana.

                                          Very truly yours,

                                          KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    First Indiana Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

    The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either
(A) had reasonable cause to believe the individual's conduct was lawful or
(B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

    First Indiana's by-laws require First Indiana to indemnify any person made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of First Indiana if the person meets the requirements of the IBCL for indemnification

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed with this Registration Statement:

         2              Agreement and Plan of Reorganization (appears as an annex to the prospectus).

         3.1 Articles of Incorporation of First Indiana Corporation, as amended, incorporated by reference to Exhibit 3 to First
                        Indiana's Annual Report on Form 10-K for the year ended
                        December 31, 1998.

         3.2            Amended and Restated Bylaws of First Indiana Corporation, as
                        amended, incorporated by reference to Exhibit 3(a) to First
                        Indiana's amended Annual Report on Form 10-K/A for the year ended December 31, 1999.

         5 Opinion and consent of Bose McKinney & Evans LLP regarding the legality of the securities being registered.

         8 Opinion and consent of Bose McKinney & Evans LLP regarding certain tax matters.

        10.1            First Indiana Bank 1997 Long-Term Management Performance
                        Incentive Plan, incorporated by reference to Exhibit 10(a) of First Indiana's Annual Report on Form 10-K for the year ended December 31, 1997.

        10.2            First Indiana Corporation 1991 Stock Option and Incentive
                        Plan, incorporated by reference to Exhibit A of First
                        Indiana's March 20, 1991 Proxy Statement, Pages A-1 to A-8.

        10.3 First Indiana Corporation 1998 Stock Incentive Plan, incorporated by reference to Exhibit 10(c) of First
                        Indiana's Annual Report on Form 10-K for the year ended
                        December 31, 1997.

        10.4 First Indiana Corporation 1992 Director Stock Option Plan, incorporated by reference to Exhibit A of First Indiana's
                        March 13, 1992 Proxy Statement, Pages A-1 to A-3.

        10.5 First Indiana Corporation 1992 Stock Option Plan, incorporated by reference to Exhibit A of First Indiana's
                        March 12, 1993 Proxy Statement, pages 15 to 19.

        10.6            First Indiana Corporation Supplemental Benefit Plan
                        effective May 1, 1997, incorporated by reference to
                        Exhibit 10(f) of First Indiana's Annual Report on Form 10-K
                        for the year ended December 31, 1997.

        10.7            First Indiana Corporation Supplemental Benefit Plan
                        Agreement effective May 1, 1997 between Registrant and
                        Robert H. McKinney, incorporated by reference to
                        Exhibit 10(g) of First Indiana's Annual Report on Form 10-K
                        for the year ended December 31, 1997.

        10.8            First Indiana Corporation Supplemental Benefit Plan
                        Agreement effective May 1, 1997 between Registrant and each of Owen B. Melton, Jr. and Marni McKinney, incorporated by reference to Exhibit 10(h) of First Indiana's Annual Report on Form 10-K for the year ended December 31, 1997.

        10.9            Supplemental Benefit Plan Agreement effective May 1, 1997
                        between First Indiana and each of David L. Gray, David A.
                        Lindsey, Merrill E. Matlock, Timothy J. O'Neill, and
                        Kenneth L. Turchi, and effective January 4, 1999 between
                        First Indiana and Edward E. Pollack, incorporated by
                        reference to Exhibit 10(i) of First Indiana's Annual Report on Form 10-K for the year ended December 31, 1997.

        10.10           Form of Employment Agreement between First Indiana and each of Robert H. McKinney, Owen B. Melton, Jr. and Marni
                        McKinney, incorporated by reference to Exhibit 10(j) of
                        First Indiana's Annual Report on Form 10-K for the year
                        ended December 31, 1997.

        10.11           Form of Employment Agreement between First Indiana Bank and each of David A. Lindsey, Merrill E. Matlock, Timothy J.
                        O'Neill, Kenneth L. Turchi, and Edward E. Pollack,
                        incorporated by reference to Exhibit 10(k) of First
                        Indiana's Annual Report on Form 10-K for the year ended
                        December 31, 1997.

        22              Subsidiaries of First Indiana, incorporated by reference to
                        Exhibit 22 to First Indiana's Annual Report on Form 10-K/A
                        for the year ended December 31, 1999.

        23.1            Consent of KPMG LLP regarding First Indiana.

        23.2            Consent of KPMG LLP regarding Somerset.

        23.3            Consent of Keefe, Bruyette & Woods, Inc.

        23.4            Consent of McDonald Investments Inc.

        24              Powers of Attorney.

        99.1            First Indiana proxy card.

        99.2            Somerset proxy card.

ITEM 22.  UNDERTAKINGS.

    A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    D. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on June 22, 2000.

                                                       FIRST INDIANA CORPORATION

                                                       By:           /s/ OWEN B. MELTON, JR.
                                                            -----------------------------------------
                                                                       Owen B. Melton, Jr.
                                                              PRESIDENT AND CHIEF OPERATING OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 22, 2000, by the following persons in the capacities indicated.

                         SIGNATURE                                             TITLE
                         ---------                                             -----
                    ROBERT H. MCKINNEY*
     ------------------------------------------------        Director and Chairman
                    Robert H. McKinney

                      MARNI MCKINNEY*                        Director, Vice Chairman and Chief
     ------------------------------------------------          Executive Officer (Principal
                      Marni McKinney                           Executive Officer)

                  /s/ OWEN B. MELTON, JR.                    Director, President and Chief Operating
     ------------------------------------------------          Officer
                    Owen B. Melton, Jr.

                     GERALD L. BEPKO*
     ------------------------------------------------        Director
                      Gerald L. Bepko

                    ANDREW JACOBS, JR.*
     ------------------------------------------------        Director
                    Andrew Jacobs, Jr.

                     ROBERT J. LAIKEN*
     ------------------------------------------------        Director
                     Robert J. Laiken

                    PHYLLIS W. MINOTT*
     ------------------------------------------------        Director
                     Phyllis W. Minott

                         SIGNATURE                                             TITLE
                         ---------                                             -----
                     MICHAEL L. SMITH*
     ------------------------------------------------        Director
                     Michael L. Smith

                      JOHN W. WYNNE*
     ------------------------------------------------        Director
                       John W. Wynne

                  /s/ WILLIAM J. BRUNNER                     Vice President and Treasurer (Principal
     ------------------------------------------------          Financial Officer and Principal
                    William J. Brunner                         Accounting Officer)

*By:                 /s/ OWEN B. MELTON, JR.
           -------------------------------------------
                       Owen B. Melton, Jr.
                        ATTORNEY-IN-FACT